   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1998
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                              HALLIBURTON COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    1389                    75-2677995
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                                                LESTER L. COLEMAN
                                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

        3600 LINCOLN PLAZA                     HALLIBURTON COMPANY
      500 NORTH AKARD STREET                   3600 LINCOLN PLAZA
     DALLAS, TEXAS 75201-3391                500 NORTH AKARD STREET
          (214) 978-2600                    DALLAS, TEXAS 75201-3391
(ADDRESS, INCLUDING ZIP CODE, AND                (214) 978-2600
 TELEPHONE NUMBER, INCLUDING AREA    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
 CODE, OF REGISTRANT'S PRINCIPAL    TELEPHONE NUMBER, INCLUDING AREA CODE, OF
        EXECUTIVE OFFICES)                     AGENT FOR SERVICE)

                                  COPIES TO:
       WILLIAM E. JOOR III                       DENNIS J. BLOCK
         JAMES H. WILSON                        STEPHEN M. BESEN
      VINSON & ELKINS L.L.P.               WEIL, GOTSHAL & MANGES LLP
     1001 FANNIN, SUITE 2300                     767 5TH AVENUE
    HOUSTON, TEXAS 77002-6760               NEW YORK, NEW YORK 10153
          (713) 758-2222                         (212) 310-8000
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                          PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM       AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING    REGISTRATION
       REGISTERED        REGISTERED(1)  PER SHARE(2)    PRICE(2)        FEE
--------------------------------------------------------------------------------
Common Stock, $2.50 par
 value(3)..............   177,752,928     48.84375    8,682,119,577 2,561,226(4)

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(1) Consists of the following numbers of shares of Halliburton Common Stock that may be issued in connection with the acquisition by merger of Dresser Industries, Inc.: (a) up to 175,732,474 through conversion of shares of Dresser Common Stock currently outstanding and (b) up to 2,020,454 shares of Dresser Common Stock that could be issued prior to the Effective Time.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the low and high sales prices of Dresser Common Stock on the New York Stock Exchange on May 15, 1998 of $48.84375 and the Exchange Ratio of one share of Halliburton Common Stock for each share of Dresser Common Stock.
(3) This Registration Statement also pertains to rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant. One right is attached to and trades with each share of Halliburton Common Stock. Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Halliburton Common Stock. Any value attributable to such rights is reflected in the market price of the Halliburton Common Stock.

(4) Of this amount, $1,009,842 has been paid concurrently with this filing and $1,551,384 was paid previously in connection with the filing by Halliburton Company and Dresser Industries, Inc. of the Joint Proxy Statement/Prospectus contained herein pursuant to Regulation 14A.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


   HALLIBURTON COMPANY                    DRESSER INDUSTRIES, INC.

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT
  The Boards of Directors of Halliburton Company and Dresser Industries, Inc. have agreed on a merger of equals designed to create one of the premier energy services companies in the world. The combined company will continue under the name "Halliburton Company" and will be headquartered in Dallas, Texas.

  If the merger is completed, Dresser stockholders will receive one share of Halliburton common stock for each share of Dresser common stock that they own. Halliburton stockholders will continue to own their existing shares after the merger. All outstanding options to purchase shares of Dresser common stock will be assumed by Halliburton and converted into options to purchase
Halliburton common stock. Up to     shares of Halliburton stock will be issued
to Dresser stockholders in the merger, which will represent approximately   %
of the outstanding stock of Halliburton after the merger.

  The merger cannot be completed unless the Dresser stockholders approve it and the Halliburton stockholders approve both the amendment to the Halliburton charter increasing the number of authorized shares of Halliburton common stock and the issuance of the Halliburton shares to the Dresser stockholders in the merger. We have scheduled special meetings for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

  Each of our Boards of Directors has determined that the terms of the merger agreement and the merger are fair to and in the best interests of our respective stockholders and has unanimously approved and adopted the merger agreement. THEREFORE, THE HALLIBURTON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HALLIBURTON STOCKHOLDERS VOTE FOR APPROVAL OF THE CHARTER AMENDMENT AND THE SHARE ISSUANCE AND THE DRESSER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DRESSER STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. In addition, the Halliburton Board of Directors unanimously recommends that Halliburton stockholders vote FOR the ten nominees for director and FOR the ratification of the Board's selection of Arthur Andersen LLP as Halliburton's independent accountants for 1998.

  Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger, in the case of the Dresser meeting, or in favor of the charter amendment, the share issuance, the election of directors and the ratification of independent accountants, in the case of the Halliburton meeting. If you fail to return your card, the effect in most cases will be a vote against such matters.

  The dates, times and places of the meetings are as follows:

FOR DRESSER STOCKHOLDERS:

JUNE 25, 1998; 9:00 A.M.

THE HORCHOW
AUDITORIUM OF THE
DALLAS MUSEUM OF
ART1717 NORTH
HARWOOD STREET
DALLAS, TEXAS 75201

FOR HALLIBURTON STOCKHOLDERS:

JUNE 25, 1998; 9:00 A.M.

THE PLAZA BALLROOM
LE MERIDIEN DALLAS
HOTEL

650 NORTH PEARL
STREET

DALLAS, TEXAS 75201

  This Joint Proxy Statement/Prospectus constitutes a prospectus of Halliburton relating to the issuance of Halliburton common stock in connection with the merger and a joint proxy statement for both Halliburton and Dresser in connection with the solicitation of proxies by their respective boards of directors for use at their respective meetings of stockholders. This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.
Dick Cheney                  William E. Bradford
Chairman of the Board and    Chairman of the Board and Chief Executive Officer
Chief Executive Officer      Dresser Industries, Inc.
Halliburton Company
    NEITHER THE SECURITIES AND EXCHANGE
    COMMISSION NOR ANY STATE SECURITIES
    REGULATORS HAVE APPROVED THE HALLIBURTON
    COMMON STOCK TO BE ISSUED IN THE MERGER OR
    DETERMINED IF THIS JOINT PROXY
    STATEMENT/PROSPECTUS IS ACCURATE OR
    ADEQUATE. ANY REPRESENTATION TO THE CONTRARY
    IS A CRIMINAL OFFENSE.

This Joint Proxy Statement/Prospectus is dated     , 1998 and is being first
mailed to stockholders on     , 1998.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                              HALLIBURTON COMPANY
                              3600 LINCOLN PLAZA
                            500 NORTH AKARD STREET
                           DALLAS, TEXAS 75201-3391
                                (214) 978-2600

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON JUNE 25, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Halliburton Company, a Delaware corporation ("Halliburton"), will be held in lieu of its Annual Meeting at The Plaza Ballroom, Le Meridien Dallas Hotel, 650 North Pearl Street, Dallas, Texas on Thursday, June 25, 1998 at 9:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve an amendment to Halliburton's Restated Certificate of Incorporation (the "Charter Amendment") to increase the authorized number of shares of Halliburton common stock, par value $2.50 per share ("Halliburton Common Stock"), from 400,000,000 shares to 600,000,000 shares;

    2. To consider and vote upon a proposal to approve, subject to approval of the Charter Amendment, the issuance of Halliburton Common Stock pursuant to an Agreement and Plan of Merger, dated as of February 25, 1998 (the "Merger Agreement"), among Halliburton, Halliburton N.C., Inc., a Delaware corporation and a wholly owned subsidiary of Halliburton ("Merger Sub"), and Dresser Industries, Inc. ("Dresser"). Pursuant to the Merger Agreement, Merger Sub would be merged with and into Dresser (the "Merger"), Dresser would become a wholly owned subsidiary of Halliburton and, among other things, each share of common stock, par value $.25 per share of Dresser ("Dresser Common Stock"), outstanding at the effective time of the Merger would be converted into one share of Halliburton Common Stock, all as more fully described in the materials that follow this notice;

    3. To elect ten directors to serve until their successors shall be elected and qualified;

    4. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of Halliburton for 1998; and

    5. To transact such other business incident to the conduct of the meeting as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Board of Directors of Halliburton has fixed the close of business on May 15, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of Halliburton Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such stockholders will be available for examination at the offices of Halliburton in Dallas, Texas during normal business hours by any Halliburton stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the meeting. Stockholders of Halliburton are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the Merger.

  YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors,

                                          Susan S. Keith
                                          Vice President and Secretary

Dallas, Texas
     , 1998

                           DRESSER INDUSTRIES, INC.
                               2001 ROSS AVENUE
                              DALLAS, TEXAS 75201
                                (214) 740-6000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON JUNE 25, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Dresser Industries, Inc., a Delaware corporation ("Dresser"), will be held in The Horchow Auditorium of the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas 75201 on Thursday, June 25, 1998 at 9:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 25, 1998 (the "Merger Agreement"), among Halliburton Company, a Delaware corporation ("Halliburton"), Halliburton N.C., Inc., a Delaware corporation and a wholly owned subsidiary of Halliburton ("Merger Sub"), and Dresser. Pursuant to the Merger Agreement, Merger Sub would be merged with and into Dresser (the "Merger"), Dresser would become a wholly owned subsidiary of Halliburton and, among other things, each share of common stock, par value $.25 per share of Dresser ("Dresser Common Stock"), outstanding at the effective time of the Merger would be converted into one share of common stock, par value $2.50 per share, of Halliburton, all as more fully described in the materials that follow this notice; and

    2. To transact such other business incident to the conduct of the meeting as may properly come before the Special Meeting or any adjournments or postponements thereof, including adjournments or postponements of the Special Meeting for the purpose of soliciting additional proxies to approve and adopt the Merger Agreement.

  The Board of Directors of Dresser has fixed the close of business on May 15, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of Dresser Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such stockholders will be available for examination at the offices of Dresser in Dallas, Texas during normal business hours by any Dresser stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the meeting. Because the Dresser Common Stock is listed for trading on the New York Stock Exchange, holders of Dresser Common Stock are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the Merger.

  YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF DRESSER COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors,

                                          Rebecca R. Morris
                                          Vice President--Corporate Counsel
                                           and Secretary

Dallas, Texas
    , 1998

                        JOINT PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE HALLIBURTON/DRESSER MERGER.................   3
SUMMARY....................................................................   6
  The Companies............................................................   6
  Our Reasons for the Merger...............................................   6
  The Stockholder Meetings.................................................   6
  Our Recommendations to Stockholders......................................   7
  Record Date and Voting Power.............................................   7
  Votes Required...........................................................   7
  Share Ownership of Management............................................   7
  Opinions of Financial Advisors...........................................   7
  What You Will Receive in the Merger......................................   8
  Ownership of Halliburton Following the Merger............................   8
  Board of Directors and Management of Halliburton Following the Merger....   8
  Other Interests of Officers and Directors in the Merger..................   8
  Conditions to the Merger.................................................   9
  Governmental Approvals...................................................   9
  No Solicitation..........................................................   9
  Termination of the Merger Agreement......................................   9
  Termination Fees.........................................................  10
  Stock Option Agreements..................................................  10
  Material Federal Income Tax Consequences.................................  10
  Anticipated Accounting Treatment.........................................  10
  No Appraisal Rights......................................................  10
  Comparative Rights of Dresser and Halliburton Stockholders...............  10
  Market Price and Dividend Data...........................................  11
  Halliburton Selected Historical Consolidated Financial Information.......  12
  Dresser Selected Historical Consolidated Financial Information...........  13
  Selected Unaudited Pro Forma Combined Financial Information..............  14
  Comparative Per Share Data...............................................  15
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION.................  16
THE COMPANIES..............................................................  17
  Halliburton..............................................................  17
  Merger Sub...............................................................  18
  Dresser..................................................................  18
THE SPECIAL MEETINGS.......................................................  19
  Date, Time and Place of the Meetings; Purposes of the Meetings...........  19
  Record Date and Outstanding Shares.......................................  20
  Voting and Revocation of Proxies.........................................  20
  Votes Required...........................................................  21
  Solicitation of Proxies..................................................  22
  Other Matters............................................................  22
THE MERGER.................................................................  23
  General Description of the Merger........................................  23
  Background of the Merger ................................................  23
  Certain Information Provided ............................................  27
  Reasons for the Merger; Recommendations of the Boards of Directors.......  27
  Opinions of Financial Advisors to Halliburton: SBC Warburg Dillon Read
   and Goldman Sachs.......................................................  31
  Opinion of Financial Advisor to Dresser: Salomon Smith Barney............  36
  Interests of Certain Persons in the Merger...............................  41
  Material Federal Income Tax Consequences.................................  43
  Accounting Treatment.....................................................  44
  Governmental and Regulatory Approvals....................................  44
  Restrictions on Resales by Affiliates....................................  45
  Rights of Dissenting Stockholders........................................  45
CERTAIN TERMS OF THE MERGER AGREEMENT......................................  46
  Effective Time of the Merger.............................................  46
  Manner and Basis of Converting Shares....................................  46
  Dresser Options..........................................................  47
  Conditions to the Merger.................................................  47
  Representations and Warranties...........................................  48

  Certain Covenants; Conduct of Business Prior to the Merger...............   49
  No Solicitation..........................................................   49
  Certain Post-Merger Matters..............................................   50
  Termination or Amendment of the Merger Agreement.........................   50
  Expenses and Termination Fee.............................................   51
  Halliburton's Board of Directors; Employment Agreements; Transition
   Management..............................................................   52
  Employment Agreements....................................................   53
  Indemnification..........................................................   54
CERTAIN TERMS OF THE STOCK OPTION AGREEMENTS...............................   55
  Terms of the Options.....................................................   55
  Exercise Events..........................................................   55
  Repurchase at the Option of the Grantee..................................   55
  Repurchase at the Option of the Grantor..................................   56
  Profit Limitation........................................................   56
  Other....................................................................   57
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................   58
DESCRIPTION OF HALLIBURTON CAPITAL STOCK...................................   64
  General..................................................................   64
  Halliburton Common Stock.................................................   64
  Rights to Purchase Preferred Stock.......................................   64
  Halliburton Preferred Stock..............................................   66
  Certain Provisions of Halliburton Charter and Bylaws.....................   66
  Transfer Agent and Registrar.............................................   67
COMPARATIVE RIGHTS OF HALLIBURTON AND DRESSER STOCKHOLDERS.................   68
  Number of Directors......................................................   68
  Voting Rights............................................................   68
  Power to Call Special Meetings...........................................   68
  Stockholder Vote Required for Certain Transactions.......................   68
  Action by Written Consent................................................   69
  Amendments of Bylaws.....................................................   69
THE HALLIBURTON SPECIAL MEETING--ADDITIONAL MATTERS........................   70
  Election of Halliburton Directors........................................   70
  Proposal for Ratification of the Selection of Accountants................   79
  Halliburton Executive Compensation.......................................   79
  Security Ownership by Certain Beneficial Owners and Management of
   Halliburton.............................................................   88
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DRESSER..   90
LEGAL MATTERS..............................................................   92
EXPERTS....................................................................   92
STOCKHOLDER PROPOSALS......................................................   92
WHERE YOU CAN FIND MORE INFORMATION........................................   93

List of Defined Terms

Appendices:
A--Agreement and Plan of Merger
B--Dresser Stock Option Agreement
C--Halliburton Stock Option Agreement
D--Opinion of SBC Warburg Dillon Read Inc.
E--Opinion of Goldman, Sachs & Co.
F--Opinion of Salomon Smith Barney

                          QUESTIONS AND ANSWERS ABOUT
                        THE HALLIBURTON/DRESSER MERGER
Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: We believe that the merger of Halliburton and Dresser will create one of the premier energy services companies in the world. We also believe that the merger represents a significant step in achieving our objective to offer our customers a complete array of oilfield services and products and to provide complete integrated project management from the earliest phases of development through production and delivery of oil and gas to the market. We also believe that a combination of the engineering expertise of Dresser's operations with the engineering and construction strengths of Halliburton will enhance the competitive position of the combined company. We further believe that the merger will provide us with increased financial strength, which will allow us to provide services in nontraditional relationships with customers and to increase technology development. In addition, we expect the merger to present substantial opportunities for improving our cost structure. As a result, we believe that the combined company will be able to compete more effectively and that this will benefit our stockholders in the long term.

Q: WHAT WILL DRESSER STOCKHOLDERS RECEIVE FOR THEIR DRESSER SHARES?

A: Dresser stockholders will receive one share of Halliburton common stock in exchange for each of their shares of Dresser common stock. This exchange ratio will not change, even if the market price of Halliburton's common stock or Dresser's common stock increases or decreases between now and the date that the merger is completed.

Q: WHAT HAPPENS TO SHARES HELD IN THE DRESSER DIVIDEND REINVESTMENT PROGRAM
   (DRIP)?

A: The Dresser shares held in its DRIP will be converted into Halliburton shares on the same basis as all other Dresser shares. Halliburton does not have a DRIP and, as a result, the Dresser DRIP will be terminated following the merger and the Halliburton shares held in the DRIP will be distributed to participants. Because, Halliburton does not issue fractional shares, if you participate in the Dresser DRIP, the total number of Halliburton shares that you will receive upon distribution of the shares in the Dresser DRIP will be rounded down to the nearest whole number, and you will receive a cash payment for the value of the remaining fraction of a share that you would otherwise receive. Following the merger, Dresser stockholders will no longer be able to participate in a DRIP.

Q: WILL HALLIBURTON STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. The merger will not have any effect on the number of shares of Halliburton common stock that Halliburton stockholders own.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the June 25, 1998 Halliburton special meeting (if you are a Halliburton stockholder) or at the June 25, 1998 Dresser special meeting (if you are a Dresser stockholder).

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Except for voting for Halliburton director nominees and ratification of Halliburton's independent accountants, your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy card is voted at the applicable stockholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are a Dresser stockholder, after the merger is completed you will receive written instructions for exchanging your shares of Dresser common stock for shares of Halliburton common stock. If you are a Halliburton stockholder, you will keep your certificates.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Halliburton and Dresser each plan to continue to pay dividends on their common stock until the completion of the merger at approximately the same times and rates per share as were paid by each company during the last year, subject to continuing evaluation of the financial condition and earnings of each company by the Board of Directors of that company. Halliburton does not currently intend to change its dividend policy following the merger; however, the Halliburton Board of Directors will continue to evaluate the financial condition and earnings of Halliburton and the continuing appropriateness of its policy.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?

A: The exchange of shares of Dresser common stock for shares of Halliburton common stock in the merger will be tax-free to Dresser stockholders for federal income tax purposes. If you are a participant in the Dresser DRIP, you will, however, have to pay taxes with respect to any cash distributed to you from the Dresser DRIP upon its termination following the merger. Your tax basis in the shares of Halliburton common stock that you will receive in the merger will equal your current tax basis in your Dresser common stock.

  The merger will not have any effect on Halliburton stockholders for federal income tax purposes.

Q: ARE ANY REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER?

A: Yes. The merger is conditioned upon, among other things, receipt of appropriate foreign, federal and state regulatory approvals. The principal approvals required relate to competition laws. Halliburton and Dresser filed premerger notifications with the United States antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the Justice Department is investigating the transaction. Halliburton has offered to divest its 36% interest in M-I, L.L.C. to resolve one of the Justice Department's antitrust concerns; there are additional areas that are still under investigation. The waiting period under this act must expire or be terminated before the merger may be completed. Premerger notifications have also been filed under the European Commission's Merger Regulation and under the Canadian Competition Act, and the respective waiting periods under these laws must expire or be terminated before the merger may be completed. In addition, Halliburton will be required to file a premerger notice with the Foreign Investment Review Board under the Australian Foreign Acquisitions and Takeovers Act 1975, the law regulating foreign investment in Australia. Approval of the proposed merger by the Foreign Investment Review Board or expiration of the waiting period is required under that Act before the Merger can be consummated. The parties may have to make additional filings with other countries prior to consummation of the Merger, but no other approvals of governmental authorities and no other waiting periods must be observed to permit consummation of the Merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger in the second half of 1998. We are working toward completing the merger as quickly as possible. The timing and likelihood of obtaining the regulatory approvals described above are uncertain.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both of our companies file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov and at the offices of the New York Stock Exchange. For a more detailed description of the information available, please see pages 92 and 93.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you are a Halliburton stockholder and you have more questions about the merger, you should contact:

                              HALLIBURTON COMPANY
                               Investor Relations
                               3600 Lincoln Plaza
                                500 North Akard
                            Dallas, Texas 75201-3391
                           Telephone: (214) 978-2600

                                       or

   Georgeson & Company Inc., Halliburton's proxy solicitor, who may be called toll-free at 1-800-223-2064.

  If you are a Dresser stockholder and you have more questions about the merger, you should contact:

                            DRESSER INDUSTRIES, INC.
                               Investor Relations
                                2001 Ross Avenue
                              Dallas, Texas 75201
                           Telephone: (214) 740-6759

                                       or

D.F. King & Co., Inc. Dresser's proxy solicitor, who may be called toll-free at
                                1-800-714-3305.

                                    SUMMARY

  This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" (page 92). The Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. We encourage you to read the Merger Agreement. It is the legal document that governs the Merger. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                            THE COMPANIES (PAGE 17)

HALLIBURTON COMPANY (PAGE 17)
3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas 75201-3391

  Halliburton is one of the world's largest diversified energy services and engineering and construction services companies. Such services include those related to the exploration, development and production of oil and natural gas, in the case of energy services, and the design, procurement, construction, project management and maintenance of industrial facilities, in the case of engineering and construction services. Halliburton conducts business worldwide in more than 100 countries. At March 31, 1998, Halliburton had consolidated total assets of approximately $5.8 billion and consolidated stockholders' equity of approximately $2.7 billion and employed approximately 73,200 persons worldwide.

DRESSER INDUSTRIES, INC. (PAGE 18)
2001 Ross Avenue
Dallas, Texas 75201

  Dresser is a supplier of highly engineered products, technical services and project management for hydrocarbon energy-related activities that are primarily utilized in oil and gas drilling, production and transmission; gas distribution; power generation; gas processing; petroleum refining and marketing; and petrochemical production. At January 31, 1998, Dresser had consolidated total assets of approximately $5.1 billion and consolidated stockholders' equity of approximately $1.7 billion and employed approximately 31,300 persons worldwide.

                     OUR REASONS FOR THE MERGER (PAGE 27)

  We believe that the merger of Halliburton and Dresser will create one of the premier energy services companies in the world. We also believe that the merger represents a significant step in achieving our objective to offer our customers a complete array of oilfield services and products and to provide complete integrated project management from the earliest phases of development through production and delivery of oil and gas to the market. We also believe that a combination of the engineering expertise of Dresser's operations with the engineering and construction strengths of Halliburton will enhance the competitive position of the combined company. We further believe that the merger will provide us with increased financial strength, which will allow us to provide services in nontraditional relationships with customers and to increase technology development. In addition, we expect the merger to present substantial opportunities for improving our cost structure. As a result, we believe that the combined company will be able to compete more effectively and that this will benefit our stockholders in the long term.

                      THE STOCKHOLDER MEETINGS (PAGE 19)

  HALLIBURTON. A Special Meeting in lieu of the Annual Meeting of the stockholders of Halliburton will be held on Thursday, June 25, 1998, at The Plaza Ballroom, Le Meridien Dallas Hotel, 650 North Pearl Street, Dallas, Texas at 9:00 a.m. local time. At the meeting, Halliburton stockholders will be asked to:

 . amend the Halliburton charter to increase the number of authorized shares of Halliburton common stock from 400,000,000 to 600,000,000;

 . approve the issuance of shares of Halliburton common stock to Dresser stockholders in the merger,

 .  elect ten directors; and

 . ratify the appointment of Arthur Andersen LLP as Halliburton's independent accountants.

  DRESSER. A Special Meeting of the stockholders of Dresser will be held on Thursday, June 25, 1998, in The Horchow Auditorium of the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas at 9:00 a.m. local time. At the meeting, Dresser stockholders will be asked to adopt the merger agreement.

                 OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGE 27)

TO HALLIBURTON STOCKHOLDERS:

  The Halliburton Board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "FOR" the amendment to the Halliburton charter and "FOR" the issuance of the Halliburton shares to the Dresser stockholders in the merger. The Halliburton Board also unanimously recommends that you vote "FOR" the election of the Board's nominees to the Halliburton Board of Directors and "FOR" the ratification of the Board's selection of Arthur Andersen LLP as Halliburton's independent accountants.

TO DRESSER STOCKHOLDERS:

  The Dresser Board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "FOR" adoption of the merger agreement.

                    RECORD DATE AND VOTING POWER (PAGE 20)

  HALLIBURTON. You are entitled to vote at the Halliburton meeting if you owned shares of Halliburton common stock on the close of business on May 15, 1998, the record date for the meeting. You will have one vote at the Halliburton meeting for each share of Halliburton common stock you owned on the record date on each of the matters to be considered at the meeting. There
are     shares of Halliburton common stock entitled to be voted at the
Halliburton meeting.

  DRESSER. You are entitled to vote at the Dresser meeting if you owned shares of Dresser common stock on the close of business on May 15, 1998, the record date for the meeting. You will have one vote at the Dresser meeting for each share of Dresser common stock you owned on the record date for each of the
matters to be considered at the meeting. There are     shares of Dresser
common stock entitled to be voted at the Dresser meeting.

                           VOTES REQUIRED (PAGE 21)

  HALLIBURTON. The transaction of business at the Halliburton meeting requires the presence in person or by proxy of the holders of a majority of the shares of Halliburton common stock entitled to vote. If a quorum is present, (i) approval of the charter amendment requires the affirmative vote of a majority of the shares entitled to vote thereon; (ii) approval of the share issuance requires the affirmative vote of a majority of the shares cast on the proposal (if the total number of votes cast on the proposal represents a majority of the shares entitled to vote thereon); (iii) the election of each director requires a plurality of the votes cast; and (iv) ratification of the selection of independent accountants requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon.

  DRESSER. The transaction of business at the Dresser meeting requires the presence in person or by proxy of the holders of a majority of the shares of Dresser common stock entitled to vote. If a quorum is present, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares entitled to vote thereon.

                SHARE OWNERSHIP OF MANAGEMENT (PAGES 87 AND 89)

  HALLIBURTON. As of the record date for the Halliburton meeting, the directors and executive officers of Halliburton owned less than 1% of the shares entitled to vote at the Halliburton meeting. Each of them has advised Halliburton that he or she plans to vote all such shares in favor of the charter amendment, the share issuance, the election of the proposed nominees for director and the ratification of Halliburton's independent accountants.

  DRESSER. As of the record date for the Dresser meeting, the directors and executive officers of Dresser owned less than 1% of the shares entitled to vote at the Dresser meeting. Each of them has advised Dresser that he or she plans to vote all such shares in favor of adoption of the merger agreement.

               OPINIONS OF FINANCIAL ADVISORS (PAGES 31 AND 36)

  HALLIBURTON. In deciding to approve the merger, among the factors that Halliburton's Board of Directors considered were the opinions of its financial advisors, SBC Warburg Dillon Read and Goldman Sachs, that, as of February 25, 1998, the consideration to be paid by Halliburton in the merger was fair to Halliburton from a financial point of view. The full text of each of SBC Warburg Dillon Read's and Goldman Sach's written opinions describes the basis and assumptions on which each financial advisor rendered its opinion and are attached as Appendix D and Appendix E, respectively, to this Joint Proxy Statement/Prospectus. HALLIBURTON URGES

ITS STOCKHOLDERS TO READ CAREFULLY AND IN THEIR ENTIRETY EACH OF THESE
OPINIONS.

  DRESSER. Similarly, in deciding to approve the merger, one of the factors that the Dresser Board of Directors considered was the opinion of its financial advisor, Salomon Smith Barney, that, as of February 25, 1998, the exchange ratio was fair to the holders of shares of Dresser common stock from a financial point of view. The full text of the Salomon Smith Barney opinion describes the basis on which it rendered its opinion and is attached as Appendix F to this Joint Proxy Statement/Prospectus. DRESSER URGES ITS STOCKHOLDERS TO READ THE ENTIRE OPINION CAREFULLY.

                 WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 23)

  HALLIBURTON STOCKHOLDERS. After the merger, each share of Halliburton common stock will remain outstanding and will represent one share of the combined company, which will continue under the name "Halliburton Company."

  DRESSER STOCKHOLDERS. In the merger, Dresser stockholders will receive one share of Halliburton common stock in exchange for each share of Dresser common stock they own. The Dresser shares held in its dividend reinvestment program
(DRIP) will be converted into Halliburton shares on the same basis as all other Dresser shares. Halliburton does not have a DRIP and, as a result, the Dresser DRIP will be terminated following the merger and the Halliburton shares held in the DRIP will be distributed to participants. Because Halliburton does not issue fractional shares, if you participate in the Dresser DRIP, the total number of Halliburton shares that you will receive upon distribution of the shares in the Dresser DRIP will be rounded down to the nearest whole number and you will receive a cash payment for the value of the remaining fraction of a share that you would otherwise receive. Following the merger, Dresser stockholders will no longer be able to participate in a DRIP.

OWNERSHIP OF HALLIBURTON FOLLOWING THE MERGER

  We anticipate that Halliburton will issue approximately     million shares of
its common stock to Dresser stockholders in the merger and that such shares
will constitute approximately   % of the outstanding shares of Halliburton
common stock after the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF HALLIBURTON FOLLOWING THE MERGER (PAGE 52)

  Pursuant to the merger agreement, Halliburton and Dresser have agreed that the Board of Directors of Halliburton immediately following the merger will consist of 14 members and will be reconstituted to include all then current members of Halliburton's Board of Directors and, in addition, William E. Bradford (the current Chairman of the Board and Chief Executive Officer of Dresser) and four additional directors of Dresser: Lawrence S. Eagleburger, Ray
L. Hunt, J. Landis Martin and Jay A. Precourt. These additional directors will also be accorded proportional membership on Halliburton Board committees. One of Halliburton's directors has announced his intention to resign from the Board of Directors at the time of the merger.

  In addition, pursuant to the merger agreement, Halliburton has entered into employment contracts with Mr. Bradford and Donald C. Vaughn, the President and Chief Operating Officer of Dresser, which will become effective at the effective time of the merger. Mr. Bradford will become Chairman of the Board of Directors of Halliburton and Mr. Vaughn will become Vice Chairman of Halliburton. Each of Messrs. Bradford and Vaughn will also be appointed to serve on Halliburton's Executive Committee along with Mr. Cheney and David J. Lesar, the President and Chief Operating Officer of Halliburton.

       OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (PAGE 41)

  In considering the Dresser Board's recommend-ation that Dresser stockholders adopt the merger agreement, Dresser stockholders should be aware that a number of Dresser's officers and directors have interests in the merger that are different from other Dresser stockholders.

  Dresser has entered into change of control severance agreements with 35 executives and key employees. Pursuant to these severance agreements, each such executive and key employee will be entitled to certain benefits if a change of control (as defined in the agreements) occurs and, within the three year period thereafter, either the employment of such executive or key employee is terminated other than for cause or such executive or key employee resigns from employment for good reason (as defined in the agreements). Among the benefits provided is a payment equal to one to three times (depending on the length of the period between the change in control and termination of employment) the annual base salary plus the annual bonus to be paid to such executive or key employee.

  Pursuant to the merger agreement, Halliburton has entered into employment contracts, which will become effective at the effective time of the merger, with Mr. Bradford, who will become Chairman of the Board of Halliburton, and Mr. Vaughn, who will become Vice Chairman of Halliburton. Each of them will also be appointed to Halliburton's Executive Committee.

  Under the terms of Dresser's restricted stock plans, all restrictions on outstanding Dresser restricted stock issued pursuant to the plans will lapse on consummation of the merger.

                      CONDITIONS TO THE MERGER (PAGE 47)

  Halliburton and Dresser will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by them. These include:

  .  the adoption of the merger agreement by the stockholders of Dresser;

  . the approval of the charter amendment and the share issuance by the stockholders of Halliburton;

  . the absence of any law, regulation or order making the merger illegal or prohibiting the merger;

  . the receipt of necessary approvals from U.S. and foreign governmental authorities; and

  . the receipt of opinions from the companies' independent accountants that the merger may be accounted for as a pooling of interests.

                       GOVERNMENTAL APPROVALS (PAGE 45)

  On March 16, 1998, Halliburton and Dresser each filed under the Hart-Scott-Rodino Antitrust Improve-ments Act of 1976 a premerger notification with the Department of Justice and the Federal Trade Commission in respect of the merger. The Department of Justice issued a Request for Additional Information and Documents to the parties on April 15, 1998. Halliburton has offered to divest its 36% interest in M-I, L.L.C. to resolve one of the Justice Department's antitrust concerns; there are additional areas that are still under investigation. The parties may not close the transaction until the statutory waiting period expires or is terminated by the Department of Justice. On April 23, 1998, the parties filed a premerger notification with the European Commission under the European Commission's Merger Regulation. On May 7, 1998, the parties filed a premerger notification with the Canadian Director of Investigations and Research under Canada's Competition Act. The waiting periods applicable to these laws must be observed before the Merger may be completed. In addition, Halliburton will be required to file a premerger notice with the Foreign Investment Review Board under the Australian Foreign Acquisitions and Takeovers Act 1975, the law regulating foreign investment in Australia. Approval of the proposed merger by the Foreign Investment Review Board or expiration of the waiting period is required under that Act before the Merger can be consummated. The parties may have to make additional filings with other countries prior to consummation of the Merger, but no other approvals of governmental authorities and no other waiting periods must be observed to permit consummation of the Merger.

                           NO SOLICITATION (PAGE 49)

  Halliburton and Dresser have each agreed, subject to certain exceptions, not to initiate or engage in any discussions with another party regarding a business combination with such other party while the merger is pending.

                 TERMINATION OF THE MERGER AGREEMENT (PAGE 50)

  Halliburton and Dresser mutually can agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. In addition, either company can terminate the merger agreement if:

  . the merger is not completed before December 31, 1998, although this deadline may be extended to March 31, 1999 if the completion of the merger is delayed only because certain governmental approvals have not been received;

  .  a governmental authority prohibits the merger;

  .  the stockholders of Dresser do not adopt the merger agreement;

  . the stockholders of Halliburton do not approve the charter amendment and the share issuance;

  . if the other party materially breaches or fails to comply with any of its representations, warranties, covenants or agreements set forth in the merger agreement;

  . if the Board of Directors of either party determines, under certain circumstances and before the special meeting of its stockholders, that the Board's fiduciary duties require termination in order to accept an offer from a third party to enter into a significant transaction; or

  . if the Board of Directors of the other party withdraws or modifies its recommendation to its stockholders described above.

                          TERMINATION FEES (PAGE 51)

  The merger agreement requires Halliburton or Dresser to pay the other certain fees if the merger agreement is terminated under the following circumstances: (i) $50 million if the agreement is terminated because its Board withdraws or modifies its recommendation to its stockholders as described above or (ii) $175 million if the merger agreement is terminated upon the occurrence of certain of the events described under the caption "Termination of the Merger Agreement" above and within 12 months of such termination it enters into an agreement relating to another significant transaction, which is subsequently completed.

                       STOCK OPTION AGREEMENTS (PAGE 54)

  Each of Halliburton and Dresser granted to the other an option to purchase up to 15% of its outstanding common stock at the time of exercise in connection with the merger agreement. The per share exercise price of the options is the lesser of $44.00 and the closing price of Dresser common stock or Halliburton common stock, as applicable, on the date of exercise. The options are only exercisable upon the occurrence of certain of the events described under the caption "Termination of the Merger Agreement" above. The option holder has the right under certain circumstances to require the grantor to repurchase all or any portion of the option and any shares purchased by the holder pursuant thereto and the grantor of the options has the right under certain circumstances to repurchase all (but not less than all) of the shares, if any, purchased by the holder of the option, in each case at prices set forth in the options. The total profit under each of the options is limited to $225 million less any termination fees paid to the holder of the option.

              MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 43)

  The merger has been structured so that none of Halliburton, Dresser, Halliburton stockholders or Dresser stockholders will recognize any gain or loss for federal income tax purposes in connection with the merger. The merger is conditioned upon the receipt of legal opinions that this is the case.

  TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

                  ANTICIPATED ACCOUNTING TREATMENT (PAGE 44)

  The merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes.

                              NO APPRAISAL RIGHTS

  Neither Halliburton's nor Dresser's stockholders are entitled to any appraisal or dissenter's rights in connection with the merger.

     COMPARATIVE RIGHTS OF DRESSER AND HALLIBURTON STOCKHOLDERS (PAGE 67)

  In the merger, if you are a Dresser stockholder, you will receive shares of Halliburton common stock and become a Halliburton stockholder. There are various differences between the rights of Dresser stockholders and the rights of Halliburton stockholders. If you are a Halliburton stockholder, there will be no change in your rights as a Halliburton stockholder after the merger.

                         MARKET PRICE AND DIVIDEND DATA

  MARKET PRICES. The Halliburton common stock is listed for trading on the New York Stock Exchange under the symbol "HAL." The Dresser common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange under the symbol "DI." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Halliburton common stock and Dresser common stock, as reported on the NYSE Composite Tape, and dividends paid per share. Share prices and dividends for the Halliburton common stock have been restated to adjust for the two-for-one stock split effected on July 21, 1997. The exchange ratio for the merger is one share of Halliburton common stock for each share of outstanding Dresser common stock.

                                        HALLIBURTON              DRESSER
                                   ---------------------- ----------------------
                                    HIGH   LOW   DIVIDEND  HIGH   LOW   DIVIDEND
                                   ------ ------ -------- ------ ------ --------
1996(1)
 First Quarter.................... $29.63 $22.38  $0.125  $31.00 $23.25  $0.17
 Second Quarter...................  29.69  24.75   0.125   32.88  27.00   0.17
 Third Quarter....................  28.81  24.75   0.125   30.88  26.13   0.17
 Fourth Quarter...................  31.81  25.63   0.125   34.38  29.63   0.17
1997(1)
 First Quarter.................... $37.25 $29.69  $0.125  $36.25 $29.88  $0.17
 Second Quarter...................  41.94  31.63   0.125   37.44  27.75   0.17
 Third Quarter....................  52.94  39.25   0.125   44.94  37.63   0.19
 Fourth Quarter...................  63.25  45.69   0.125   46.13  36.00   0.19
1998(1)
 First Quarter.................... $53.88 $40.75  $0.125  $51.50 $34.63  $0.19
 Second Quarter (through May 1)...  57.25  48.75           55.06  47.06    (2)

--------
(1) Share prices and dividends are for calendar quarters. Halliburton's fiscal year ends on December 31, and Dresser's fiscal year ends on October 31.
(2) On May 6, 1998, the Board of Directors of Dresser declared a cash dividend of $0.19 per share of Dresser Common Stock, payable June 22, 1998 to stockholders of record at the close of business on June 1, 1998.

  On February 25, 1998, the last trading day prior to the date of the joint announcement by Halliburton and Dresser that they had entered into the merger agreement, the closing per share sales prices of Halliburton common stock and Dresser common stock, as reported on the NYSE Composite Tape, were $44.00 and $38.69, respectively. On May 1, 1998, the closing prices of Halliburton common stock and Dresser common stock, as reported on the NYSE Composite Tape, were $57.00 and $54.94, respectively. Stockholders are urged to obtain current market quotations.

  Following the merger, Halliburton common stock will continue to be traded on the New York Stock Exchange, Dresser common stock will cease to be traded on the New York Stock Exchange and the Pacific Exchange and there will be no further market for the Dresser common stock.

  The Board of Directors of Halliburton intends to continue to consider the payment of quarterly dividends on the outstanding shares of Halliburton common stock. The declaration and payment of future dividends, however, will be at the discretion of the Board of Directors of Halliburton and will depend upon, among other things, future earnings of Halliburton, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

  Pending consummation of the merger and if the merger should not be consummated, the Board of Directors of Dresser intends to continue to consider the payment of quarterly dividends on the outstanding shares of Dresser common stock. The declaration and payment of such future dividends, however, will be at the discretion of the Board of Directors of Dresser and will depend upon, among other things, future earnings of Dresser, its general financial condition, the success of its business activities, its capital requirements and general business conditions. The merger agreement prohibits Dresser from declaring or paying any dividends on shares of Dresser common stock other than regular quarterly cash dividends in amounts per share not to exceed $0.19.

       HALLIBURTON SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following selected historical consolidated financial information for each of the years ended December 31, 1993 through 1997 has been derived from Halliburton's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial information as of and for the three months ended March 31, 1997 and 1998 has been derived from the unaudited consolidated financial statements of Halliburton, has been prepared on the same basis as the other financial statements of Halliburton and, in the opinion of Halliburton, reflects and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Halliburton for such periods. The information set forth below, with respect to the fiscal years ended December 31, 1995 through 1997, is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Halliburton's Annual Report on Form 10-K/A for the year ended December 31, 1997 and, with respect to the three months ended March 31, 1997 and 1998, the unaudited consolidated financial statements and related notes included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, each of which is incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                          THREE MONTHS
                                    YEARS ENDED DECEMBER 31,             ENDED MARCH 31,
                          --------------------------------------------- -----------------
                            1993      1994     1995     1996     1997     1997     1998
                          --------  -------- -------- -------- -------- -------- --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
Total revenues..........  $6,224.7  $5,661.1 $5,882.9 $7,385.1 $8,818.6 $1,897.5 $2,355.3
                          ========  ======== ======== ======== ======== ======== ========
Income (loss) from
 continuing operations..  $ (127.9) $  175.4 $  249.2 $  300.4 $  454.4 $   83.0 $  117.8
                          ========  ======== ======== ======== ======== ======== ========
Income (loss) per share
 from continuing
 operations:
  basic.................  $  (0.53) $   0.71 $   1.00 $   1.20 $   1.78 $   0.33 $   0.45
  diluted...............     (0.53)     0.71     1.00     1.19     1.75     0.32     0.44
Cash dividends per
 share..................      0.50      0.50     0.50     0.50     0.50    0.125    0.125
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............  $4,318.6  $4,197.4 $3,862.0 $4,436.6 $5,603.0 $4,480.7 $5,804.5
Long-term debt
 (including current
 maturities)............     637.4     655.7    205.2    200.1    546.0    381.4    546.4
Shareholders' equity....   2,023.5   2,090.2  1,920.2  2,159.2  2,584.7  2,248.7  2,688.9

         DRESSER SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following selected historical consolidated financial information for each of the years ended October 31, 1993 through 1997 has been derived from Dresser's Consolidated Financial Statements, which have been audited by Price Waterhouse LLP, independent accountants. The selected historical consolidated financial information as of and for the three months ended January 31, 1997 and 1998 has been derived from the unaudited consolidated financial statements of Dresser, has been prepared on the same basis as the other financial statements of Dresser and, in the opinion of Dresser, reflects and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Dresser for such periods. The information set forth below, with respect to the fiscal years ended October 31, 1995 through 1997, is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Dresser's Annual Report on Form 10-K (as amended by Form 10-K/A) for the year ended October 31, 1997 and, with respect to the three months ended January 31, 1997 and 1998, the unaudited consolidated financial statements and related notes included in its Quarterly Report on Form 10-Q (as amended by Form 10-Q/A) for the quarter ended January 31, 1998, each of which is incorporated by reference into this Joint Proxy Statement/Prospectus.

                                                                       THREE MONTHS ENDED
                                    YEAR ENDED OCTOBER 31,                 JANUARY 31,
                         --------------------------------------------- -------------------
                           1993     1994      1995     1996     1997     1997      1998
                         -------- --------  -------- -------- -------- --------- ---------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
Total revenues.......... $5,202.3 $5,330.7  $5,628.7 $6,561.5 $7,457.9 $ 1,704.5 $ 1,736.2
                         ======== ========  ======== ======== ======== ========= =========
Income from continuing
 operations before
 accounting change...... $  133.6 $  361.8* $  213.1 $  257.5 $  318.0 $    52.1 $    62.1
                         ======== ========  ======== ======== ======== ========= =========
Income per share from
 continuing operations
 before accounting
 change:
  basic**............... $   0.74 $   1.98* $   1.17 $   1.44 $   1.81 $    0.30 $    0.35
  diluted**.............     0.74     1.98*     1.17     1.43     1.80      0.30      0.35
Cash dividend per
 share..................     0.60     0.66      0.68     0.68     0.70      0.17      0.19
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............ $4,445.6 $4,323.6  $4,707.4 $5,150.2 $5,098.8 $ 5,068.9 $ 5,051.8
Long-term debt
 (including current
 maturities)............    509.0    464.1     461.6    757.9    758.3     762.0     758.1
Stockholders' equity....  1,272.2  1,632.3   1,656.8  1,582.2  1,732.2   1,580.4   1,675.2

--------
 * Includes $146.5 million or $0.80 per share from the sale of Dresser's interest in Western Atlas International, Inc.
** Dresser adopted Statement of Financial Accounting Standards No. 128,
   "Earnings Per Share" for the quarter ended January 31, 1998 and has recalculated earnings per share for all periods presented.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The following selected unaudited pro forma combined financial information is based on adjustments to the historical consolidated balance sheets and related historical consolidated statements of income of Halliburton and Dresser to give effect to the merger using the pooling of interests method of accounting for business combinations. Dresser's October 31 fiscal year end consolidated financial statements have been combined with Halliburton's December 31 fiscal year end consolidated financial statements. Dresser's unaudited consolidated financial statements for the three months ended January 31 have been combined with Halliburton's unaudited consolidated financial statements for the three months ended March
31. The following selected unaudited pro forma combined financial information may not necessarily reflect the financial condition or results of operations of Halliburton that would have actually resulted had the merger occurred as of the date and for the periods indicated or reflect the future earnings of Halliburton.

                                                             THREE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,        MARCH 31,
                               ----------------------------- ------------------
                                 1995      1996      1997      1997     1998
                               --------- --------- --------- -------- ---------
                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
COMBINED INCOME STATEMENT
 DATA:
Total revenues...............  $11,511.6 $13,946.6 $16,276.5 $3,602.0 $ 4,091.5
                               ========= ========= ========= ======== =========
Income from continuing
 operations before accounting
 change......................  $   462.3 $   557.9 $   772.4 $  135.1 $   179.9
                               ========= ========= ========= ======== =========
Income per share from
 continuing operations before
 accounting change:
  basic......................  $    1.07 $    1.30 $    1.79 $   0.32 $    0.41
  diluted....................       1.07      1.29      1.77     0.31      0.41
Cash dividends per share.....       0.50      0.50      0.50    0.125     0.125
                                                                        AS OF
                                                                      MARCH 31,
                                                                        1998
                                                                      ---------
                                                                         (IN
                                                                      MILLIONS)
COMBINED BALANCE SHEET DATA:
Total assets.................                                         $10,856.3
Long-term debt (including
 current maturities).........                                           1,304.5
Shareholders' equity.........                                           4,304.1

                           COMPARATIVE PER SHARE DATA

  Set forth below are the income from continuing operations, cash dividends and book value per common share data for Halliburton and Dresser on an historical basis and a pro forma basis. The Halliburton pro forma data was derived by combining historical consolidated financial information of Halliburton and Dresser using the pooling of interests method of accounting for business combinations, all on the basis described under "Unaudited Pro Forma Condensed Combined Financial Statements". The exchange ratio for this business combination is one share of Halliburton common stock for each share of Dresser common stock, therefore, the equivalent pro forma basis for Dresser is the same as the Halliburton pro forma basis.

  The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Halliburton and Dresser incorporated by reference into this Joint Proxy Statement/Prospectus. The unaudited pro forma data set forth below may not necessarily reflect the financial condition or results of operations of Halliburton that would have actually resulted had the merger occurred as of the date and for the periods indicated or reflect the future earnings of Halliburton.

                                                          THREE MONTHS
                                                             ENDED
                                YEARS ENDED DECEMBER 31,   MARCH 31,
                               -------------------------- ------------
                                 1995     1996     1997       1998
                               -------- -------- -------- ------------
HALLIBURTON HISTORICAL PER
 COMMON SHARE DATA*:
  Income from continuing
   operations (basic).........    $1.00    $1.20 $   1.78    $ 0.45
  Income from continuing
   operations (diluted).......     1.00     1.19     1.75      0.44
  Cash dividends..............     0.50     0.50     0.50     0.125
  Book value..................                       9.85     10.23
HALLIBURTON PRO FORMA PER
 COMMON SHARE DATA*:
  Income from continuing
   operations (basic).........    $1.07    $1.30    $1.79    $ 0.41
  Income from continuing
   operations (diluted).......     1.07     1.29     1.77      0.41
  Cash dividends..............     0.50     0.50     0.50     0.125
  Book value..................                       9.86      9.95
                                                           THREE MONTHS ENDED
                                YEARS ENDED OCTOBER 31,       JANUARY 31,
                               -------------------------- --------------------
                                 1995     1996     1997       1998
                               -------- -------- -------- ------------
DRESSER HISTORICAL PER COMMON
 SHARE DATA:
  Income from continuing
   operations (basic).........    $1.17    $1.44    $1.81    $ 0.35
  Income from continuing
   operations (diluted).......     1.17     1.43     1.80      0.35
  Cash dividends..............     0.68     0.68     0.70      0.19
  Book value..................                       9.86      9.55
                                                          THREE MONTHS
                                                             ENDED
                                YEARS ENDED DECEMBER 31,   MARCH 31,
                               -------------------------- ------------
                                 1995     1996     1997       1998
                               -------- -------- -------- ------------
DRESSER EQUIVALENT PRO FORMA
 PER COMMON SHARE DATA:
  Income from continuing
   operations (basic).........    $1.07    $1.30    $1.79    $ 0.41
  Income from continuing
   operations (diluted).......     1.07     1.29     1.77      0.41
  Cash dividends..............     0.50     0.50     0.50     0.125
  Book value..................                       9.86      9.95

--------
* Adjusted for the two-for-one stock split effected on July 21, 1997.

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

  Certain of the information relating to Halliburton contained in this Joint Proxy Statement/Prospectus is forward-looking in nature. Such forward-looking information constitutes estimates reflecting Halliburton's best judgment based on current information and involves a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking information. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by Halliburton include: unsettled political conditions, war, civil unrest, currency controls and governmental actions in over 100 countries of operation; trade restrictions and economic embargoes imposed by the United States and other countries; environmental laws, including those that require emission performance standards for new and existing facilities; the magnitude of governmental spending for military and logistical support of the type provided by Halliburton; operations in countries with significant amounts of political risk, including, without limitation, Algeria and Nigeria; technological and structural changes in the industries served by Halliburton; computer software and hardware used by governmental entities, service providers, vendors, customers and Halliburton which may be impacted by the Year 2000 issue; integration of acquired businesses into Halliburton; changes in the price of oil and natural gas; changes in the price of commodity chemicals used by Halliburton; changes in capital spending by customers in the hydrocarbon industry for exploration, development, production, processing, refining and pipeline delivery networks; increased competition in the hiring and retention of employees; changes in capital spending by customers in the wood pulp and paper industries for plants and equipment; and changes in capital spending by governments for infrastructure. In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries served by Halliburton.

  Similarly, certain of the information in this Joint Proxy Statement/Prospectus relating to Dresser is forward-looking in nature and involves risks and uncertainties that may impact Dresser's results of operations. These forward-looking statements include, among others, statements concerning Dresser's general business strategies, financing decisions, corporate structure, backlog, operating trends, industry trends, cost reduction strategies and their results, expectations for funding capital expenditures and operations in future periods. Dresser also continues to face many risks and uncertainties including litigation, environmental laws, operations in high risk countries, technological and structural changes in the industries served by Dresser, changes in the price of oil and natural gas, changes in capital spending by customers in the hydrocarbon industry for exploration, development, production, processing and refining and pipeline delivery networks. The risks and uncertainties inherent in these forward-looking statements could cause actual results to differ materially from those expressed in or implied by these statements.

                                 THE COMPANIES

HALLIBURTON

  Halliburton, together with its subsidiaries, is one of the world's largest diversified energy services and engineering and construction services companies. Halliburton's predecessor was established in 1919, incorporated in Delaware in 1924 and reorganized under the laws of the State of Delaware in 1996.

  DESCRIPTION OF SERVICES AND PRODUCTS. The energy group business segment ("Energy Group") offers a wide range of services and products to provide both discrete services and products and integrated solutions to customers in the exploration, development and production of oil and natural gas. The Energy Group operates worldwide, serving major oil companies, independent operators and national oil companies. This segment includes: Halliburton Energy Services, which offers pressure pumping equipment and services, logging and perforating products and services, drilling systems and services, specialized completion and production equipment and services and well control products and services; Brown & Root Energy Services, which provides upstream oil and gas engineering, procurement and construction, project management and production services, subsea construction, fabrication and installation of onshore and offshore pipelines, offshore and production platforms, marine engineering and other marine related projects; Landmark Graphics Corporation, which provides integrated exploration and production information systems and professional services; and Halliburton Energy Development, which creates business opportunities for the development, production and operation of oil and gas fields in conjunction with Halliburton's customers.

  The engineering and construction group ("Engineering and Construction Group") provides: conceptual design, process design, detailed engineering, procurement, project and construction management; construction of chemical and petrochemical plants, refineries, pulp and paper mills, metal processing plants, highways and bridges, airports, water and wastewater systems; technical and economic feasibility studies; site evaluation; repair and refitting of submarines and surface ships; and operations and maintenance services and engineering and wastewater management services for commercial industry, utilities and government customers. Halliburton plans to exit certain highway and paving activities over time. On December 31, 1997, Halliburton sold its environmental business which performed environmental remediation and related consulting, engineering, design and construction.

  MARKETS AND COMPETITION. Halliburton is one of the world's largest diversified energy services and engineering and construction services companies. Halliburton's services and products are sold in highly competitive markets throughout the world. Competitive factors impacting sales of Halliburton's services and products are: price, service (including the ability to deliver services and products on an "as needed, where needed" basis), product quality, warranty and technical proficiency. A growing number of customers are now indicating a preference for integrated services and solutions. These integrated solutions, in the case of the Energy Group, relate to all phases of exploration, development and production of oil and gas, and, in the case of the Engineering and Construction Group, relate to all phases of design, procurement, construction, project management and maintenance of a facility. Demand for these types of integrated solutions is based primarily upon quality of service, technical proficiency and value created.

  Halliburton conducts business worldwide in over 100 countries. Since markets for Halliburton's services and products are so large and cross many geographic lines, a meaningful estimate of the number of competitors cannot be made. The markets are, however, highly competitive with many substantial companies operating in each market. Generally, Halliburton's services and products are marketed through its own servicing and sales organizations. A small percentage of sales of the Energy Group's products is made by supply stores and third-party representatives.

  Operations in some countries may be adversely affected by unsettled political conditions, expropriation or other governmental actions, and exchange control and currency problems. Halliburton believes the geographic diversification of its business activities reduces the risk that loss of its operations in any one country would be material to the conduct of its operations taken as a whole.

MERGER SUB

  Halliburton N.C., Inc. ("Merger Sub") is a wholly owned subsidiary of Halliburton incorporated on December 15, 1997 in the State of Delaware. Merger Sub has conducted no operations other than those related to the transactions contemplated by the Merger Agreement.

DRESSER

  Dresser is a supplier of highly engineered products, technical services and project management for hydrocarbon energy-related activities that are primarily utilized in: oil and gas drilling, production and transmission; gas distribution; power generation; gas processing; petroleum refining and marketing; and petrochemical production. Dresser was incorporated under the laws of the State of Delaware in 1956 as a successor to a Pennsylvania corporation organized in 1938 by the consolidation of S. R. Dresser Manufacturing Company and Clark Bros. Company, both of which were carrying on businesses founded in 1880.

  Dresser's operations are divided into three industry segments: Petroleum Products and Services; Engineering Services; and Energy Equipment.

  Dresser's Petroleum Products and Services segment supplies products, services and project management for oil and gas exploration, drilling, production and transmission activities, both onshore and offshore. Its products and services include project management and integrated well services, drilling fluids systems, drill bits, measurement-while-drilling services, directional drilling services, completion and production tools, production valves and pumps, meters and measuring equipment, engineering, procurement, installation and construction contractor services for subsea and onshore projects, remotely operated vehicles, seabed equipment, flexible flowlines, riser systems and pipe coating. Demand for these products and services is directly affected by energy prices and drilling activities.

  The Engineering Services segment specializes in engineering, procurement, construction and project management for a comprehensive range of oil and gas facilities from offshore production through downstream processing.

  Dresser's Energy Equipment segment designs, manufactures and markets highly engineered products and systems for oil and gas producers, transporters, processors, distributors and users throughout the world. Products and systems of this segment include compressors, turbines, generators, electric motors, pumps, engines and power systems, valves and controls, instruments, meters and pipe couplings, blowers and gasoline dispensing systems. Demand for these products is directly affected by global economic activity, which influences demand for transportation fuels, petrochemicals, plastics, fertilizers, chemicals and by-products of oil and gas.

                             THE SPECIAL MEETINGS

DATE, TIME AND PLACE OF THE MEETINGS; PURPOSES OF THE MEETINGS

  HALLIBURTON. The Special Meeting of Stockholders of Halliburton (the "Halliburton Special Meeting") will be held on Thursday, June 25, 1998, at The Plaza Ballroom, Le Meridien Dallas Hotel, Dallas, Texas commencing at 9:00 a.m. local time. At the meeting, holders of Halliburton common stock, par value $2.50 per share ("Halliburton Common Stock"), will be asked (i) to approve an amendment to Halliburton's Restated Certificate of Incorporation (the "Halliburton Charter") to increase the authorized number of shares of Halliburton Common Stock from 400,000,000 shares to 600,000,000 shares (the "Charter Amendment"), (ii) subject to approval of the Charter Amendment, to approve the issuance of Halliburton Common Stock pursuant to an Agreement and Plan of Merger, dated as of February 25, 1998 (the "Merger Agreement") among Halliburton, Merger Sub and Dresser (the "Share Issuance"), (iii) to elect ten directors of Halliburton to serve until their successors shall be elected and qualified, (iv) to ratify the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of Halliburton for 1998 and (v) to consider such other matters incident to the conduct of the meeting as may properly be brought before the meeting or any adjournment or postponement thereof. Pursuant to the Merger Agreement, Merger Sub would be merged with and into Dresser (the "Merger"), Dresser would become a wholly owned subsidiary of Halliburton and, among other things, each share of Dresser common stock, par value $.25 per share ("Dresser Common Stock") outstanding at the effective time of the Merger (the "Effective Time") would be converted into one share of Halliburton Common Stock (the "Exchange Ratio").

  Charter Amendment. The Charter Amendment increasing the authorized number of shares of Halliburton Common Stock from 400,000,000 shares to 600,000,000 shares will enable Halliburton to have a sufficient number of authorized shares for the Share Issuance. If the Merger is consummated, Halliburton
estimates that up to     shares of Halliburton Common Stock would be required
for issuance in connection with the Merger (including the shares of Halliburton Common Stock issuable upon exercise of options to purchase Dresser Common Stock ("Dresser Options") prior to the Effective Time and any shares of Halliburton Common Stock issuable upon conversion of shares of Dresser Common Stock issued prior to the Effective Time as permitted under the Merger Agreement pursuant to the terms of Dresser's employee benefit plans ("Dresser Benefit Plan Stock").

  While Halliburton has no present intention of issuing any of the shares sought to be authorized that are not required to be issued in connection with the Merger, Halliburton believes that the availability of additional authorized shares would provide it with the ability to respond to future business needs and opportunities. The additional authorized shares would be available for issuance by Halliburton from time to time after the Effective Time without further action or authorization by stockholders (except as required by law or by a national securities exchange) in connection with possible financing activities, acquisitions of assets and other companies or for other corporate purposes as determined by Halliburton's Board of Directors. Such financing activities might include raising additional capital funds through offerings of shares of Halliburton Common Stock or of equity or debt securities convertible into or exchangeable for shares of Halliburton Common Stock. Such other corporate purpose might include the issuance of shares of Halliburton Common Stock in connection with the employee benefit plans and executive compensation plans of Halliburton and its subsidiaries. If such additional authorized shares are issued to other than existing holders of Halliburton Common Stock, the percentage interest of existing holders in Halliburton would be reduced. Although the existence or issuance of authorized but unissued shares of Halliburton capital stock could, under certain circumstances, have an anti-takeover effect, Halliburton has no present intention to issue such shares for anti-takeover purposes.

  Shares Issuance. Approval of the Share Issuance by the holders of shares of Halliburton Common Stock is required by the New York Stock Exchange (the "NYSE") because the number of shares of Halliburton Common Stock to be issued in the Merger will exceed 20% of the shares of Halliburton Common Stock outstanding immediately prior to the Share Issuance.

  The number of shares of Halliburton Common Stock currently authorized by the
Halliburton Charter but unissued (      ) is insufficient to issue the number
of shares of Halliburton Common Stock required to consummate the Merger upon conversion of shares of Dresser Common Stock outstanding at the Effective Time

(    as of the Dresser Record Date plus shares of Dresser Common Stock issued prior to the Effective Time upon exercise of Dresser Options plus any shares of Dresser Benefit Plan Stock issued prior to the Effective Time) and issuable upon exercise of Dresser Options assumed by Halliburton at the Effective Time. The Charter Amendment, if approved, will provide the necessary additional authorized Halliburton Common Stock. If the Charter Amendment is not approved, the Share Issuance cannot be effected and consequently the Merger will not be consummated. The Share Issuance will not be effected unless the Merger is consummated. Halliburton may elect to not effect the Charter Amendment if the Merger is not consummated.

  DRESSER. The Special Meeting of Stockholders of Dresser (the "Dresser Special Meeting") will be held on Thursday, June 25, 1998, at The Horchow Auditorium of the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas commencing 9:00 a.m. local time. At the meeting, holders of Dresser Common Stock will be asked (i) to adopt the Merger Agreement and (ii) to consider such other matters incident to the conduct of the meeting as may properly be brought before the meeting.

RECORD DATE AND OUTSTANDING SHARES

  HALLIBURTON. Only holders of record of Halliburton Common Stock at the close of business on May 15, 1998 (the "Halliburton Record Date") are entitled to notice of, and to vote at, the Halliburton Special Meeting. On the Halliburton Record Date, there were approximately 14,440 holders of record of the shares of Halliburton Common Stock then issued and outstanding. Each share of Halliburton Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "The Halliburton Special Meeting--Additional Matters--Security Ownership by Certain Beneficial Owners and Management of Halliburton" for information regarding persons known to the management of Halliburton to be the beneficial owners of more than 5% of the outstanding Halliburton Common Stock.

  DRESSER. Only holders of record of Dresser Common Stock at the close of business on May 15, 1998 (the "Dresser Record Date") are entitled to notice of, and to vote at, the Dresser Special Meeting. On the Dresser Record Date,
there were approximately    holders of record of the      shares of Dresser
Common Stock then issued and outstanding. Each share of Dresser Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners and Management of Dresser" for information regarding persons known to the management of Dresser to be the beneficial owners of more than 5% of the outstanding Dresser Common Stock.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Halliburton Special Meeting or the Dresser Special Meeting, as applicable, in accordance with the instructions contained therein.

  If a holder of Halliburton Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" (i) approval of the Charter Amendment, (ii) approval of the Share Issuance, (iii) the election of the ten nominees for director to serve until their successors are elected and qualified and (iv) ratification of the selection of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of Halliburton for 1998; each in accordance with the recommendation of the Board of Directors of Halliburton.

  THE HALLIBURTON BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF THE HALLIBURTON COMMON STOCK VOTE (I) FOR APPROVAL OF THE CHARTER AMENDMENT, (II) FOR APPROVAL OF THE SHARE ISSUANCE, (III) FOR THE ELECTION OF THE TEN NOMINEES FOR DIRECTOR TO SERVE UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED AND
(IV) FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF HALLIBURTON FOR 1998.

  If a holder of Dresser Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Dresser.

  THE DRESSER BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF DRESSER COMMON STOCK VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  A stockholder of Halliburton or a stockholder of Dresser who has executed and returned a proxy may revoke it at any time before it is voted at the appropriate Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Halliburton or Dresser, as appropriate, stating that the proxy is revoked or (iii) attending the appropriate Special Meeting and voting in person. A stockholder's attendance at a Special Meeting will not, by itself, revoke a proxy. Any stockholder who has instructed a broker to vote his or her shares must follow the procedure provided by the broker to revoke those instructions.

VOTES REQUIRED

  HALLIBURTON. Quorum. The presence, in person or by proxy, at the Halliburton Special Meeting of the holders of a majority of the shares of Halliburton Common Stock entitled to vote at the meeting will constitute a quorum for the
transaction of business. On the Halliburton Record Date, there were     shares
of Halliburton Common Stock entitled to vote at the Halliburton Special Meeting. Under the applicable provisions of the Delaware General Corporation Law (the "DGCL"), as construed by the Delaware Supreme Court, abstentions and broker-non-votes will be counted as shares present in determining the presence of a quorum.

  Charter Amendment. Approval of the Charter Amendment will require, under the applicable provisions of the DGCL, the affirmative vote of the holders of a majority of the shares of Halliburton Common Stock entitled to vote thereon. In determining whether the Charter Amendment has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote AGAINST the Charter Amendment.

  Share Issuance. The Share Issuance does not, under the DGCL, require stockholder approval. The rules of the NYSE require, however, that the Share Issuance be submitted to the stockholders of Halliburton and be approved by a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents over 50% of the shares of Halliburton Common Stock entitled to vote on the proposal. In determining for this purpose
(i) the total number of votes cast on the proposal and (ii) whether the proposal has been approved by a majority of the shares cast, abstentions will be counted and will have the same effect as votes cast against the Share Issuance and broker non-votes will not be counted.

  Although the Share Issuance is not required to be submitted for stockholder approval under the DGCL, once the matter is so submitted the DGCL requires for approval the affirmative vote of a majority of the shares of Halliburton Common Stock present at the meeting in person or by proxy and entitled to vote. In determining for this purpose the presence of a quorum, abstentions and broker non-votes will, as indicated above, be counted. In determining whether the proposal has received the affirmative vote of a majority of the shares of Halliburton Common Stock present and entitled to vote thereon, abstentions and broker non-votes will not be counted.

  Halliburton intends to apply both the DGCL standard and the NYSE standard to determine whether the Share Issuance has been approved by the stockholders.

  Election of Directors. A plurality of the votes cast is required to elect a nominee to the Halliburton Board of Directors. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors assuming a quorum is present or represented at the meeting.

  Ratification of Auditors' Selection. The affirmative vote of the holders of a majority of the shares of Halliburton Common Stock represented at the Halliburton Special Meeting and entitled to vote on the matter is needed to approve the proposal to ratify the selection of Arthur Andersen LLP. If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Halliburton Board of Directors.

  DRESSER. The presence, in person or by proxy, at the Dresser Special Meeting of the holders of a majority of the shares of Dresser Common Stock entitled to vote at the Dresser Special Meeting will constitute a quorum for the
transaction of business. On the Dresser Record Date, there were     shares of
Dresser Common Stock outstanding and entitled to vote at the Dresser Special Meeting.

  Adoption of the Merger Agreement requires, under the DGCL, the affirmative vote of the holders of a majority of the issued and outstanding shares of Dresser Common Stock entitled to vote thereon. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote AGAINST the Merger Agreement.

  GENERAL. Halliburton. Votes cast by proxy or in person at the Halliburton Special Meeting will be counted by the persons appointed by Halliburton to act as election inspectors for the meeting. The election inspectors will treat shares referred to as "broker non-votes" (i.e. shares held in street name that cannot be voted by a broker on certain matters in the absence of instructions from the beneficial owner of the shares) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter (other than the Share Issuance) as to which the broker has indicated in writing on the proxy that it does not have discretionary authority to vote, however, such shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). For information as to the treatment of broker non-votes with respect to the Share Issuance, see "--Votes Required--Halliburton."

  In accordance with Halliburton's confidential voting policy, no vote of any stockholder, whether by proxy or in person, will be disclosed to the officers, directors or employees of Halliburton, except (i) as necessary to meet applicable legal requirements and to assert claims for and defend claims against Halliburton, (ii) when disclosure is voluntarily made or requested by the stockholder, (iii) when stockholders write comments on proxy cards or (iv) in the event of a proxy solicitation not approved and recommended by the Board of Directors of Halliburton. The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of Halliburton.

  Dresser. Votes cast by proxy or in person at the Dresser Special Meeting will be counted by the persons appointed by Dresser to act as election inspectors for the meeting. The election inspectors will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the broker has indicated in writing on the proxy that it does not have discretionary authority to vote, however, such shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers, employees and agents of Halliburton and Dresser may solicit proxies from their respective stockholders by personal interview, telephone, telegram or otherwise. Halliburton and Dresser will each bear the costs of the solicitation of proxies from their respective stockholders, except that Halliburton and Dresser will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Halliburton or Dresser for the forwarding of solicitation materials to the beneficial owners thereof. Halliburton and Dresser will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Halliburton has engaged the services of Georgeson & Company Inc. to distribute proxy solicitation materials to brokers, bank and other nominees and to assist in the solicitation of proxies from Halliburton stockholders for a fee of $12,000 plus reasonable out-of pocket expenses. Dresser has engaged the services of D. F. King & Co., Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Dresser stockholders for a fee of $10,000 plus reasonable out-of-pocket expenses.

OTHER MATTERS

  At the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of Halliburton and Dresser do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before their respective Special Meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies, provided that no proxy which is voted against the Charter Amendment or the Share Issuance, in the case of the Halliburton Special Meeting, or against the adoption of the Merger Agreement, in the case of the Dresser Special Meeting, will be voted in favor of any adjournment or postponement of the respective Special Meeting.

                                  THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides for a "merger of equals" transaction involving the merger of Merger Sub with and into Dresser, with Dresser surviving the Merger as a wholly owned subsidiary of Halliburton. At the Effective Time, each outstanding share of Dresser Common Stock (other than shares of Dresser Common Stock held in the treasury of Dresser or owned by Halliburton or by any direct or indirect wholly owned subsidiary of Halliburton or of Dresser, which shares shall be cancelled at the Effective Time) will be converted into one share of Halliburton Common Stock.

  Based on the number of shares of Dresser Common Stock outstanding as of the
Dresser Record Date,     shares of Halliburton Common Stock will be issuable
pursuant to the Merger Agreement (assuming no exercise of Dresser Options between the Dresser Record Date and the Effective Time and no issuance prior to the Effective Time of shares of Dresser Benefit Plan Stock), representing approximately % of the total number of shares of Halliburton Common Stock to be outstanding after such issuance (based on the number of shares of Halliburton Common Stock outstanding as of the Halliburton Record Date).

BACKGROUND OF THE MERGER

  The predecessors of the current chief executive officers of Halliburton and Dresser, from time to time, informally discussed a strategic business combination of Halliburton and Dresser, but only on one occasion did the discussions progress sufficiently to involve other members of the managements of the two organizations. In 1994, the companies executed a confidentiality agreement and proceeded to exchange information. They were, however, unable to reach agreement on essential terms of a combination and, accordingly, the discussions were discontinued.

  In the early summer of 1997, the senior management of Halliburton began to examine the viability of a business combination with Dresser and reviewed publicly available information as a basis for this examination.

  On August 25, 1997, Richard B. Cheney, the current Chairman and Chief Executive Officer of Halliburton, met briefly with William E. Bradford, the current Chairman and Chief Executive Officer of Dresser, concerning Halliburton's then pending acquisition of NUMAR Corporation and the then existing technology development agreement between NUMAR and Dresser. The chief executive officers did not discuss any combination of Halliburton and Dresser at this meeting.

  On September 11, 1997, Mr. Cheney reported to the Management Oversight Committee of the Board of Directors of Halliburton (a committee composed of all the nonemployee directors of Halliburton) that the management of Halliburton was studying the ramifications of a strategic business combination with Dresser. He advised the Committee that the report was for information purposes only and no recommendation was being offered and no action was sought.

  On October 2, 1997, Mr. Cheney and Mr. Bradford met in Dallas in order to get to know each other better and to discuss general industry conditions affecting the business of Halliburton and Dresser. During the meeting, they also discussed in general the history of relations between the companies. They discussed in particular the 1994 conversations between their predecessors regarding a strategic business combination of the companies. While neither of them suggested a renewal of the earlier discussions, they did agree to communicate from time to time with respect to areas of mutual interest.

  Later in the month, senior management of Halliburton continued the examination of Dresser as a candidate for a strategic business combination with Halliburton and at this time involved SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read") and Goldman, Sachs & Co. ("Goldman Sachs"), as well as legal counsel, in the analysis. As of November 1, 1997, Halliburton entered into engagement letters with SBC Warburg Dillon Read and Goldman Sachs regarding such a combination. Halliburton engaged both investment banks in order to obtain their advice and counsel concerning financial and strategic issues relating to a potential merger. Two investment banks were consulted because in the opinion of Halliburton management each investment bank had a different perspective on the industries in which Halliburton and Dresser participate and because the magnitude of such a potential transaction warranted seeking advice from two highly respected and knowledgeable investment banks. This analysis continued during November and December 1997 and early January 1998.

  At a meeting of the Board of Directors of Halliburton held on December 4, 1997, Mr. Cheney reported to the directors the progress of management's continuing review of the effects of a strategic business combination with Dresser. Again, no recommendation was offered and no action was sought.

  On January 17, 1998, during a customer's quail hunt in South Texas, Mr. Cheney and Mr. Bradford met privately to discuss briefly the desirability of initiating discussions between the companies regarding a strategic business combination of the two companies. At that time, they agreed to discuss the matter further in Dallas.

  Although Dresser continually evaluates and reviews its strategic alternatives, during the period after Dresser was initially approached by Halliburton, Dresser did not consider, nor receive any inquiries regarding, a strategic combination alternative to the Merger.

  On January 27, 1998, Mr. Cheney met with Mr. Bradford in Dallas and continued their prior discussion. At that time, Mr. Bradford clearly stated that Dresser was not for sale, that Dresser had enjoyed considerable success during the several preceding years and that Dresser was currently engaged in a number of strategic initiatives to benefit Dresser in the future. Mr. Bradford did, however, agree with Mr. Cheney that a business combination between the companies would provide the combined company with a substantial ability to offer an unique array of integrated services and products to the oil and gas exploration and production industry.

  During this meeting, Mr. Cheney specifically proposed a merger of Dresser with a subsidiary of Halliburton in which Dresser stockholders would receive Halliburton Common Stock in a tax-free transaction. He further proposed that the exchange ratio in the merger should be 0.95 of one share of Halliburton Common Stock for each share of Dresser Common Stock. Mr. Bradford indicated that he would expect an improved exchange ratio for the Dresser stockholders but that he would seek advice from Dresser's financial advisors.

  The discussions also involved an exchange of views regarding the senior executive team of the combined company. Mr. Cheney proposed that Mr. Bradford should become Chairman of the Board of the combined company, that Donald C. Vaughn, the President and Chief Executive Officer of Dresser, should become Vice Chairman of the combined company and that Mr. Cheney and David J. Lesar would retain their current positions as the Chief Executive Officer and the President and Chief Operating Officer, respectively. He further proposed that these four officers should comprise a management executive committee of the combined company. They also discussed the composition of the balance of the senior executive team of the combined company, as well as the composition of its board of directors. In the latter regard, Mr. Cheney proposed that the number of directors of the combined company be increased and that four or five of the current Dresser directors be added to the board of directors of the combined company.

  Mr. Cheney and Mr. Bradford also discussed the organizational structure of the combined company, the methods of integrating the operations and support functions of the companies and the extension of Halliburton's concept of shared services among support functions. In conclusion, they decided to expand the discussions to include a small number of senior executives from each company.

  The two chief executive officers conversed by telephone on January 31, 1998. After reviewing their prior conversation, they confirmed that the chief operating officers, the chief financial officers and the general counsels of the two organizations should meet during the following week to examine a possible combination of the two companies and to determine if there was a basis for detailed merger negotiations. Mr. Bradford indicated that Dresser had engaged Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as "Salomon Smith Barney") as its financial advisor with respect to the matter. There was no discussion of the exchange ratio at this meeting.

  Halliburton and Dresser executed a confidentiality agreement as of February 2, 1998.

  The chief operating officers, the chief financial officers and the general counsels of Halliburton and Dresser met on February 3, 1998 to explore the possibility of a strategic merger between Halliburton and Dresser and the issues raised by such a transaction. At the conclusion of the meeting, the executives determined to examine in greater detail the financial, operational and legal issues relating to a strategic combination and that independent legal counsel for each company should be consulted regarding the regulatory aspects of such a combination.

  The senior executives of Dresser met on February 4, 1998 with representatives of their financial advisor and their independent legal counsel to discuss a strategic combination of Halliburton and Dresser and the issues raised thereby.

  Meetings were held on February 5 and 6, 1998 involving the same group of executives of Halliburton and Dresser as were present at the meeting on February 3, 1998, together with representatives of their financial advisors and their independent auditors. At these meetings, a wide range of topics was discussed, including operational, financial and legal issues involved in the proposed transaction. In addition, various members of each of these executive teams engaged in due diligence inquiries with respect to the other organization.

  The chief operating and chief financial officers of each company met on the next day to discuss the organizational structure of the combined company.

  On February 9 and 10, 1998, the general counsels of both Halliburton and Dresser met with representatives of their independent legal counsel in Washington, D.C. to discuss antitrust and other regulatory issues involved in the proposed combination.

  The following day, February 11, 1998, the chief executive and chief operating officers of the two companies met to discuss the organizational structure of the combined company and the integration of the two management teams.

  Messrs. Cheney and Bradford met on the morning of February 13, 1998 to discuss various issues relating to the proposed transaction; including expected costs savings to be realized by the combined company.

  The chief operating and chief financial officers of the two companies met on February 13 and 14, 1998 to discuss the management organization further. At this time, they developed an organizational plan for review by the chief executive officers.

  The chief executive and chief operating officers of Halliburton and Dresser met on February 16, 1998 to discuss issues raised by the proposed transaction, including the integration of the management teams. The two chief executive officers met privately to discuss the exchange ratio, at which time Mr. Cheney advised Mr. Bradford that the senior management of Halliburton would be willing to recommend to the Halliburton Board of Directors an exchange ratio of one share of Halliburton Common Stock for each share of Dresser Common Stock. They further made plans to present the proposed transaction to their respective boards of directors later that week.

  On February 18, 1998, the chief executive, operating and financial officers, the controller and the general counsel of Dresser met in New York with representatives of Dresser's financial and legal advisors to discuss outstanding issues relating to the proposed business combination.

  At a meeting of the Halliburton Board of Directors held on February 19, 1998, the senior management of Halliburton presented the proposed transaction to the directors. During the course of the extended presentation, both SBC Warburg Dillon Read and Goldman Sachs made a joint presentation to the Halliburton Board of Directors with respect to their analyses from a financial viewpoint of the proposed transaction, which analyses is described in "Opinion of Financial Advisors to Halliburton: SBC Warburg Dillon Read and Goldman Sachs--Analyses by SBC Warburg Dillon Read and Goldman Sachs." The Board of Directors took the matter under advisement and, after extended discussion, authorized management of Halliburton to proceed with negotiations of a definitive merger agreement, any such agreement to be presented to the Board of Directors for its approval. Mr. Cheney requested the members of the Board of Directors to be prepared to meet again the following week.

  On February 20, 21 and 22, 1998, senior management of Halliburton and Dresser and their financial and legal advisors met to negotiate the terms of a definitive merger agreement.

  The entire Board of Directors of Dresser met on February 21, 1998 to consider the merger transaction with Halliburton. At that meeting, the senior management of Dresser made a presentation to the Dresser Board of Directors regarding the terms of the proposed merger, including the strategic rationale for the merger and the potential benefits of the merger to Dresser and its stockholders. Salomon Smith Barney made a presentation to the Board of Directors regarding the financial aspects of the proposed merger, including its analysis regarding the fairness of the proposed exchange ratio from a financial point of view. The general counsel of Dresser and representatives of Dresser's independent legal counsel also advised the Dresser Board of Directors concerning certain legal and regulatory matters and other legal considerations (including the terms of the merger agreement) relating to the proposed merger. The Dresser Board of Directors discussed and reviewed the proposed merger transaction with Halliburton. The Dresser Board of Directors took no formal action at this meeting, but authorized Dresser's management to continue negotiating a definitive merger agreement with Halliburton.

  On February 23, 24 and 25, 1998, various members of senior management of Halliburton and Dresser and their financial and legal advisors met with their counterparts to negotiate and resolve numerous issues related to the proposed transaction.

  The Board of Directors of Halliburton met on February 24, 1998 by conference telephone to review the status of negotiations between the two companies and received an extensive report from senior management of Halliburton in that regard. The meeting adjourned without formal action.

  On the same day, the Board of Directors of Dresser met again by conference telephone to discuss the status of the negotiations regarding the proposed transaction with Halliburton and, after receiving a full report with respect thereto, the meeting adjourned without formal action.

  On February 25, 1998, the Halliburton Board of Directors reconvened by conference telephone and Mr. Cheney reviewed for the benefit of the directors the status of the negotiations, advising the Board of Directors that all significant issues had been resolved. The general counsel reviewed with the Halliburton Board of Directors the terms and conditions of the proposed merger agreement. Representatives of both SBC Warburg Dillon Read and Goldman Sachs rendered oral opinions to the Halliburton Board of Directors that the exchange ratio of one share of Halliburton Common Stock for each share of Dresser Common Stock was fair from a financial point of view to Halliburton. Mr. Cheney recommended that the Halliburton Board of Directors approve the proposed merger agreement. After further discussion, the Halliburton Board of Directors unanimously approved the proposed merger agreement, both stock option agreements and the transactions contemplated thereby and took certain other actions designed to implement the execution and performance of the merger agreement by Halliburton.

  On the same day, the entire Board of Directors of Dresser met again by conference telephone. Dresser's general counsel and representatives of Dresser's independent legal counsel updated the directors on the final negotiations with respect to the proposed merger agreement. Representatives of Salomon Smith Barney rendered their oral opinion that, as of such date, the proposed exchange ratio of one share of Halliburton Common Stock for each share of Dresser Common Stock was fair, from a financial point of view, to the holders of Dresser Common Stock. After further discussion, the Dresser Board of Directors voted unanimously to authorize and approve the proposed merger agreement, both stock option agreements and the transactions contemplated thereby.

  Later on February 25, 1998, both Halliburton and Dresser executed and delivered the Merger Agreement and the Stock Option Agreements (as defined below).

CERTAIN INFORMATION PROVIDED

  In connection with the discussions between Halliburton and Dresser described above, Halliburton and Dresser provided to each other certain confidential financial projections. In the case of Halliburton, such financial projections related to its operating results for the year ending December 31, 1998 and, in the case of Dresser, the financial projections related to its operating results for the three years ending October 31, 2000. These financial forecasts were developed for internal use only, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions (many of which are beyond the control of Halliburton or Dresser) and are not necessarily indicative of future results. See "Cautionary Statement Regarding Forward-Looking Information." Such financial projections in the case of Halliburton reflect growth in revenues and operating income of approximately 20% and 41%, respectively. In the case of Halliburton, such financial projections also included a capital budget for 1998 of approximately $1,269 million. In the case of Dresser, such financial projections assumed compound annual growth rates in revenues and operating income of approximately 13.2% and 15.0%, respectively. Neither Halliburton nor Dresser intends, whether or not the Merger is consummated, by disclosing information regarding these financial projections, that such disclosure shall constitute a current projection of revenues or operating income for such periods. Moreover, if the Merger is consummated, Halliburton does not intend to report separately the results of operations of Dresser.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  HALLIBURTON. THE HALLIBURTON BOARD HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT THE MEETING APPROVED THE MERGER AGREEMENT AND DETERMINED TO RECOMMEND THE CHARTER AMENDMENT AND THE SHARE ISSUANCE TO HOLDERS OF HALLIBURTON COMMON STOCK. THE HALLIBURTON BOARD RECOMMENDS THAT THE HOLDERS OF HALLIBURTON COMMON STOCK VOTE FOR APPROVAL OF THE CHARTER AMENDMENT AND THE SHARE ISSUANCE.

  The Board of Directors of Halliburton believes that the Merger represents a significant step in achieving Halliburton's objective to offer its customers a complete array of oilfield services and products. The combination of the oilfield services and products of Dresser with the products and services of Halliburton will enable the combined company to provide its customers complete integrated project management from the earliest phases of development through production and delivery of oil and gas to the market.

  Similarly, the Halliburton Board of Directors believes that a combination of the engineering expertise of Dresser's M. W. Kellogg operations with the strengths of Halliburton's Brown & Root, Inc. will endow the combined company with a highly competitive capability in engineering, procurement, construction and project management. This capability, when combined with its expanded oilfield services and products capacity, will enable the combined company to manage nearly all aspects of oil field development for customers.

  The Halliburton Board of Directors also believes that the Merger will provide Halliburton with increased financial strength. This enhanced financial strength will allow the combined company to accept the higher levels of risk associated with providing integrated oilfield and engineering and construction services in nontraditional relationships with customers where profitability depends on the ultimate success of the customers' projects. The Halliburton Board of Directors also believes that this enhanced financial strength will enable the combined company to increase technology development to levels higher than either company has been able to achieve alone.

  Management of Halliburton expects that the Merger will present substantial opportunities for improving the cost structure of the combined operations and management of Halliburton and Dresser. In conjunction with the deliberations of the Halliburton Board of Directors regarding the Merger Agreement, the management of Halliburton estimated that synergies, including both cost savings and operating income from revenue enhancements, to be realized by the combined company should approximate $250 million on an annualized basis by the end of 1999. Management of Halliburton anticipated that cost savings of approximately $175 million annually would be realized as a result of the Merger through the consolidation of operating locations, the introduction of Halliburton's "shared services" concept of support functions, improved manufacturing capacity utilization, improved global procurement and logistics, reduction in business unit management and support costs, reduction in executive management and staff, prioritization of business development bid and proposal costs, combination of engineering, procurement and construction operations support, reduction of outside professional fees and consolidation of offices and support facilities. Management of Halliburton further anticipated that revenue enhancements producing additional operating income of approximately $125 million annually would be realized through the Merger as a result of an increased base for the introduction of magnetic resonance imaging technology into logging while drilling operations, greater access to customer account management networks, the rapid development of a total fluids management capability, an increase in opportunities for integrated solutions to meet customers' needs, an increase in diverse lines of completion products, access to broader engineering process technologies, enhanced engineering capability and access to more advanced engineering, procurement and construction projects. The aggregate of the financial benefit of annual cost savings and revenue enhancement would be reduced by an increase of approximately $50 million annually in research and development expenditures. Management of Halliburton is continuing to evaluate the synergistic effects of the Merger and is currently of the view that cost savings and operating income from revenue enhancements will be at least as much as the earlier estimates.

  The determination of the Halliburton Board of Directors to approve and adopt the Merger Agreement and the transactions contemplated thereby was based on consideration of a number of factors. The following list includes the material factors considered by the Halliburton Board of Directors in its evaluation of the Merger, the Merger Agreement and the transactions contemplated thereby:

    (i) The judgment, advice and analyses of management of Halliburton, including its favorable recommendation of the Merger;

    (ii) the businesses conducted by Dresser, including their technology, reputation and culture, and the compatibility of such businesses with the operations of Halliburton;

    (iii) the commonality of customers with Dresser;

    (iv) the ability to combine the operations and support functions of the two companies;

    (v) the financial condition and results of operations of Halliburton and Dresser on an historical basis and on a pro forma combined enterprise basis for both historical and certain future periods;

    (vi) the synergies (which include both cost savings and revenue enhancement) and operating efficiencies that are expected to be achieved as a result of the Merger;

    (vii) the strategic benefits of the Merger to Halliburton, including the advancement of its objective to provide a complete array of oilfield services and products to its customers;

    (viii) current industry, economic and market conditions and trends which encourage consolidation in the oilfield service industry;

    (ix) the financial resources of the combined company;

    (x) the terms and conditions of the Merger Agreement and related agreements, including the Exchange Ratio and structure, which were considered by both management and the Board of Directors to provide an equitable basis for the Merger;

    (xi) the historical market prices and trading information with respect to Halliburton Common Stock and Dresser Common Stock;

    (xii) the ability to effect the Merger on both a tax-free basis and as a pooling of interests for financial accounting purposes;

    (xiii) the long standing competitive but amicable relationship between the two companies and the confidence of Halliburton management in the business practices and ethics of Dresser management over an extended period of time;

    (xiv) the significantly improved ability of the combined enterprise to provide oilfield services and products and engineering and construction services to its customers worldwide; and

    (xv) the opinions of SBC Warburg Dillon Read and Goldman Sachs that the Exchange Ratio is fair from a financial point of view to Halliburton.

  In its evaluation of the Merger, the Board of Directors of Halliburton considered the effect of the Merger on the pro forma income per share of the combined company. The Halliburton Board of Directors also evaluated the risks, inherent in any business combination, that currently unanticipated difficulties could arise in the process of integrating the operations of the combining companies and that the synergies expected to result from the combination may not be realized or, if realized, may not be realized within the period expected. Specifically, the Halliburton Board of Directors considered the following risks entailed in the Merger:

    (i) the risk of failing to integrate efficiently the support functions of the two companies, thereby failing to achieve the cost savings the companies anticipate deriving from the integration thereof;

    (ii) the risk of failing to integrate effectively the operations of the oil field services businesses of the two companies, thereby failing to achieve the objective of offering customers of the combined company more competitive integrated services;

    (iii) the risk of failing to integrate effectively the technology research and development activities of the two companies, thereby failing to achieve the objective of more productive research and development resulting from an enhanced research and development budget;

    (iv) the risk of failing to manage efficiently the energy equipment manufacturing business of Dresser, a business not currently operated by Halliburton;

    (v) the risk of failing to combine effectively the senior managers of the two companies, thereby failing to realize the benefits, including the other synergies, anticipated to result from the business combination; and

    (vi) the risk of experiencing a significant unanticipated economic downturn following completion of the Merger.

  Having assessed these risks, the Board of Directors of Halliburton concluded that the management of the combined company would be likely to manage these risks successfully, that the risk of an unanticipated economic downturn would not be more deleterious to the combined company than to Halliburton alone and that the benefits of the Merger outweighed the risks entailed therein.

  In considering the opinions of SBC Warburg Dillon Read and Goldman Sachs, the Halliburton Board of Directors did not rely or place emphasis on any specific analysis performed by SBC Warburg Dillon Read and Goldman Sachs and presented to it. Rather, the Halliburton Board of Directors considered the opinions in their entirety as supporting the Halliburton Board of Directors' determination that the Merger Agreement and the Merger are fair to and in the best interests of Halliburton and its stockholders.

  In its evaluation of the Merger, the Board of Directors did not view any single factor as determinative and did not quantify or assign any particular weight to any of the factors it considered. Rather, the Halliburton Board of Directors made its determination based on the total mix of the information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors.

  DRESSER. THE DRESSER BOARD HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT THE MEETING APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED TO RECOMMEND THE MERGER AGREEMENT TO HOLDERS OF DRESSER COMMON STOCK. THE DRESSER BOARD RECOMMENDS THAT THE HOLDERS OF DRESSER COMMON STOCK VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of Dresser and its stockholders, the Dresser Board considered a number of factors, including, without limitation, the following:

    (i) the present and anticipated environment of the oil service sector, which is expected to enter a phase of consolidation similar to those experienced in other industries, and the opportunity for Dresser and Halliburton to secure their positions as industry leaders by virtue of the Merger;

    (ii) the strategic benefits of the Merger and the complementary nature of the businesses of Dresser and Halliburton, which will establish the combined entity as a leading integrated service provider and increase the opportunities for future acquisitions and growth;

    (iii) the consideration to Dresser stockholders consists solely of Halliburton Common Stock which will enable Dresser stockholders to have a continuing equity interest in the combined entity equal to approximately 40 percent of the total equity and will thereby allow Dresser stockholders to benefit from the combination of Dresser and Halliburton;

    (iv) the historical market prices and trading information with respect to Dresser Common Stock, and that (a) the Exchange Ratio of one share of Halliburton Common Stock per share of Dresser Common Stock represents a premium of approximately 13.7% based on the closing price of each of Dresser Common Stock and Halliburton Common Stock on the NYSE on February 25, 1998, the last day prior to the public announcement of the execution of the Merger Agreement and (b) the Exchange Ratio represents a premium of approximately 18.1% based upon the average closing price of Dresser Common Stock for the period beginning January 28, 1998 and ending February 25, 1998 compared to the closing price of Halliburton Common Stock on February 25, 1998;

    (v) the financial condition, results of operations, business and prospects of each of Dresser and Halliburton;

    (vi) the potential cost savings and operating income synergies to be realized by the combined operations of Dresser and Halliburton of approximately $250 million annually by the end of 1999, which are expected to produce a favorable impact on the long-term value of the combined entity as well as enhance the competitive position of the combined entity;

    (vii) the retention of key Dresser personnel by the combined entity after the Merger including: (a) that Mr. Bradford and Mr.Vaughn will become Chairman and Vice Chairman, respectively, of Halliburton after the Merger;
  (b) that Messrs. Bradford and Vaughn will join Messrs. Cheney and Lesar to comprise Halliburton's management executive committee; and (c) that senior operating executives of Dresser will be placed in key operating positions in the combined company following the Merger;

    (viii) the treatment of the Merger as a "tax-free reorganization" for federal income tax purposes and a "pooling-of-interests" transaction for accounting purposes (which avoids the reduction in earnings that would result from the creation and amortization of goodwill under purchase accounting);

    (ix) the terms and conditions of the Merger Agreement, including that the Merger was structured as a "merger of equals" transaction; and

    (x) the opinion and analysis of Salomon Smith Barney to the effect that, as of February 25, 1998, the Exchange Ratio was fair to the holders of Dresser Common Stock from a financial point of view.

  In considering the opinion of Salomon Smith Barney, the Dresser Board of Directors did not rely or place emphasis on any specific analysis performed by Salomon Smith Barney and presented to it. Rather, the Dresser Board considered the opinion in its entirety as supporting the Dresser Board of Directors' determination that the Merger Agreement and the Merger are fair to and in the best interests of Dresser and its stockholders.

  In its evaluation of the Merger, the Dresser Board of Directors did not believe that there are material risks inherent in the Merger that were significantly different from the risks currently faced by Dresser in operating its businesses in the markets in which it presently operates. The Dresser Board of Directors did, however, take into consideration the fact that the benefits inherent in the Merger with Halliburton, as in any other business combination, are subject to uncertainties and may not be realized or, if realized, may not be realized within the expected period.

  The foregoing discussion of the information and factors considered by the Board of Directors is not meant to be exhaustive but includes all material factors considered by the Board of Directors. The Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of Dresser and its stockholders. Rather, the Dresser Board of Directors made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. As a result of its consideration of the foregoing and other relevant considerations, the Board of Directors determined that the Merger Agreement and the Merger are fair to and in the best interests of Dresser and its stockholders and approved and adopted the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that the interests of certain directors and executive officers with respect to the Merger are or may be different from or in addition to the interests of the stockholders generally. The Board of Directors was aware of these interests, and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger-- Interests of Certain Persons in the Merger." ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS TO HALLIBURTON: SBC WARBURG DILLON READ AND GOLDMAN SACHS

  OPINION OF SBC WARBURG DILLON READ. Halliburton retained SBC Warburg Dillon Read to act as one of its financial advisors in connection with the Merger. SBC Warburg Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Halliburton Board of Directors selected SBC Warburg Dillon Read on the basis of its experience and independence. In the past, SBC Warburg Dillon Read and its predecessors have provided investment banking services to Halliburton and Dresser and have received customary compensation for the rendering of such services. In the ordinary course of business, SBC Warburg Dillon Read and its affiliates may actively trade or hold the equity securities of Halliburton or Dresser for their own accounts and the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

  On February 25, 1998, SBC Warburg Dillon Read rendered its oral opinion, which was confirmed by its written opinion also dated February 25, 1998, to the Halliburton Board of Directors to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio was fair to Halliburton from a financial point of view (the "SBC Warburg Dillon Read Opinion"). Certain financial analyses used by SBC Warburg Dillon Read in connection with its joint presentation with Goldman Sachs to the Halliburton Board of Directors on February 19, 1998 (the "Joint Presentation") which were used in providing the SBC Warburg Dillon Read Opinion to the Halliburton Board of Directors on February 25, 1998 are summarized under "--Analyses by SBC Warburg Dillon Read and Goldman Sachs" below. The information on which such financial analyses was based was updated by SBC Warburg Dillon Read prior to the meeting of the Halliburton Board of Directors on February 25, 1998. The updated information had no material effect on the results of the financial analyses provided to the Halliburton Board of Directors in the Joint Presentation.

  THE FULL TEXT OF THE SBC WARBURG DILLON READ OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE SBC WARBURG DILLON READ OPINION, IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED BY REFERENCE. THE SBC WARBURG DILLON READ OPINION REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE HALLIBURTON BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. SUCH OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO HALLIBURTON AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HALLIBURTON STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HALLIBURTON SPECIAL MEETING. HALLIBURTON STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE SBC WARBURG DILLON READ OPINION CAREFULLY IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE AND MATTERS CONSIDERED BY SBC WARBURG DILLON READ. THE SUMMARY OF THE SBC WARBURG DILLON READ OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, SBC Warburg Dillon Read, among other things: (i) reviewed the Merger Agreement, (ii) reviewed certain publicly available business and historical financial information relating to

Halliburton and Dresser, including the audited financial statements included in the Annual Report on Form 10-K for Halliburton and Dresser as of December 31, 1997 and October 31, 1997, respectively, (iii) reviewed and performed analyses based on certain financial information and other data relating to the business and prospects of Halliburton that was prepared by the management of Halliburton, (iv) reviewed certain financial information and other data relating to the business and prospects of Dresser, (v) considered the pro forma per share effects of the Merger on Halliburton's and Dresser's current and prospective earnings and cash flow per share, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business SBC Warburg Dillon Read believed to be generally comparable to those of Halliburton and Dresser, (vii) reviewed the financial terms of the Merger with the financial terms of certain other mergers which SBC Warburg Dillon Read believed to be generally comparable to the Merger, (viii) reviewed the historical market prices and trading volumes of the common stock of Halliburton and Dresser, (ix) conducted discussions with selected members of the senior management of Halliburton and Dresser and
(x) conducted such other financial studies, analyses and investigations, and considered such other information, as SBC Warburg Dillon Read deemed necessary or appropriate.

  In connection with its review, SBC Warburg Dillon Read did not independently verify any of the foregoing information and relied on such information being complete and accurate in all material respects. In addition, SBC Warburg Dillon Read did not make any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Halliburton or Dresser, nor was SBC Warburg Dillon Read furnished with any such evaluation or appraisal. With respect to the financial estimates concerning Halliburton and Dresser, SBC Warburg Dillon Read, with Halliburton's consent, based its review on selected research analyst estimates for Halliburton and Dresser. In addition, with Halliburton's consent, the SBC Warburg Dillon Read Opinion assumed that the Merger will be accounted for as a pooling-of-interests combination. Lastly, the SBC Warburg Dillon Read Opinion was based on economic, monetary and market conditions existing on the date of its opinion.

  The SBC Warburg Dillon Read Opinion did not address Halliburton's underlying business decision to effect the Merger or constitute a recommendation to any stockholder of Halliburton as to how such stockholder should vote with respect to the Merger. Also, the SBC Warburg Dillon Read Opinion did not imply any conclusion as to the likely trading range for Halliburton's Common Stock following the consummation of the Merger, which may vary depending on numerous factors which generally influence the prices of securities.

  OPINION OF GOLDMAN SACHS. On February 25, 1998, Goldman Sachs rendered its oral opinion, which was confirmed by its written opinion also dated February 25, 1998, to the Halliburton Board of Directors to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Halliburton (the "Goldman Sachs Opinion"). Certain financial analyses used by Goldman Sachs in connection with the Joint Presentation to the Halliburton Board of Directors on February 19, 1998, and in connection with providing the Goldman Sachs Opinion to the Halliburton Board of Directors on February 25, 1998, are summarized under "--Analyses by SBC Warburg Dillon Read and Goldman Sachs" below.

  THE FULL TEXT OF THE GOLDMAN SACHS OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE GOLDMAN SACHS OPINION, IS ATTACHED HERETO AS APPENDIX E AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS OPINION REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE HALLIBURTON BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. SUCH OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO HALLIBURTON AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HALLIBURTON STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HALLIBURTON SPECIAL MEETING. HALLIBURTON STOCKHOLDERS ARE URGED TO, AND SHOULD, READ CAREFULLY THE GOLDMAN SACHS OPINION IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE AND MATTERS CONSIDERED BY GOLDMAN SACHS. THE SUMMARY OF THE GOLDMAN SACHS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SUCH OPINION.

  In connection with its written opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) Annual Reports to Stockholders (except for the year ended December 31, 1997 for Halliburton) and Annual Reports on Form 10-K of Dresser for the five fiscal years ended October 31, 1997 and of Halliburton for the five years ended December 31, 1997; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Dresser and Halliburton; (iv) certain other communications from Dresser and Halliburton to their respective stockholders; and (v) certain internal financial analyses and forecasts for Dresser and Halliburton prepared by their respective managements. Goldman Sachs held discussions with members of the senior management of Halliburton regarding its past and current business operations, financial condition and future prospects. Goldman Sachs also held discussions with members of the senior management of Dresser regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for Halliburton Common Stock and Dresser Common Stock, compared certain financial and stock market information for Dresser and Halliburton with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil field services industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of its opinion. Goldman Sachs' review with respect to the projected future performance of Halliburton was based on selected research analyst estimates for Halliburton that reflected, in the judgment of Halliburton, the best currently available estimates of future performance. Goldman Sachs' review with respect to the projected future performance of Dresser was also based, with Halliburton's consent, on selected research analyst estimates. In addition, Goldman Sachs assumed, with Halliburton's consent, that the cost savings and operating synergies projected by Halliburton to result from the transaction contemplated by the Merger Agreement were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Halliburton. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Dresser or Halliburton or any of their subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with Halliburton's consent, that the transaction contemplated by the Merger Agreement will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Goldman Sachs' advisory services and the opinion expressed herein were provided for the information and assistance of the Halliburton Board of Directors in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of Halliburton Common Stock should vote with respect to such transaction.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Halliburton selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Goldman Sachs may provide investment banking services to Halliburton from time to time in the future.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Halliburton and/or Dresser for its own account and for the account of customers.

  ANALYSES BY SBC WARBURG DILLON READ AND GOLDMAN SACHS.

  The following is a summary of the material financial analyses used by SBC Warburg Dillon Read and Goldman Sachs in connection with the Joint Presentation to the Halliburton Board of Directors on February 19, 1998. At the Joint Presentation, both SBC Warburg Dillon Read and Goldman Sachs advised the Halliburton Board of Directors that each of such firms expected to be able, if requested at the time of approval of a merger agreement by the Halliburton Board of Directors, to render an opinion to the effect that the Exchange Ratio was fair to Halliburton from a financial point of view. Such opinions were not requested by the Halliburton Board of Directors at that meeting because it was not then taking any action with respect to the Merger or the Merger Agreement. The information on which the financial analyses used by the two firms in connection with the Joint Presentation was based was subsequently updated through February 24, 1998 for purposes of rendering the SBC Warburg Dillon Read and the Goldman Sachs Opinion. Such updated analysis was reviewed by SBC Warburg Dillon Read with the Halliburton Board of Directors on February 25, 1998 (the "February 25 Presentation"). The updated information had no material effect on the results of the financial analyses presented to the Halliburton Board of Directors on February 19, 1998. At its meeting on February 25, 1998, the Halliburton Board of Directors approved the Merger and the Merger Agreement and requested and received the oral and written opinions of SBC Warburg Dillon Read and Goldman Sachs to the effect that, based upon and subject to certain matters, as of that date, the Exchange Ratio was fair to Halliburton from a financial point of view.

  The following summary of the material financial analyses used by these firms does not purport to be a complete description of the analyses conducted by SBC Warburg Dillon Read and Goldman Sachs in arriving at their respective opinions. SBC Warburg Dillon Read and Goldman Sachs utilized substantially the same types of financial analyses in connection with the Joint Presentation.

  The estimated earnings per share ("EPS") and cash flow per share ("CFPS") statistics for 1998 and 1999 that are used throughout this Joint Proxy Statement/Prospectus were based on selected equity research analyst estimates for Halliburton and Dresser. Specific dollar amounts, percentages and ratios resulting from the application of these financial analyses, as well as dates utilized, and disclosed in the following description are those on which the Joint Presentation was based.

  Historical Stock Trading Analysis. SBC Warburg Dillon Read and Goldman Sachs reviewed the daily historical closing prices of Dresser Common Stock during the period from January 1, 1996 to February 13, 1998. During this period, the low closing share price for Dresser was $23.63 on January 18, 1996, and the high closing share price for Dresser was $45.44 on October 13, 1997. SBC Warburg Dillon Read and Goldman Sachs also reviewed the ratio of the closing share price of Dresser Common Stock to the closing share price of Halliburton Common Stock during the period from January 1, 1994 to February 13, 1998. During this period, the average implied exchange ratio was 1.093. SBC Warburg Dillon Read and Goldman Sachs also reviewed the ratio of the closing price of Dresser to the closing share price of Halliburton for the following time periods: (i) January 1, 1995 to February 13, 1998, (ii) January 1, 1996 to February 13, 1998 and (iii) January 1, 1997 to February 13, 1998. The average implied exchange ratio for these periods was 1.013, 0.962 and 0.862, respectively. In addition, SBC Warburg Dillon Read and Goldman Sachs also reviewed the same ratio as stated above for the 30 day and 60 day time periods preceding February 13, 1998, which resulted in implied exchange ratios of
0.843 and 0.780, respectively. The implied exchange ratio on February 13, 1998 was 0.777, based on the closing prices for Halliburton and Dresser on February 13, 1998.

  Contribution Analysis. SBC Warburg Dillon Read and Goldman Sachs analyzed the relative contribution of net income and cash flow from operations ("CFFO") from each of Halliburton and Dresser for each company's 1997 fiscal year end, which resulted in an implied exchange ratio for net income and CFFO of 1.039 and 1.240, respectively. SBC Warburg Dillon Read and Goldman Sachs also analyzed the relative contribution of net income and CFFO for Halliburton and Dresser for each company's estimated 1998 and 1999 fiscal year end statistics. The 1998 and 1999 estimated net income statistics resulted in an implied exchange ratio of 0.928 and 0.885, respectively. The 1998 and 1999 estimated CFFO statistics resulted in an implied exchange ratio of 1.031 and 1.014, respectively. In addition, SBC Warburg Dillon Read and Goldman Sachs analyzed the Contribution Analysis based on the market value of equity of Halliburton and Dresser. This statistic resulted in an implied exchange ratio for the market value of equity of 0.777.

  Transaction Multiples for Selected Mergers. SBC Warburg Dillon Read and Goldman Sachs reviewed publicly available information about the following mergers that involved acquisitions of certain oil field service and oil field drilling companies that were announced between January 1, 1984 and February 24, 1998 with merger values in excess of $500 million: Schlumberger/SEDCO, Baker International/Hughes Tool, Dresser Industries/Baroid Corporation, Weatherford International/Enterra, SONAT Offshore Drilling/Transocean ASA, Camco International/Production Operators and Falcon Drilling/Reading & Bates (collectively referred to as the "Selected Mergers"). SBC Warburg Dillon Read and Goldman Sachs deemed such Selected Mergers appropriate for the following analysis because the Selected Mergers were significant transactions within comparable industries to those in which Halliburton and Dresser are engaged.

  SBC Warburg Dillon Read and Goldman Sachs calculated the Net Market Capitalization as a multiple of the latest 12 months ("LTM") EBIT for the Selected Mergers and arrived at an average multiple of 19.1x compared to the implied multiple for Dresser of 15.5x, based on the terms of the Merger, Dresser's 1997 EBIT and the closing share price of Halliburton as of February 13, 1998. "EBIT" is defined as a company's earnings before interest, taxes and equity earnings from unconsolidated affiliates and "Net Market Capitalization" is defined as the market value of the relevant company's common equity plus total debt, plus liquidation value of preferred stock and book value of minority interest, less cash and cash equivalents and less the book value of investments in unconsolidated affiliates. SBC Warburg Dillon Read and Goldman Sachs also calculated the Net Market Capitalization as a multiple of LTM EBITDA for each of the Selected Mergers above. "EBITDA" is defined as a company's earnings before interest, taxes, depreciation, amortization and equity earnings from unconsolidated affiliates. The average LTM EBITDA multiple for the Selected Mergers was 11.1x compared to the implied 1997 EBITDA multiple of 10.7x for Dresser, based on the terms of the Merger and on the closing share price of Halliburton as of February 13, 1998. For the EBITDA and EBIT references, the only transaction that was excluded from the Selected Mergers was the Baker International/Hughes Tool merger, announced in October 1986. This transaction did not provide a useful basis for comparison because Hughes Tool's EBIT was negative. SBC Warburg Dillon Read and Goldman Sachs also calculated the stock market premiums paid for the Selected Mergers shown above based on the premium determined by the stock price four weeks prior to the announcement date and the announcement date for each Selected Merger. The average premium for the Selected Mergers was 24.5%, the highest premium was 56.1% and the lowest premium was 3.0%.

  In addition to the Selected Mergers above, SBC Warburg Dillon Read and Goldman Sachs reviewed premiums paid for all friendly mergers from January 1, 1994 through February 24, 1998 with a transaction value in excess of $6 billion, but less than $12 billion, which resulted in an average premium of 33.3% four weeks prior to the announcement date, of which the highest premium was 95.4% and the lowest premium was 0.4%. Based on closing share prices of Halliburton and Dresser as of February 13, 1998, the implied merger share price premium for Dresser was 28.0% as compared with the share price four weeks prior to February 13, 1998, 28.6% relative to the closing share price on February 13, 1998, and 5.1% compared to Dresser's 12-month high closing share price.

  No company or transaction utilized in the above Transaction Multiples for Selected Mergers is identical to either Dresser or the Merger. Accordingly, an analysis of the results of such analyses is not purely mathematical. Rather, such analyses involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the company to which they are being compared.

  Pro Forma Merger Consequences Analysis. SBC Warburg Dillon Read and Goldman Sachs analyzed certain pro forma EPS effects that could result from the Merger. With respect to the financial estimates implicit in this analysis, SBC Warburg Dillon Read and Goldman Sachs based their review on selected equity research analyst consensus estimates for EPS for Halliburton and Dresser. Based upon their projections and certain cost savings and synergy sensitivities that Halliburton's management expects to achieve from the Merger and assuming pooling of interests accounting treatment, SBC Warburg Dillon Read and Goldman Sachs examined the impact of the Merger on the pro forma basic EPS.

  Without certain cost savings and synergies, this analysis indicated that the Merger would be dilutive to Halliburton's EPS by 2.9% in 1998 and 4.6% in 1999. Under a Halliburton pre-tax cost savings and synergy sensitivity of $250 million, assuming a tax rate of 40% and assuming that only 50% of the synergies are realized in 1998 and 100% are realized in 1999, the Merger would result in pro forma EPS statistics that are accretive to Halliburton's EPS by 4.4% in 1998 and 6.7% in 1999. Under a Halliburton pre-tax cost savings and synergy sensitivity of $500 million and incorporating the same tax rate and other assumptions as above, this analysis indicated that the Merger would be accretive to Halliburton's EPS by 11.6% in 1998 and 17.9% in 1999.

  Pursuant to the engagement letter, dated as of November 1, 1997, between Halliburton and SBC Warburg Dillon Read, Halliburton has agreed to pay SBC Warburg Dillon Read a fee of $14 million for services rendered in connection with the Merger. Of this amount, $500,000 was due upon execution of the engagement letter, $4 million was due at the time Halliburton requested the SBC Warburg Dillon Read Opinion, and the balance is contingent upon the consummation of the Merger. In addition, Halliburton has agreed to reimburse SBC Warburg Dillon Read for the expenses reasonably incurred by it in entering into and performing services in connection with its engagement (including reasonable counsel's fees) and to indemnify SBC Warburg Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services performed in connection with its engagement.

  Pursuant to the engagement letter dated as of November 1, 1997 between Halliburton and Goldman Sachs, Halliburton has agreed to pay Goldman Sachs a fee of $14 million for services rendered in connection with the Merger. Of this amount, $500,000 was due upon execution of the engagement letter, $4 million was due at the time Halliburton requested the Goldman Sachs Opinion, and the balance is contingent upon the consummation of the Merger. In addition, Halliburton has agreed to reimburse Goldman Sachs for the expenses reasonably incurred by it in entering into and performing services in connection with its engagement (including reasonable counsel's fees) and to indemnify Goldman Sachs and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services performed in connection with its engagement.

  In arriving at its opinion and as to the significance and relevance of each analysis and factor, neither SBC Warburg Dillon Read nor Goldman Sachs assigned any particular weight to any analysis or factor they considered, but rather made qualitative judgments based on their experience in rendering such opinions and on the existing economic, monetary and market conditions as of the date of their opinion. Accordingly, SBC Warburg Dillon Read and Goldman Sachs believe that their analyses must be considered as a whole and that selecting portions of their analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and their opinions. In their analyses, SBC Warburg Dillon Read and Goldman Sachs independently made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Halliburton's or Dresser's control. Any estimates contained in SBC Warburg Dillon Read's and Goldman Sachs' analyses are not necessarily indicative of actual values or predictive of the future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business or securities do not purport to be appraisals or to reflect the actual prices at which businesses or securities might be sold.

OPINION OF FINANCIAL ADVISOR TO DRESSER: SALOMON SMITH BARNEY

  At the meeting of the Dresser Board held on Wednesday, February 25, 1998, Salomon Smith Barney delivered its oral opinion, subsequently confirmed in writing, that, as of such date, the Exchange Ratio was fair to the holders of Dresser Common Stock from a financial point of view. No limitations were imposed by the Dresser Board upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY IS SET FORTH AS APPENDIX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS

CONSIDERED BY SALOMON SMITH BARNEY. HOLDERS OF DRESSER COMMON STOCK ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS INCORPORATED HEREIN BY REFERENCE.

  In connection with rendering its opinion, Salomon Smith Barney reviewed certain publicly available information concerning Dresser and Halliburton and certain other financial information concerning Dresser and Halliburton, including financial forecasts, that were provided to Salomon Smith Barney by Dresser and Halliburton, respectively. Salomon Smith Barney discussed the past and current business operations, financial condition and prospects of Dresser and Halliburton with certain officers and employees of Dresser and Halliburton, respectively. Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

  In its review and analyses and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the information reviewed by it for the purpose of the opinion and Salomon Smith Barney did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of Dresser and Halliburton or any estimates of synergies resulting from the Merger, Salomon Smith Barney assumed that such forecasts and estimates had been reasonably prepared on bases reflecting good faith estimates and judgments of the respective management of Dresser or Halliburton, and Salomon Smith Barney expressed no opinion with respect to such forecasts and estimates or the assumptions on which such forecasts and estimates were based. Salomon Smith Barney did not make or obtain or assume any responsibility for making or obtaining any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Dresser or Halliburton.

  Salomon Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on the date thereof. Salomon Smith Barney's opinion does not imply any conclusion as to the likely trading range for Halliburton Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Smith Barney's opinion did not address Dresser's underlying business decision to effect the Merger, and Salomon Smith Barney expressed no view on the effect on Dresser of the Merger and related transactions. Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Dresser Common Stock and does not constitute a recommendation concerning how holders of Dresser Common Stock should vote with respect to the Merger Agreement or the Merger.

  In connection with its opinion, Salomon Smith Barney performed certain financial analyses, which it discussed with the Dresser Board on February 21, 1998. The material portions of the analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated February 25, 1998 are summarized below.

    (i) Historical Stock Price Performance. Salomon Smith Barney reviewed the relationship between movements of Dresser Common Stock, Halliburton Common Stock and the common stock of two of the most comparable companies, Baker Hughes, Incorporated ("Baker Hughes") and Schlumberger Limited ("Schlumberger"), for the period from February 20, 1995 through February 19, 1998, as well as the trading volume and price history of Dresser Common Stock and Halliburton Common Stock for the same period.

    (ii) Contribution Analysis. Salomon Smith Barney analyzed the pro forma financial contributions from each of Dresser and Halliburton to the combined company assuming the Merger is consummated in accordance with the Merger Agreement. Salomon Smith Barney analyzed, among other things, the relative contribution to the combined company's net income and cash flow from each of Dresser's and Halliburton's net income and cash flow for 1997 and as estimated for 1998 and 1999 (based on averages of Wall Street analyst estimates). Salomon Smith Barney's analysis assumed that the Merger would be accounted for as a "pooling-of-interests" but did not give effect to any synergies that may be realized following the Merger. This analysis indicated that Dresser and Halliburton (i) would have contributed 41% and 59% of net income, respectively, and 42% and 58% of cash flow, respectively, in 1997, (ii) would contribute 38% and 62% of net income, respectively, and 41% and 59% of cash flow, respectively, in 1998, and (iii) would contribute 37% and 63% of net income, respectively, and 40% and 60% of cash flow, respectively, in 1999. Using these contribution percentages, Salomon Smith Barney determined a range of implied exchange ratios from 0.87 to 1.04, with an average of 0.94, based on the net income contributions, and from 1.00 to 1.08, with an average of 1.03, based on the cash flow contributions.

    (iii) Historical Exchange Ratio Analysis. Salomon Smith Barney reviewed the daily closing prices of Dresser Common Stock and Halliburton Common Stock during the last five years, the last three years, the last twelve months and the last three months ended on February 19, 1998 and the implied historical exchange ratios determined by dividing the price per share of Dresser Common Stock by the price per share of Halliburton Common Stock (the "Historical Exchange Ratio") over such periods. Salomon Smith Barney calculated that the Historical Exchange Ratio (i) ranged from a high of
  1.59 to a low of 0.69 with an average of 1.10 for the last five years, (ii) ranged from a high of 1.26 to a low of 0.69 with an average of 1.00 for the last three years, (iii) ranged from a high of 0.99 to a low of 0.69 with an average of 0.84 for the last twelve months, (iv) ranged from a high of 0.86 to a low of 0.69 with an average of 0.79 for the last three months, and (v) was 0.85 on February 19, 1998.

    (iv) Public Market Valuation Analysis. Salomon Smith Barney arrived at a range of values for Dresser Common Stock and Halliburton Common Stock by reviewing and analyzing certain financial information of publicly traded companies that Salomon Smith Barney determined to be comparable to the business segments of Dresser and Halliburton. The comparable companies for Dresser's and Halliburton's petroleum products and services segments included Baker Hughes, Dresser, Halliburton and Schlumberger (the "Petroleum Products Comparable Companies"); the comparable companies for Dresser's and Halliburton's engineering services segments included Empresas ICA Sociedad Controladora, S.A. de C.V., Fluor Corporation, Foster Wheeler Corporation, Jacobs Engineering Group Inc., McDermott International, Inc. and Morrison Knudsen Corporation (the "Engineering Services Comparable Companies"); the comparable companies for Dresser's compression and pumping segment included BJ Services Company, Camco International Inc., EVI, Inc., Hanover Compressor Company, Smith International, Inc., Tuboscope Inc., Varco International, Inc. and Weatherford Enterra, Inc. (the "Compression Comparable Companies"); and the comparable companies for Dresser's measurement, flow control and power systems segment included Cooper Cameron Corporation, Daniel Industries, Inc., Flowserve Corporation, Graco Inc., IDEX Corporation, Ingersoll-Rand Company, Robbins & Myers, Inc., Roper Industries, Inc. and Watts Industries, Inc. (the "Measurement Comparable Companies" and, collectively with the above named comparable companies, the "Segment Comparable Companies").

    Salomon Smith Barney reviewed, among other things, the multiples (based on First Call estimates) of market price to estimated 1998 and 1999 EPS for the Segment Comparable Companies. This analysis resulted in multiples of market price to EPS with a median of (i) 18.5x for 1998 and 14.6x for 1999 for the Petroleum Products Comparable Companies, (ii) 16.7x for 1998 and 13.2x for 1999 for the Engineering Services Comparable Companies, (iii) 15.7x for 1998 and 12.3x for 1999 for the Compression Comparable Companies and (iv) 15.5x for 1998 and 13.4x for 1999 for the Measurement Comparable Companies. Using this information and other factors deemed relevant in the valuation of Dresser and Halliburton, as well as the respective management's estimates of the relative contribution of each business segment of Dresser and Halliburton to the respective estimated 1998 operating income of Dresser and Halliburton, Salomon Smith Barney determined a range of weighted average multiples of market price to estimated 1998 and 1999 EPS of 14.5x to 19.6x and 11.6x to 15.8x, respectively, for Dresser and 15.6x to 21.0x and 12.2x to 16.6x, respectively, for Halliburton. This analysis resulted in an implied equity value per share range, based on First Call estimates of EPS for 1998 and 1999, from $31.49 to $42.60 for Dresser, and $36.84 to $49.84 for
  Halliburton.

    (v) Private Market Valuation Analysis. Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to selected merger transactions involving energy services companies. The transactions used in this analysis included Halliburton's acquisition of NUMAR

  Corporation, National-Oilwell, Inc.'s acquisition of Dreco Energy Services Ltd., Baker Hughes' acquisition of Drilex International Inc., Camco International Inc.'s acquisition of Production Operators Corp., Baker Hughes' acquisition of Petrolite Corporation, Halliburton's acquisition of Landmark Graphics and BJ Services Company's acquisition of Nowsco Well Service Ltd. (the "Precedent Transactions"). Salomon Smith Barney reviewed, among other things the multiples of firm value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") represented by the Precedent Transactions, which ranged from 8.0x to 65.5x, with a median of 17.9x, and the multiples of equity value to LTM net income represented by the Precedent Transactions, which ranged from 27.7x to 66.6x, with a median of 33.2x. Using this information and other factors deemed relevant in the valuation of Dresser and Halliburton, Salomon Smith Barney selected a range of multiples of firm value to EBITDA from 12.0x to 14.0x for Dresser, and 14.0x to 18.0x for Halliburton, and a range of multiples of equity value to net income from 25.0x to 30.0x for Dresser, and 28.0x to 34.0x for Halliburton. This analysis resulted in an implied equity value per share of Dresser, assuming 175.24 million shares outstanding, LTM EBITDA of $894 million and LTM net income of $347 million, ranging from $51.35 to $61.18. This analysis resulted in an implied equity value per share of Halliburton, assuming 261.97 million shares outstanding, LTM EBITDA of $1.116 billion and LTM net income of $454 million, ranging from $51.07 to $63.09.

    (vi) Multiples Analysis. Salomon Smith Barney also compared certain financial information of Dresser with Baker Hughes, Halliburton and Schlumberger. Using First Call estimates, Salomon Smith Barney compared the multiples of market price to estimated 1998 EPS, estimated 1999 EPS, estimated 1998 CFPS and estimated 1999 CFPS, as well as the multiples of firm value to LTM EBITDA, and LTM earnings before interest and taxes ("EBIT"), for Baker Hughes, Halliburton and Schlumberger, with the implied multiples on the corresponding data for Dresser based on the Exchange Ratio in the Merger and closing share prices as of February 19, 1998. This analysis resulted in multiples of (i) market price to estimated 1998 EPS of 18.0x, 19.1x and 23.2x for Baker Hughes, Halliburton and Schlumberger, respectively, compared to an implied multiple for Dresser of 20.5x, (ii) market price to estimated 1999 EPS of 14.3x, 14.9x and 18.9x for Baker Hughes, Halliburton and Schlumberger, respectively, compared to an implied multiple for Dresser of 16.7x, (iii) market price to estimated 1998 CFPS of 10.6x, 12.5x and 13.9x for Baker Hughes, Halliburton and Schlumberger, respectively, compared to an implied multiple of 12.1x for Dresser, (iv) market price to estimated 1999 cash flow per share of 8.6x, 10.4x and 12.0x for Baker Hughes, Halliburton and Schlumberger, respectively, compared to an implied multiple of 10.2x for Dresser, (v) firm value to LTM EBITDA of 13.6x, 10.9x and 15.5x for Baker Hughes, Halliburton and Schlumberger, respectively, compared to an implied multiple of 10.1x for Dresser, and
  (vi) firm value to EBIT of 22.4x, 15.0x and 25.2x for Baker Hughes, Halliburton and Schlumberger, respectively, compared to an implied multiple of 14.3x for Dresser.

    (vii) Premium Analysis. Salomon Smith Barney reviewed the ratios of certain implied prices of Dresser Common Stock, based on the Exchange Ratio, the closing price of Dresser Common Stock as of February 19, 1998 and certain benchmark prices of Halliburton Common Stock, to certain benchmark stand-alone prices of Dresser Common Stock. The benchmark prices of Halliburton Common Stock and the benchmark stand-alone prices of Dresser Common Stock included the current price, the 20-day average price, the 52-week low price and the 52-week high price of each of Dresser Common Stock and Halliburton Common Stock as of its closing price on February 19, 1998. The ratios of the implied prices to the stand-alone prices ranged from a high of 221% to a low of 68%, with a mean of 128%. Salomon determined that in almost every case, except with respect to the ratios using the 52-week low price of Halliburton Common Stock, the ratio of the implied price of Dresser Common Stock to the stand-alone price of Dresser Common Stock was in excess of 100%.

    (viii) Pro Forma Merger Analysis. Salomon Smith Barney reviewed certain pro forma financial effects on Dresser and Halliburton. Using First Call estimates for Dresser and Halliburton for 1998 and 1999, Salomon Smith Barney compared the estimated EPS and CFPS of Dresser Common Stock and Halliburton Common Stock, each on a stand-alone basis, to the estimated EPS and CFPS of the combined company's common stock on a pro forma basis. Salomon Smith Barney's analysis assumed that the Merger would be accounted for as a "pooling-of-interests", and that no synergies would be realized in 1998 and

  $100 million of pre-tax synergies would be realized in 1999 following the Merger. Based on such analysis, Salomon Smith Barney determined that the proposed Merger would be accretive/(dilutive) in 1998 and 1999 (i) on an EPS basis at levels of 4.6% and 13.0%, respectively, for Dresser Common Stock and (2.9)% and 0.0%, respectively, for Halliburton Common Stock and
  (ii) on a CFPS basis at levels of (1.9)% and 1.7%, respectively, for Dresser Common Stock and 1.3% and 4.3%, respectively, for Halliburton Common Stock.

  The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above is not and does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion or its presentation to the Dresser Board. Salomon Smith Barney believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion. In addition, no company used in the comparable companies trading analysis, the public market valuation analysis or the multiples analysis summarized above is identical to Dresser or Halliburton or any of their business segments and no transaction used in the private market valuation analysis summarized above is identical to the Merger. Accordingly an analysis of the data described above necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Dresser, Halliburton or any of their business segments and other facts that could affect the public trading value or the acquisition value of the companies to which they are being compared.

  In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Dresser or Halliburton. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the Exchange Ratio to holders of Dresser Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  Pursuant to an engagement letter dated February 13, 1998, Dresser agreed to pay to Salomon Smith Barney: (a) a fee of $250,000 which was paid following Dresser's execution of such engagement letter; (b) an additional fee of $1,750,000 which was paid following the execution of the Merger Agreement; and
(c) a fee equal to 0.25% of the aggregate consideration (as defined in the engagement letter) payable in connection with the Merger (less any fees paid as described in clauses (a) and (b)), but not to exceed the total fees paid by Halliburton to its financial advisors, contingent upon the consummation of the Merger and payable at the closing thereof. If the Effective Time had been May 6, 1998, such fee would total $24.0 million in the aggregate based on the current number of fully-diluted shares of Dresser Common Stock and the latest closing price of Halliburton Common Stock. Dresser also agreed, under certain circumstances, to reimburse Salomon Smith Barney for all reasonable fees and disbursements of Salomon Smith Barney's counsel and all of Salomon Smith Barney's reasonable travel and other out-of-pocket expenses incurred in connection with the Merger, and agreed to indemnify Salomon Smith Barney and certain related persons against various liabilities, including liabilities under the Federal securities laws, relating to or arising out of its engagement.

  Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. In the ordinary course of its business, Salomon Smith Barney may actively trade the securities of Dresser and Halliburton for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney has rendered certain investment banking and financial advisory services to Dresser for which Salomon Smith Barney received customary compensation. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with Halliburton, Dresser and their affiliates. The Dresser Board retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its substantial experience in transactions such as the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of Dresser's Board of Directors with respect to the Merger, Dresser's stockholders should be aware that certain of Dresser's directors and officers have interests respecting the Merger separate from their interests as holders of Dresser Common Stock, including those referred to below.

  BOARD SEATS ON THE HALLIBURTON BOARD OF DIRECTORS. In the Merger Agreement, Halliburton and Dresser have agreed that the Board of Directors of Halliburton immediately following the Merger will consist of 14 members and will be reconstituted to include all then current members of Halliburton's Board of Directors and, in addition, Mr. Bradford and four additional directors of Dresser to be chosen by a committee consisting of Mr. Cheney, Mr. Bradford and the current chairmen of the Nominating and Corporate Governance Committee of Halliburton and the Board Policy and Nominating Committee of Dresser. These additional directors of Halliburton will also be accorded proportionate membership on the Halliburton Board committees. One of the current Halliburton directors has announced his intention to retire from the Board of Directors concurrently with the consummation of the Merger.

  EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL SEVERANCE AGREEMENTS. Pursuant to the Merger Agreement, Halliburton has entered into employment contracts with Messrs. Bradford and Vaughn which will become effective at the Effective Time. Mr. Bradford will become Chairman of the Board of Directors of Halliburton and Donald C. Vaughn, the current President and Chief Operating Officer of Dresser, will become Vice Chairman of Halliburton. Each of Messrs. Bradford and Vaughn will also be appointed to serve on Halliburton's Executive Committee along with Messrs. Cheney and Lesar.

  Dresser has entered into change of control severance agreements (the "Severance Agreements") with 35 executives and key employees (the "Executives") in order to encourage their continued service and dedication in the performance of their duties, notwithstanding the potential uncertainties and dislocations that may arise as a result of the Merger. Pursuant to the Severance Agreements, each Executive will be entitled to certain benefits described below if a Change of Control (as defined in the Severance Agreements) occurs and, within the three-year period following the Change of Control, (i) such Executive's employment is terminated other than for Cause (as defined in the Severance Agreements) or (ii) such Executive resigns from employment for Good Reason (as defined in the Severance Agreements) (either a "Termination").

  The benefits to which each Executive will be entitled in the event of a Termination following a Change of Control under the Severance Agreements include: (i) payment of any accrued but unpaid salary; (ii) payment of bonuses and awards under the Dresser short-term and long-term incentive plans in which the Executive participates (calculated as if a change of control has occurred under each such plan, to the extent applicable); and (iii) a payment equal to three times (if the Termination is within 12 months of the Change of Control), two times (if the Termination is within 24 to 12 months of the Change of Control) and one times (if the Termination is within 36 to 24 months of the Change of Control) the sum of (x) the Executive's annual base salary and (y) the Executive's annual bonus amount earned under the Dresser annual incentive plan for the fiscal year ending October 1998 (such bonus to be calculated on the basis that the performance factors have been achieved which shall be deemed to be 100% unless the performance actually achieved is greater than 100%). In addition, the Severance Agreements provide that (i) the Executive shall be deemed fully vested as of the Termination in (x) any Dresser retirement plans (including Dresser's retiree medical plan and executive life insurance programs to the extent the Executive was eligible prior to the Termination) and (y) any other written agreements or plans relating to compensation or retirement benefits in which the Executive was a participant prior to the Change of Control, (ii) the Executive's age and service for all such retirement-type plans shall be deemed increased (to the extent applicable) by the lesser of 36 months or such shorter period of time as would render the Executive 65 years of age, and (iii) the Executive shall be entitled to continued welfare and other ancillary benefits enjoyed by the Executive immediately prior to the Termination (e.g., health and life insurance benefits) for the three-year period following the Termination. Any benefits payable under the Severance Agreements are required to be grossed up to the extent the Executive would be subject to an excise tax under Section 4999 of the Code due to the receipt thereof. The Severance Agreements also provide that, without regard to a Termination, if an Executive remains employed with Halliburton on the anniversary of the Change of Control, the Executive shall become vested in any retirement benefits as if the Executive had a Termination (but without three years of incremental service and age).

  Consummation of the Merger will constitute a Change of Control within the meaning of the Severance Agreements. As described above, Executives covered by the Severance Agreements will not be entitled to receive the above-described severance benefits unless they have a Termination within the three-year period following the Change of Control. It is estimated that the incremental benefits that would be payable to Messrs. George H. Juetten, A. Jack Stanley, and G. Phillip Tevis under the Severance Agreements (in excess of the amounts that would otherwise be payable to them absent the Merger) if there were a Termination within the 12-month period following the Merger, would be approximately $3,520,000, $4,440,000 and $3,910,000, respectively. It is estimated that the aggregate incremental cost under the Severance Agreements if all Executives covered under the Severance Agreements had a Termination within the 12-month period following the Merger would be approximately $101,300,000.

  TRANSITION MANAGEMENT TASK FORCE. The Merger Agreement further provides that, pending the Merger, Halliburton and Dresser will create a special transition management task force comprised of Messrs. Bradford, Cheney, Lesar and Vaughn. The task force will examine various alternatives regarding the manner in which to best organize the business of the combined companies after the Effective Time.

  STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each Dresser Option will be assumed by Halliburton and will become an option to purchase Halliburton Common Stock. The number of shares of Halliburton Common Stock subject thereto will equal the number of shares of Dresser Common Stock previously subject thereto and the exercise price per share of Halliburton Common Stock will equal the exercise price per share of Dresser Common Stock stated therein. Otherwise, the terms and conditions of such Dresser Options will remain the same.

  RESTRICTED COMMON STOCK. Under the terms of Dresser's 1989 Restricted Incentive Stock Plan, 1992 Stock Compensation Plan, Special 1997 Restricted Incentive Stock Grant and Restricted Stock Grant Plan for 1997 (the "Restricted Stock Plans"), all restrictions on outstanding Dresser Restricted Common Stock (the "Dresser Restricted Common Stock") issued pursuant to the Restricted Stock Plans will lapse at the Effective Time.

  The following table sets forth the names of those executive officers of Dresser who hold Dresser Restricted Common Stock and the number of shares of Dresser Restricted Common Stock that will vest upon the occurrence of the Merger by virtue of the terms of the Restricted Stock Plans.

                                                              DRESSER RESTRICTED
                              NAME OF                            COMMON STOCK
                         EXECUTIVE OFFICER                         TO VEST
                         -----------------                    ------------------
      C. E. Ables............................................       18,116
      W. E. Bradford.........................................       47,584
      P. M. Bryant...........................................       16,217
      A. C. Judd.............................................        6,418
      G. H. Juetten..........................................        6,138
      M. J. Kammerer.........................................        2,206
      R. J. Menerey..........................................        3,332
      R. R. Morris...........................................        3,280
      P. M. Murray...........................................        2,822
      D. R. Smith............................................        3,000
      A. J. Stanley..........................................       10,000
      G. P. Tevis............................................            0
      D. C. Vaughn...........................................       18,513
      All executive officers as a group......................      137,626*

--------

  * Approximately 111,355 shares of Dresser Restricted Common Stock are attached to, and will be issued upon the exercise of Dresser Options that are exercisable prior to the estimated Effective Time.

  INDEMNIFICATION. The Merger Agreement provides that Dresser, as the Surviving Corporation, will, to the fullest extent permitted by applicable law, indemnify each person who was, at the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of Dresser or any of its subsidiaries against (i) all liabilities (including reasonable attorney's fees) that at or after the Effective Time arise out of actions occurring at or prior to the Effective Time and that are, in whole or in part, based on the fact that such person is or was a director or officer of such party and (ii) all liabilities (including reasonable attorney's fees) to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. Halliburton has agreed in the Merger Agreement to guarantee such obligations of the Surviving Corporation.

  The Merger Agreement also provides that, for a period of six years after the Effective Time, (i) the Surviving Corporation will, subject to certain limitations, cause to be maintained in effect Dresser's current directors' and officers' liability insurance policies for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage and (ii), to the fullest extent permitted by law, all rights to indemnification as of the date of the Merger Agreement in favor of directors, officers, employees and agents of Dresser and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date of the Merger Agreement, or otherwise in effect on the date of the Merger Agreement, will survive the Merger and will continue in full force and effect. See "Certain Terms of the Merger Agreement--Indemnification."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Merger to the holders of Dresser Common Stock and is based on the opinions of Vinson & Elkins L.L.P., counsel to Halliburton, and Weil, Gotshal & Manges LLP, counsel to Dresser. Such opinions are based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. HOLDERS OF DRESSER COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

  Halliburton has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that Halliburton, Merger Sub and Dresser will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that Halliburton, Merger Sub and Dresser will not recognize any gain or loss as a result of the Merger. Dresser has received from its counsel, Weil, Gotshal & Manges LLP, an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Halliburton, Merger Sub and Dresser will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that no gain or loss will be recognized by a holder of Dresser Common Stock upon receipt of Halliburton Common Stock in exchange for shares of Dresser Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares).

  Assuming the Merger is treated as a reorganization within the meaning of
Section 368(a) of the Code, the aggregate tax basis of the shares of Halliburton Common Stock received by a Dresser stockholder in the Merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the shares of Dresser Common Stock surrendered in exchange therefor. The holding period of the shares of Halliburton Common Stock received by a Dresser stockholder in the Merger (including any fractional share deemed received) will include the holding period of the shares of Dresser Common Stock surrendered in exchange therefor, provided that such shares of Dresser Common Stock are held as capital assets at the Effective Time.

  A stockholder of Dresser who receives cash in lieu of a fractional share of Halliburton Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in the fractional share (as described above) and the amount of cash received. Such gain or loss will be capital gain or loss if the Dresser

Common Stock is held by such stockholder as a capital asset at the Effective Time; the tax rate applicable to such capital gain or loss will depend on the holding period for the fractional share (as described above) as of that time.

  The foregoing opinions address all of the material federal income tax consequences of the Merger to the participants to the Merger and to the stockholders of Dresser. Such opinions are based upon the Merger Agreement (including the representations and warranties contained in Sections 4.17 and 5.17 thereof (in general, regarding: the absence of any extraordinary distribution on, redemption of, or acquisition by Halliburton other than pursuant to the Merger of any shares of Dresser Common Stock; the payment of expenses incurred in connection with the Merger; the absence of any intercorporate indebtedness between Halliburton and Dresser that was issued, acquired or will be settled at a discount; the fact that Dresser is not an investment company as defined in the Code; the fact that Dresser is not in bankruptcy, receivership or a similar proceeding; the fact that following the Merger, the Surviving Corporation will hold substantially all of the assets of Dresser and Merger Sub; the absence of any plan or intention on the part of Halliburton to liquidate, merge or dispose of shares of the Surviving Corporation (subject to certain exceptions), to issue shares of capital stock of the Surviving Corporation such that Halliburton would lose control (as defined in the Code) of the Surviving Corporation, to dispose of assets of the Surviving Corporation (subject to certain exceptions) or to reacquire any shares of Halliburton Common Stock issued in the Merger; the fact that the Surviving Corporation will continue the historic business of Dresser or use a significant portion of its historic business assets in a business; and the fact that Halliburton has not during the past five years owned more than 500 shares of capital stock of Dresser)), the facts set forth in the Registration Statement (including this Joint Proxy Statement/Prospectus), written representations of officers of Dresser and Halliburton (including representations substantially similar to the representations and warranties contained in Sections 4.17 and 5.17 of the Merger Agreement), current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service ("IRS"), court decisions and the assumption that the transaction contemplated by the Merger Agreement will be carried out strictly in accordance with the terms thereof. Stockholders of Dresser should be aware that such opinions are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court. Each of such opinions has been filed with the Commission as an exhibit to the Registration Statement.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. See the Unaudited Pro Forma Combined Condensed Financial Statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

  Each of Halliburton and Dresser has been preliminarily advised by its independent accountants that the Merger should be treated as a pooling of interests in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon the written confirmation by Arthur Andersen LLP of such advice. Also, such advice contemplates that each person who may be deemed an affiliate of Dresser or Halliburton will enter into an agreement with Halliburton not to sell or otherwise transfer any shares of Dresser Common Stock or Halliburton Common Stock, as the case may be, within 30 days prior to the Effective Time or any Halliburton Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Halliburton and Dresser. Forms of such agreements ("Affiliates' Agreements") are attached as Annexes B and C to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A. In accordance with the provisions of the Merger Agreement, Halliburton and Dresser have heretofore obtained executed Affiliates' Agreements from all persons known to the managements of Halliburton or Dresser to be affiliates of such corporations, respectively.

GOVERNMENTAL AND REGULATORY APPROVALS

  Each of Halliburton and Dresser filed premerger notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), on March 16, 1998, with the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC"). The Department of Justice issued a Request for Additional Information and Documents to the parties on April 15, 1998. Halliburton has offered to divest its interest in M-I, L.L.C. to resolve one of the Justice Department's antitrust concerns; there are additional areas that are still under investigation. The parties may not close the transaction until the statutory waiting period expires or is terminated by the Department of Justice. On April 23, 1998, the parties filed a premerger notification with the European Commission under the European Commission's Merger Regulation. The waiting period under the European Commission's Merger Regulation must be observed before the transaction may be consummated. On May 7, 1998, the parties filed a premerger notification with the Canadian Director of Investigations and Research under Canada's Competition Act. The waiting period applicable to this regulation must also be observed before the Merger may be completed. In addition, Halliburton will be required to file a premerger notice with the Foreign Investment Review Board ("FIRB") under the Australian Foreign Acquisitions and Takeovers Act 1975, the law regulating foreign investment in Australia. Approval of the proposed merger by the FIRB or expiration of the waiting period is required under that Act before the Merger can be consummated. The parties may have to make additional filings with other countries prior to consummation of the Merger, but no other approvals of governmental authorities and no other waiting periods must be observed to permit consummation of the Merger.

  Halliburton has offered to divest its minority interest in M-I, L.L.C. to resolve one of the Justice Department's antitrust concerns. For calendar year 1997, M-I, L.L.C. (a partnership for tax purposes) had revenues of $1,001 million and net income before federal income taxes of approximately $104 million. Halliburton owns a 36% interest in M-I, L.L.C. The book value of Halliburton's interest in M-I, L.L.C. is immaterial to the stockholders' equity of the combined company.

  At any time before or after the Effective Time, the Department of Justice, state attorneys general, foreign Governmental Authorities or private persons or entities could seek under the antitrust or competition laws, among other things, to enjoin the Merger or to cause Halliburton to divest itself, in whole or in part, of Dresser or of other businesses conducted by Halliburton or Dresser. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Halliburton and Dresser will prevail.

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of Halliburton Common Stock to be received by Dresser stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Halliburton Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Dresser prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case of those persons who become affiliates of Halliburton, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of Halliburton Common Stock or Dresser Common Stock by an affiliate of either Halliburton or Dresser, as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of Halliburton Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Halliburton and Dresser (the "Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Accordingly, Halliburton and Dresser have obtained executed Affiliates' Agreements from all persons known to the managements of Halliburton and Dresser to be affiliates of such corporations, respectively, in the form thereof attached to the Merger Agreement as Annexes B and C, respectively, to the effect that such persons will not sell, transfer or otherwise dispose of any shares of Dresser Common Stock or Halliburton Common Stock, as the case may be, during the Pooling Period and, with respect to affiliates of Dresser, that such persons will not sell, transfer or otherwise dispose of Halliburton Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145.

RIGHTS OF DISSENTING STOCKHOLDERS

  Under Delaware law, neither holders of Halliburton Common Stock nor holders of Dresser Common Stock will be entitled to any appraisal or dissenter's rights in connection with the Merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

  The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

  The Merger Agreement provides that, as soon as practicable after the satisfaction or waiver of the conditions to effecting the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. It is anticipated that, if the Merger Agreement is approved and adopted at the Dresser Special Meeting, the Charter Amendment and the Share Issuance are approved at the Halliburton Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur as soon as practicable following the date of the Halliburton Special Meeting and the Dresser Special Meeting.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time, each outstanding share of Dresser Common Stock, other than shares of Dresser Common Stock held in the treasury of Dresser or owned by Halliburton or any direct or indirect wholly owned subsidiary of either Halliburton or Dresser, which shares will be canceled at the Effective Time, will be converted into one share of Halliburton Common Stock. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Halliburton Common Stock or Dresser Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  Not later than five days after the Effective Time, Halliburton will cause ChaseMellon Shareholder Services, L.L.C., which has been selected by Halliburton to act as exchange agent pursuant to the Merger Agreement (the "Exchange Agent"), to mail to each record holder of Dresser Common Stock immediately prior to the Effective Time, information advising such holder of the consummation of the Merger and a letter of transmittal for use in exchanging Dresser Common Stock certificates for Halliburton Common Stock certificates and, if applicable, cash in lieu of fractional shares. Letters of transmittal will also be available following the Effective Time at the offices of the Exchange Agent at 120 Broadway, 13th Floor, New York, New York 10271,
Attn: Reorganization Department, and holders of certificates that previously evidenced Dresser Common Stock may, at their option after the Effective Time, surrender such certificates for certificates evidencing Halliburton Common Stock at the offices of the Exchange Agent in person. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Dresser of shares of Dresser Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of Dresser prior to the Effective Time.

  The shares of Halliburton Common Stock outstanding immediately prior to the Merger will be unaffected by the Merger. Accordingly, share certificates for Halliburton Common Stock should not be surrendered by stockholders of Halliburton.

  Since the Merger Agreement contemplates an Exchange Ratio of one share of Halliburton Common Stock for one share of Dresser Common Stock, it is not anticipated that Dresser stockholders will become entitled to fractional shares. If as a result of a change in the capitalization of Halliburton or Dresser, the Exchange Ratio should be adjusted and, as so adjusted, would result in a fractional share, no fractional shares of Halliburton Common Stock will be issued in the Merger. Each stockholder of Dresser entitled to a fractional share will receive an amount in cash, without interest thereon, determined as follows: Pursuant to instructions from Halliburton, the Exchange Agent will determine the number of whole shares and fractional shares of Halliburton Common Stock allocable to all holders of Dresser Common Stock pursuant to the Merger Agreement, will aggregate all such fractional shares into whole shares, will sell such whole shares of Halliburton Common Stock in the open market at then prevailing prices on behalf of the holders who would otherwise be entitled to receive fractional shares and will distribute to each such holder, at the time of surrender of such holder's Dresser Common Stock certificates, such holder's ratable share of such proceeds, after withholding federal income taxes and any applicable transfer taxes. All brokers' fees and commissions and fees of the Exchange Agent incurred in connection with such sales will be paid by Halliburton.

  Until so surrendered and exchanged, each certificate previously evidencing Dresser Common Stock shall be deemed, for all purposes other than the payment of dividends and other distributions, to evidence whole shares of Halliburton Common Stock and the right to receive cash in lieu of fractional shares of Halliburton Common Stock. Unless and until any such certificates that previously evidenced Dresser Common Stock shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Halliburton Common Stock as of any time on or after the Effective Time shall be paid to the holders of such certificates previously evidencing Dresser Common Stock; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Halliburton Common Stock and (ii), at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Halliburton Common Stock.

DRESSER OPTIONS

  The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each Dresser Option will be assumed by Halliburton and will become an option to purchase Halliburton Common Stock. The number of shares of Halliburton Common Stock subject thereto will equal the number of shares of Dresser Common Stock previously subject thereto and the exercise price per share of Halliburton Common Stock will equal the exercise price per share of Dresser Common Stock stated therein. Otherwise, the terms and conditions of such Dresser Options will remain the same. The assumption by Halliburton of the Dresser Options pursuant to the Merger Agreement will not affect the vesting schedule of any such Dresser Options.

  Based on the Dresser Options outstanding at the Record Date and assuming that none of such Dresser Options are exercised prior to the Effective Time, Halliburton will be required at the Effective Time to reserve an aggregate of shares of Halliburton Common Stock for issuance upon exercise of Dresser Options.

CONDITIONS TO THE MERGER

  The respective obligations of Halliburton and Dresser to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived by Dresser and Halliburton, in whole or in part, to the extent permitted by applicable law: (a) the Registration Statement shall have been declared effective by the Commission under the Securities Act, the pro forma financial statements in the Registration Statement shall reflect the Merger as a "pooling of interests" transaction and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission; (b) the Merger Agreement shall have been adopted by the requisite vote of the stockholders of Dresser and the Charter Amendment and the Share Issuance shall have been approved by the requisite vote of the stockholders of Halliburton (in the case of each of Dresser and Halliburton, the "Required Vote"), (c) no Court or Governmental Authority (as such terms are defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any law, regulation, or order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (d) the applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement shall have expired or been terminated;
(e) the applicable waiting period under any competition laws, regulations and orders of foreign Governmental Authorities shall have expired or been terminated; (f) the shares of Halliburton Common Stock to be issued in the Merger shall have been listed, subject to official notice of issuance, on the NYSE; and (g) Halliburton and Dresser shall have been advised in writing by Arthur Andersen LLP at the Effective Time that the Merger should be treated, for financial accounting purposes, as a "pooling of interests" transaction in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the Commission. The foregoing advice from Arthur Andersen LLP shall have been rendered in reliance in part on a report of Price Waterhouse LLP that such firm concurs with the conclusion of Dresser's management that, as of the date of such report, no conditions exist that would preclude Dresser from being a party to a business combination for which the pooling of interests method of accounting would be available.

  The obligation of Halliburton and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the closing of the Merger of the following conditions, any or all of which may be waived by Halliburton and Merger Sub, in whole or in part, to the extent permitted by applicable law:
(a) each of the representations and warranties of Dresser contained in the Merger Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger (the "Closing Date") as though made again on the Closing Date; (b) Dresser shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; and (c) Halliburton shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date that the Merger will constitute a reorganization under the Code, that Halliburton, Merger Sub and Dresser will each be a party to that reorganization and that no gain or loss will be recognized by Halliburton, Merger Sub or Dresser by reason of the Merger.

  The obligation of Dresser to effect the Merger is also subject to the satisfaction at or prior to the closing of the Merger of the following conditions, any or all of which may be waived by Dresser, in whole or in part, to the extent permitted by applicable law: (a) each of the representations and warranties of Halliburton contained in the Merger Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made again on the Closing Date; (b) Halliburton and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date; and (c) Dresser shall have received an opinion of Weil, Gotshal & Manges LLP dated as of the Closing Date that the Merger will constitute a reorganization under the Code, that Halliburton, Merger Sub and Dresser will each be a party to that reorganization and that no gain or loss will be recognized by the stockholders of Dresser upon the receipt of shares of Halliburton Common Stock in the Merger, except with respect to any cash received in lieu of fractional share interests.

  There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of each of Dresser and Halliburton relating to, among other things, (i) its organization and similar corporate matters, (ii) its capitalization, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Stock Option Agreements and the absence of conflicts, violations and defaults under any laws, regulations, or orders, its charter and bylaws, and certain other agreements and documents, (iv) required approvals of Governmental Authorities, (v) the documents and reports filed by it with the Commission and the accuracy of the information contained therein,
(vi) reports filed by it with Governmental Authorities in addition to the Commission (vii) the absence of certain changes and events, (viii) the material permits and orders from Governmental Authorities required to conduct its business, (ix) its litigation and compliance with laws, (x) its employee benefit plans, (xi) its taxes, (xii) its insurance policies, (xiii) its affiliates, (xiv) certain environmental matters, (xv) certain matters relating to pooling of interests accounting and taxes, (xvi) its brokers or investment bankers involved in the transaction; (xvii) the receipt of an opinion from its investment bankers with respect to the Exchange Ratio, (xviii) certain business practices, and (xix) certain obligations. The representations and warranties of Dresser and Halliburton also extend in many respects to their respective subsidiaries and, in the case of Halliburton, Merger Sub joins in the representations and warranties. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

  BUSINESS MAINTENANCE. Each of Dresser and Halliburton has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other, it will and will cause its subsidiaries (a) to operate its business in the usual and ordinary course consistent with past practices; (b) to use all reasonable efforts to preserve substantially intact its business organization, to maintain its rights and franchises, to retain the services of its respective key employees (subject to work force requirements) and to maintain its relationships with its respective customers and suppliers; (c) to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) to use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  NEGATIVE COVENANTS. Each of Dresser and Halliburton has agreed that, prior to the Effective Time, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a)(i) increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay; (iii) amend the terms of outstanding options, warrants or rights; (iv) accelerate the vesting of outstanding stock options; (v) increase the amount or accelerate the payment or vesting of any benefit under any benefit plan; or (vi) provide or set aside assets for benefits payable pursuant to any termination, severance or change in control agreement; (b) enter into any employment or severance agreement with any director or executive officer or establish, adopt or enter into any new employee benefit plans, other than for new employees and health and life insurance benefits adopted in the ordinary course of business consistent with past practice; (c) declare or pay any extraordinary dividend on, or make any other distribution in respect of, outstanding shares of capital stock except for cash dividends consistent with dividends paid in the past fiscal year; (d)(i) redeem, purchase or acquire, or offer to purchase or acquire, any of its outstanding equity securities or the equity securities of any of its subsidiaries; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock, or other equity interests in it, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, such equity interests; (e) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any of its equity securities or the equity securities of any of its subsidiaries; (f) acquire or agree to acquire any material business or other entity or otherwise acquire or agree to acquire any material assets of any other person; (g) sell, lease, exchange or otherwise dispose of, or grant any lien with respect to, any of its material assets or any material assets of any of its subsidiaries;
(h) adopt any amendments to its charter or bylaws, other than the Charter Amendment, that would alter the terms of its capital stock or result in a material adverse effect on such party; (i) change any of its accounting policies or take certain actions with respect to taxes; (j) incur any material obligation for borrowed money or purchase money indebtedness; (k) release any third party from its obligations under any existing standstill agreement relating to a competing transaction or otherwise under any confidentiality or similar agreement; (l) enter into certain material contracts; (m) amend, modify, terminate, or take certain actions with respect to its rights agreement or (n) agree in writing or otherwise to do any of the foregoing.

  ACCESS TO BUSINESS OF OTHER PARTY. During the pendency of the Merger Agreement, Halliburton and Dresser have each agreed to afford, and to cause its subsidiaries to afford, to the other party and its representatives reasonable access at reasonable times to the officers, employees, agents, properties, offices and other facilities and books and records of such party and its subsidiaries. Each of them has also agreed to furnish, and to cause its subsidiaries to furnish, to the other party and its representatives such information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as may be reasonably requested. If the Merger Agreement is terminated in accordance with its terms, a party that has received information pursuant to the Merger Agreement is obligated to return or destroy such information within ten days after a request therefor by the other party.

NO SOLICITATION

  Each of Halliburton and Dresser has agreed in the Merger Agreement that neither it nor its subsidiaries nor their officers and directors shall, and it will direct and use its best efforts to cause its other representatives not to,

(i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information or assistance) any Acquisition Proposal (as defined below) or any inquiries that may be reasonably expected to lead to an Acquisition Proposal, (ii) engage in any discussion with or provide any confidential information or data to any person that may reasonably be expected to lead to an Acquisition Proposal or (iii) engage in any negotiations concerning, or otherwise facilitate any effort or attempt to make or implement, an Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Halliburton and Dresser shall be permitted (A) to comply with Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal,
(B) in response to an unsolicited bona fide written Acquisition Proposal from any person, to recommend such Acquisition Proposal to such company's stockholders or withdraw or modify in any adverse manner its approval or recommendation of the transactions contemplated by the Merger Agreement, or both, or (C) to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that, in any such case described in clause (B) or (C), (i) the approval of the applicable company's stockholders of the transactions contemplated by the Merger Agreement shall have not yet been obtained, (ii) the applicable Board of Directors shall have concluded in good faith that such Acquisition Proposal
(x) in the case of that described in clause (B) above would, if consummated, constitute a Superior Proposal or (y) in the case described in clause (C) above could reasonably be expected to constitute a Superior Proposal, and
(iii) the applicable Board of Directors shall have determined in good faith on the basis of advice of outside legal counsel that such action is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law. An "Acquisition Proposal" means any proposal or offer with respect to a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or a significant portion of the assets or 30% or more of the equity securities of, Halliburton or Dresser, as applicable, or any significant subsidiary of Halliburton or Dresser, as applicable, that could reasonably be expected to interfere with the consummation of the Merger or the other transactions contemplated by the Merger Agreement. A "Superior Proposal" means a bona fide Acquisition Proposal (except that any reference to 30% in the definition of Acquisition Proposal shall be deemed to be a reference to 50% and any such proposal shall relate to Halliburton or Dresser, as applicable, as a whole rather than to a subsidiary of Halliburton or Dresser, as applicable) that the Board of Directors of the specified person determines in good faith judgment (after consultation with its financial advisers and legal counsel) (i) would result in a transaction that is more favorable to the specified person's stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed.

CERTAIN POST-MERGER MATTERS

  Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Dresser, as the Surviving Corporation, will succeed to all of the assets, rights and obligations of Merger Sub.

  Pursuant to the Merger Agreement, the certificate of incorporation and the bylaws of Dresser, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the DGCL.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

  Subject to certain exceptions described below, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of Dresser and before or after approval of the Charter Amendment and the Share Issuance by the stockholders of Halliburton: (a) by mutual consent of Halliburton and Dresser;
(b) by Halliburton, upon a breach of any representation, warranty, covenant or agreement on the part of Dresser set forth in the Merger Agreement or if any representation or warranty of Dresser shall have become untrue, in either case such that Halliburton's conditions to effecting the Merger would not be satisfied (a "Terminating Dresser Breach"), subject to a cure period under certain circumstances; (c) by Dresser, upon a breach of any representation, warranty, covenant or agreement on the part of Halliburton or Merger Sub set forth in the Merger Agreement or if any representation or warranty of Halliburton or Merger Sub shall have become untrue, in either case such that Dresser's conditions to effecting the Merger would not be satisfied (a "Terminating Halliburton Breach"), subject to a cure period under certain circumstances; (d) by either Halliburton or Dresser, if there shall be any final and nonappealable order of any Court or Governmental Authority that prevents the consummation of the Merger, subject to a limited exception; (e) by either Halliburton or Dresser, if the Merger shall not have been consummated before December 31, 1998; provided, however, that the Merger Agreement may be extended by written notice given by either Halliburton or Dresser to a date not later than March 31, 1999, if the Merger shall not have been consummated as a result of Dresser, Halliburton or Merger Sub having failed by December 31, 1998 to receive all required approvals and consents of any Court or Governmental Authority with respect to the Merger or as the result of the entering of an order by a Court or Governmental Authority; (f) by either Halliburton or Dresser, if the Merger Agreement shall fail to receive the Required Vote at the Dresser Special Meeting; (g) by either Halliburton or Dresser, if either the Charter Amendment or the Share Issuance shall fail to receive the Required Vote at the Halliburton Special Meeting; (h) by either Halliburton prior to approval of the Charter Amendment and the Share Issuance by the stockholders of Halliburton, or Dresser prior to adoption of the Merger Agreement by the stockholders of Dresser, and upon 72 hours prior written notice to the other party, if (1) such party's Board of Directors shall have concluded in good faith based on advice of outside counsel that termination is necessary to act in a manner consistent with its fiduciary duties under applicable law and (2) the other party does not make, within 72 hours of receipt of such written notice of an intention to terminate the Merger Agreement, an offer that the Board of Directors of the company intending to terminate the Merger Agreement determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to its stockholders as any Superior Proposal considered by the Board of Directors in making its determination under clause (1) (a termination pursuant to this section (h) shall be referred to as a "Fiduciary Out Termination"); and (i) by either Halliburton or Dresser, upon two business days' prior written notice, if the Board of Directors of the other party (A) shall withdraw or modify in any manner adverse to the terminating company such Board's approval or recommendation of the Merger Agreement and the Merger, in the case of Dresser, or the Charter Amendment and the Share Issuance, in the case of Halliburton,
(B) shall approve or recommend any Superior Proposal or (C) shall resolve to take any of the actions specified in clause (A) or (B) (a termination pursuant to this section (i) shall be referred to as "Recommendation Withdrawal Termination").

  Subject to limited exceptions, including the survival of the agreement of both Halliburton and Dresser to pay a termination fee to the other party under certain circumstances, as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement shall become void, there shall be no liability on the part of Halliburton, Merger Sub or Dresser to the other, and all rights and obligations of the parties thereto shall cease, except that no party will be relieved from its obligations with respect to any misrepresentation or breach of any covenants or agreements under the Merger Agreement.

  The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of the Merger Agreement by the stockholders of Dresser, or approval of the Charter Amendment and Share Issuance by the stockholders of Halliburton, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Dresser Common Stock will be converted pursuant to the Merger Agreement upon consummation of the Merger or that would otherwise require the approval of the stockholders of Dresser or Halliburton under the DGCL. Any such amendment to the Merger Agreement must be set forth in a writing signed by Halliburton, Merger Sub, and Dresser. At any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (c) waive compliance by the other party with any of the agreements or conditions contained therein. Any such extension or waiver shall be valid only if set forth in a writing signed by the party or parties to be bound thereby.

EXPENSES AND TERMINATION FEE

  All expenses incurred by Halliburton, Merger Sub, and Dresser will be borne by the party incurring such expenses; provided, however, that the allocable share of Halliburton and Merger Sub, as a group, and Dresser for all expenses related to printing, filing and mailing the Registration Statement and this Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and this Joint Proxy Statement/Prospectus shall be one-half each; and provided further, that Halliburton may, at its option, pay any expenses of Dresser that are solely and directly related to the Merger.

  The Merger Agreement provides that should either Halliburton or Dresser (A) withdraw or modify in any adverse manner its Board's approval or recommendation of the Merger Agreement and the Merger, in the case of Dresser, or the Charter Amendment and the Share Issuance, in the case of Halliburton,
(B) approve or recommend any Superior Proposal or (C) resolve to take any action in (A) or (B), and should the other party exercise its right to terminate the Merger Agreement as a result, then Halliburton or Dresser, as applicable, shall pay the terminating party a termination fee of $50 million.

  The Merger Agreement also provides that Dresser will pay to Halliburton a termination fee equal to $175 million if: (i) the Merger Agreement is terminated (A) by Halliburton, upon a Terminating Dresser Breach, (B) by Dresser, pursuant to a Fiduciary Out Termination, (C) by either Halliburton or Dresser, if the Merger Agreement or the Merger shall fail to receive the Required Vote at the Dresser Special Meeting, or (D) by Halliburton pursuant to a Recommendation Withdrawal Termination; (ii) at the time of such termination (or in the case of clause (i)(C) above, prior to the Dresser Special Meeting), a pending Acquisition Proposal involving Dresser or its subsidiaries has not been (x) rejected by Dresser and its Board of Directors or (y) withdrawn; (iii) within twelve months of any such termination, Dresser or its subsidiaries accepts a written offer or enters into an agreement to consummate such Acquisition Proposal; and (iv) Dresser or a subsidiary is thereafter acquired through merger, consolidation, share exchange, sale of assets or otherwise pursuant to such Acquisition Proposal.

  The Merger Agreement also provides that Halliburton will pay to Dresser a termination fee equal to $175 million if: (i) the Merger Agreement is terminated (A) by Dresser, upon a Terminating Halliburton Breach, (B) by Halliburton, pursuant to a Fiduciary Out Termination, (C) by either Halliburton or Dresser, if the Charter Amendment and the Share Issuance shall fail to receive the Required Vote at the Halliburton Special Meeting, or (D) by Dresser pursuant to a Recommendation Withdrawal Termination; (ii) at the time of such termination (or in the case of clause (i)(C) above, prior to the Halliburton Special Meeting), a pending Acquisition Proposal involving Halliburton or its subsidiaries has not been (x) rejected by Halliburton and its Board of Directors or (y) withdrawn; (iii) within twelve months of any such termination, Halliburton or its subsidiaries accepts a written offer or enters into an agreement to consummate such Acquisition Proposal; and (iv) Halliburton or a subsidiary is thereafter acquired through merger, consolidation, share exchange, sale of assets or otherwise pursuant to such Acquisition Proposal.

  In no event shall the termination fees payable to either Halliburton or Dresser as described above exceed $175 million.

HALLIBURTON'S BOARD OF DIRECTORS; EMPLOYMENT AGREEMENTS; TRANSITION MANAGEMENT

  Pursuant to the Merger Agreement, Halliburton's Board of Directors will consist of 14 members at the Effective Time, nine of whom shall be current members of the Board of Directors of Halliburton, including Richard B. Cheney, and five of whom shall be current members of the Board of Directors of Dresser. A committee consisting of Messrs. Cheney and Bradford and the current chairmen of the Nominating and Corporate Governance Committee of Halliburton and the Board Policy and Nominating Committee of Dresser has named the additional members of Halliburton's Board of Directors. These individuals are William E. Bradford, Lawrence S. Eagleburger, Ray L. Hunt, J. Landis Martin and Jay A. Precourt. Information regarding to each of these individuals is set forth below. These additional directors will also be appointed to the various committees of the Halliburton Board of Directors in proportion to their membership on the Halliburton Board of Directors.

  The following includes certain information concerning the current directors of Dresser who will become directors of Halliburton as of Effective Time:

                                         BUSINESS EXPERIENCE DURING PAST
          NAME (AGE)                      5 YEARS AND OTHER INFORMATION
 ---------------------------- ----------------------------------------------------
 William E. Bradford (63)     Chairman of the Board of Dresser since December 1996
                              and Chief Executive Officer since November 1995,
                              President March 1992 - December 1996, Chief
                              Operating Officer, March 1992 - November 1995;
                              President and Chief Executive Officer of Dresser-
                              Rand Company, Corning, New York, 51% joint venture
                              partnership, February 1988 - March 1992; Senior Vice
                              President - Operations of Dresser, March 1984 -
                              March 1992; Director, Ultramar Diamond Shamrock
                              Corporation; and Oryx Energy Company.
 Lawrence S. Eagleburger (67) Senior Foreign Policy Advisor, Baker, Donelson,
                              Bearman & Caldwell, Washington, D.C., law firm,
                              since January 1993; United States Secretary of
                              State, Department of State, December 1992 - January
                              1993, Acting Secretary of State, August 1992 -
                              December 1992, Deputy Secretary of State, February
                              1989 - August 1992; Director, Phillips Petroleum
                              Company; Stimsonite; Universal Corporation; Corning
                              Corp.; and COMSAT.
 Ray L. Hunt (55)             For more than five years, Chairman of the Board and
                              Chief Executive Officer, Hunt Oil Company, Dallas,
                              Texas, oil and gas exploration and development;
                              Chairman of the Board, Chief Executive Officer, and
                              President, Hunt Consolidated, Inc., Dallas, Texas;
                              Chairman of the Board, Chief Executive Officer and
                              President, RRH Corporation, Dallas, Texas; Director,
                              Electronic Data Systems Corporation; PepsiCo, Inc.;
                              Ergo Science Incorporated; Security Capital Group
                              Incorporated; and Federal Reserve Bank of Dallas.
 J. Landis Martin (52)        For more than five years, President and Chief
                              Executive Officer of NL Industries, Inc., Houston,
                              Texas, a manufacturer and marketer of titanium
                              dioxide pigments; Chairman of the Board and Chief
                              Executive Officer of Baroid Corporation (and its
                              predecessor), Houston, Texas, acquired by Dresser
                              effective January 21, 1994, August 1990 - January
                              1994; for more than five years Chairman of Titanium
                              Metals Corporation, Denver, Colorado, an integrated
                              producer of titanium metals, Chief Executive Officer
                              since January 1995; Director, NL Industries, Inc.;
                              Titanium Metals Corporation; Tremont Corporation;
                              and Apartment Investment and Management Corporation
                              (a real estate investment trust).
 Jay A. Precourt (60)         For more than five years, Vice Chairman and Chief
                              Executive Officer, and, since October 1996,
                              President of Tejas Gas Corporation, Houston, Texas,
                              a natural gas pipeline company; Director, Coral
                              Energy, L.P.; Founders Funds, Inc.; Tejas Gas
                              Corporation; and the Timken Company.

  The Merger Agreement further provides that, pending the Merger, Halliburton and Dresser will create a special transition management task force comprised of Messrs. Bradford, Cheney, Lesar, and Vaughn. The task force will examine various alternatives regarding the manner in which to best organize the business of the combined companies after the Effective Time.

EMPLOYMENT AGREEMENTS

  In addition, pursuant to the Merger Agreement, Halliburton has entered into employment contracts with Messrs. Bradford and Vaughn which will become effective at the Effective Time. Mr. Bradford will become Chairman of the Board of Directors of Halliburton and Mr. Vaughn will become Vice Chairman of Halliburton. Each of Messrs. Bradford and Vaughn will also be appointed to serve on Halliburton's Executive Committee along with Messrs. Cheney and Lesar.

  The employment agreements provide that Mr. Bradford will serve as Chairman of the Board and that Mr. Vaughn will serve as Vice Chairman of Halliburton. The employment agreements further provide for (i) terms that commence at the Effective Time and end, in the case of Mr. Bradford, on January 31, 2000 and, in the case of Mr. Vaughn, on March 31, 2001, (ii) base salaries of $925,000 and $600,000 for Messrs. Bradford and Vaughn, respectively, (iii) payment to each of the bonus earned by such individual under the Dresser 1998 Executive Incentive Compensation Plan for the fiscal year ending October 31, 1998, as well as a bonus calculated in the same manner as provided in such plan for the two months ended December 31, 1998, (iv) participation by each in the Halliburton Annual Performance Pay Plan commencing on January 1, 1999, subject to a minimum equal to the average annual amount earned during fiscal years 1997 and 1998 under Dresser's incentive compensation plan, (v) participation by each in the Halliburton 1993 Stock and Long-Term Incentive Plan,
(vi) continued participation by each in Dresser's Supplemental Executive Retirement Plan (to be adopted by Halliburton) and (vii) participation by each in those other employee benefit plans made generally available to executive employees of Halliburton. In addition, Halliburton has in the employment agreements affirmed its obligations under the Merger Agreement with respect to the Dresser employee benefit plans and, as a consequence, Halliburton will assume the stock options held by Messrs. Bradford and Vaughn and it will honor the participation by each in the Dresser Deferred Compensation Plan, the Dresser Performance Stock Unit Program, the Dresser Executive Life Insurance Program, the Dresser Supplemental Executive Retirement Plan, the Dresser Retirement Plan (in the case of Mr. Bradford) and the M. W. Kellogg retirement plans (in the case of Mr. Vaughn) and the Dresser Retiree Medical Benefit Plan. Under the employment agreements, the employee will continue to receive all compensation and benefits provided thereunder if his employment is terminated for any reason other than death, a "voluntary termination" or for "cause" (as such terms are defined therein). Each employee is obligated under the employment agreement to refrain from competing with Halliburton for one year after termination of employment. Halliburton will also enter into an Indemnification Agreement with Mr. Bradford indemnifying him against liability incurred in his capacity as a director and officer of Halliburton to the extent permitted by the DGCL.

INDEMNIFICATION

  The Merger Agreement provides that the Surviving Corporation will, to the fullest extent permitted by applicable law, indemnify each person who is, at the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of Dresser or any of its subsidiaries against (i) all liabilities (including reasonable attorney's fees) that at or after the Effective Time arise out of actions occurring prior to, at or after the Effective Time that are, in whole or in part, based on the fact that such person is or was a director or officer of such party and (ii) all liabilities (including reasonable attorney's fees) to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. Halliburton has agreed in the Merger Agreement to guarantee such obligations of the Surviving Corporation.

  The Merger Agreement also provides that, for a period of six years after the Effective Time, (i) the Surviving Corporation will, subject to certain limitations, cause to be maintained in effect Dresser's current directors' and officers' liability insurance policies for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage and (ii) to the fullest extent permitted by law, all rights to indemnification as of the date of the Merger Agreement in favor of directors, officers, employees and agents of Dresser and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date of the Merger Agreement, or otherwise in effect on the date of the Merger Agreement, will survive the Merger and will continue in full force and effect.

                 CERTAIN TERMS OF THE STOCK OPTION AGREEMENTS

  The following description does not purport to be complete and is qualified in its entirety by reference to the two Stock Option Agreements by and between Halliburton and Dresser, dated as of February 25, 1998 (the "Stock Option Agreements"), copies of which are attached as Appendices B and C to this Joint Proxy Statement/Prospectus and are incorporated herein by reference.

  Each of Halliburton and Dresser granted to the other party an option to purchase up to 15% of grantor's outstanding common stock at the time of exercise (the "Options") in connection with, and as an inducement to, the execution and delivery of the Merger Agreement by the other party. The per share exercise price of each of the Options is the lesser of (a) $44.00 and
(b) the closing price of Dresser Common Stock or Halliburton Common Stock, as applicable, on the date of exercise of the Option (the "Exercise Price"). Based on the number of shares outstanding on the Dresser Record Date, the Option granted by (a) Dresser would, upon the occurrence of certain events
described below, give Halliburton the right to purchase up to     shares of
Dresser Common Stock and (b) by Halliburton would, upon the occurrence of certain events described below, give Dresser the right to purchase up to shares of Halliburton Common Stock.

TERMS OF THE OPTIONS

  Each of the Options is exercisable at any time and from time to time following the occurrence of an Exercise Event (as defined below) and will remain in full force and effect from the date of the Stock Option Agreements until the earliest to occur of (i) the Effective Time; (ii) the first anniversary of the receipt by the recipient of a particular Option (the "Grantee") of written notice from the grantor of such Option (the "Grantor") of the occurrence of an Exercise Event; and (iii) termination of the Merger Agreement prior to the occurrence of such an Exercise Event (the "Option Term"). The Option Term will be extended until the commencement of the Put Period (as defined below) if, at the end of the Option Term, (a) all of the conditions to a $175 million termination fee becoming payable by the Grantor have occurred other than the consummation of the Acquisition Proposal (the "Initial Conditions") and (b) the acceptance of, or agreement with respect to, such Acquisition Proposal (the "Acquisition Agreement") has not been terminated prior to consummation of such Acquisition Proposal. If so extended, the Option Term will expire contemporaneously with the termination of the Acquisition Agreement. If an Option is not exercised prior to the expiration of its Option Term, the rights and obligations set forth in the related Option Agreement will terminate at such time.

EXERCISE EVENTS

  Each of the following events constitutes an "Exercise Event" pursuant to the Stock Option Agreements:

    (a) the occurrence of a Dresser Terminating Breach or a Halliburton Terminating Breach, as applicable, and, at the time of such breach by the Grantor, there was an outstanding Acquisition Proposal with respect to the Grantor or any of its subsidiaries that had not been rejected by the Grantor and its Board of Directors or withdrawn by the person making such Acquisition Proposal;

    (b) the failure to obtain the Required Vote of the Grantor's stockholders at the Grantor's Special Meeting and, at the time of such Special Meeting, there was an outstanding Acquisition Proposal with respect to the Grantor or any of its subsidiaries that had not been rejected by the Grantor and its Board of Directors or withdrawn by the person making such Acquisition Proposal;

    (c) a Fiduciary Out Termination with respect to the Grantor; and

    (d) a Recommendation Withdrawal Termination with respect to the Grantor.

REPURCHASE AT THE OPTION OF THE GRANTEE

  At the request of the Grantee, made at any time during a period of sixty days after a termination fee of $175 million becomes payable by the Grantor pursuant to Merger Agreement (the "Put Period"), the Grantor will repurchase from the Grantee (i) all or any portion of the Option that then remains unexercised and (ii) all or any portion of the shares purchased by the Grantee pursuant to the Option that the Grantee then owns (the "Put Right"). Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

     (a) the aggregate Exercise Price paid by the Grantee for any shares as to which the Grantee is exercising the Put Right;

     (b) the excess, if any, of the Applicable Price (as defined below) over the Exercise Price paid by the Grantee for each share as to which the Grantee is exercising the Put Right multiplied by the number of such shares; and

     (c) the excess, if any, of (i) the Applicable Price per share over (ii) the Exercise Price multiplied by the number of shares that could still be purchased pursuant to the Option as to which the Grantee is exercising the Put Right.

For this purpose, "Applicable Price" means the highest of (a) the highest price per share at which a tender or exchange offer has been made for shares of the Grantor's common stock subsequent to the date of the Stock Option Agreements and on or prior to the date on which the Grantee exercises the Put Right (the "Put Date"); (b) the price per share to be paid by any third person or entity for shares of the Grantor's common stock pursuant to any agreement for a business combination involving Grantor entered into on or prior to the Put Date; and (c) the average of the closing prices of the Grantor's common stock as reported on the NYSE during the ten consecutive trading days ending on (and including) such exercise.

  In addition, at the request of the Grantee made at any time after the first Exercise Event and on or prior to the first anniversary of the Grantee's exercise of the Option (the "Alternative Put Period"), the Grantor will repurchase from the Grantee all or any portion of the shares purchased by the Grantee pursuant to the Option that the Grantee then owns. Such repurchase shall be at an aggregate price equal to the Exercise Price multiplied by the number of shares as to which such repurchase right has been exercised.

REPURCHASE AT THE OPTION OF THE GRANTOR

  To the extent Grantee shall not have exercised its repurchase rights, Grantor may demand, within sixty days following the expiration of the Put Period (the "Call Period"), that the Grantee sell to the Grantor all (but not less than all) of the shares acquired by the Grantee pursuant to the Option at a price per share equal to the greater of (i) the average of the closing prices of Grantor common stock as reported on the NYSE during the ten trading days preceding such exercise and (ii) the Exercise Price per share, each times the number of shares to be repurchased.

  In addition, if (x) at the end of the Option Term (without giving effect to any extension thereof) not all the Initial Conditions have occurred or (y) if at the end of the Option Term (including giving effect to any extension thereof) all of the Initial Conditions have occurred but the Acquisition Agreement has been terminated without consummation of the transactions contemplated thereby, then, at the request of the Grantor made at any time during the sixty day period commencing at the expiration of the Alternative Put Period (the "Alternative Call Period"), the Grantor may repurchase from the Grantee all (but not less than all) of the shares acquired by the Grantee pursuant to the Option then owned by the Grantee at a price per share equal to the Exercise Price of such shares.

  The Stock Option Agreements also contain provisions granting the Grantor, under certain circumstances, a right of first refusal to purchase shares acquired by the Grantee upon exercise of the Option.

PROFIT LIMITATION

  Notwithstanding the foregoing, in no event shall the Grantee's Total Profit (as defined below) exceed $225 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation shares previously purchased by Grantee pursuant to the Option, (ii) pay cash or other consideration to the Grantor or (iii) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed $225 million. Further, the Option may not be exercised for a number of shares that would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $225 million, and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its sole option, may increase the Exercise Price for the shares to be purchased so that the Notional Total Profit will not exceed $225 million.

  "Total Profit" means the aggregate (before income taxes) of the following:
(a) all amounts received by the Grantee as the result of the repurchase of all or part of the unexercised portion of the Option, (b)(i) the net cash amounts received by the Grantee pursuant to the sale of shares acquired pursuant to the Option (or any other securities into which such shares are converted or exchanged) to any party not an affiliate of the Grantee, less (ii) the Grantee's purchase price for such shares and (c) all termination fees received by the Grantee from the Grantor pursuant to the Merger Agreement.

  "Notional Total Profit" means, with respect to any number of shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the exercise assuming that the Option was exercised on such date for such number of shares and assuming such shares, together with all other shares purchased pursuant to the Option and held by the Grantee as of such date, were sold for cash at the closing market price for the Grantor's common stock as of the close of business on the preceding trading day (less customary brokerage commissions).

OTHER

  The Stock Option Agreements contain provisions governing the procedure for exercise of the Options and payment for the shares purchased upon such exercise and other provisions that adjust the number of shares and the Exercise Price therefor upon the occurrence of certain events, such as stock dividends, divisions, combinations and recapitalizations, exchange of shares or other similar transactions.

  Finally, the Stock Option Agreements contain provisions obligating Grantor to register, under the circumstances therein specified, the offering, sale and delivery by Grantee of shares of Grantor common stock acquired by it pursuant to the exercise of the Option under the Securities Act.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements reflect adjustments to the historical consolidated balance sheets and statements of income of Halliburton and Dresser to give effect to the Merger, using the pooling of interests method of accounting for a business combination.

  The unaudited pro forma condensed combined statements of income for the three months ended March 31, 1997 and 1998 and for the years ended December 31, 1995, 1996 and 1997 assume the Merger was effected as of January 1, 1995.

  Dresser's October 31 fiscal year end consolidated financial statements have been combined with Halliburton's December 31 fiscal year end consolidated financial statements. Dresser's unaudited consolidated financial statements for the three months ended January 31 have been combined with Halliburton's unaudited consolidated financial statements for the three months ended March
31. See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" in this section for an explanation of the pro forma adjustments.

  The following unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Halliburton and Dresser, incorporated by reference into this Joint Proxy Statement/Prospectus. The following unaudited pro forma condensed combined statements of income are not necessarily indicative of the results of operations that would have occurred had the Merger occurred on January 1, 1995, nor are they necessarily indicative of the future operating results of the combined companies.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                      FOR THE THREE MONTHS ENDED MARCH 31, 1998
                              -----------------------------------------------------------------
                                MARCH 31,        JANUARY 31,
                                   1998              1998           PRO FORMA     PRO FORMA
                               HALLIBURTON         DRESSER         ADJUSTMENTS     COMBINED
                              --------------    --------------    -------------- --------------
                               (MILLIONS OF DOLLARS AND SHARES EXCEPT PER SHARE DATA)
Sales and services
 revenues...................   $      2,325.1    $      1,712.3                  $      4,037.4
Share of earnings of
 unconsolidated
 subsidiaries...............             30.2              23.9                            54.1
                               --------------    --------------       ---------  --------------
    Total revenues..........          2,355.3           1,736.2                         4,091.5
Total costs.................          2,151.3           1,631.5                         3,782.8
                               --------------    --------------       ---------  --------------
Operating income............            204.0             104.7                           308.7
Interest expense............            (11.3)            (13.7)                          (25.0)
Other nonoperating income
 (expense)..................              5.7              (3.4)                            2.3
                               --------------    --------------       ---------  --------------
Income from continuing
 operations before income
 taxes and minority
 interest...................            198.4              87.6                           286.0
Provision for income taxes..            (77.0)            (31.5)                         (108.5)
Minority interest in net
 (income) loss of
 consolidated subsidiaries..             (3.6)              6.0                             2.4
                               --------------    --------------       ---------  --------------
Income from continuing
 operations.................   $        117.8    $         62.1                  $        179.9
                               ==============    ==============       =========  ==============
Income per share from
 continuing operations:
  basic.....................   $         0.45    $         0.35                  $         0.41
  diluted...................             0.44              0.35                            0.41
Cash dividends..............            0.125              0.19                           0.125
Average common shares
 outstanding:
  basic.....................            262.6             175.4                           438.0
  diluted...................            266.3             176.3                           442.6

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                      FOR THE THREE MONTHS ENDED MARCH 31, 1997
                              -----------------------------------------------------------------
                                MARCH 31,        JANUARY 31,
                                   1997              1997           PRO FORMA     PRO FORMA
                               HALLIBURTON         DRESSER         ADJUSTMENTS     COMBINED
                              --------------    --------------    -------------- --------------
                               (MILLIONS OF DOLLARS AND SHARES EXCEPT PER SHARE DATA)
Sales and services
 revenues...................   $      1,877.1    $      1,693.5                  $      3,570.6
Share of earnings of
 unconsolidated
 subsidiaries...............             20.4              11.0                            31.4
                               --------------    --------------       ---------  --------------
    Total revenues..........          1,897.5           1,704.5                         3,602.0
Total costs.................          1,758.8           1,600.7                         3,359.5
                               --------------    --------------       ---------  --------------
Operating income............            138.7             103.8                           242.5
Interest expense............             (6.1)            (14.8)                          (20.9)
Other nonoperating income
 (expense) .................              6.0              (2.2)                            3.8
                               --------------    --------------       ---------  --------------
Income from continuing
 operations before income
 taxes and minority
 interest...................            138.6              86.8                           225.4
Provision for income taxes..            (52.7)            (30.4)                          (83.1)
Minority interest in net
 income of consolidated
 subsidiaries...............             (2.9)             (4.3)                           (7.2)
                               --------------    --------------       ---------  --------------
Income from continuing
 operations.................   $         83.0    $         52.1                  $        135.1
                               ==============    ==============       =========  ==============
Income per share from
 continuing operations:
  basic.....................   $         0.33    $         0.30                  $         0.32
  diluted...................             0.32              0.30                            0.31
Cash dividends..............            0.125              0.17                           0.125
Average common shares
 outstanding:
  basic.....................            252.7             175.8                           428.5
  diluted...................            255.5             176.7                           432.2

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                       FOR THE YEAR ENDED DECEMBER 31, 1997
                              -----------------------------------------------------------------
                               DECEMBER 31,      OCTOBER 31,
                                   1997             1997            PRO FORMA    PRO FORMA
                               HALLIBURTON         DRESSER         ADJUSTMENTS   COMBINED
                              --------------    --------------    ------------- ---------------
                              (MILLIONS OF DOLLARS AND SHARES EXCEPT PER SHARE DATA)
Sales and services
 revenues...................    $      8,694.2   $      7,419.1                 $      16,113.3
Share of earnings of
 unconsolidated
 subsidiaries...............             124.4             38.8                           163.2
                                --------------   --------------       --------- ---------------
    Total revenues..........           8,818.6          7,457.9                        16,276.5
Total costs.................           8,020.5          6,857.3                        14,877.8
                                --------------   --------------       --------- ---------------
Operating income............             798.1            600.6                         1,398.7
Interest expense............             (42.7)           (68.6)                         (111.3)
Other nonoperating income...              10.9             14.8                            25.7
                                --------------   --------------       --------- ---------------
Income from continuing
 operations before income
 taxes and minority
 interest...................             766.3            546.8                         1,313.1
Provision for income taxes..            (300.0)          (191.4)                         (491.4)
Minority interest in net
 income of consolidated
 subsidiaries...............             (11.9)           (37.4)                          (49.3)
                                --------------   --------------       --------- ---------------
Income from continuing
 operations.................    $        454.4   $        318.0                 $         772.4
                                ==============   ==============       ========= ===============
Income per share from
 continuing operations:
  basic.....................    $         1.78   $         1.81                 $          1.79
  diluted...................              1.75             1.80                            1.77
Cash dividends..............              0.50             0.70                            0.50
Average common shares
 outstanding:
  basic.....................             255.4            175.7                           431.1
  diluted...................             259.5            176.6                           436.1

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                       FOR THE YEAR ENDED DECEMBER 31, 1996
                              -----------------------------------------------------------------
                               DECEMBER 31,      OCTOBER 31,
                                   1996             1996            PRO FORMA    PRO FORMA
                               HALLIBURTON         DRESSER         ADJUSTMENTS   COMBINED
                              --------------    --------------    ------------- ---------------
                              (MILLIONS OF DOLLARS AND SHARES EXCEPT PER SHARE DATA)
Sales and services
 revenues...................    $      7,279.6   $      6,533.2                 $      13,812.8
Share of earnings of
 unconsolidated
 subsidiaries...............             105.5             28.3                           133.8
                                --------------   --------------       --------- ---------------
    Total revenues..........           7,385.1          6,561.5                        13,946.6
Total costs.................           6,967.2          6,076.2                        13,043.4
                                --------------   --------------       --------- ---------------
Operating income............             417.9            485.3                           903.2
Interest expense............             (24.1)           (60.5)                          (84.6)
Other nonoperating income...              10.4              2.0                            12.4
                                --------------   --------------       --------- ---------------
Income from continuing
 operations before income
 taxes and minority
 interest...................             404.2            426.8                           831.0
Provision for income taxes..            (103.3)          (145.1)                         (248.4)
Minority interest in net
 income of consolidated
 subsidiaries...............              (0.5)           (24.2)                          (24.7)
                                --------------   --------------       --------- ---------------
Income from continuing
 operations.................    $        300.4   $        257.5                 $         557.9
                                ==============   ==============       ========= ===============
Income per share from
 continuing operations:
  basic.....................    $         1.20   $         1.44                 $          1.30
  diluted...................              1.19             1.43                            1.29
Cash dividends..............              0.50             0.68                            0.50
Average common shares
 outstanding:
  basic.....................             249.9            179.3                           429.2
  diluted...................             252.2            179.9                           432.1

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                   FOR THE YEAR ENDED DECEMBER 31, 1995
                          ------------------------------------------------------------------
                           DECEMBER 31,      OCTOBER 31,
                               1995             1995            PRO FORMA     PRO FORMA
                           HALLIBURTON         DRESSER         ADJUSTMENTS    COMBINED
                          --------------    --------------    -------------  ---------------
                          (MILLIONS OF DOLLARS AND SHARES EXCEPT PER SHARE DATA)
Sales and services reve-
 nues...................    $      5,794.5   $      5,612.6                  $      11,407.1
Share of earnings of un-
 consolidated subsidiar-
 ies....................              88.4             16.1                            104.5
                            --------------   --------------      ----------  ---------------
    Total revenues......           5,882.9          5,628.7                         11,511.6
Total costs.............           5,482.0          5,267.0                         10,749.0
                            --------------   --------------      ----------  ---------------
Operating income........             400.9            361.7                            762.6
Interest expense........             (47.1)           (47.4)                           (94.5)
Other nonoperating in-
 come...................              34.0             27.9                             61.9
                            --------------   --------------      ----------  ---------------
Income from continuing
 operations before
 income taxes, minority
 interest and accounting
 change.................             387.8            342.2                            730.0
Provision for income
 taxes..................            (137.7)          (109.3)                          (247.0)
Minority interest in net
 income of consolidated
 subsidiaries...........              (0.9)           (19.8)                           (20.7)
                            --------------   --------------      ----------  ---------------
Income from continuing
 operations before
 accounting change......    $        249.2   $        213.1                  $         462.3
                            ==============   ==============      ==========  ===============
Income per share from
 continuing operations
 before accounting
 change:
  basic.................    $         1.00   $         1.17                  $          1.07
  diluted...............              1.00             1.17                             1.07
Cash dividends..........              0.50             0.68                             0.50
Average common shares
 outstanding:
  basic.................             248.3            182.8                            431.1
  diluted...............             249.4            182.9                            432.3

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                               MARCH 31, 1998
                                -----------------------------------------------
                                 MARCH 31,  JANUARY 31,
                                   1998        1998      PRO FORMA    PRO FORMA
                                HALLIBURTON   DRESSER   ADJUSTMENTS   COMBINED
                                ----------- ----------- -----------   ---------
                                            (MILLIONS OF DOLLARS)
Current assets:
  Cash and equivalents........   $   93.4    $  113.8                 $   207.2
  Receivables.................    2,365.9     1,147.2                   3,513.1
  Inventories.................      375.7       990.7                   1,366.4
  Other current assets........      225.8       175.4                     401.2
                                 --------    --------     -------     ---------
  Total current assets........    3,060.8     2,427.1                   5,487.9
Property, plant and equipment,
 net..........................    1,735.7     1,101.2                   2,836.9
Excess of cost over net assets
 acquired, net................      318.1       805.8                   1,123.9
Equity in and advances to re-
 lated companies..............      364.3       317.3                     681.6
Other assets..................      325.6       400.4                     726.0
                                 --------    --------     -------     ---------
  Total assets................   $5,804.5    $5,051.8                 $10,856.3
                                 ========    ========     =======     =========
Current liabilities:
  Short-term notes payable and
   current maturities of long-
   term debt..................   $   83.7    $   86.7                 $   170.4
  Accounts payable............      676.8       579.9                   1,256.7
  Advance billings on uncom-
   pleted contracts...........      307.3       369.2                     676.5
  Other current liabilities...      803.8       707.4        60.0 (A)   1,571.2
                                 --------    --------     -------     ---------
  Total current liabilities...    1,871.6     1,743.2        60.0       3,674.8
Long-term debt................      538.3       757.9                   1,296.2
Employee compensation and ben-
 efits........................      324.8       616.5        65.0 (B)   1,006.3
Other liabilities.............      380.9       259.0       (65.0)(B)     574.9
                                 --------    --------     -------     ---------
  Total liabilities...........    3,115.6     3,376.6        60.0       6,552.2
                                 --------    --------     -------     ---------
Shareholders' equity:
  Common stock................      673.1        46.2       392.5 (C)   1,111.8
  Paid-in capital in excess of
   par value..................      101.9       451.4      (553.3)(C)       0.0
  Cumulative translation ad-
   justment...................      (12.3)     (140.8)                   (153.1)
  Retained earnings...........    2,032.2     1,611.2      (188.1)(C)   3,455.3
  Pension liability adjust-
   ment.......................                   (3.9)                     (3.9)
                                 --------    --------     -------     ---------
                                  2,794.9     1,964.1      (348.9)      4,410.1
  Less treasury stock, at
   cost.......................      106.0       288.9      (288.9)(C)     106.0
                                 --------    --------     -------     ---------
  Total shareholders' equity..    2,688.9     1,675.2       (60.0)      4,304.1
                                 --------    --------     -------     ---------
  Total liabilities and share-
   holders' equity............   $5,804.5    $5,051.8         --      $10,856.3
                                 ========    ========     =======     =========

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  The unaudited pro forma condensed combined statements of income for the three months ended March 31, 1997 and 1998 are based on the consolidated financial statements of Halliburton for the three months ended March 31, 1997 and 1998 and the consolidated financial statements of Dresser for the three months ended January 31, 1997 and 1998. The unaudited pro forma condensed combined statements of income for the years ended December 31, 1995, 1996 and 1997 are based on the consolidated financial statements of Halliburton for the years ended December 31, 1995, 1996 and 1997 and Dresser for the years ended October 31, 1995, 1996 and 1997. Intercompany sales between Halliburton and Dresser are insignificant.

  The unaudited pro forma condensed combined balance sheet is based on the balance sheets of Halliburton and Dresser at March 31, 1998 and January 31, 1998, respectively, and upon the adjustments and assumptions described below.

  The unaudited pro forma condensed combined balance sheet reflects expenses expected to be incurred by Halliburton and Dresser in connection with the Merger, however, the unaudited pro forma condensed combined statements of income do not reflect such expenses. The unaudited pro forma condensed combined financial statements do not reflect the effect of cost savings and revenue enhancements, if any, which may be realized after consummation of the Merger.

  Halliburton and Dresser employ accounting policies that are in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires Halliburton and Dresser management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates. In the opinion of Halliburton and Dresser, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the financial position of Halliburton and Dresser and the results of operations of Halliburton and Dresser.

NOTE 2. PRO FORMA ADJUSTMENTS

  Halliburton and Dresser expect to incur charges to operations of approximately $60 million for transaction fees and costs incident to the Merger. These expenses are reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 1998, consistent with Commission reporting rules. These expenses are not reflected in the unaudited pro forma condensed combined statements of income. No adjustments have been reflected in the unaudited pro forma condensed combined financial statements for the benefits that Halliburton management anticipates to result from the Merger as described under "The Merger--Reasons for the Merger; Recommendations of the Board of Directors--Halliburton." Halliburton expects to restructure the combined operations, resulting in additional nonrecurring charges, which could be significant. The amount of such charges cannot be reasonably estimated until an analysis of the newly combined operations is completed and a restructuring plan developed.

  The unaudited pro forma condensed combined financial statements reflect the following pro forma adjustments:

  (A) Other current liabilities--reflects the accrual of the estimated transaction fees and costs incident to the Merger.

  (B) Employee compensation and benefits--adjustment to conform Dresser's balance sheet to Halliburton's presentation.

  (C) Shareholders' equity--Shareholders' equity reflects the issuance of one share of Halliburton Common Stock for each share of Dresser Common Stock outstanding at October 31, 1997. Therefore, the historical combined common stock, paid-in capital and retained earnings balances have been adjusted to reflect the number of shares assumed to be issued, the differences in par value per common share of Halliburton and Dresser and the cancellation of Dresser treasury stock. Retained earnings has also been adjusted to reflect the accrual of the estimated transaction fees and costs incident to the Merger.

                   DESCRIPTION OF HALLIBURTON CAPITAL STOCK

GENERAL

  The following description of certain of the provisions of the restated certificate of incorporation and bylaws of Halliburton is necessarily general and does not purport to be complete and is qualified in its entirety by reference to such documents, which are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

HALLIBURTON COMMON STOCK

  Halliburton is authorized to issue 400,000,000 shares (600,000,000 shares assuming stockholder approval of the Charter Amendment) of Halliburton Common Stock, par value $2.50. As of the Halliburton Record Date, there were shares of Halliburton Common Stock issued and outstanding and approximately 14,440 holders of record of Halliburton Common Stock. The holders of Halliburton Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Halliburton Common Stock do not have cumulative voting rights in the election of directors. Subject to the rights of the holders of Halliburton Preferred Stock (as defined below), the holders of Halliburton Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Halliburton out of legally available funds. In the event of liquidation, dissolution or winding up of Halliburton, the holders of Halliburton Common Stock are entitled to share ratably in all assets of Halliburton remaining after the full amounts, if any, to which the holders of outstanding Halliburton Preferred Stock are entitled. The holders of Halliburton Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Halliburton Common Stock are subject to those of holders of Halliburton Preferred Stock.

RIGHTS TO PURCHASE PREFERRED STOCK

  Halliburton is a party to that certain Restated Rights Agreement dated as of December 1, 1996 (the "Restated Rights Agreement") pursuant to which one preferred share purchase right (a "Right") has been distributed as a dividend for each share of Halliburton Common Stock outstanding or issued prior to the Distribution Date (as hereinafter defined) or termination of the Restated Rights Agreement. Each share of Halliburton Common Stock into which Dresser Common Stock will be converted pursuant to the Merger will be accompanied by one Right. Each Right entitles the registered holder to purchase from Halliburton one two-hundredth of a share of Series A Junior Participating Preferred Stock, without par value ("Halliburton Series A Preferred Stock"), of Halliburton, at a price of $75.00 per one two-hundredth of a share (the "Purchase Price"), subject to further adjustment. See "--Halliburton Preferred Stock--Series A Junior Participating Preferred Stock." Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for Halliburton Common Stock and will not be transferable apart from the Halliburton Common Stock.

  DETACHMENT OF RIGHTS; EXERCISE. The Rights are currently attached to all certificates representing outstanding shares of Halliburton Common Stock and no separate Right Certificates have been distributed. The Rights will separate from the Halliburton Common Stock and a distribution date ("Distribution Date") will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Restated Rights Agreement) of Halliburton, and (ii) the tenth business day following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

  The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of Halliburton Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

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  If a person or group were to acquire 15% or more of the Voting Shares of
Halliburton, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of Halliburton Common Stock (or under certain circumstances, the equivalent number of one two-hundredths of a share of Halliburton Series A Preferred Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

  If Halliburton were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision is required to be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction would have a market value of two times the Purchase Price of the Right.

  ANTIDILUTION AND OTHER ADJUSTMENTS. The number of shares (or fractions thereof) of Halliburton Series A Preferred Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of Halliburton Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Halliburton Common Stock or a stock dividend on the Halliburton Common Stock payable in Halliburton Common Stock or subdivisions, consolidations or combinations of the Halliburton Common Stock occurring, in any such case, prior to the Distribution Date.

  REDEMPTION OF RIGHTS. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Halliburton Board of Directors may redeem all but not less than all the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Halliburton Board of Directors in its sole discretion may establish. Immediately upon the action of the Halliburton Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  EXCHANGE OPTION. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares of Halliburton and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of Halliburton, the Halliburton Board of Directors may, at its option, issue Halliburton Common Stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of Halliburton Common Stock (or one two-hundredth of a share of Halliburton Series A Preferred Stock) for each two shares of Halliburton Common Stock for which each Right is then exercisable, subject to adjustment.

  EXPIRATION; AMENDMENT OF RIGHTS. The Rights will expire on December 15, 2005, unless earlier redeemed or exchanged. The terms of the Rights may be amended by the Halliburton Board of Directors without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of the holders of the Rights.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Halliburton without the approval of the Halliburton Board of Directors. The Rights should not, however, interfere with any merger or other business combination that is approved by the Halliburton Board of Directors.

  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Restated Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement and is available free of charge from Halliburton.

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

HALLIBURTON PREFERRED STOCK

  GENERAL. Halliburton is authorized to issue 5,000,000 shares of Preferred Stock, without par value (the "Halliburton Preferred Stock"), of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock. Halliburton intends to designate an additional 1,000,000 shares of Halliburton Preferred Stock as Series A Junior Participating Preferred Stock to correspond to the increase of Halliburton Common Stock if the Charter Amendment is approved. No shares of Halliburton Preferred Stock were outstanding on the Halliburton Record Date. The Halliburton Board of Directors has authority, without stockholder approval, to issue shares of Halliburton Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of such series. The issuance of Halliburton Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Halliburton Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Halliburton. Halliburton has no present plans to issue any Halliburton Preferred Stock.

  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. The terms of the Halliburton Series A Preferred Stock are designed so that the value of each one one-hundredth of a share purchasable upon exercise of a Right will approximate the value of one share of Halliburton Common Stock. The Halliburton Series A Preferred Stock is nonredeemable and will rank junior to all other series of Halliburton Preferred Stock. Each whole share of Halliburton Series A Preferred Stock is entitled to receive a cumulative quarterly preferential dividend in an amount per share equal to the greater of (i) $1.00 in cash or
(ii), in the aggregate, 100 times the dividend declared on the Halliburton Common Stock. In the event of liquidation, the holders of the Halliburton Series A Preferred Stock are entitled to receive a preferential liquidation payment equal to the greater of (i) $100.00 per share or (ii), in the aggregate, 100 times the payment made on the Halliburton Common Stock, plus, in either case, the accrued and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which the Halliburton Common Stock is exchanged for or changed into other stock or securities, cash or property, each whole share of Halliburton Series A Preferred Stock is entitled to receive 100 times the amount received per share of Halliburton Common Stock. Each whole share of Halliburton Series A Preferred Stock is entitled to 100 votes on all matters submitted to a vote of the stockholders of Halliburton, and holders of Halliburton Series A Preferred Stock will generally vote together as one class with the holders of Halliburton Common Stock and any other capital stock on all matters submitted to a vote of stockholders of Halliburton.

CERTAIN PROVISIONS OF HALLIBURTON CHARTER AND BYLAWS

  The Halliburton Charter contains provisions authorizing the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Halliburton or is or was serving at the request of Halliburton as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses and damages incurred thereby under the circumstances set forth therein. The Halliburton Charter also contains provisions that, in accordance with the DGCL, limit the liability of directors of Halliburton for breach of fiduciary duty while acting in such capacity. Pursuant to these provisions, directors of Halliburton may be liable for breach of fiduciary duty only (a) under Section 174 of the DGCL (relating to the payment of unlawful dividends and unlawful purchases of stock of the corporation) or (b) if, in addition to any and all other requirements for such liability, any such director (i) shall have breached the duty of loyalty to Halliburton, (ii) in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit.

  The provisions of the Halliburton Charter may be amended or repealed by the vote of holders of a majority of the outstanding capital stock of Halliburton entitled to vote thereon.

  Except in the case of nominations by or at the direction of the Halliburton Board of Directors, written notice must be given of any nomination of a director (i), with respect to an election to be held at an annual meeting of

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stockholders, not later than ninety days prior to the first anniversary of the immediately preceding annual meeting and (ii), with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the tenth day following the day of notice of such meeting.

  Except in the case of a national emergency, all actions taken by the Halliburton Board of Directors, including the appointment and removal of officers of Halliburton and the establishment and dissolution of divisions of Halliburton, require the affirmative vote of a majority of the directors. The Halliburton Bylaws provide that the number of directors on the Halliburton Board of Directors may be increased or decreased with the approval of a majority of the then-authorized number of directors. Also, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office.

  The Halliburton Bylaws may be adopted, amended or rescinded by the vote of a majority of the Halliburton Board of Directors or by the majority of the outstanding shares of capital stock entitled to vote.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Halliburton Common Stock is ChaseMellon Shareholders Services, L.L.C.

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          COMPARATIVE RIGHTS OF HALLIBURTON AND DRESSER STOCKHOLDERS

  If the Merger is consummated, the stockholders of Dresser will become stockholders of Halliburton. The rights of the stockholders of both Halliburton and Dresser are governed by and subject to the provisions of the DGCL. The rights of current Dresser stockholders following the Merger will be governed by the Halliburton Charter and Bylaws rather than the provisions of the Dresser Charter and Bylaws. The following is a brief summary of the material differences between the rights of Halliburton stockholders and the rights of Dresser stockholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Halliburton restated certificate of incorporation and bylaws and the Dresser certificate of incorporation and bylaws.

NUMBER OF DIRECTORS

  The Halliburton Bylaws authorize no fewer than eight and no more than twenty persons to serve on its Board of Directors. Within these limits, the number of directors, which is presently set at eleven, is determined by resolution of the Board of Directors or by the stockholders at the annual meeting. Newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office. This provision of the Halliburton Bylaws may be altered, amended or repealed by the affirmative vote of the majority of either the Halliburton Board of Directors or the outstanding shares of capital stock of Halliburton entitled to vote. At the Effective Time of the Merger, the number of directors of the Halliburton Board of Directors will be increased to 14.

  The Dresser Bylaws authorize no fewer than three and no more than 12 persons to serve on its Board of Directors. Dresser presently has 12 directors. The number of directors may be increased or decreased by amendment of the Dresser Bylaws. Vacancies and newly created directorships resulting from any such increase may be filled by a majority of the directors then in office. This provision of the Dresser Bylaws may be altered, amended or repealed by the affirmative vote of the majority of either the Dresser Board of Directors or the outstanding shares of capital stock of Dresser entitled to vote.

VOTING RIGHTS

  Neither Halliburton's nor Dresser's Charter provides for cumulative voting rights for the election of directors or otherwise.

POWER TO CALL SPECIAL MEETINGS

  The Halliburton Bylaws provide that a special meeting of stockholders may be called by the Halliburton Board of Directors, the Chairman of the Board, the President (if a Director) or by the holders of a majority of the issued and outstanding shares of the capital stock of Halliburton entitled to vote. Written notice of a special meeting must be mailed not fewer than ten nor more than fifty days before the meeting to each stockholder of record entitled to vote.

  The Dresser Bylaws provide that a special meeting of the stockholders may be called by the Chairman of the Board, the Vice Chairman, the President or by a majority of the Dresser Board of Directors. Written notice of a special meeting must be delivered not more than sixty days before the date of such meeting to each stockholder of record entitled to vote.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

  Neither the Halliburton Charter nor the Halliburton Bylaws contain any provisions that would require greater than a majority of stockholders to approve mergers, consolidations, sales of a substantial amount of assets or other similar transactions.

  The Dresser Charter provides that in order to effect certain specified transactions ("Business Combinations") involving an Interested Stockholder (as defined below) and Dresser or any subsidiary of Dresser,

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

in addition to any affirmative vote required by law or the Dresser Charter, Dresser must obtain the affirmative vote of at least 70% of the then outstanding shares of capital stock voting as a single class. Such provisions shall not apply if the Business Combination (i) shall have been approved by a majority of the directors of Dresser not affiliated with or a nominee of an Interested Stockholder or (ii) certain price and procedure requirements are met.

  An "Interested Stockholder" is defined as any individual, group, corporation or other entity who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock entitled to vote generally on the election of directors (the "Voting Stock"), (ii) is an "affiliate" (within the meaning of Rule 12b-2) of Dresser and within two years immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock or (iii) is an assignee or has otherwise succeeded in one of more transactions not involving a public offering to beneficial ownership of Voting Stock which was at any time within the two year period immediately prior to the date in question owned by an Interested Stockholder.

  The specified "Business Combinations" to which the provisions of the Dresser Charter would apply include (i) merger or consolidation with an Interested Stockholder or its affiliate, (ii) sale, lease, mortgage, pledge, transfer, dividend or distribution (other than on a pro rata basis to all stockholders) by Dresser or a subsidiary, in one transaction or a series of transactions, of assets having a fair market value of $100 million or more to, with or from an Interested Stockholder, (iii) issuance or transfer of securities to an Interested Stockholder or its affiliate, for consideration of $100 million or more, (iv) adoption of a plan of liquidation proposed by an Interested Stockholder or its affiliate, (v) any transaction which has the effect of increasing the proportionate share of Dresser securities held by an Interested Stockholder or its affiliate, or (vi) any series or combination of transactions having the same effect as any of the foregoing.

  The DGCL generally requires that such a transaction be submitted to the affected stockholders at an annual or special meeting and that a majority of the outstanding stock of the affected entity vote in favor of such a transaction. See "Description of Halliburton Capital Stock."

ACTION BY WRITTEN CONSENT

  Although neither the Charter or Bylaws of Halliburton nor the Charter or Bylaws of Dresser contain any provisions permitting stockholders to act without a meeting, the DGCL permits such actions by written consent of stockholders.

AMENDMENTS OF BYLAWS

  The Halliburton and the Dresser Bylaws may be amended either by their respective Boards of Directors or by the holders of a majority of the outstanding shares of their respective capital stock present and entitled to vote at a meeting.

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

              THE HALLIBURTON SPECIAL MEETING--ADDITIONAL MATTERS

ELECTION OF HALLIBURTON DIRECTORS

  Effective December 4, 1997, the number of Directors constituting the Board of Directors of Halliburton increased from 10 to 11 and Mr. Charles J. DiBona was elected as a Director at a regular meeting of the Board of Directors. Mr. DiBona is proposed for election to the Board of Directors by stockholders for the first time. Mr. Roger T. Staubach, who has served as a Director since 1991, is retiring from the Board of Directors immediately prior to the Halliburton Special Meeting and will not be a candidate for election for the ensuing year. Due to Mr. Staubach's retirement, the number of Directors constituting the Board of Directors will be reduced from eleven to ten effective at 9:00a.m. (Central Daylight Time) on June 25, 1998.

  Ten Directors are to be elected to serve for the ensuing year and until their successors are elected and qualify. All of the ten nominees hereinafter named are presently directors of Halliburton. It is intended that the Halliburton Common Stock represented by the proxies, in the absence of instructions to the contrary, will be voted for the election as Directors of the ten nominees or, if any such nominee shall be unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors, unless the Board of Directors, because of the unavailability of a suitable substitute, reduces the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected. Dale P. Jones has announced his intention to retire as a director of Halliburton concurrently with consummation of the Merger.

 INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR

  ANNE L. ARMSTRONG, 70, Chairman of the Board of Trustees, Center for Strategic and International Studies, Washington, D.C. for more than the past five years; former Chairman of the President's Foreign Intelligence Advisory Board, 1981-1990; former Ambassador to Great Britain; joined Halliburton Company Board in 1977; Chairman of the Health, Safety and Environment Committee and member of the Management Oversight and the Nominating and Corporate Governance Committees; Director of American Express Company, Boise Cascade Corporation and General Motors Corporation.

  RICHARD B. (DICK) CHENEY, 57, Chairman of the Board and Chief Executive Officer of Halliburton; Chairman of the Board, President and Chief Executive Officer of Halliburton, 1996-1997; President and Chief Executive Officer of Halliburton, 1995; Senior Fellow, American Enterprise Institute for Public Policy Research, 1993-1995; Secretary of Defense, 1989-1993; Member, U.S. House of Representatives, 1979-1989; joined Halliburton Company Board in 1995; Director of Union Pacific Corporation, The Procter & Gamble Company and Electronic Data Systems Corporation; Member of the Board of Trustees, American Enterprise Institute for Public Policy Research.

  LORD CLITHEROE, 68, Chairman, The Yorkshire Bank, PLC for more than the past five years; Deputy Chief Executive, The RTZ Corporation PLC (an international group of mining and industrial companies), 1987-1989; Executive Director, The RTZ Corporation PLC, 1968-1987; joined Halliburton Company Board in 1987; Chairman of the Management Oversight Committee and member of the Health, Safety and Environment and the Nominating and Corporate Governance Committees.

  ROBERT L. CRANDALL, 62, Chairman, President and Chief Executive Officer, AMR Corporation and Chairman and Chief Executive Officer, American Airlines, Inc. (engaged primarily in the air transportation business) since 1985; President, American Airlines, Inc., 1985-1995; joined Halliburton Company Board in 1986; Chairman of the Audit Committee and member of the Compensation and the Management Oversight Committees; Director of AMR Corporation, American Airlines, Inc., The SABRE Group Holdings, Inc. and U S WEST, Inc.

  CHARLES J. DIBONA, 66, President and Chief Executive Officer (retired), American Petroleum Institute (a major petroleum industry trade association), 1979-1997; joined Halliburton Company Board in 1997; member of

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the Health, Safety and Environment, the Nominating and Corporate Governance
and the Management Oversight Committees; Chairman of the Board of Trustees, Logistics Management Institute.

  WILLIAM R. HOWELL, 62, Chairman Emeritus, J.C. Penney Company, Inc. (a major retailer); Chairman of the Board, J.C. Penney Company, Inc., 1994-1997; Chairman of the Board and Chief Executive Officer, J.C. Penney Company, Inc., 1983-1994; joined Halliburton Company Board in 1991; Chairman of the Compensation Committee and member of the Management Oversight and the Audit Committees; Director of Exxon Corporation, Warner-Lambert Company, Bankers Trust Company, Bankers Trust New York Corporation, The Williams Companies, Inc. and Central and South West Corporation.

  DALE P. JONES, 61, Vice Chairman of the Company; President of the Company, 1989-1995; Executive Vice President--Oil Field Services of the Company, 1987-1989; Senior Vice President of the Company, 1987; joined Halliburton Company Board in 1988.

  DELANO E. LEWIS, 59, President and Chief Executive Officer, National Public Radio (produces and distributes original programming and provides support to member stations) since 1994; President and Chief Executive Officer, C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, 1990-1993; joined Halliburton Company Board in 1996; member of the Compensation, the Health, Safety and Environment and the Management Oversight Committees; Director of Colgate-Palmolive Company, Guest Services, Inc., BET Holdings, Inc. and the Poynter Institute.

  C. J. SILAS, 66, Chairman of the Board and Chief Executive Officer (retired), Phillips Petroleum Company (engaged in exploration and production of crude oil, natural gas and natural gas liquids on a worldwide basis, the manufacture of plastics and petrochemicals and other activities), 1985-1994; joined Halliburton Company Board in 1993; member of the Compensation, the Audit and the Management Oversight Committees; Director of Reader's Digest Association, Inc.

  RICHARD J. STEGEMEIER, 70, Chairman Emeritus, Unocal Corporation (an integrated petroleum company); Chairman of the Board, Unocal Corporation, 1989-1995; Chief Executive Officer, Unocal Corporation, 1988-1994; President, Unocal Corporation, 1985-1992; Chief Operating Officer, Unocal Corporation, 1985-1988; joined Halliburton Company Board in 1994; Chairman of the Nominating and Corporate Governance Committee and member of the Audit and the Management Oversight Committees; Director of Foundation Health Systems, Inc., Northrop Grumman Corporation, Pacific Enterprises, Wells Fargo Bank and Montgomery Watson, Inc.

 CORPORATE GOVERNANCE

  The Board of Directors believes that the primary responsibility of the Board of Directors is to provide effective governance over Halliburton's affairs for the benefit of its stockholders. That responsibility includes:

  . Evaluating the performance of the Chief Executive Officer and taking appropriate action, including removal, when warranted.

  . Selecting, evaluating and fixing the compensation of senior management of Halliburton and establishing policies regarding the compensation of other members of management.

  . Reviewing succession plans and management development programs for members of senior management.

  . Reviewing and approving periodically long-term strategic and business plans and monitoring corporate performance against such plans.

  . Adopting policies of corporate conduct, including compliance with applicable laws and regulations and maintenance of accounting, financial and other controls, and reviewing the adequacy of compliance systems and controls.

  .  Evaluating periodically the overall effectiveness of the Board.

  .  Deciding on matters of corporate governance.

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

  In 1997, the Board adopted the following guidelines to assist it in the exercise of its responsibilities. These guidelines are in addition to and are not intended to change or interpret any Federal or state law or regulation, including the DGCL, or the Restated Certificate of Incorporation or By-laws of Halliburton. The guidelines are subject to modification from time to time by the Board of Directors. The Board of Directors intends, if the Merger is effected, to modify these guidelines as necessary or appropriate to reflect management and organizational changes resulting therefrom.

  Operation of the Board of Directors; Meetings

  1. Chairman of the Board and Chief Executive Officer. The Board believes that, under normal circumstances, the Chief Executive Officer of Halliburton should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to the Board for the overall management and functioning of Halliburton.

  The Chairman of the Management Oversight Committee, which is composed of all of the outside Directors, will function as the lead director when such Committee meets in executive session outside the presence of the Chief Executive Officer and other Halliburton personnel and will serve as the interface between that Committee and the Chief Executive Officer in communicating the matters discussed during the executive sessions.

  2. Executive Sessions of Outside Directors. The Management Oversight Committee is composed of all of the outside Directors and meets in executive session outside the presence of the Chief Executive Officer and other Halliburton personnel during a portion of each of its five regular meetings per year. In addition, any member of the Management Oversight Committee may request the Committee Chairman to call an executive session of such Committee at any time.

  Each December, the Management Oversight Committee will meet in executive session to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, such Committee takes into consideration the executive's performance in both qualitative and quantitative areas, such as: leadership and vision; integrity; keeping the Board of Directors informed on matters affecting Halliburton and its operating units; performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals); development and implementation of initiatives to provide long-term economic benefit to Halliburton; accomplishment of strategic objectives; and development of management. The evaluation will be communicated to the Chief Executive Officer by the Chairman of the Management Oversight Committee and will be used by the Compensation Committee in the course of its deliberations when considering the Chief Executive Officer's compensation for the ensuing year.

  3. Regular Attendance of Non-Directors at Board of Directors Meetings. The Chief Financial Officer and the General Counsel will be present at all times during Board of Directors meetings, except where there is a specific reason for one or both of them to be excluded. In addition, the Chairman may invite one or more members of management to be in regular attendance at Board of Directors meetings and may include other officers and employees from time to time as appropriate to the circumstances.

  4. Frequency of Board of Directors Meetings. The Board of Directors has five regularly scheduled meetings per year. Special meetings are called as necessary. It is the responsibility of the Directors to attend the meetings. Long-term strategic and business plans will be reviewed annually at one of the Board of Directors' regularly scheduled meetings.

  5. Board of Directors Access to Senior Management. Directors have open access to Halliburton's management, subject to reasonable time constraints. In addition, senior management of Halliburton routinely attend Board of Directors and Committee meetings and they and other managers frequently brief the Board of Directors and the Committees on particular topics. The Board of Directors encourages senior management to bring managers into Board of Directors or Committee meetings and other scheduled events who (a) can provide additional insight into matters being considered or (b) represent managers with future potential whom senior management believe should be given exposure to the members of the Board of Directors.

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

  6. Selection of Agenda Items for Board of Directors Meetings. The Chairman and Chief Executive Officer establishes the agenda for each Board of Directors meeting, although Board of Directors members are free to suggest items for inclusion on the agenda. Each Director is free to raise at any Board of Directors meeting subjects that are not on the agenda for that meeting.

  7. Board of Directors/Committee Forward Agenda. A forward agenda of matters requiring recurring and focused attention by the Board of Directors and each Committee will be prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration.

  8. Information Flow; Pre-meeting Materials. In advance of each Board of Directors or Committee meeting, a proposed agenda will be distributed to each member. In addition, to the extent feasible or appropriate, information and data important to the members' understanding of the matters to be considered, including background summaries of presentations to be made at the meeting, will be distributed prior to the meeting. Directors also routinely receive monthly financial statements, earnings, reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of Halliburton's business, performance and prospects.

  Board of Directors Structure

  1. Majority of the Members of the Board of Directors Must Be Independent Directors. The Board of Directors believes that as a matter of policy a majority of the members of the Board of Directors should be independent Directors. A Director will be considered independent if he or she: (a) has not been employed by Halliburton or an affiliate in an executive capacity; (b) is not, and is not an employee of a company or firm that is, a significant* advisor or consultant to Halliburton or its affiliates; (c) is not an employee or beneficial owner of more than 10% of a significant* customer or supplier of Halliburton or its affiliates; (d) does not have a significant* personal services contract(s) with Halliburton or its affiliates; (e) is not affiliated as an employee with a tax-exempt entity that receives significant contributions from Halliburton or one of its affiliates; and (g) is not part of an interlocking directorate in which the Chief Executive Officer or another executive officer of Halliburton serves on the board of directors of another corporation that employs the Director. (* "Significant" means a business relationship which would be required to be disclosed under Commission rules.)

  The definition of independence and compliance with the foregoing policy will be reviewed periodically by the Nominating and Corporate Governance Committee.

  Furthermore, the Board of Directors believes that employee Directors should number not more than two. While such number is not an absolute limitation, other than with respect to the Chief Executive Officer who should at all times be a member of the Board of Directors, employee Directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board of Directors.

  2. Size of the Board of Directors. The Board of Directors currently has eleven members. The By-laws prescribe that the number of Directors will not be less than eight nor more than 20.

  3. Service of Former Chief Executive Officers and Other Former Employees on the Board of Directors. Employee Directors shall retire from the Board of Directors at the time of their retirement as an employee unless continued service as a Director is requested and approval by the Board of Directors is received.

  4. Annual Election of All Directors. As provided in Halliburton's By-laws, all Directors are elected annually.

  5. Board of Directors Membership Criteria. Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

  .  Personal characteristics:

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    . highest personal and professional ethics, integrity and values;
    .an inquiring and independent mind; and
    .practical wisdom and mature judgment.

  . Broad training and experience at the policy-making level in business, government, education, or technology.

  . Expertise that is useful to Halliburton and complementary to the background and experience of other Board of Directors members, so that an optimum balance of members on the Board of Directors can be achieved and maintained.

  . Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board of Directors membership.

  . Commitment to serve on the Board of Directors over a period of several years to develop knowledge about Halliburton's principal operations.

  . Willingness to represent the best interests of all stockholders and objectively appraise management performance.

  . Involvement only in activities or interests that do not create a conflict with the Director's responsibilities to Halliburton and its stockholders.

  The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board of Directors members in the context of the perceived needs of the Board of Directors at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board of Directors as a whole may be taken into account in considering individual candidates.

  The Nominating and Corporate Governance Committee will evaluate the qualifications of each Director candidate against the foregoing criteria in connection with its recommendation to the Board of Directors concerning his or her nomination for election or re-election as a Director.

  6. Selection of Directors. The Board of Directors is responsible for nominating members to the Board of Directors and for filing vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee, with direct input from the Chief Executive Officer and other Board of Directors members, is responsible for identifying and screening candidates for Board of Directors membership.

  7. Director Retirement. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, will review each Director's continuation on the Board of Directors annually in connection with its recommendation to the Board of Directors concerning his or her nomination for election or re-election as a Director.

  It is the policy of the Board of Directors that each non-employee Director shall retire from the Board of Directors immediately prior to the annual meeting of stockholders following his or her seventy-second birthday. Employee Directors shall retire at the time of their retirement from employment with Halliburton unless continued service as a Director is approved by the Board of Directors.

  8. Director Compensation Review. It is appropriate for senior management of Halliburton to report periodically to the Compensation Committee on the status of Halliburton's Director compensation practices in relation to other companies of comparable size and Halliburton's competitors.

  Changes in Director compensation, if any, should come upon the recommendation of the Compensation Committee, but with full discussion and concurrence by the Board of Directors.

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  9. Conflicts of Interest. If an actual or potential conflict of interest develops because of a change in the business operations of Halliburton or a subsidiary, or in a Director's circumstances (for example, significant and on-going competition between Halliburton and a business with which the Director is affiliated), the Director should report such matter immediately to the Chairman of the Board of Directors for evaluation. A significant conflict must be resolved or the Director should resign.

  If a Director has a personal interest in a matter before the Board of Directors, the Director shall disclose the interest to the full Board of Directors and excuse himself or herself from participation in the discussion and shall not vote on the matter.

  Committees of the Board of Directors

  1. Number and types of Committees. A substantial portion of the analysis and work of the Board of Directors is done by standing Board of Directors Committees. A Director is expected to participate actively in the meetings of each Committee to which he or she is appointed.

  The Board of Directors has established the following standing Committees:
Management Oversight; Audit; Compensation; Nominating and Corporate Governance; and Health, Safety and Environment. Each Committee's charter is to be reviewed periodically by such Committee and the Board of Directors.

  2. Composition of Committees. It is the policy of the Board of Directors that only non-employee Directors serve on Board of Directors Committees.

  A Director who is part of an interlocking directorate (i.e. one in which the Chief Executive Officer or another executive officer of Halliburton serves on the board of directors of another corporation that employs the Director) may not serve on the Compensation Committee. The composition of the Compensation Committee will be reviewed annually to ensure that each of its members meet the criteria set forth in applicable SEC and IRS rules and regulations.

  3. Assignment and Rotation of Committee Members. The Nominating and Corporate Governance Committee, with direct input from the Chief Executive Officer, recommends to the Board of Directors the membership of the various Committees and their Chairmen and the Board of Directors approves the Committee assignments. In making its recommendations to the Board of Directors, such Committee takes into consideration the need for continuity, subject matter expertise, tenure and the desires of individual Board of Directors members.

  4. Frequency and Length of Committee Meetings. The Board of Directors and Committee meeting schedule for each year is submitted and approved by the Board of Directors in advance. The number of regularly scheduled meetings per year are as follows: Management Oversight-5; Audit-3; Compensation-3; Nominating and Corporate Governance-2; and Health, Safety and Environment-2. In addition, the Chairman of a Committee may call a special meeting at any time if deemed advisable. Accommodations will be made on a case-by-case basis should a Committee agenda require more time than originally scheduled.

  5. Committee Agendas; Reports to the Board of Directors. Appropriate members of management and staff will prepare draft agendas and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairman, will be reviewed and approved by such Chairman in advance of distribution to the other members of the Committee. A forward agenda of recurring topics to be discussed during the year will be prepared for each Committee and furnished to all Directors. Each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting.

  Reports on each Committee meeting (other than Management Oversight Committee meetings) are made to the full Board of Directors. All Directors are furnished copies of each Committee's minutes.

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  Other Board of Directors Practices

  1. Director Orientation. It is the sense of the Board of Directors that an orientation program be developed for new Directors which will include comprehensive information about Halliburton's business and operations; general information about the Board of Directors and its committees, including a summary of Director compensation and benefits; and a review of Director duties and responsibilities. Some of such topics will be included in a Director's handbook and others will be covered in meetings with key executives.

  2. Board of Directors Interaction With Institutional Investors and Other Stakeholders. The Board of Directors believes that it is senior management's responsibility to speak for Halliburton. Individual Board of Directors members may, from time to time, meet or otherwise communicate with outside constituencies that are involved with Halliburton. In those instances, however, it is expected that Directors will do so only with the knowledge of senior management and, absent unusual circumstances, only at the request of senior management.

  3. Periodic Review of These Guidelines. The operation of the Board of Directors is a dynamic and evolving process. As such these guidelines will be reviewed periodically by the Nominating and Corporate Governance Committee.

 THE BOARD OF DIRECTORS AND STANDING COMMITTEES OF DIRECTORS

  The Board of Directors of Halliburton has standing Audit; Compensation; Nominating and Corporate Governance; Health, Safety and Environment; and Management Oversight Committees. Each of the standing Committees is comprised entirely of outside Directors, none of whom is an employee or former employee of Halliburton. During the last fiscal year, the Board of Directors met on 6 occasions, the Audit Committee met on 3 occasions, the Compensation Committee met on 3 occasions, the Nominating and Corporate Governance Committee met on 3 occasions, the Health, Safety and Environment Committee met on 2 occasions, and the Management Oversight Committee met on 5 occasions. No member of the Board of Directors attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and the Committees on which he or she served during the last fiscal year.

  Audit Committee

  The Audit Committee has, among other things, responsibility for recommending the appointment of independent auditors to the Board of Directors; reviewing the scope of the independent auditors' examination and the scope of activities of the internal audit department; reviewing Halliburton's financial policies and accounting systems and controls; and approving and ratifying the duties and compensation of the independent auditors, both with respect to audit and non-audit services. The Committee also reviews Halliburton's compliance with its Code of Business Conduct. The Committee meets separately from time to time with the independent auditors and with members of the internal audit staff, outside the presence of Halliburton management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

  Compensation Committee

  Duties of the Compensation Committee include developing and approving an overall executive compensation philosophy consistent with corporate objectives and stockholder interests; acting as a salary and promotion committee with respect to certain officers of Halliburton and its subsidiaries and affiliates; establishing annual performance criteria and reward schedules under Halliburton's Annual Performance Pay Plan and certifying the performance level achieved and reward payments at the end of each year, approving any other incentive or bonus plans applicable to certain officers of Halliburton's subsidiaries and affiliates; administering awards under Halliburton's 1993 Stock and Long-Term Incentive Plan and Senior Executives' Deferred Compensation Plan; approving agreements or arrangements relating to the terms of employment, continued employment or termination of employment for certain officers of Halliburton and its subsidiaries and affiliates;

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acting as a committee for administration of other forms of non-salary compensation; and reviewing periodically Halliburton's Director compensation practices and recommending to the Board of Directors any changes thereto.

  Nominating and Corporate Governance Committee

  The Nominating and Corporate Governance Committee periodically reviews and updates the criteria for Board of Directors membership and evaluates the qualification of each Director candidate against such criteria; assesses the appropriate mix of skills and characteristics required of Board of Directors members; identifies and screens candidates for Board of Directors membership; establishes procedures whereby individuals may be recommended by stockholders for consideration by the Committee as possible candidates for election to the Board of Directors; reviews annually each Director's continuation on the Board of Directors and recommends to the Board of Directors a slate of Director nominees for election at the Annual Meeting of Stockholders; recommends candidates to fill vacancies on the Board of Directors; reviews periodically the status of each Director to assure compliance with the Board of Directors' policy that at least a majority of Directors meet the Board of Directors' definition of "independent Director"; recommends members to serve on the standing Committees of the Board of Directors and the Chairmen thereof; and reviews periodically the corporate governance guidelines adopted by the Board of Directors and recommends revisions thereto as deemed appropriate.

  The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Committee in care of the Vice President and Secretary at Halliburton Company, 3600 North Lincoln Plaza, 500 North Akard Street, Dallas, Texas 75201-3391. Stockholder nominations must be submitted prior to year end and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desirous of serving, if elected.

  Nominations by stockholders may also be made at an Annual Meeting of Stockholders in the manner provided in Halliburton's By-laws. The By-laws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board of Directors at a meeting of stockholders by complying with required notice procedures. Such nominations shall be made pursuant to written notice to the Secretary, which must be received at the principal executive offices of Halliburton not less than ninety (90) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice shall set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Halliburton that are beneficially owned by the person, and (iv) all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of capital stock of Halliburton that are beneficially owned by the stockholder. Halliburton may require any proposed nominee to furnish such other information as may reasonably be required by Halliburton to determine the eligibility of such proposed nominee to serve as a Director of Halliburton. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with the above-specified procedures.

  Health, Safety and Environmental Committee

  The Health, Safety and Environment Committee has responsibility for reviewing and assessing Halliburton's health, safety and environmental policies and practices and proposing modifications or additions thereto as needed; overseeing the communication and implementation of such policies throughout Halliburton; reviewing annually the health, safety and environmental performance of Halliburton's operating units and their compliance with applicable policies and legal requirements; and identifying, analyzing and advising the Board of Directors on health, safety and environmental trends and related emerging issues.

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

  Management Oversight Committee

  The Management Oversight Committee has responsibility for evaluating the performance of the Chief Executive Officer of Halliburton; reviewing succession plans for senior management of Halliburton and its major operating units; evaluating management development programs and activities; and reviewing other internal matters of broad corporate significance.

 DIRECTORS' COMPENSATION, RESTRICTED STOCK PLAN AND RETIREMENT PLAN

  Directors' Fees and Deferred Compensation Plan

  All non-employee Directors of Halliburton receive an annual fee of $30,000 and an attendance fee of $2,000 for each meeting of the Board of Directors. Such Directors also receive an attendance fee of $2,000 per meeting for Committee service. The Chairmen of the Audit; Compensation; Nominating and Corporate Governance; Health, Safety and Environment; and Management Oversight Committees each receive an additional $2,000 annually for service in such capacities. Under Halliburton's Directors' Deferred Compensation Plan ("Halliburton's Deferred Compensation Plan"), Directors are permitted to defer their fees, or a portion thereof, until after they cease to be a Director of Halliburton. A participant may elect, on a prospective basis, to have his or her deferred compensation account either credited quarterly with interest at the prime rate of Citibank, N.A. or translated on a quarterly basis into Halliburton Common Stock equivalents. Distribution will be made in cash either in a lump sum or in annual installments over a five or ten year period, as determined by the committee appointed to administer Halliburton's Deferred Compensation Plan in its discretion. Ms. Armstrong and Messrs. Crandall, Staubach and Stegemeier have elected to participate in Halliburton's Deferred Compensation Plan.

  Directors' Restricted Stock Plan

  Pursuant to the terms of the Restricted Stock Plan for Non-Employee Directors ("Directors' Restricted Stock Plan"), which was approved by the stockholders at the 1993 Annual Meeting, each non-employee Director receives an annual award of 400 restricted shares of Halliburton Common Stock as a part of his or her compensation. The awards are in addition to the Directors' annual retainer and attendance fees and to amounts that would be payable under the Directors' Retirement Plan, described below. Shares awarded under the Directors' Restricted Stock Plan may not be sold, assigned, pledged or otherwise transferred or encumbered until the restrictions are removed. Restrictions will be removed following termination of Board of Directors service under certain circumstances, which include, among others, death or disability, retirement pursuant to Halliburton's mandatory retirement policy, or early retirement after at least four years of service. During the restriction period, Directors have the right to vote and to receive dividends with respect to the restricted shares. Any shares which, pursuant to the Directors' Restricted Stock Plan, remain restricted following termination of service will be forfeited.

  Directors' Retirement Plan

  Under the terms of the Retirement Plan for Directors of Halliburton ("Directors' Retirement Plan"), a non-employee Director participant upon the benefit commencement date (the later of a participant's termination date or attainment of age 65) will receive an annual benefit equal to the last annual retainer for such participant for a period of years equal to such participant's years of service on his or her termination date; provided that a minimum benefit payment period for each participant is five years. Non-employee Directors become participants in the Directors' Retirement Plan upon the completion of three years of service, as defined in that plan. Upon the death of a participant, benefit payments will be made to the surviving spouse, if any, over the remainder of the retirement benefit payment period. Years of service for each Director participant under the Directors' Retirement Plan are: Ms. Armstrong--21, Lord Clitheroe--11, Mr. Crandall--13, Mr. Howell--7, Mr. Silas--5, Mr. Staubach--7 and Mr. Stegemeier--4. Assets of Halliburton are transferred to Chase Bank of Texas, N.A., as Trustee, to be held pursuant to the terms of an irrevocable grantor trust to aid Halliburton in meeting its obligations under the Directors' Retirement Plan. The corpus and income of the trust are treated as assets and income of Halliburton for federal income tax purposes and are subject to the claims of general creditors of Halliburton to the extent provided therein.

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 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Compensation Committee during 1997: Robert L. Crandall, W. R. Howell, Delano E. Lewis, C. J. Silas and E. L. Williamson (January 1-May 20, 1997), none of whom is an officer or former officer of Halliburton or its subsidiaries or had a relationship with Halliburton or its subsidiaries requiring director interlock or insider participation disclosure.

PROPOSAL FOR RATIFICATION OF THE SELECTION OF ACCOUNTANTS

  Arthur Andersen LLP has examined the financial statements of Halliburton and its predecessor since 1946. A resolution will be presented by the Board of Directors at the Halliburton Special Meeting to ratify the appointment of that firm as independent accountants to examine the financial statements and the books and records of Halliburton for the year ending December 31, 1998. Such appointment was made upon the recommendation of the Audit Committee. Halliburton has been advised by Arthur Andersen LLP that neither the firm nor any member thereof has any direct financial interest or any material indirect interest in Halliburton and, during at least the past three years, neither such firm nor any member thereof has had any connection with Halliburton in the capacity of promoter, underwriter, voting trustee, Director, officer or employee.

  Representatives of such firm are expected to be present at the Halliburton Special Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

  The affirmative vote of the holders of a majority of the shares of Halliburton Common Stock represented at the Halliburton Special Meeting and entitled to vote on the matter is needed to approve the proposal.

  If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

  The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of Halliburton for the year 1998.

HALLIBURTON EXECUTIVE COMPENSATION

 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Halliburton's primary mission is to enhance long-term shareholder value by providing a broad spectrum of high quality service and related products within the energy services and engineering and construction business segments in which Halliburton operates. The Compensation Committee of Directors (the "Committee") believes that Halliburton's total compensation package for executives should be linked principally to increased shareholder value and to measures which drive shareholder value.

  The Committee has responsibility for overseeing the compensation program for the members of the Executive Committee of Halliburton (composed at the end of 1997 of the four most senior executive officers) and other senior officers of Halliburton and its business units.

  Overall Executive Compensation Philosophy

  The overriding objective of the total compensation package for senior executives is to emphasize the enhancement of shareholder value. Beyond this, the Committee's priorities are to establish and maintain competitive executive compensation programs that enable Halliburton to attract, retain, and motivate the high caliber executives required for the success of the business. In determining what it deems to be appropriate types and amounts of compensation for executive officers, the Committee consults with outside compensation consultants and reviews independent compensation data.

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  In the design and administration of executive compensation programs, the
Committee refers to, but does not necessarily target, current market levels at the 50th percentile. In doing so, the Committee considers the competitive market data for two comparator groups: (i) specific peer companies within the energy services and engineering and construction industries, and (ii) similarly sized companies within general industry which, in the Committee's opinion, provide the most comparable references for Halliburton's executive positions (collectively, the "Peer Group"). Regression analysis is used in assessing all market data to mitigate the impact of company size on compensation levels.

  The Committee considers total compensation, as well as each component of the compensation package, in determining actual compensation levels. The total compensation package is expected in most instances to result in payments at market levels, given acceptable corporate and/or business unit performance, and above market levels, given outstanding performance.

  The Committee believes its objectives can be optimized by providing executives with a compensation package that consists of a cash base salary, a rewards-oriented compensation program aligned with shareholder value creation, stock-based awards and benefits, including supplemental retirement benefits.

  Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder generally disallow a federal income tax deduction by a public company for compensation paid to the chief executive officer or any of the four other most highly compensated officers to the extent such compensation exceeds $1 million in any year, excluding certain performance-based compensation and compensation which is deferred.

  Halliburton's policy is to utilize available tax deductions whenever appropriate, and the Committee, when determining executive compensation programs, considers all relevant factors, including the tax deductions that may result from such compensation. Accordingly, Halliburton has attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent such is consistent with the intended objectives of the Committee's executive compensation philosophy.

  At the 1996 Annual Meeting of Stockholders, Halliburton, therefore sought and obtained the stockholder approval necessary to have all stock options and stock appreciation rights granted pursuant to the 1993 Stock and Long-Term Incentive Plan (the "1993 Plan") continue to qualify for federal tax deductibility. The Committee decided, however, not to make the necessary changes to qualify the Annual Performance Pay Plan (which is discussed below) for tax deductibility under Section 162(m) since to do so would have limited the Committee's flexibility in the administration of the Plan. The Committee believes that the best interests of Halliburton and its stockholders are served by its current executive compensation programs, which encourage and promote Halliburton's principal compensation objective, enhancement of shareholder value, and permit the Committee to exercise discretion in the design and implementation of compensation packages. Accordingly, Halliburton may from time to time pay compensation to its executive officers that may not be fully deductible. Because of the mandatory deferral provisions relating to payment of incentive compensation earned under the Annual Performance Pay Plan (discussed below) and the elective deferral by certain executive officers of portions of their salary and incentive compensation, the loss of deductibility for 1997 is expected to be minimal. The Committee will continue to review Halliburton's executive compensation plans periodically to determine what changes, if any, should be made as the result of the limitation on deductibility.

  Compensation Arrangement For Chief Executive Officer

  In 1995, Halliburton entered into an agreement with Mr. Cheney covering the terms of his employment by Halliburton as Chief Executive Officer. Mr. Cheney's employment agreement, which was approved by the Board of Directors and the Committee, provides for a total compensation package which reflects Halliburton's objectives of aligning significant compensation opportunity with the interests of stockholders and building executive stock ownership. Mr. Cheney's employment agreement with Halliburton is summarized under "-- Employment Contracts and Termination of Employment and Change-In Control Arrangements--Employment Agreements."

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  Base Salary

  Base salaries for the executive officers, including Mr. Cheney, are reviewed each December by the Committee. In making salary decisions, the Committee exercises discretion and judgment based on the following factors: internal factors involving the executive's level of responsibility, experience, individual performance, and equity issues relating to pay for other Halliburton executives, as well as external factors involving competitive positioning, overall corporate performance, and general economic conditions. No specific formula is applied to determine the weight of each factor.

  Mr. Cheney's base salary for 1997 was increased to $1.1 million. In determining Mr. Cheney's base salary, the Committee considered each of the above factors, although primary consideration was given to his individual contributions to Halliburton. The Committee's action increasing Mr. Cheney's base salary acknowledges his strong leadership in guiding Halliburton in the prior year to its best financial performance in over a decade and the successful undertaking of various initiatives to better align the business units and reduce overhead costs.

  Annual Performance Pay Plan

  As a means of strengthening the link between total cash compensation and Halliburton's performance, effective January 1, 1995, the Committee adopted an intermediate term reward-oriented program (the "Annual Performance Pay Plan") based on cash value added ("CVA"). CVA measures the difference between after tax cash income and a capital charge based upon Halliburton's weighted average cost of capital to determine the amount of value, in terms of cash flow, added to the business. CVA has been demonstrated to provide a close correlation to total shareholder return; therefore, incentive awards are closely linked to the improvement of shareholder value. Members of the Executive Committee, other officers of Halliburton and its business units, and certain senior managers were eligible to participate in the Annual Performance Pay Plan during 1997.

  At the beginning of each plan year, the Committee establishes a reward schedule which aligns given levels of CVA performance beyond a threshold level with reward opportunities, such that the level of achievement of annual CVA performance will determine the amount of incentive compensation payable to a participant. In addition, the Committee has the discretion to award additional compensation based on individual performance.

  In 1997, consolidated CVA performance exceeded the maximum level established by the Committee and, accordingly, Mr. Cheney and the other executive officers listed in the Summary Compensation Table earned the maximum incentive opportunity in accordance with the 1997 reward schedule. The improvement in CVA for 1997 was closely aligned with Halliburton's Total Stockholders' Return for the year, as depicted in the performance graph included in this Joint Proxy Statement/Prospectus under the caption "--Halliburton's Comparison of Five-year Cumulative Total Return." The amount earned by Mr. Cheney is reflected in the Summary Compensation Table. In order to further link the compensation earned under the Annual Performance Pay Plan more closely to shareholder value creation and to focus executives' attention on a time frame longer than one year, only one-half of the bonus earned for 1997 was paid in cash. The remaining one-half of the bonus was converted into Halliburton Common Stock equivalents and will be paid in cash in annual installments in each of the next two years, each installment based on the then value of one-half the stock equivalents.

  Stock-Based Compensation

  The 1993 Plan provides for a variety of cash and stock-based vehicles (including stock options, stock appreciation rights, and restricted stock, among others) which the Committee may, in its discretion, select in establishing individual long-term incentive awards or use as it deems appropriate in specific recruiting and hiring situations.

  Stock options were the principal long-term incentive granted to executive officers in 1997. Stock options granted in 1997 are exercisable at the fair market value of the Halliburton Common Stock on the date of grant and become exercisable during employment over a three-year period (one-third per year). Options, which have value only if the stock price appreciates following the date of grant, provide an excellent means for linking executives' interests directly to those of stockholders.

  The Committee's determination of the number of option shares granted to executive officers, including the grants made to Mr. Cheney, was based on a subjective assessment of organizational roles and internal job relationships, and on references to competitive practices in long-term incentive opportunities for comparable positions within the Peer Group. An option for 100,000 shares was granted to Mr. Cheney in December 1997.

  The Committee also made limited use of restricted stock grants during 1997, including awards to two executive officers who received promotions in order to recognize their expanded responsibilities and current and future contributions, as well as to build their stock ownership in Halliburton. In determining the appropriate restricted stock award, the Committee considered the person's job level, performance, potential for future contributions, and the timing and size of previous awards of restricted stock and options. No particular weight was given to any individual factor.

  Senior Executives' Deferred Compensation Plan

  Under the terms of the Senior Executives' Deferred Compensation Plan (the "SEDC Plan"), which is used for the purpose of providing supplemental retirement benefits to senior executives, (i) mandatory additions to a participant's account are made to offset contributions to which each would have been entitled under Halliburton's qualified defined contribution plans if not for the limitation on contributions imposed under the Internal Revenue Code (commonly known as ERISA Offset Benefits), (ii) additions up to the amount of any remuneration which would otherwise exceed the deduction limit under Section 162(m) of the Internal Revenue Code may be allocated to a participant's account in lieu of the payment of such remuneration, and (iii) discretionary additions, in such amounts as the Committee may determine, are made to provide additional supplemental retirement benefits ("Supplemental Retirement Benefit"). Interest on active and retired participants' Supplemental Retirement Benefit accounts is accrued at the rate of five and ten percent per annum, respectively, while interest on the other two account balances accrues at the rate of ten percent per annum. No amounts may be received by a participant under the SEDC Plan prior to termination of such participant's employment.

  In making Supplemental Retirement Benefit contributions under the SEDC Plan, amounts are determined considering guidelines that include references to retirement benefits provided from other programs, compensation, length of service with Halliburton and as an officer, and years of service to normal retirement. There is no specific weighting of these factors. The Committee authorized a 1997 Supplemental Retirement Benefit addition for Mr. Cheney of $500,000, the minimum amount specified in his employment agreement.

                                          Respectfully submitted,

                                          THE COMPENSATION COMMITTEE OF
                                           DIRECTORS

                                          Robert L. Crandall
                                          W. R Howell
                                          Delano E. Lewis
                                          C. J. Silas

         HALLIBURTON'S COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following graph compares Halliburton's cumulative total stockholder return on the Halliburton Common Stock for the five-year period ended December 31, 1997, with the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Energy Composite Index ("S&P Energy Composite") over the same period. This comparison assumes the investment of $100 on December 31, 1992 and the reinvestment of all dividends. On January 23, 1996, Halliburton distributed to stockholders all of the outstanding common stock of Highlands Insurance Group, Inc. as a special dividend. The graph accounts for this distribution as though it were paid in cash and reinvested in Halliburton Common Stock. The stockholder return set forth on the chart below is not necessarily indicative of future performance.




                                     LOGO
                       [PERFORMANCE GRAPH APPEARS HERE]


                                         12-31-  12-31-  12-31-  12-31-  12-31-
                                12-31-92   93      94      95      96      97
                                -------- ------- ------- ------- ------- -------
  Halliburton Company..........   $100   $113.91 $122.19 $191.60 $242.22 $422.18
  S&P 500......................   $100   $110.08 $111.53 $153.45 $188.68 $251.62
  S&P Energy Composite.........   $100   $115.73 $120.17 $157.13 $197.64 $247.54

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                  ---------------------------------- -----------------------------
                                                                            AWARDS         PAYOUTS
                                                                     --------------------- -------
                                                           OTHER     RESTRICTED SECURITIES
                                                           ANNUAL      STOCK    UNDERLYING  LTIP    ALL OTHER
                                    SALARY     BONUS    COMPENSATION   AWARDS     OPTION   PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR    ($)        ($)        ($)(1)    ($)(2)(3)  ($)(2)(4)  ($)(5)     ($)(6)
---------------------------  ---- ---------- ---------- ------------ ---------- ---------- ------- ------------
Richard B. Cheney(7)....
 Chairman of the Board       1997 $1,100,000 $1,980,000     --       $        0  100,000     N/A     $617,944
 and Chief Executive Of-     1996 $1,000,000 $1,125,000     --       $        0  360,000     N/A     $582,147
 ficer                       1995 $  250,000 $  150,000     --       $4,175,000  400,000     N/A     $142,500
Lester L. Coleman.......
 Executive Vice              1997 $  390,000 $  390,000     --       $        0   20,000     N/A     $127,194
 President and General       1996 $  390,000 $  202,500     --       $        0   74,000     N/A     $130,232
 Counsel                     1995 $  390,000 $  168,750     --       $  227,500   34,000     N/A     $135,108
Dale P. Jones...........     1997 $  500,000 $  650,000     --       $        0   50,000     N/A     $ 91,759
 Vice Chairman               1996 $  500,000 $  540,000     --       $        0  180,000     N/A     $115,919
                             1995 $  500,000 $  540,000     --       $        0  110,000     N/A     $166,821
David J. Lesar(7).......     1997 $  500,000 $  650,000     --       $3,868,750   60,000     N/A     $187,553
 President and Chief         1996 $  391,875 $  540,000     --       $1,120,000  110,000     N/A     $134,886
 Operating Officer           1995 $  314,583 $  306,250     --       $  371,250   50,000     N/A     $109,670
Ken R. LeSuer...........     1997 $  475,000 $  617,500     --       $        0   50,000     N/A     $302,605
 Vice Chairman               1996 $  425,000 $  540,000     --       $  591,250  160,000     N/A     $190,233
                             1995 $  425,000 $  540,000     --       $        0   70,000     N/A     $251,991

--------
(1) The dollar value of perquisites and other person benefits for each of the named executive officers was less than established reporting thresholds.

(2) The share amounts reflected in this table and in the footnotes have been adjusted to reflect the two-for-one stock split of Halliburton Common Stock declared on June 9, 1997 and effected in the form of a stock dividend on July 21, 1997 to stockholders of record at June 26, 1997.

(3) Pursuant to Mr. Cheney's employment contract, he was awarded 200,000 shares in 1995 with restrictions lapsing over an 8-year period. In 1995, Mr. Coleman and Mr. Lesar were awarded 10,000 shares and 20,000 shares, respectively. Restrictions lapse on Mr. Coleman's shares over 5 years while restrictions on Mr. Lesar's shares lapse over 10 years. In 1996, Mr. Lesar had two awards of 20,000 shares each on which restrictions will lapse over a 10-year period and Mr. LeSuer was awarded 20,000 shares with restrictions lapsing over a 5-year period. In 1997, Mr. Lesar was awarded 100,000 shares with restrictions lapsing over a 10-year period. The total number and value of restricted shares held by each of the above individuals as of December 31, 1997 were as follows:

                                               TOTAL RESTRICTED AGGREGATE MARKET
   NAME                                             SHARES           VALUE
   ----                                        ---------------- ----------------
   Mr. Cheney.................................     150,000         $7,790,625
   Mr. Coleman................................      25,000          1,298,438
   Mr. Jones..................................      40,200          2,087,888
   Mr. Lesar..................................     156,000          8,102,250
   Mr. LeSuer.................................      32,000          1,662,000

  Dividends are paid on the restricted shares.

(4) Solely as a result of a one-time change in the timing of option grants to senior executives, the named persons received two grants in 1996.

(5) Although the 1993 Plan was approved in 1993, no long-term incentive program under such Plan has been implemented. No other plans exist under which such payments may be made.

(6) "All Other Compensation" includes the following accruals for or contributions to various plans for the fiscal year ending December 31, 1997: (i) profit sharing plan contributions or termination surplus accruals for Mr. Cheney--$16,456, Mr. Coleman--$16,456, Mr. Jones-- $16,456, Mr. Lesar--$16,456 and Mr. LeSuer--$16,456; (ii) supplemental retirement plan contributions for Mr. Cheney--$500,000, Mr. Coleman-- $75,000, Mr. Jones--$24,000, Mr. Lesar--$123,000 and Mr. LeSuer--$206,000;
    (iii) 401(k) plan matching contributions for Mr. Cheney--$3,167, Mr. Coleman--$3,167, Mr. Jones--$3,167, Mr. Lesar--$3,167 and Mr. LeSuer-- $3,167; (iv) ERISA Offset Benefit accruals for Mr. Cheney--$96,680, Mr. Coleman--$23,655, Mr. Jones--$34,969, Mr. Lesar--$34,970 and Mr. LeSuer--
    $32,398; (v) above-market earnings on ERISA Offset Benefit accounts for Mr. Cheney--$1,641, Mr. Coleman--$1,854, Mr. Jones--$3,103, Mr. Lesar--
    $804 and Mr. LeSuer--$1,561; and (vi) above-market earnings on amounts deferred under Elective Deferral Plan for Mr. Cheney--N/A, Mr. Coleman-- $7,062, Mr. Jones--$10,064, Mr. Lesar--$9,156 and Mr. LeSuer--$18,161. A
    Halliburton contribution to split-dollar life insurance premiums for Mr. LeSuer was $1,826 and policy proceeds of $23,036 were paid to Mr. LeSuer when the policy was canceled.

(7) Messrs. Cheney and Lesar became executive officers of Halliburton on October 1, 1995 and August 1, 1995, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    % OF TOTAL                        POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF   OPTIONS                             ASSUMED ANNUAL RATES OF
                         SECURITIES GRANTED TO                          STOCK PRICE APPRECIATION
  INDIVIDUAL GRANTS(1)   UNDERLYING EMPLOYEES  EXERCISE                    FOR OPTION TERM(2)
                          OPTIONS   IN FISCAL    PRICE     EXPIRATION --------------------------------
          NAME           GRANTED(#)    YEAR    ($/SHARE)      DATE         5%                10%
  --------------------   ---------- ---------- ---------   ---------- -------------    ---------------
Richard B. Cheney.......   100,000     7.16%    $54.50      12/3/07   $   3,427,476    $     8,685,896
Lester L. Coleman.......    20,000     1.43%    $54.50      12/3/07         685,495          1,737,179
Dale P. Jones...........    50,000     3.58%    $54.50      12/3/07       1,713,738          4,342,948
David J. Lesar..........    60,000     4.29%    $54.50      12/3/07       2,056,485          5,211,538
Ken R. LeSuer...........    50,000     3.58%    $54.50      12/3/07       1,713,738          4,342,948
All Optionees........... 1,263,600    100.0%    $52.19(3)      (3)       41,473,893        105,102,987
All Stockholders........       N/A      N/A        N/A          N/A   8,609,484,975(4)  21,818,125,295(4)

--------
(1) All options are granted at the fair market value of the Halliburton Common Stock on the grant date and generally expire ten years from the grant date. During employment, options vest over a three year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date.

(2) The assumed values result from certain prescribed rates of stock price appreciation. Values were calculated based on a 10-year exercise period for all grants. The actual value of the option grants is dependent on future performance of the Halliburton Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved. Halliburton did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) The exercise price shown is a weighted average of all options granted in 1997. Options expire on one or more of the following dates: December 3, 2004, March 3, 2007, May 7, 2007, July 22, 2007, September 30, 2007,
    October 23, 2007 and December 3, 2007.

(4) "All Stockholders" values are calculated using the weighted average exercise price for all options awarded in 1997, $52.19, based on the outstanding shares of Halliburton Common Stock on December 31, 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                OPTIONS AT FISCAL YEAR-END        IN-THE-MONEY OPTIONS AT
                           SHARES      VALUE             (SHARES)                   FISCAL YEAR-END ($)
                         ACQUIRED ON  REALIZED  ------------------------------   -------------------------
   NAME                  EXERCISE(#)    ($)     EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
   ----                  ----------- ---------- -------------   --------------   ----------- -------------
Richard B. Cheney.......         0   $        0         386,666          473,334 $11,118,320  $9,836,680
Lester L. Coleman.......         0            0          85,333           80,667   2,609,495   1,557,880
Dale P. Jones...........   103,332    1,827,246         180,001          206,667   5,384,002   4,091,460
David J. Lesar..........         0            0         102,002          150,000   2,963,660   2,189,787
Ken R. LeSuer...........         0            0         182,999          180,001   5,752,813   3,342,312

 RETIREMENT PLAN

  The purpose of the Halliburton Retirement Plan (the "Floor Plan") was to provide a floor for retirement benefits provided under the Halliburton Profit Sharing and Savings Plan (the "Halliburton Profit Sharing Plan"). Effective as of December 31, 1996, benefit accruals under the Floor Plan ceased for all employees except those age 55 or over ("Grandfathered Employees"). The portion of the Floor Plan attributable to employees other than Grandfathered Employees terminated effective February 28, 1997.

  The Halliburton Profit Sharing Plan is intended to be the primary plan to provide retirement benefits to participating employees. Halliburton makes annual contributions from profits to the Halliburton Profit Sharing Plan. Such contributions may not be less than 10% of profits, as defined in the Halliburton Profit Sharing Plan (reduced by certain retirement plan expenses), except that such contributions may not exceed the maximum amount deductible under Section 404 of the Internal Revenue Code and may not be less than 4% of participating employees' compensation. Contributions under the Halliburton Profit Sharing Plan for the named executive officers for the year ended December 31, 1997 are set forth in footnote (6) to the Summary Compensation Table. It is not possible to estimate the amount of benefits payable at retirement under the Halliburton Profit Sharing

Plan to Messrs. Cheney, Coleman, Jones, Lesar and LeSuer because of some or all of the following: (i) amounts contributed in the future will be contingent on future profits, (ii) earnings on trust fund assets will vary, (iii) trust fund assets may appreciate or depreciate in value, (iv) the compensation of the individual may vary, (v) age at date of retirement may vary, and (vi) the Halliburton Profit Sharing Plan may be changed or discontinued.

  The Floor Plan is a qualified defined benefit pension plan established as of January 1, 1991 as a floor plan integrated with the Halliburton Profit Sharing Plan to provide an adequate level of retirement benefits for employees. Prior to January 1, 1997, the terms of the Floor Plan provided for a monthly pension payment equal to the following amount: (i) 1 1/3% of an employee's average monthly compensation (computed over the highest three calendar year period) multiplied by such employee's years of accrual service after January 1, 1990; minus (ii) a pension which is the actuarial equivalent of the participant's eligible profit sharing accounts (excluding any employer and employee contributions under the employee savings portion of the program) accumulated since January 1, 1990 under the Halliburton Profit Sharing Plan. The offset for the Halliburton Profit Sharing Plan was based upon the 1984 Unisex Pension Mortality Table and an 8 1/2% interest assumption. As a result of the termination of the Floor Plan as to employees other than Grandfathered Employees, such employees will receive a distribution of such Floor Plan benefit, if any, in 1998 provided that the Internal Revenue Service approves of such termination. The Floor Plan will continue for Grandfathered Employees under the same formula as in effect prior to 1997 except that a Grandfathered Employee's Floor Plan benefit will never be less than the value of the benefit determined as of January 1, 1997 increased with interest. The distribution benefit calculated for Mr. Lesar is $0. The value of the Floor Plan benefits calculated as of January 1, 1998 for the Grandfathered Employees named in the Summary Compensation Table are as follows: Mr. Cheney--$0, Mr. Coleman--$0, Mr. Jones--$105,209, and Mr. LeSuer--$104,448. The benefits for Messrs. Cheney, Coleman, Jones and LeSuer have been computed on the assumptions that
(i) payments will be paid in the form of a life annuity; (ii) employment will continue until normal retirement at age 65 and (iii) levels of creditable compensation will remain constant.

 EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

 Employment Contracts

  Mr. Cheney's employment agreement with Halliburton provides for his employment as Chairman of the Board and Chief Executive Officer of Halliburton until September 30, 2003. Under the agreement, Mr. Cheney's cash compensation was specified for two periods, the first, being for the period from August 10, 1995, the effective date of the agreement, to December 31, 1995 and the second, for the period beginning on January 1, 1996 and ending September 30, 2003. During the first period, Mr. Cheney received a salary, in the aggregate, of $250,000; a bonus of $150,000, in lieu of participation in Halliburton's Annual Performance Pay Plan; and a Supplemental Retirement Benefit contribution of $125,000 under the SEDC Plan. During the second period, the agreement provides that Mr. Cheney will receive an annual salary of not less than $1,000,000; will participate in Halliburton's Annual Performance Pay Plan beginning with the 1996 plan year; and will receive a Supplemental Retirement Benefit contribution under the SEDC Plan of at least $500,000 annually. Also, pursuant to the terms of the agreement, on August 10, 1995 Mr. Cheney was granted a non-qualified stock option to purchase up to 400,000 shares of Halliburton Common Stock at $21.00 per share (the fair market value on such date) and effective October 1, 1995 he was awarded 200,000 shares of Halliburton Common Stock subject to restrictions. (The foregoing share amounts and exercise price have been adjusted to reflect the stock split effected in July 1997.) Both the stock option grant and the restricted stock award were made under the 1993 Plan. The employment agreement also provided for Halliburton to reimburse Mr. Cheney for expenses associated with his relocation to Dallas.

  Under the terms of his employment agreement, in the event of Mr. Cheney's termination for any reason other than his voluntary termination (as defined in the agreement), death, disability or his termination by Halliburton for cause, Halliburton is obligated to pay Mr. Cheney a severance payment consisting of a lump sum cash payment equal to the value of any restricted shares that were granted pursuant of the terms of the agreement and are forfeited because of such termination of employment plus the lesser of (i) 150% of the base salary that he would have received between the date of such termination of employment and the end of the term of the agreement, or (ii) $3 million. Mr.Cheney's continuing obligations to Halliburton after termination, including non-competition obligations, are consideration for any severance payment that may be made thereunder.

  Mr. Lesar entered into an employment agreement with Halliburton as of August 1, 1995 providing for his employment as Executive Vice President and Chief Financial Officer of Halliburton. The agreement also provides that, while Mr. Lesar is employed by Halliburton, management will recommend to the Compensation Committee (i) annual supplemental retirement benefit allocations under the SEDC Plan and (ii) annual grants of stock options under the 1993 Plan. Such recommendations are to be consistent with the criteria utilized by the Compensation Committee for similarly situated executives.

  Under the terms of his employment agreement, in the event Mr. Lesar is involuntarily terminated by Halliburton for any reason other than termination for cause (as defined in the agreement), Halliburton is obligated to pay Mr. Lesar a severance payment equal to (i) the value of any restricted shares granted under the 1993 Plan and that are forfeited because of such termination and (ii) five times his annual base salary.

 Change-In-Control Arrangements

  Pursuant to the 1993 Plan, in the event of a change-in-control:

  A. The Compensation Committee, acting in its sole discretion, will act to effect one or more of the following alternatives with respect to outstanding stock options: (i) accelerate the time at which options may be exercised; (ii) cancel the options and pay the Optionees the excess of the per share value offered to stockholders in the change-in-control transaction over the exercise price(s) of the shares subject to options; (iii) make adjustments to the options as deemed appropriate to reflect the change-in-control; or (iv) convert the options to rights to purchase a proportionate amount of shares of stock or other securities or property paid to stockholders in the change-in-control transaction.

  B. The Compensation Committee may, with respect to outstanding restricted stock, provide for full vesting of all shares of restricted stock and termination of all restrictions applicable thereto.

  Pursuant to the Career Executive Incentive Stock Plan, the Compensation Committee may, in the event of a tender offer for all or a part of Halliburton Common Stock, accelerate the lapse of restrictions on any or all shares on which restrictions have not theretofore lapsed.

  Under the Annual Performance Pay Plan, in the event of a change-in-control, a participant will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to for such year prorated through the date of the change-in-control and all deferred amounts earned in prior years shall be paid in cash immediately.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HALLIBURTON

  The following table sets forth information with respect to persons or groups who, to Halliburton's knowledge (based on information contained in Dresser's
Schedule 13D filed March 9, 1998 and Schedules 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31,
1997), own or have the right to acquire more than five percent of Halliburton Common Stock.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT OF
       NAME AND ADDRESS OF BENEFICIAL OWNER            OWNERSHIP       CLASS
       ------------------------------------        ----------------- ----------
Dresser Industries, Inc. .........................    39,388,700(1)    13.04%
 2001 Ross Avenue
 Dallas, Texas 75201
FMR Corp..........................................    21,936,216(2)     8.36%
 82 Devonshire Street
 Boston, MA 02109
Joint filing by The Equitable Companies
 Incorporated, AXA-UAP, and the Mutuelles AXA, as
 a group..........................................    16,803,616(3)     6.41%
 c/o The Equitable Companies Incorporated
 1290 Avenue of the Americas
 New York, New York 10104

--------
(1) The 39,388,700 shares of Halliburton Common Stock are deemed to be owned by Dresser as a result of the Halliburton Stock Option Agreement. Under the Halliburton Stock Option Agreement, Dresser currently does not have the right to acquire any shares of Halliburton Common Stock unless specific events occur. Accordingly, Dresser does not currently have sole or shared voting or dispositive power with respect to the shares of Halliburton Common Stock subject to the Halliburton Stock Option, and Dresser, therefore, disclaims beneficial ownership of such shares of Halliburton Common Stock until the events allowing exercise occur.

(2) The number of shares reported includes 19,133,907 shares beneficially owned by Fidelity Management & Research Company, 2,633,709 shares owned by Fidelity Management Trust Company and 168,600 shares held by Fidelity International Limited. FMR Corp., through control of Fidelity Management & Research Company and Fidelity Management Trust Company, has sole dispositive power over the shares with the exception of those held beneficially by Fidelity International Limited. FMR Corp. has sole power to vote or to direct the vote of 1,652,709 shares of Common Stock.

(3) The number of shares reported includes 1,548,800 shares beneficially owned by The Equitable Life Assurance Society of the United States, 14,910,834 shares beneficially owned by Alliance Capital Management L.P., 6,017 shares beneficially owned by Donaldson, Lufkin & Jenrette Securities Corporation and 322,785 shares beneficially owned by Wood, Struthers & Winthrop Management Corp. (collectively, the "Equitable Companies"); and 14,000 shares beneficially owned by AXA Sun Life & Provincial Holdings (U.K.) and 1,180 shares beneficially owned by AXA Colonia Konzern AG (collectively, the "AXA-UAP Subsidiaries"). AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles AXA"), as a group, beneficially own a majority interest in AXA-UAP. AXA-UAP beneficially owns a majority interest in the Equitable Companies. Mutuelles AXA, through control of the Equitable Companies, AXA-UAP and the AXA-UAP Subsidiaries, has sole dispositive power over 16,799,142 shares, shared dispositive power over 4,474 shares, sole power to vote or to direct the vote of 7,178,403 shares and shared power to vote or direct the vote of 6,523,820 shares.

  The following table sets forth, as of May 14, 1998, the number of shares of Halliburton Common Stock owned beneficially by each director and nominee for director of Halliburton, each of the executive officers of Halliburton named in the Halliburton Summary Compensation Table and all directors, nominees for director and executive officers of Halliburton as a group.

                            AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                            ----------------------------------------------------
                             SOLE VOTING
                                 AND            SHARED VOTING
                             INVESTMENT         OR INVESTMENT        PERCENT OF
 NAME OF BENEFICIAL OWNER       POWER             POWER(1)             CLASS
 ------------------------   -----------------  ---------------      ------------
 Anne L. Armstrong........               4,000                                   *
 Richard B. Cheney(3).....             633,000                                   *
 Lord Clitheroe...........               2,600                                   *
 Lester L. Coleman(3).....             143,914                                   *
 Robert L. Crandall.......               3,000                                   *
 Charles J. DiBona........                   0                                   *
 William R. Howell........               1,900                                   *
 Dale P. Jones(3).........             321,034                                   *
 David J. Lesar(3)........             275,856                                   *
 Ken R. LeSuer(3).........             315,067             3,772(2)              *
 Delano E. Lewis..........               1,100                                   *
 C.J. Silas...............               2,000                                   *
 Roger T. Staubach........               3,000                                   *
 Richard J. Stegemeier....               1,600             2,000(2)              *
 Shares owned by all
  current directors,
  nominees for director
  and executive officers
  as a group (19
  persons)(3).............           2,044,897             5,772                 *

--------
 * Less than 1% of shares outstanding.

(1) Halliburton Company Employee Benefit Master Trust No. 3 (the "Trust"), a trust established to hold the assets of the Halliburton Stock Fund for certain of Halliburton's profit sharing, retirement and saving plans ("Plans"), held 3,411,428 shares of Halliburton Common Stock at May 1, 1998. Two executive officers not named in the above table have beneficial interests in the Trust. Shares of Halliburton Common Stock held in the Trust are not allocated to any individual's account and 2,190 shares which might be deemed to be beneficially owned as of May 1, 1998 by such unnamed executive officers are not included in the table above. Shares owned by the Trust are voted by the Trustee, State Street Bank and Trust Company, in accordance with voting instructions from the participants. Under the terms of the Plans, a participant has the right, from time to time, to determine whether up to 15% of his account is invested in the Halliburton Stock Fund or in alternative investments permitted by the Plans. The Trustee, however, determines when sales or purchases are to be made by the Trust.

(2) 3,772 shares are held in joint tenancy by Mr. LeSuer and his wife. Mr. LeSuer and his wife share voting and investment power with respect to such shares. Mr. Stegemeier and his wife hold 2,000 shares as co-trustees of the Stegemeier Family Trust and share voting and investment power with respect to such shares.

(3) Included in the table are shares of Halliburton Common Stock which may be purchased pursuant to outstanding stock options within 60 days of the date hereof for the following: Mr. Cheney--440,000; Mr. Coleman--108,000; Mr. Jones--243,334; Mr. Lesar--112,002; Mr. LeSuer--233,000 and five unnamed executive officers--185,332. Until such time as the options are exercised, the aforesaid individuals will neither have voting nor investment power with respect to the underlying shares of Halliburton Common Stock, but only have the right to acquire beneficial ownership thereof through exercise of their respective options.

   SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERSAND MANAGEMENT OF DRESSER

  The following table sets forth information with respect to persons or groups who, to Dresser's knowledge, own more than five percent of Dresser Common Stock outstanding as of the Dresser Record Date:

                 NAME AND ADDRESS                  AMOUNT AND NATURE OF PERCENT
               OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP OF CLASS
               -------------------                 -------------------- --------
Halliburton Company...............................      26,323,082(1)    13.04%
 3600 Lincoln Plaza
 500 North Akard Street
 Dallas, Texas 75201-3391
Barrow, Hanley, Mewhinney & Strauss, Inc. ........      17,216,600(2)     9.81%
 3232 McKinney Avenue, 15th Floor
 Dallas, Texas 75204-2429
Smith Barney Inc. ................................      12,047,328(3)     6.87%
Salomon Smith Barney Holdings Inc.
Travelers Group Inc.
 388 Greenwich Street
 New York, New York 10013
Vanguard/Windsor II Funds, Inc. ..................      12,046,600(4)     6.87%
 P. O. Box 2600
 Malvern, Pennsylvania 19482-2600

--------

(1) Includes 26,322,994 shares of Dresser Common Stock deemed to be owned by Halliburton as a result of the Dresser Stock Option Agreement. Under the Dresser Stock Option Agreement, Halliburton currently does not have the right to acquire any shares of Dresser Common Stock unless specific events occur. Accordingly, Halliburton does not currently have sole or shared voting or dispositive power with respect to the shares of Dresser Common Stock subject to the Dresser Stock Option, and Halliburton, therefore, disclaims beneficial ownership of such shares of Dresser Common Stock until the events allowing exercise occur.

(2) Information obtained from Amendment No. 2 to the statement on Schedule 13G as of February 12, 1998 filed with the Securities and Exchange Commission by Barrow Hanley Mewhinney & Strauss, Inc. ("BHMS"). BHMS has sole power to dispose of all such shares, sole power to vote or direct the voting of 2,893,250 of such shares and shared power to vote or direct the voting of 14,323,350 of such shares.

(3) Information obtained from the joint statement on Schedule 13G as of February 6, 1998 filed with the Securities and Exchange Commission by Smith Barney Inc., a wholly owned subsidiary of Salomon Smith Barney Holdings Inc. ("SSB Holdings"), SSB Holdings, a wholly owned subsidiary of Travelers Group Inc. ("TRV") and TRV filing as a group. Smith Barney Inc., SSB Holdings and TRV have shared voting and dispositive power, however, both SSB Holdings and TRV disclaim beneficial ownership of the securities referred to in the Schedule 13G.

(4) Information obtained from Amendment No. 1 to the statement on Schedule 13G as of February 9, 1998 filed with the Securities and Exchange Commission by Vanguard/Windsor II Fund ("VWII"). VWII has sole power to vote and shared power to direct or dispose of all such shares.

  The following table and the notes thereto set forth as of May 1, 1998 the number of shares of Dresser Common Stock, owned beneficially by each director and nominee for director of Dresser, each of the Chief Executive Officer and the four other most highly compensated executive officers for 1997 and by all directors, nominees for director and executive officers as a group. The number of shares of Dresser Common Stock beneficially owned by all directors and executive officers as a group represented less than 1% of the outstanding shares of Dresser Common Stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                                                  NUMBER OF
NAME OF BENEFICIAL OWNER                                          SHARES(1)
------------------------                                          ---------
William E. Bradford..............................................   363,999(2)
Samuel B. Casey, Jr. ............................................     2,726
Lawrence S. Eagleburger..........................................     2,378
Sylvia A. Earle..................................................     3,209
Rawles Fulgham...................................................    20,405
John A. Gavin....................................................    11,301
Ray L. Hunt......................................................   121,573(3)
George H. Juetten................................................    55,236(2)
J. Landis Martin.................................................    92,979
Lionel H. Olmer..................................................     8,941
Jay A. Precourt..................................................     5,529
A. Jack Stanley..................................................    60,000(2)
G. Phillip Tevis.................................................    28,298(2)
Donald C. Vaughn.................................................   134,550(2)
Richard W. Vieser................................................    16,922
All Directors, nominees for Director and executive officers as a group (25 persons).............................................. 1,397,366(2)

--------

(1) The above information does not include contingent stock units credited to accounts in Dresser's Deferred Compensation Plan which are considered beneficially owned "derivative securities" for purposes of Section 16 of the Securities Exchange Act of 1934 but not considered beneficially owned for purposes of this proxy statement. At January 15, 1998, a total of 93,374, 55,109, 16,772 and 14,408 stock units were credited to the accounts of Messrs. Bradford, Vaughn, Juetten and Tevis, respectively, and 272,054 stock units were credited to the accounts of all executive officers as a group. Also excluded from the above are 6,450, 5,647, 38,556, 5,287, 1,509, 4,932 and 17,151 stock equivalent units which were credited to the accounts of Messrs. Eagleburger, Gavin, Hunt, Martin, Olmer, Precourt and Vieser, respectively, as of May 1, 1998 under Dresser's Deferred Compensation Plan for Non-Employee Directors which are not considered beneficially owned for purposes of this Proxy Statement but are considered beneficially owned "derivative securities" for purposes of
    Section 16 of the Securities Exchange Act of 1934.

(2) Shares shown include stock options issued under Dresser's 1982 Stock Option Plan and 1992 Stock Compensation Plan which are exercisable on or within sixty days after May 1, 1998 to purchase a number of shares of Dresser Common Stock which together with related Dresser Restricted Incentive Stock Awards under Dresser's 1989 Restricted Incentive Stock Plan and 1992 Stock Compensation Plan total 198,533, 98,000, 12,398, 19,998 and 0 for Messrs. Bradford, Vaughn, Juetten, Tevis and Stanley, respectively, and 516,890 for all Directors and executive officers as a group. Under the Rules of the Securities and Exchange Commission, such shares are considered to be beneficially owned for purposes of this Proxy Statement. For the purpose of calculating percentage ownership, such shares were also considered to be outstanding.

(3) Shares shown include 51,732 shares, in which Mr. Hunt disclaims beneficial interest, owned by trusts for the benefit of his children. Mr. Hunt and/or his wife serve as members of an advisory board or trustee for each trust.

                                 LEGAL MATTERS

  The validity of the Halliburton Common Stock to be issued in the Merger has been passed upon for Halliburton by Vinson & Elkins L.L.P., Houston, Texas. Certain federal income tax consequences of the Merger have been passed upon for Halliburton by Vinson & Elkins L.L.P., Houston, Texas, and for Dresser by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements included in Halliburton's Annual Report on Form 10-K/A for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements of Dresser incorporated herein by reference to Dresser's Annual Report on Form 10-K (as amended by Form 10-K/A) for the year ended October 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  Stockholders of Halliburton are entitled to submit proposals on matters appropriate for stockholder action consistent with the regulations of the Securities and Exchange Commission (the "Commission"). Halliburton anticipates that its 1999 Annual Meeting of Stockholders will be held on May 18, 1999. Accordingly, if a stockholder intends to present a proposal at such Annual Meeting, it must be received by the Secretary of Halliburton at 3600 Lincoln Plaza, 500 N. Akard, Dallas, Texas 75201-3391 not later than November 24, 1998 and must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, in order to be included in Halliburton's proxy statement and form of proxy relating to that meeting.

  Dresser will hold a 1998 Annual Meeting of stockholders only if the Merger is not consummated prior to October 31, 1998. If the 1998 Annual Meeting of Stockholders of Dresser is held, any proposals of stockholders of Dresser intended to be presented at such Annual Meeting must be received by Dresser, addressed to the Secretary of Dresser at 2001 Ross Avenue, Dallas, Texas 75201, a reasonable time before such Annual Meeting, to be considered for inclusion in the proxy statement and form of proxy relating to the meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

  Halliburton and Dresser each file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the companies file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Halliburton's and Dresser's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Halliburton and Dresser also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Halliburton has filed a Form S-4 Registration Statement (the "Registration Statement") to register with the Commission the offering and sale of the shares of Halliburton Common Stock to be issued to Dresser stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Halliburton, as well as a proxy statement of Halliburton for the Halliburton Special Meeting and a proxy statement of Dresser for the Dresser Special Meeting.

  As allowed by Commission rules, this Joint Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

  The Commission allows Halliburton and Dresser to incorporate information into this Joint Proxy Statement/Prospectus "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that Halliburton and Dresser have previously filed with the Commission. These documents contain important information about the companies and their financial condition.

HALLIBURTON FILINGS (FILE NO. 1-
3492)                             PERIOD
--------------------------------  ------
Annual Report on Form
 10-K (as amended by
 Form 10-K/A)...........          Year ended December 31, 1997
Quarterly Report on Form
 10-Q...................          Quarter ended March 31, 1998
Current Reports on Form           Filed January 2, 1998; January 28, 1998; February 20, 1998;
 8-K....................          February 20, 1998; March 2, 1998; March 24, 1998; April 23, 1998;
                                  and May 13, 1998
DRESSER FILINGS (FILE NO. 1-
4003)                             PERIOD
----------------------------      ------
Annual Report on Form
 10-K (as amended by
 Form 10-K/A)...........          Year ended October 31, 1997
Quarterly Report on Form
 10-Q (as amended by
 Form 10-Q/A)...........          Quarter ended January 31, 1998
Current Report on Form
 8-K....................          Filed March 2, 1998

  Halliburton and Dresser hereby incorporate by reference additional documents that Halliburton or Dresser may file with the Commission between the date of this Joint Proxy Statement/Prospectus and the date of the Special Meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  Halliburton has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Halliburton or Merger Sub, and Dresser has supplied all such information relating to Dresser.

  If you are a stockholder, you may have received some of the documents incorporated by reference. You may also obtain any of such documents from the appropriate company or the Commission or the Commission's Internet web site described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                              HALLIBURTON COMPANY
                              3600 Lincoln Plaza
                            500 North Akard Street
                           Dallas, Texas 75201-3391
                         Attention: Investor Relations
                              Tel: (214) 978-2600

                           DRESSER INDUSTRIES, INC.
                               2001 Ross Avenue
                              Dallas, Texas 75201
                         Attention: Investor Relations
                              Tel: (214) 740-6759

  If you would like to request documents, please do so by      , 1998 to
receive them before the Special Meetings. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

  Commission rules require that an annual report of Halliburton, with respect to Halliburton stockholders, and of Dresser, with respect to Dresser stockholders, precede or accompany proxy material. More than one annual report need not be sent to the same address, if the recipient agrees. If more than one annual report is being sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on your proxy card. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETINGS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED      ,
1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF HALLIBURTON COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

                                                                    LOCATION OF
TERM                                                                DEFINED TERM
----                                                                ------------
1993 Plan..........................................................      80
AXA-UAP Subsidiaries...............................................      88
Acquiring Person...................................................      64
Acquisition Agreement..............................................      55
Acquisition Proposal...............................................      50
Affiliates' Agreements.............................................      44
Alternative Call Period............................................      56
Alternative Put Period.............................................      56
Annual Performance Pay Plan........................................      81
Applicable Price...................................................      56
BHMS...............................................................      90
Baker Hughes.......................................................      37
Business Combinations..............................................      69
CFFO...............................................................      34
CFPS...............................................................      34
CVA................................................................      81
Call Period........................................................      56
Charter Amendment..................................................      19
Closing Date.......................................................      48
Code...............................................................      43
Commission.........................................................      92
Committee..........................................................      79
Compression Comparable Companies...................................      38
DGCL...............................................................      21
Directors' Restricted Stock Plan...................................      78
Directors' Retirement Plan.........................................      78
Distribution Date..................................................      64
Dresser Benefit Plan Stock.........................................      19
Dresser Common Stock...............................................      19
Dresser Options....................................................      19
Dresser Record Date................................................      20
Dresser Restricted Common Stock....................................      42
Dresser Special Meeting............................................      20
EBIT...............................................................      39
EBITDA.............................................................      39
EPS................................................................      34
Effective Time.....................................................      19
Energy Group.......................................................      17
Engineering and Construction Group.................................      17
Engineering Services Comparable Companies..........................      38
Equitable Companies................................................      88
Exchange Agent.....................................................      46
Exchange Ratio.....................................................      19
Executives.........................................................      41
Exercise Event.....................................................      55
Exercise Price.....................................................      55
FTC................................................................      45
February 25 Presentation...........................................      34

                                                                    LOCATION OF
TERM                                                                DEFINED TERM
----                                                                ------------
Fiduciary Out Termination..........................................      51
Floor Plan.........................................................      85
Goldman Sachs......................................................      23
Goldman Sachs Opinion..............................................      32
Grandfathered Employees............................................      85
Grantee............................................................      55
Grantor............................................................      55
HSR Act............................................................      44
Halliburton Charter................................................      19
Halliburton Common Stock...........................................      19
Halliburton Preferred Stock........................................      66
Halliburton Profit Sharing Plan....................................      85
Halliburton Record Date............................................      20
Halliburton Series A Preferred Stock...............................      64
Halliburton Special Meeting........................................      19
Halliburton's Deferred Compensation Plan...........................      78
Historical Exchange Ratio..........................................      38
IRS................................................................      44
Initial Conditions.................................................      55
Interested Stockholder.............................................      69
Joint Presentation.................................................      31
LTM................................................................      35
Measurement Comparable Companies...................................      38
Merger.............................................................      19
Merger Agreement...................................................      19
Merger Sub.........................................................      18
Mutuelles AXA......................................................      88
NYSE...............................................................      19
Net Market Capitalization..........................................      35
Notional Total Profit..............................................      57
Options............................................................      55
Option Term........................................................      55
Peer Group.........................................................      80
Petroleum Products Comparable Companies............................      38
Plans..............................................................      89
Pooling Period.....................................................      45
Precedent Transactions.............................................      39
Purchase Price.....................................................      64
Put Consideration..................................................      56
Put Date...........................................................      56
Put Period.........................................................      55
Put Right..........................................................      56
Recommendation Withdrawal Termination..............................      51
Redemption Price...................................................      65
Registration Statement.............................................      93
Required Vote......................................................      47
Restated Rights Agreement..........................................      64
Restricted Stock Plans.............................................      42
Right..............................................................      64
Right Certificates.................................................      64

                                                                    LOCATION OF
TERM                                                                DEFINED TERM
----                                                                ------------
S&P 500............................................................      83
S&P Energy Composite...............................................      83
SBC Warburg Dillon Read............................................      23
SBC Warburg Dillon Read Opinion....................................      31
SEDC Plan..........................................................      82
SSB Holdings.......................................................      90
Salomon Smith Barney...............................................      24
Schlumberger.......................................................      37
Segment Comparable Companies.......................................      38
Selected Mergers...................................................      35
Severance Agreements...............................................      41
Share Issuance.....................................................      19
Significant........................................................      73
Stock Option Agreements............................................      55
Superior Proposal..................................................      50
Supplemental Retirement Benefit....................................      82
TRV................................................................      90
Terminating Dresser Breach.........................................      50
Terminating Halliburton Breach.....................................      51
Termination........................................................      41
Total Profit.......................................................      57
Trust..............................................................      89
Voting Stock.......................................................      69
VWII...............................................................      90

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              HALLIBURTON COMPANY

                             HALLIBURTON N.C., INC.

                                      AND

                            DRESSER INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I
DEFINITIONS
  SECTION 1.01 Definitions................................................  A-1
  SECTION 1.02 Rules of Construction......................................  A-1
ARTICLE II
TERMS OF MERGER
  SECTION 2.01 Statutory Merger...........................................  A-1
  SECTION 2.02 Effective Time.............................................  A-2
  SECTION 2.03 Effect of the Merger.......................................  A-2
  SECTION 2.04 Certificate of Incorporation; Bylaws.......................  A-2
  SECTION 2.05 Directors and Officers.....................................  A-2
ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
  SECTION 3.01 Merger Consideration; Conversion and Cancellation of
   Securities.............................................................  A-2
  SECTION 3.02 Exchange of Certificates...................................  A-3
  SECTION 3.03 Closing....................................................  A-4
  SECTION 3.04 Stock Transfer Books.......................................  A-4
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  SECTION 4.01 Organization and Qualification; Subsidiaries...............  A-4
  SECTION 4.02 Certificate of Incorporation and Bylaws....................  A-5
  SECTION 4.03 Capitalization.............................................  A-5
  SECTION 4.04 Authorization of Agreement.................................  A-6
  SECTION 4.05 Approvals..................................................  A-6
  SECTION 4.06 No Violation...............................................  A-6
  SECTION 4.07 Reports....................................................  A-7
  SECTION 4.08 No Material Adverse Effect; Conduct........................  A-7
  SECTION 4.09 Certain Business Practices.................................  A-7
  SECTION 4.10 Certain Obligations........................................  A-8
  SECTION 4.11 Authorizations; Compliance.................................  A-8
  SECTION 4.12 Litigation; Compliance with Laws...........................  A-8
  SECTION 4.13 Employee Benefit Plans.....................................  A-8
  SECTION 4.14 Taxes...................................................... A-10
  SECTION 4.15 Environmental Matters...................................... A-10
  SECTION 4.16 Insurance.................................................. A-11
  SECTION 4.17 Pooling; Tax Matters....................................... A-11
  SECTION 4.18 Affiliates................................................. A-11
  SECTION 4.19 Opinion of Financial Advisor............................... A-11
  SECTION 4.20 Brokers.................................................... A-11
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT
  SECTION 5.01 Organization and Qualification; Subsidiaries............... A-11
  SECTION 5.02 Certificate of Incorporation and Bylaws.................... A-12
  SECTION 5.03 Capitalization............................................. A-12

                                                                           PAGE
                                                                           ----
  SECTION 5.04 Authorization of Agreement................................. A-13
  SECTION 5.05 Approvals.................................................. A-13
  SECTION 5.06 No Violation............................................... A-13
  SECTION 5.07 Reports.................................................... A-14
  SECTION 5.08 No Material Adverse Effect; Conduct........................ A-14
  SECTION 5.09 Certain Business Practices................................. A-14
  SECTION 5.10 Certain Obligations........................................ A-15
  SECTION 5.11 Authorizations; Compliance................................. A-15
  SECTION 5.12 Litigation; Compliance with Laws........................... A-15
  SECTION 5.13 Employee Benefit Plans..................................... A-15
  SECTION 5.14 Taxes...................................................... A-17
  SECTION 5.15 Environmental Matters...................................... A-17
  SECTION 5.16 Insurance.................................................. A-17
  SECTION 5.17 Pooling; Tax Matters....................................... A-17
  SECTION 5.18 Affiliates................................................. A-18
  SECTION 5.19 Brokers.................................................... A-18
  SECTION 5.20 Opinion of Financial Advisor............................... A-19
  SECTION 5.21 Acquiring Person........................................... A-19
ARTICLE VI
COVENANTS
  SECTION 6.01 Affirmative Covenants...................................... A-19
  SECTION 6.02 Negative Covenants......................................... A-19
  SECTION 6.03 No Solicitation by the Company............................. A-23
  SECTION 6.04 No Solicitation by the Parent.............................. A-24
  SECTION 6.05 Access and Information..................................... A-25
ARTICLE VII
ADDITIONAL AGREEMENTS
  SECTION 7.01 Meetings of Stockholders................................... A-25
  SECTION 7.02 Registration Statement; Proxy Statements................... A-26
  SECTION 7.03 Appropriate Action; Consents; Filings...................... A-27
  SECTION 7.04 Affiliates; Pooling; Tax Treatment......................... A-28
  SECTION 7.05 Public Announcements....................................... A-29
  SECTION 7.06 NYSE Listing............................................... A-29
  SECTION 7.07 Rights Agreement; State Takeover Statutes.................. A-29
  SECTION 7.08 Comfort Letters............................................ A-29
  SECTION 7.09 Assumption of Obligations to Issue Stock and Obligations of
   Employee Benefit Plans; Employees...................................... A-29
  SECTION 7.10 Indemnification of Directors and Officers.................. A-31
  SECTION 7.11 Newco...................................................... A-32
  SECTION 7.12 Event Notices.............................................. A-32
  SECTION 7.13 Parent Board of Directors; Committees...................... A-32
  SECTION 7.14 Transition Management...................................... A-32
  SECTION 7.15 Employment Contracts....................................... A-32
  SECTION 7.16 Waiver by Company Joint Venture Partners................... A-33
  SECTION 7.17 Transfer Taxes............................................. A-33
ARTICLE VIII
CLOSING CONDITIONS
  SECTION 8.01 Conditions to Obligations of Each Party Under This
   Agreement.............................................................. A-33
  SECTION 8.02 Additional Conditions to Obligations of the Parent
   Companies.............................................................. A-33

                                                                           PAGE
                                                                           ----
  SECTION 8.03 Additional Conditions to Obligations of the Company........ A-34
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
  SECTION 9.01 Termination................................................ A-34
  SECTION 9.02 Effect of Termination...................................... A-36
  SECTION 9.03 Amendment.................................................. A-36
  SECTION 9.04 Waiver..................................................... A-36
  SECTION 9.05 Fees, Expenses and Other Payments.......................... A-36
ARTICLE X
GENERAL PROVISIONS
  SECTION 10.01 Effectiveness of Representations, Warranties and
   Agreements............................................................. A-38
  SECTION 10.02 Notices................................................... A-38
  SECTION 10.03 Headings.................................................. A-39
  SECTION 10.04 Severability.............................................. A-39
  SECTION 10.05 Entire Agreement.......................................... A-39
  SECTION 10.06 Assignment................................................ A-39
  SECTION 10.07 Parties in Interest....................................... A-39
  SECTION 10.08 Failure or Indulgence Not Waiver; Remedies Cumulative..... A-40
  SECTION 10.09 Governing Law............................................. A-40
  SECTION 10.10 Specific Performance...................................... A-40
  SECTION 10.11 Counterparts.............................................. A-40

                                    ANNEXES

 Annex A Schedule of Defined Terms
 Annex B Affiliate's Agreement (Dresser Industries, Inc. Affiliates)
 Annex C Affiliate's Agreement (Halliburton Company Affiliates)

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of February 25, 1998 (this "Agreement"), is by and among Halliburton Company, a Delaware corporation (the "Parent"), Halliburton N.C., Inc., a Delaware corporation and a wholly owned direct subsidiary of the Parent ("Newco"), and Dresser Industries, Inc., a Delaware corporation (the "Company"). The Parent and Newco are sometimes referred to herein as the "Parent Companies."

                                   RECITALS:

  The Company and the Parent have determined to engage in a business combination as peer firms in a merger of equals.

  In furtherance thereof, the respective Boards of Directors of the Company, the Parent and Newco have approved this Agreement and the Merger of Newco with and into the Company.

  For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code.

  The Merger is intended to be treated as a "pooling of interests" for accounting purposes.

  The parties hereto acknowledge the execution and delivery of the Stock Option Agreements concurrently with the execution and delivery of this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  SECTION 1.01 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

  SECTION 1.02 Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural;
(f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; and (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement.

                                  ARTICLE II

                                TERMS OF MERGER

  SECTION 2.01 Statutory Merger. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Newco shall merge with and into the Company at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect shall be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the Surviving Corporation.

  SECTION 2.02 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the GCL.

  SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Newco and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Newco and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 2.04 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation.

  SECTION 2.05 Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

  SECTION 3.01 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Companies, the Company or the holders of any of the following securities:

    (a) Subject to the other provisions of this Article III, each share of Company Common Stock, including the associated right to receive or purchase shares of Series A Junior Preferred Stock of the Company pursuant to the terms of the Company's Rights Agreement, issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 3.01(c)) shall be converted into one share of Parent Common Stock. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of the Parent Common Stock or the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) All shares of Company Common Stock shall, upon conversion thereof into shares of Parent Common Stock at the Effective Time, cease to be outstanding and shall be automatically canceled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 3.01(c)) shall thereafter be deemed, for all purposes other than the payment of dividends or distributions, to represent that number of shares of Parent Common Stock determined pursuant to the Common Stock Exchange Ratio and, if applicable, the right to receive cash pursuant to Section 3.02(d) or (e) or both. The holders of certificates previously evidencing Company Common Stock shall cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by law.

    (c) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, owned by the Parent or any direct or indirect wholly owned Subsidiary of the Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without conversion thereof.

    (d) Each share of common stock, par value $1.00 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.25 per share, of the Surviving Corporation.

  SECTION 3.02 Exchange of Certificates.

    (a) Exchange Fund. At the Closing, the Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Company Common Stock and for exchange through the Exchange Agent in accordance with this Article III, certificates evidencing that number of shares of Parent Common Stock equal to the product of the Common Stock Exchange Ratio and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any such shares to be canceled pursuant to Section 3.01(c)). The Exchange Agent shall, pursuant to irrevocable instructions from the Parent, deliver certificates evidencing Parent Common Stock, together with any cash to be paid in lieu of fractional interests in shares of Parent Common Stock pursuant to Section 3.02(e) and any dividends or distributions related to such Parent Common Stock to be paid pursuant to Section 3.02(d), in exchange for certificates theretofore evidencing Company Common Stock surrendered to the Exchange Agent pursuant to Section 3.02(c). Except as contemplated by Sections 3.02(f), (g) and (h), the Exchange Fund shall not be used for any other purpose.

    (b) Letter of Transmittal. Not later than five (5) Business Days after the Effective Time, the Parent will cause the Exchange Agent to send to each record holder of Company Common Stock immediately prior to the Effective Time a letter of transmittal and other appropriate materials for use in surrendering to the Exchange Agent certificates that prior to the Effective Time evidenced shares of Company Common Stock.

    (c) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall distribute to each former holder of Company Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates that theretofore evidenced shares of Company Common Stock, certificates evidencing the appropriate number of shares of the Parent Common Stock into which such shares of Company Common Stock were converted pursuant to the Merger. If shares of Parent Common Stock are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it shall be a condition of issuance of Parent Common Stock that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Parent Common Stock to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of the Parent that such tax has been paid or is not applicable.

    (d) Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable abandoned property, escheat or similar laws, following surrender of any such certificate, there shall be paid to the holder of the certificates evidencing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.02(e), (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

    (e) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and any such fractional share interests to which a holder of record of Company Common Stock at the Effective Time would otherwise be entitled shall not entitle such holder to vote or to any rights of a stockholder of the Parent. In lieu of any such fractional shares, each holder of record of Company Common Stock at the

  Effective Time who but for the provisions of this Section 3.02(e) would be entitled to receive a fractional interest of a share of Parent Common Stock by virtue of the Merger shall be paid cash, without any interest thereon, as hereinafter provided. The Parent shall instruct the Exchange Agent to determine the number of whole shares and fractional shares of Parent Common Stock allocable to each holder of record of Company Common Stock at the Effective Time, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale, after making appropriate deductions of the amount, if any, required for federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by the Parent.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Company Common Stock for 12 months after the Effective Time shall be delivered to the Parent, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Parent for the Parent Common Stock and any cash to which they are entitled. Notwithstanding any other provisions herein, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any Parent Common Stock, cash in lieu of fractional share interests or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) Withholding of Tax. The Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as the Parent (or any affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or state, local or foreign tax Law. To the extent that amounts are so withheld by the Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of which such deduction and withholding was made by the Parent.

    (h) Investment of Exchange Fund. The Exchange Agent may invest any cash included in the Exchange Fund in deposit accounts or short-term money market instruments, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent. The Parent shall deposit with the Exchange Agent as part of the Exchange Fund cash in an amount equal to any loss of principal resulting from such investments promptly after the incurrence of such a loss.

  SECTION 3.03 Closing. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 4000 Trammel Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, at 10:00 a.m. on the next Business Day following the date on which the conditions to the Closing have been satisfied or waived or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

  SECTION 3.04 Stock Transfer Books. At the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to the Parent Companies, subject to the limitations set forth in Section 10.01, that:

  SECTION 4.01 Organization and Qualification; Subsidiaries. The Company and each Significant Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their businesses as they are now being conducted and are duly qualified and in good standing to do business in the jurisdictions in which the nature of the businesses conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so qualified and in good standing, that could not reasonably be expected to have a Material Adverse Effect on the Company. Section 4.01 of the Company's Disclosure Letter sets forth a true and complete list of all the Company's directly or indirectly owned Significant Subsidiaries, together with (A) a specification of the nature of legal organization of such Subsidiary, and (B) the jurisdiction of incorporation or other organization of such Subsidiary.

  SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has heretofore marked for identification and delivered to the Parent complete and correct copies of the certificate of incorporation and the bylaws, in each case as amended or restated to the date hereof, of the Company. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

  SECTION 4.03 Capitalization.

    (a) The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock, of which, as of February 23, 1998, (A) 175,479,962 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or is bound and (B) 9,385,769 shares were held in the treasury of the Company and (ii) 10,000,000 shares of Preferred Stock, with no par value, of which none are issued and outstanding but of which 2,000,000 shares have been designated as Series A Junior Preferred Stock. Since October 31, 1997, except as set forth in Section 4.03(a) of the Company's Disclosure Letter,
  (x) no shares of Company Common Stock have been issued by the Company, except upon exercise of Company Stock Options outstanding under the Company Stock Plans and (y) the Company has not granted any options for, or other rights to purchase, shares of Company Common Stock.

    (b) Except for shares reserved for issuance pursuant to the Company Stock Plans described in Section 4.03(b) of the Company's Disclosure Letter (which reservations are also listed in detail in Section 4.03(b) of the Company's Disclosure Letter), no shares of Common Stock are reserved for issuance, and, except for the Company's Rights Plan and Company Stock Options, there are no contracts, agreements, commitments or arrangements obligating the Company (i) to offer, sell, issue or grant any Equity Security of the Company or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Security of the Company.

    (c) Except as set forth in Section 4.03(c) of the Company's Disclosure Letter, (i) all the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company are owned by the Company or one of its Subsidiaries, have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Subsidiary;
  (ii) all such issued and outstanding shares, or other equity interests, that are owned by the Company or one of its Subsidiaries are owned free and clear of all Liens; (iii) no shares of capital stock of, or other equity interests in, any Significant Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Significant Subsidiaries
  (A) to offer, sell, issue, grant, pledge, dispose of or encumber any Equity Securities of any of the Significant Subsidiaries of the Company or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of any of the Significant Subsidiaries of the Company or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interests in, any of the Significant Subsidiaries of the Company; except for any matter under clause (i), (ii) or (iii) of this
  Section 4.03(c) that could not reasonably be expected to have a Material Adverse Effect on the Company.

    (d) Except for the revocable proxies granted by the Company or its Subsidiaries with respect to the capital stock of Subsidiaries owned by the Company or its Subsidiaries, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its

  Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Significant Subsidiaries.

  SECTION 4.04 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Company Stock Option Agreement and, subject, in the case of this Agreement, to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the applicable provisions of the GCL and the Company's certificate of incorporation, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the Company Stock Option Agreement and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the applicable provisions of the GCL and the Company's certificate of incorporation). This Agreement and the Company Stock Option Agreement have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

  SECTION 4.05 Approvals. Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky laws, (d) the HSR Act, (e) the competition Laws, Regulations and Orders of foreign Governmental Authorities as set forth in Section 4.05 of the Company's Disclosure Letter, (f) the NYSE, (g) the filing and recordation of appropriate merger documents as required by the GCL and (h) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a Material Adverse Effect on the Company, no filing or registration with, no waiting period imposed by and no Authorization of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Agreement or the Company Stock Option Agreement or to consummate the transactions contemplated hereby or thereby.

  SECTION 4.06 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Authorizations of Governmental Authorities indicated as required in Section 4.05 and receipt of the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock as required by the GCL and except as set forth in Section
4.06 of the Company's Disclosure Letter, neither the execution and delivery by the Company of this Agreement or the Company Stock Option Agreement nor the performance by the Company of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Company, (ii) the certificate of incorporation or bylaws of the Company or (iii) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section (other than clause (ii) hereof) that could not reasonably be expected to have a Material Adverse Effect on the Company. Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause this Agreement and the transactions contemplated hereby to be exempt from the provisions of Section 203 of the GCL and to ensure that the execution, delivery and performance of this Agreement by the parties hereto will not cause any rights to be distributed or to become exercisable under the Company's Rights Agreement. Assuming the representation of the Parent in Section 5.17(g) is true, neither of the Parent Companies is (a) an "Acquiring Person" as defined in the Company's Rights Agreement or (b) will become an "Acquiring Person" as defined therein as a result of any of the transactions contemplated by this Agreement.

  SECTION 4.07 Reports.

    (a) Since October 31, 1994, (i) the Company has filed all SEC Reports required to be filed by it with the Commission and (ii) the Company and its Subsidiaries have filed all other Reports required to be filed by any of them with any other Governmental Authorities, including state securities administrators, except where the failure to file any such Reports could not reasonably be expected to have a Material Adverse Effect on the Company. Such Reports, including all those filed after the date of this Agreement and prior to the Effective Time, (x) were prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the applicable Regulations of the Commission thereunder) and (y), in the case of the SEC Reports, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) The Company's Audited Consolidated Financial Statements and any consolidated financial statements of the Company (including any related notes thereto) contained in any SEC Reports filed by the Company with the Commission after the date of this Agreement (i) have been or will have been prepared in accordance with GAAP (except (A) to the extent required by changes in GAAP and (B), with respect to the Company's Audited Consolidated Financial Statements, as may be indicated in the notes thereto and (C), in the case of any unaudited interim financial statements, as permitted by Form 10-Q) and (ii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments).

    (c) Except as set forth in Section 4.07(c) of the Company's Disclosure Letter, there exist no liabilities or obligations of the Company and its Subsidiaries that are Material to the Company, whether accrued, absolute, contingent or threatened, and that would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Company as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company's Audited Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Company since October 31, 1997, (iii) liabilities or obligations the incurrence of which is permitted by Section 6.02(a) and (iv) liabilities or obligations that are not Material to the Company.

  SECTION 4.08 No Material Adverse Effect; Conduct.

    (a) Since October 31, 1997, no event (other than any event that is of general application to all or a substantial portion of the Company's industry and other than any event that is expressly subject to any other representation or warranty contained in Article IV) has, to the Knowledge of the Company, occurred that, individually or together with other similar events, could reasonably be expected to constitute or cause a Material Adverse Effect on the Company.

    (b) Except as set forth in Section 4.08(b) of the Company's Disclosure Letter, during the period from October 31, 1997 to the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Effective Time by subsections (i) through (xiv) of Section 6.02(a).

  SECTION 4.09 Certain Business Practices. As of the date of this Agreement, neither the Company or any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment, except for any such matters that could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.10 Certain Obligations. Except for those listed in Section 4.10 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any (a) Noncompete Agreement or (b) any agreement that contains change of control or similar provisions that would give any Person that is a party to any such agreement the right, as a result of the execution of this Agreement or the consummation of any of the transactions contemplated hereby, to purchase any Material interest of the Company in any joint venture, partnership or similar arrangement.

  SECTION 4.11 Authorizations; Compliance. The Company and its Subsidiaries have obtained all Authorizations that are necessary to carry on their businesses as currently conducted, except for any such Authorizations as to which, individually or in the aggregate, the failure to possess could not reasonably be expected to have a Material Adverse Effect on the Company. Such Authorizations are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on the Company and there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding suspension, revocation or cancellation of any such Authorizations, except for any suspensions, revocations or cancellations of any such Authorizations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.12 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits, investigations or proceedings that are disclosed in the Company's SEC Reports, that are set forth in Section
4.12 or Section 4.15 of the Company's Disclosure Letter or that, individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. There are no Material claims pending or, to the Knowledge of the Company, threatened by any Persons against the Company or any of its Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any claim, action, suit, investigation or proceeding pending in any Court or before or by any Governmental Authority. Except as set forth in Section 4.12 of the Company's Disclosure Letter and with respect to the matters covered by Sections 4.09, 4.13, 4.14 and 4.15, the Company and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.13 Employee Benefit Plans. Except as set forth in the Company's SEC Reports or in Section 4.13 of the Company's Disclosure Letter:

    (a) With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Company Benefit Plan, ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Company.

    (b) Each Current Company Benefit Plan intended to be qualified under
  Section 401 of the Code (i) satisfies in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Effective Time, (ii) has received a favorable determination letter from the IRS regarding such qualified status and (iii) has not, since the receipt of the most recent favorable determination letter, been amended other than amendments required by applicable Law.

    (c) Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, there has been no termination or partial termination of any Current Company Benefit Plan within the meaning of
  Section 4.11(d)(3) of the Code and, to the Knowledge of the Company, each Current Company Benefit Plan has been operated in material compliance with its provisions and with applicable Law.

    (d) Any Terminated Company Benefit Plan intended to have been qualified under Section 401 of the Code received a favorable determination letter from the IRS with respect to its termination.

    (e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any Company Benefit Plan or its assets that could reasonably be expected to have a Material Adverse Effect on the Company and, to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

    (f) To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plans before the IRS, the Department of Labor, the PBGC or any other Governmental Authority, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

    (g) All contributions required to be made to Company Benefit Plans pursuant to their terms and the provisions of ERISA, the Code or any other applicable Law have been timely made, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

    (h) As to any Current Company Benefit Plan subject to Title IV of ERISA,
  (i) there has been no event or condition which presents a significant risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred (iii) no reportable event within the meaning of
  Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1, et seq., promulgated by the PBGC, have not been waived) has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Benefit Plan has been given under
  Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

    (i) In connection with the consummation of the transactions contemplated by this Agreement, no payment of money or other property, acceleration of benefits or provision of other rights has been or will be made under any Current Company Benefit Plan that could reasonably be expected to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

    (j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Current Company Benefit Plan or any of the programs, agreements, policies or other arrangements described in the Company's Disclosure Letter in response to paragraph (k) below than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or
  (ii) create or give rise to any additional vested rights or service credits under any Current Company Benefit Plan or any of such programs, agreements, policies or other arrangements, whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

    (k) Neither the Company nor any of its Subsidiaries is a party to or is bound by any severance or change in control agreement, program or policy (involving $500,000 or more of future payments) with respect to any employee, officer or director.

    (l) No Current Company Benefit Plan (other than a Company Benefit Plan maintained outside the United States that is either fully insured or fully funded through a retirement plan) provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

    (m) Neither the Company nor any of its Subsidiaries contributes or has an obligation to contribute, and has not within six years prior to the date of this Agreement contributed, had an obligation to contribute, or had any other liability to a multiemployer plan within the meaning of Section 3(37) of ERISA.

    (n) The Company has not contributed, transferred or otherwise provided any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement.

    (o) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, (ii) there is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries,
  (iii) to the Knowledge of the Company, neither the Company or any of its Subsidiaries nor any representative or employee of the Company or any of its Subsidiaries has in the United States committed any Material unfair labor practices in connection with the operation of the business of the Company and its Subsidiaries, and (iv) there is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any comparable agency of any state of the United States.

  SECTION 4.14 Taxes.

    (a) Except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Company, all returns and reports of or with respect to any Tax ("Tax Returns") that are required to be filed by or with respect to the Company or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, all Taxes that are shown to be due on such Tax Returns have been or will be timely paid in full, all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been or will be satisfied in full in all respects and no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

    (b) There is no claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing with respect to any such Tax Return, that, in either case, could reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.15 Environmental Matters.

    (a) Except for matters disclosed in the Company's SEC Reports or in
  Section 4.15 of the Company's Disclosure Letter and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (i) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (iii) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (iv) to the Knowledge of the Company, there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties or operations; and (v) there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Company and its Subsidiaries.

    (b) The Company and its Subsidiaries have made available to the Parent all internal and external environmental audits and studies and all correspondence on environmental matters (in each case relevant to the Company or any of its Subsidiaries) in the possession of the Company or its Subsidiaries for such matters as could reasonably be expected to have a Material Adverse Effect on the Company.

  SECTION 4.16 Insurance. The Company and its Subsidiaries own and are beneficiaries under all such insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industries in which the Company and its Subsidiaries operate. All premiums due with respect to all such insurance policies that are Material have been paid and, to the Knowledge of the Company, all such policies are in full force and effect.

  SECTION 4.17 Pooling; Tax Matters. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates has taken or agreed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the Commission or (b) the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing:

    (a) Prior to and in connection with the Merger, (i) none of the Company Common Stock will be redeemed, (ii) no extraordinary distribution will be made with respect to Company Common Stock, and (iii) none of the Company Common Stock will be acquired by any person related (as defined in Treas. Reg. (S) 1.368-1(e)(3) without regard to (S) 1.368-1(e)(3)(i)(A)) to the
  Company.

    (b) The Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger.

    (c) There is no intercorporate indebtedness existing between the Company and the Parent or between the Company and Newco that was issued, acquired or will be settled at a discount.

    (d) The Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

    (e) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

  SECTION 4.18 Affiliates. Section 4.18 of the Company's Disclosure Letter contains a true and complete list of all Persons who are directors or executive officers of the Company and any other Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company. Concurrently with the execution and delivery of this Agreement, the Company has delivered to the Parent an executed letter agreement, substantially in the form of Annex B hereto, from each such Person so identified.

  SECTION 4.19 Opinion of Financial Advisor. The Company has received the opinion of Salomon Smith Barney on the date of this Agreement to the effect that the Common Stock Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

  SECTION 4.20 Brokers. No broker, finder or investment banker (other than Salomon Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the Company and Salomon Smith Barney pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PARENT

  The Parent Companies hereby represent and warrant to the Company, subject to the limitations set forth in Section 10.01, that:

  SECTION 5.01 Organization and Qualification; Subsidiaries. The Parent, Newco and each other Significant Subsidiary of the Parent are legal entities duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their businesses as they are now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so qualified and in good standing, that could not reasonably be expected to have a Material Adverse Effect on the Parent.
Section 5.01 of the Parent's Disclosure Letter sets forth a true and complete list of all the Parent's directly or indirectly owned Significant Subsidiaries, together with (A) a specification of the nature of legal organization of such Subsidiary and (B) the jurisdiction of incorporation or other organization of such Subsidiary.

  SECTION 5.02 Certificate of Incorporation and Bylaws. The Parent has heretofore marked for identification and furnished to the Company complete and correct copies of the certificate of incorporation and the bylaws, in each case as amended or restated to the date hereof, of the Parent. The Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

  SECTION 5.03 Capitalization.

    (a) The authorized capital stock of the Parent consists of (i) 400,000,000 shares of Parent Common Stock of which as of February 23, 1998, 262,591,336 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Parent's certificate of incorporation or bylaws or any agreement to which the Parent is a party or is bound, and (ii) 5,000,000 shares of Preferred Stock, without par value, of which none is issued but of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock. Since December 31, 1997, except as set forth in Section 5.03(a) of the Parent's Disclosure Letter,
  (x) no shares of Parent Common Stock have been issued by the Parent except the Parent Common Stock issued pursuant to the exercise of outstanding Parent Stock Options and Parent Restricted Stock and Parent Common Stock issued otherwise as set forth in Section 5.03(a) of the Parent's Disclosure Letter and (y) the Parent has not granted any options for, or other rights to purchase, shares of Parent Common Stock.

    (b) Except as set forth in Section 5.03(b) of the Parent's Disclosure Letter and except for shares reserved for issuance pursuant to the Parent Stock Plans described in Section 5.03(b) of the Parent's Disclosure Letter, no shares of Parent Common Stock are reserved for issuance, and, except for the Parent Stock Options, the Parent Restricted Stock agreements and for the Parent's obligations under the Parent's Rights Agreement, there are no contracts, agreements, commitments or arrangements obligating the Parent
  (i) to offer, sell, issue or grant any Equity Securities of the Parent or
  (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of the Parent or to grant any Lien on any shares of capital stock of the Parent.

    (c) Except as set forth in Section 5.03(c) of the Parent's Disclosure Letter, (i) all the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Parent are owned by the Parent or one of its Subsidiaries, have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Subsidiary;
  (ii) all such issued and outstanding shares, or other equity interests, that are owned by the Parent or one of its Subsidiaries are owned free and clear of all Liens; (iii) no shares of capital stock of, or other equity interests in, any Significant Subsidiary of the Parent are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Parent or any of its Significant Subsidiaries
  (A) to offer, sell, issue, grant, pledge, dispose of or encumber any Equity Securities of any of the Significant Subsidiaries of the Parent or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of any of the Significant Subsidiaries of the Parent or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interests in, any of the Significant Subsidiaries of the Parent; except for any matter under clause (i), (ii) or (iii) of this
  Section 5.03(c) that could not reasonably be expected to have a Material Adverse Effect on the Parent.

    (d) Except for revocable proxies granted by the Parent or its Subsidiaries with respect to the capital stock of Subsidiaries owned by the Parent or its Subsidiaries, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Parent or any of its Significant Subsidiaries is a party or by which the Parent or any of its Significant Subsidiaries is bound with respect to the voting of any shares of capital stock of the Parent or any of its Significant Subsidiaries.

  SECTION 5.04 Authorization of Agreement. Each of the Parent and Newco has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of the Parent, the Parent Stock Option Agreement and subject, in the case of this Agreement, to approval of the Charter Amendment and the Share Issuance by the holders of a majority of the outstanding shares of Parent Common Stock in accordance with the applicable provisions of the GCL and the Parent's certificate of incorporation, to perform its obligations hereunder and, in the case of the Parent, thereunder and to consummate the transactions contemplated hereby and, in the case of the Parent, thereby. The execution and delivery by each of the Parent and Newco of this Agreement and the execution and delivery by the Parent of the Parent Stock Option Agreement and the performance of their respective obligations hereunder and, in the case of the Parent, thereunder have been duly and validly authorized by all requisite corporate action on the part of the Parent and Newco, respectively (other than, with respect to the Merger, the approval and adoption of the Charter Amendment and the Share Issuance by the holders of a majority of the outstanding shares of Parent Common Stock in accordance with the applicable provisions of the GCL and the Parent's certificate of incorporation). This Agreement has been duly executed and delivered by the Parent and Newco and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of the Parent and Newco, enforceable against the Parent and Newco in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies. The Parent Stock Option Agreement has been duly executed and delivered by the Parent and (assuming due authorization, execution and delivery thereof by the other party thereto) constitutes a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

  SECTION 5.05 Approvals. Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky laws, (d) the HSR Act, (e) the competition Laws, Regulations and Orders of foreign Governmental Authorities as set forth in Section 5.05 of the Parent's Disclosure Letter, (f) the NYSE, (g) the filing and recordation of appropriate merger documents as required by the GCL and (h) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a Material Adverse Effect on the Parent, no filing or registration with, no waiting period imposed by and no Authorization of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Parent or Newco to permit the Parent or Newco to execute, deliver or perform this Agreement or, in the case of the Parent, the Parent Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. To the Knowledge of the Parent, there are no facts or circumstances that could reasonably be expected to preclude the Parent Common Stock to be issued in the Merger from being approved for listing on the NYSE.

  SECTION 5.06 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all Authorizations of, Governmental Authorities indicated as required in Section 5.05 and receipt of the approval of the Charter Amendment and the Share Issuance by the holders of a majority of the outstanding shares of Parent Common Stock as required by the GCL and except as set forth in Section 5.06 of the Parent's Disclosure Letter, neither the execution and delivery by the Parent or Newco of this Agreement or by the Parent of the Parent Stock Option Agreement nor the performance by the Parent or Newco of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Parent or Newco, (ii) the certificate of incorporation or bylaws of the Parent or Newco or (iii) any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b), with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section (other than clause (ii) hereof) that could not reasonably be expected to have a Material Adverse Effect on the Parent.

  SECTION 5.07 Reports.

    (a) Since December 31, 1994, the (i) Parent or its predecessor has filed all SEC Reports required to be filed by the Parent with the Commission and
  (ii) the Parent and its Subsidiaries have filed all other Reports required to be filed by any of them with any other Governmental Authorities, including state securities administrators, except where the failure to file any such Reports could not reasonably be expected to have a Material Adverse Effect on the Parent. Such Reports, including those filed after the date of this Agreement and prior to the Effective Time, (i) were prepared in all material respects in accordance with applicable Law (including, with respect to the SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the applicable Regulations of the Commission thereunder) and (ii) in the case of the SEC Reports, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) The Parent's Audited Consolidated Financial Statements and any consolidated financial statements of the Parent (including any related notes thereto) contained in any SEC Reports filed by the Parent with the Commission after the date of this Agreement (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP (except (A) to the extent required by changes in GAAP, (B), with respect to the Parent's Audited Consolidated Financial Statements, as may be indicated in the notes thereto and (C) in the case of any unaudited financial statements, as permitted by Form 10-Q) and (ii) fairly present the consolidated financial position of the Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments).

    (c) Except as set forth in Section 5.07(c) of the Parent's Disclosure Letter, there exist no liabilities or obligations of the Parent and its Subsidiaries that are Material to the Parent, whether accrued, absolute, contingent or threatened, that would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Parent as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Parent's Audited Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Parent since December 31, 1997, (iii) liabilities or obligations the incurrence of which is permitted by Section 6.02(b) and (iv) liabilities or obligations that are not Material to the Parent.

  SECTION 5.08 No Material Adverse Effect; Conduct.

    (a) Since December 31, 1997, no event (other than any event that is of general application to all or a substantial portion of the Parent's industries and other than any event that is expressly subject to any other representation or warranty contained in Article V) has, to the Knowledge of the Parent, occurred that, individually or together with other similar events, could reasonably be expected to constitute or cause a Material Adverse Effect on the Parent.

    (b) Except as set forth in Section 5.08(b) of the Parent's Disclosure Letter, during the period from December 31, 1997, to the date of this Agreement, neither the Parent nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Agreement to the Effective Time by subsections (i) through (xiv) of Section 6.02(b).

  SECTION 5.09 Certain Business Practices. As of the date of this Agreement, neither the Parent or any of its Subsidiaries nor any director, officer, employee or agent of the Parent or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment, except for any such matters that could not reasonably be expected to have a Material Adverse Effect on the Parent.

  SECTION 5.10 Certain Obligations. Except for those listed in Section 5.10 of the Parent's Disclosure Letter or filed as Exhibits to the Parent's SEC Reports, neither the Parent nor any of its Subsidiaries is a party to or bound by (a) any Noncompete Agreement or (b) any agreement that contains change of control or similar provisions that would give any Person that is a party to any such agreement the right, as a result of the execution of this Agreement or the consummation of any of the transactions contemplated hereby, to purchase any Material interest of the Parent in any joint venture, partnership or similar arrangement.

  SECTION 5.11 Authorizations; Compliance. The Parent and its Subsidiaries have obtained all Authorizations that are necessary to carry on their businesses as currently conducted, except for any such Authorizations as to which the failure to possess, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Parent. Such Authorizations are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on the Parent and there is no action, proceeding or investigation pending or threatened regarding suspension, revocation or cancellation of any of such Authorizations, except in the case of any suspension, revocation or cancellation of such Authorizations that could not reasonably be expected to have a Material Adverse Effect on the Parent.

  SECTION 5.12 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits, proceedings or investigations that are disclosed in the Parent's SEC Reports, that are set forth in Section
5.12 or Section 5.15 of the Parent's Disclosure Letter or that, individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Parent. There are no Material claims pending or, to the Knowledge of the Parent, threatened by any Persons against the Parent or any of its Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any claim, action, suit, investigation or proceeding pending in any Court or before or by any Governmental Authority. Except with respect to the matters covered by Sections 5.09, 5.13, 5.14 and 5.15, the Parent and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Parent or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Parent.

  SECTION 5.13 Employee Benefit Plans. Except as set forth in the Parent's SEC Reports or in Section 5.13 of the Parent's Disclosure Letter:

    (a) With respect to each Parent Benefit Plan, no event has occurred and, to the Knowledge of the Parent, there exists no condition or set of circumstances in connection with which the Parent or any of its Subsidiaries could be subject to any liability under the terms of such Parent Benefit Plan, ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Parent.

    (b) Each Current Parent Benefit Plan intended to be qualified under
  Section 401 of the Code (i) satisfies in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Effective Time, (ii) has received a favorable determination letter from the IRS regarding such qualified status, and
  (iii) has not, since the receipt of the most recent favorable determination letter, been amended other than amendments required by applicable Law.

    (c) Except as would not reasonably be expected to result in a Material Adverse Effect on the Parent, there has been no termination or partial termination of any Current Parent Benefit Plan within the meaning of
  Section 4.11(d)(3) of the Code and, to the Knowledge of the Parent, each Current Parent Benefit Plan has been operated in material compliance with its provisions and with applicable Law.

    (d) Any Terminated Parent Benefit Plan intended to have been qualified under Section 401 of the Code received a favorable determination letter from the IRS with respect to its termination.

    (e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Parent, threatened against, or with respect to, any Parent Benefit Plan or its assets that could reasonably be expected to have a Material Adverse Effect on the Parent and, to the Knowledge of the Parent, no facts or circumstances exist that could give rise to any such actions, suits or claims, except as would not reasonably be expected to have a Material Adverse Effect on the Parent.

    (f) To the Knowledge of the Parent, there is no matter pending (other than routine qualification determination filings) with respect to any Parent Benefit Plans before the IRS, the Department of Labor, the PBGC or any other Governmental Authority, except as would not reasonably be expected to have a Material Adverse Effect on the Parent.

    (g) All contributions required to be made to Parent Benefit Plans pursuant to their terms and the provisions of ERISA, the Code or any other applicable Law have been timely made, except as would not reasonably be expected to have a Material Adverse Effect on the Parent.

    (h) As to any Current Parent Benefit Plan subject to Title IV of ERISA,
  (i) there has been no event or condition which presents a significant risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred (iii) no reportable event within the meaning of
  Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1, et seq., promulgated by the PBGC have not been waived) has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Benefit Plan has been given under
  Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC, except as would not reasonably be expected to have a Material Adverse Effect on the Parent.

    (i) In connection with the consummation of the transactions contemplated by this Agreement, no payment of money or other property, acceleration of benefits or provision of other rights has been or will be made under any Current Parent Benefit Plan that could reasonably be expected to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

    (j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Parent or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Current Parent Benefit Plan or any of the programs, agreements, policies or other arrangements described in the Parent's Disclosure Letter in response to paragraph (k) below than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or
  (ii) create or give rise to any additional vested rights or service credits under any Current Parent Benefit Plan or any of such programs, agreements, policies or other arrangements, whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

    (k) Neither the Parent nor any of its Subsidiaries is a party to or is bound by any severance or change in control agreement, program or policy (involving $500,000 or more of future payments) with respect to any employee, officer or director.

    (l) No Current Parent Benefit Plan (other than a Parent Benefit Plan maintained outside the United States that is either fully insured or fully funded through a retirement plan) provides retiree medical or retiree life insurance benefits to any Person and neither the Parent nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

    (m) Neither the Parent nor any of its Subsidiaries contributes or has an obligation to contribute, and has not within six years prior to the date of this Agreement contributed, had an obligation to contribute, or had any other liability to a multiemployer plan within the meaning of Section 3(37) of ERISA.

    (n) The Parent has not contributed, transferred or otherwise provided any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement.

    (o) Except as would not reasonably be expected to have a Material Adverse Effect on the Parent, (i) no collective bargaining agreement is being negotiated by the Parent or any of its Subsidiaries, (ii) there is no pending or, to the Knowledge of the Parent, threatened labor dispute, strike or work stoppage against the Parent or any of its Subsidiaries,
  (iii) to the Knowledge of the Parent, neither the Parent or any of its Subsidiaries nor any representative or employee of the Parent or any of its Subsidiaries has in the United States committed any Material unfair labor practices in connection with the operation of the business of the Parent and its Subsidiaries, and (iv) there is no pending or, to the Knowledge of the Parent, threatened charge or complaint against the Parent or any of its Subsidiaries by or before the National Labor Relations Board or any comparable agency of any state of the United States.

  SECTION 5.14 Taxes.

    (a) Except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Parent, all Tax Returns that are required to be filed by or with respect to the Parent or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, all Taxes that are shown to be due on such Tax Returns have been or will be timely paid in full, all withholding Tax requirements imposed on or with respect to the Parent or any of its Subsidiaries have been or will be satisfied in full in all respects and no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

    (b) There is no claim against the Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing with respect to any such Tax Return, that, in either case, could reasonably be expected to have a Material Adverse Effect on the Parent.

  SECTION 5.15 Environmental Matters. Except for matters disclosed in the Parent's SEC Reports or in Section 5.15 of the Parent's Disclosure Letter and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Parent, (a) the properties, operations and activities of the Parent and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) the Parent and its Subsidiaries and the properties and operations of the Parent and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Parent, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Authorizations if any, required to be obtained or filed by the Parent or any of its Subsidiaries under any Environmental Law in connection with the business of the Parent and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d), to the Knowledge of the Parent, there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Parent or its Subsidiaries or in connection with their properties or operations; and (e) there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Parent and its Subsidiaries.

  SECTION 5.16 Insurance. The Parent and its Subsidiaries own and are beneficiaries under all such insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industries in which the Parent and its Subsidiaries operate. All premiums due with respect to all such insurance policies that are Material have been paid and, to the Knowledge of the Parent, all such policies are in full force and effect.

  SECTION 5.17 Pooling; Tax Matters. Neither the Parent nor, to the Knowledge of the Parent, any of its Affiliates has taken or agreed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the Commission or (b) the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing:

    (a) In connection with the Merger, none of the Company Common Stock will be acquired by the Parent or a person related (as defined in Treas. Reg.
  (S) 1.368-1(e)(3)) to the Parent for consideration other than the Parent Common Stock except for any cash received in lieu of fractional share interests in the Parent Common Stock pursuant to Section 3.02(e) of this Agreement.

    (b) Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the Company's net assets, at least 70 percent of the fair market value of the Company's gross assets, at least 90 percent of the fair market value of the net assets of Newco and at least 70 percent of the fair market value of the gross assets of Newco, held immediately prior to the Merger, taking into account amounts used to pay Expenses relating to the Merger and any distributions other than regular dividends.

    (c) The Parent has no plan or intention to (i) liquidate the Surviving Corporation, (ii) merge the Surviving Corporation with or into another corporation, (iii) sell or otherwise dispose of the stock of the Surviving Corporation except for transfers or successive transfers to one or more corporations controlled (within the meaning of section 368(c) of the Code) in each case by the transferor corporation, (iv) cause the Surviving Corporation to issue additional shares of its capital stock that would result in the Parent's losing control (within the meaning of section 368(c) of the Code) of the Surviving Corporation, (v) cause or permit the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Newco except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of section 368(c) of the Code) in each case by the transferor corporation, or (vi) reacquire or cause any person related to the Parent (as defined in Treas. Reg. 1.368-1(a)(3)) to acquire any of the Parent Common Stock issued to the holders of Company Common Stock pursuant to the Merger.

    (d) Newco has no liabilities that will be assumed by the Surviving Corporation in the Merger and will not transfer to the Surviving Corporation in the Merger any assets subject to liabilities.

    (e) Following the Merger, the Surviving Corporation will continue the historic business of the Company or use a significant portion of its assets in a business, within the meaning of Treas. Reg. (S) 1.368-1(d).

    (f) There is no intercorporate indebtedness existing between the Company and the Parent or between the Company and Newco that was issued, acquired or will be settled at a discount.

    (g) Neither the Parent nor any person related to the Parent (within the meaning of Treas. Reg. (S) 1.368-1(e)(3)) owns, or has owned during the past five years, any shares of the capital stock of the Company other than up to 500 shares of Company Common Stock.

  SECTION 5.18 Affiliates. Section 5.18 of the Parent's Disclosure Letter contains a true and complete list of all Persons who, to the Knowledge of the Parent, may be deemed to be Affiliates of the Parent, including all directors and executive officers of the Parent. Concurrently with the execution and delivery of this Agreement, the Parent has delivered to the Company an executed letter agreement, substantially in the form of Annex C hereto, from each such Person so identified as an Affiliate of the Parent.

  SECTION 5.19 Brokers. Except as set forth in Section 5.19 of the Parent's Disclosure Letter, no broker, finder or investment banker (other than SBC Warburg Dillon Read Inc. and Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent. Prior to the date of this Agreement, the Parent has made available to the Company a complete and correct copy of all agreements between the Parent and SBC Warburg Dillon Read Inc. or Goldman, Sachs & Co. and pursuant to which either of such firms will be entitled to any payment relating to the transactions contemplated by this Agreement.

  SECTION 5.20 Opinion of Financial Advisor. The Parent has received the opinions of SBC Warburg Dillon Read Inc. and Goldman, Sachs & Co. on the date of this Agreement to the effect that the Common Stock Exchange Ratio is fair, from a financial point of view, to the Parent.

  SECTION 5.21 Acquiring Person. Based on the information set forth in the Company's SEC Reports, no holder of 5% or more of the outstanding Company Common Stock whose existence is disclosed therein will at the Effective Time become an "Acquiring Person," as such term is defined in the Parent's Rights Agreement, as a result of any of the transactions contemplated by this Agreement.

                                  ARTICLE VI

                                   COVENANTS

  SECTION 6.01 Affirmative Covenants.

    (a) The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Parent, it will and will cause its Subsidiaries to:

      (i) operate its business in the usual and ordinary course consistent with past practices;

      (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective key employees (subject to its work force requirements) and maintain its relationships with its respective customers and suppliers;

      (iii) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and

      (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

  except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

    (b) The Parent hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, it will and will cause its Subsidiaries to:

      (i) operate its business in the usual and ordinary course consistent with past practices;

      (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective key employees (subject to its work force requirements) and maintain its relationships with its respective customers and suppliers;

      (iii) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and

      (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

  except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Parent.

  SECTION 6.02 Negative Covenants.

    (a) The Company covenants and agrees that, except as expressly set forth in the Company's Disclosure Letter, as expressly contemplated by this Agreement or as otherwise consented to in writing by the Parent, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

      (i) (A) increase the compensation payable to or to become payable to any director or executive officer, (B) except as otherwise provided in
    Section 6.02(a)(ii), grant any severance or termination pay;

    (C) amend or otherwise modify the terms of any outstanding options, warrants or rights the effect of which shall be to make such terms more favorable to the holders thereof; (D) take any action to accelerate the vesting of any outstanding Company Stock Options; (E) amend or take any other actions to increase the amount or accelerate the payment or vesting of any benefit under any Benefit Plan (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of such party or permitted upon a filing under Section 13(d) or 14(d) of the Exchange Act with respect to such party) or (F) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement; except (i) pursuant to any contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (ii) in the case of severance or termination payments, pursuant to the severance policy of the Company or its Subsidiaries existing at the date of this Agreement and (iii) in the case of options, warrants, rights or Benefit Plans, amendments required by ERISA or other applicable Law.

      (ii) (A) enter into any employment or severance agreement with, any director or executive officer, either individually or as part of a class of similarly situated persons, or (B) establish, adopt or enter into any new Benefit Plan; except employment and severance agreements and Benefit Plans for the benefit of any newly employed or promoted officers or employees, in which case the terms of such agreements and Benefit Plans shall be reasonably consistent with those existing at the date of this Agreement, and except Benefit Plans relating to health and life insurance benefits established or adopted in the ordinary course of business consistent with past practice;

      (iii) declare or pay any extraordinary dividend on, or make any other distribution in respect of outstanding shares of capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and cash dividends on the Company Common Stock payable at approximately the same times as paid during the fiscal year ended October 31, 1997 and in amounts per share not to exceed those paid on the Company Common Stock during the fourth quarter of the fiscal year ended October 31, 1997;

      (iv) (A) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries other than (1) any such acquisition by the Company or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Company, (2) any repurchase, forfeiture or retirement of shares of Company Common Stock or Company Stock Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Company or any of its Subsidiaries,
    (3) the repurchase or redemption of rights pursuant to the terms (as in effect on the date of this Agreement) of the Company Rights Agreement to the extent required by a court of competent jurisdiction or (4) any periodic purchase of Company Common Stock for allocation to employee's accounts occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing employee stock purchase plan; (B) effect any reorganization or recapitalization; or (C) split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Securities;

      (v) (A) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any Equity Securities of the Company or any of its Subsidiaries, other than issuances of Company Common Stock (1) upon the exercise of Company Stock Options outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement), (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms (as in effect on the date of this Agreement) of any Benefit Plans of the Company or any of its Subsidiaries, (3) that constitute periodic issuances of shares of Company Common Stock required by the terms (as in effect on the date of this Agreement) of any Benefit Plans of the Company or any of its Subsidiaries or (4) issuances of Company Common Stock pursuant to the Company's dividend reinvestment program as in effect on the date of this Agreement or (B) grant any Lien with respect to any Equity Securities of any Subsidiary of the Company;

      (vi) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or all or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise to acquire any assets of any other Person (other than any such transaction that is not Material to the Company and the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

      (vii) sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the assets of the Company or any of its Subsidiaries that are Material to the Company, except for dispositions of assets and inventories in the ordinary course of business and consistent with past practice and dispositions of assets and purchase money Liens incurred in connection with the original acquisition of assets and secured by the assets;

      (viii) adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of its capital stock or other equity interests or would have a Material Adverse Effect on the Company;

      (ix) (A) change any of its methods of accounting in effect at October 31, 1997, except as may be required to comply with GAAP, (B) make or rescind any election relating to Taxes (other than any election that must be made periodically and that is made consistent with past practice), (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (D) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended October 31, 1996, except, in each case, as may be required by Law and for matters that could not reasonably be expected to have a Material Adverse Effect on the Company;

      (x) incur any obligations for borrowed money or purchase money indebtedness that are Material to the Company, whether or not evidenced by a note, bond, debenture or similar instrument, except purchase money indebtedness as to which Liens may be granted pursuant to Section 6.02(a)(vii), drawings under credit lines existing at the date of this Agreement and borrowings evidenced by obligations having a term of up to five years issued in the ordinary course of business consistent with past practice.

      (xi) subject to the fiduciary duties of its Board of Directors, release any third Person from its obligations under any existing standstill agreement relating to a Competing Transaction or otherwise under any confidentiality agreement or similar agreement;

      (xii) enter into any Material agreement with any third Person that provides for an exclusive arrangement with that third Person;

      (xiii) subject to the fiduciary duties of its Board of Directors, amend, modify or terminate the Company's Rights Agreement or redeem any rights to purchase shares of the Company's Series A Junior Preferred Stock except as may be necessary to consummate the transactions contemplated by this Agreement; or

      (xiv) agree in writing or otherwise to do any of the foregoing.

    (b) The Parent covenants and agrees that, except as expressly set forth in the Parent's Disclosure Letter, as expressly contemplated by this Agreement or as otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

      (i) (A) increase the compensation payable to or to become payable to any director or executive officer, (B) except as otherwise provided in
    Section 6.02(b)(ii), grant any severance or termination pay; (C) amend or otherwise modify the terms of any outstanding options, warrants or rights the effect of which shall be to make such terms more favorable to the holders thereof; (D) take any action to accelerate the vesting of any outstanding Parent Stock Options; (E) amend or take any other actions to increase the amount or accelerate the payment or vesting of any benefit under any Benefit Plan

    (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of such party or permitted upon a filing under
    Section 13(d) or 14(d) of the Exchange Act with respect to such party) or (F) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement; except (i) pursuant to any contract, agreement or other legal obligation of the Parent or any of its Subsidiaries existing at the date of this Agreement, (ii) in the case of severance or termination payments, pursuant to the severance policy of the Parent or its Subsidiaries existing at the date of this Agreement, (iii) in the case of options, warrants, rights or Benefit Plans, amendments required by ERISA or other applicable Law and (iv) any such increase, grant, amendment, modification or action that, taken together with all other such increases, grants, amendments, modifications and actions, does not result in a Material increase in compensation or benefits expense to the Parent and its Subsidiaries, taken as a whole;

      (ii) (A) enter into any employment or severance agreement with, any director or executive officer, either individually or as part of a class of similarly situated persons, or (B) establish, adopt or enter into any new Benefit Plan; except employment and severance agreements and Benefit Plans for the benefit of any newly employed or promoted officers or employees, in which case the terms of such agreements and Benefit Plans shall be reasonably consistent with those existing at the date of this Agreement, and except Benefit Plans relating to health and life insurance benefits established or adopted in the ordinary course of business consistent with past practice;

      (iii) declare or pay any extraordinary dividend on, or make any other distribution in respect of outstanding shares of capital stock, except for dividends by a wholly owned Subsidiary of the Parent to the Parent or another wholly owned Subsidiary of the Parent and cash dividends on the Parent Common Stock payable at approximately the same times and in amounts per share as those paid on the Parent Common Stock during the fiscal year ended December 31, 1997;

      (iv) (A) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of the Parent or any of its Subsidiaries other than (1) any such acquisition by the Parent or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Parent, (2) any repurchase, forfeiture or retirement of shares of Parent Common Stock or Parent Stock Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Parent or any of its Subsidiaries, (3) the repurchase or redemption of rights pursuant to the terms (as in effect on the date of this Agreement) of the Parent's Rights Agreement to the extent required by a court of competent jurisdiction or (4) any periodic purchase of Parent Common Stock for allocation to employee's accounts occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing employee stock purchase plan; (B) effect any reorganization or recapitalization; or (C) split, combine or reclassify any of the Equity Securities of the Parent or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Securities;

      (v) (A) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any Equity Securities of the Parent or any of its Subsidiaries, other than issuances of Parent Common Stock (1) upon the exercise of Parent Stock Options outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement), (2) as Parent Restricted Stock, (3) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms (as in effect on the date of this Agreement) of any Benefit Plans of the Parent or any of its Subsidiaries or (4) that constitute periodic issuances of shares of Parent Common Stock required by the terms (as in effect on the date of this Agreement) of any Benefit Plan of the Parent or any of its Subsidiaries; or (B) grant any Lien with respect to any Equity Securities of any Subsidiary of the Parent;

      (vi) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or all or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise to acquire any assets of any other Person (other than any such transaction that is not Material to the Parent and the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

      (vii) sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the assets of the Parent or any of its Subsidiaries that are Material to the Parent, except for dispositions of assets and inventories in the ordinary course of business and consistent with past practice and dispositions of assets and purchase money Liens incurred in connection with the original acquisition of assets and secured by the assets;

      (viii) adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of its capital stock or other equity interests or would have a Material Adverse Effect on the Parent;

      (ix) (A) change any of its methods of accounting in effect at December 31, 1997, except as may be required to comply with GAAP, (B) make or rescind any election relating to Taxes (other than any election that must be made periodically that is made consistent with past practice), (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (D) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1996, except, in each case, as may be required by Law and for matters that could not reasonably be expected to have a Material Adverse Effect on the Parent;

      (x) incur any obligations for borrowed money or purchase money indebtedness that are Material to the Parent, whether or not evidenced by a note, bond, debenture or similar instrument, except purchase money indebtedness as to which Liens may be granted pursuant to Section 6.02(b)(vii), drawings under credit lines existing at the date of this Agreement and borrowings evidenced by obligations having a term of up to five years issued in the ordinary course of business consistent with past practice.

      (xi) subject to the fiduciary duties of its Board of Directors, release any third Person from its obligations under any existing standstill agreement relating to a Competing Transaction or otherwise under any confidentiality agreement or similar agreement;

      (xii) enter into any Material agreement with any third Person that provides for an exclusive arrangement with that third Person;

      (xiii) subject to the fiduciary duties of its Board of Directors, amend, modify or terminate the Parent's Rights Agreement or redeem any rights to purchase shares of the Parent's Series A Junior Participating Preferred Stock except as may be necessary to consummate the transactions contemplated by this Agreement; or

      (xiv) agree in writing or otherwise to do any of the foregoing.

  SECTION 6.03 No Solicitation by the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, the Company agrees that neither the Company nor any of its Subsidiaries nor any of the directors and officers of the Company or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause the other employees, agents and representatives (including investment bankers, attorneys and accountants) employed or retained by the Company or any of its Subsidiaries not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information or assistance) any Acquisition Proposal or any inquiries that may reasonably be expected to lead to an Acquisition Proposal. The Company further agrees that neither the Company nor any of its Subsidiaries nor any of the directors and officers of the Company or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause the other employees, agents and representatives (including investment bankers, attorneys and accountants) employed or retained by the Company or any of its Subsidiaries not to, directly or indirectly, engage in any discussion with or provide any confidential information or data to any Person that may reasonably be expected to lead to an Acquisition Proposal or engage in any negotiations concerning, or otherwise facilitate any effort or attempt to make or implement, an Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted (A), to the extent applicable, to comply, with regard to an Acquisition Proposal, with Rule 14e-2(a) promulgated under the Exchange Act, (B) in response to an unsolicited bona fide written Acquisition Proposal from any Person, to recommend such Acquisition Proposal to the Company's stockholders or withdraw or modify in any adverse manner its approval or recommendation of this Agreement, or both, or (C) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case described in clause (B) or (C), (i) the Required Company Vote shall not have been theretofore obtained, (ii) the Board of Directors of the Company shall have concluded in good faith that such Acquisition Proposal (x) in the case of that described in clause (B) above would, if consummated, constitute a Superior Proposal or (y), in the case described in clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) the Board of Directors of the Company shall have determined in good faith on the basis of advice of outside legal counsel that such action is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law and (iv) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors shall have received from such Person an executed confidentiality agreement containing customary terms and provisions. The Company shall promptly notify the Parent of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Nothing in this Section
6.03 shall permit the Parent or the Company to terminate this Agreement (except as specifically provided in Article IX).

  SECTION 6.04 No Solicitation by the Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, the Parent agrees that neither the Parent nor any of its Subsidiaries nor any of the directors and officers of the Parent or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause the other employees, agents and representatives (including investment bankers, attorneys and accountants) employed or retained by the Parent or any of its Subsidiaries not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information or assistance) any Acquisition Proposal or any inquiries that may reasonably be expected to lead to an Acquisition Proposal. The Parent further agrees that neither the Parent nor any of its Subsidiaries nor any of the directors and officers of the Parent or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause the other employees, agents and representatives (including investment bankers, attorneys and accountants) employed or retained by the Parent or any of its Subsidiaries not to, directly or indirectly, engage in any discussion with or provide any confidential information or data to any Person that may reasonably be expected to lead to an Acquisition Proposal or engage in any negotiations concerning, or otherwise facilitate any effort or attempt to make or implement, an Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Parent shall be permitted (A), to the extent applicable, to comply, with regard to an Acquisition Proposal, with Rule 14e-2(a) promulgated under the Exchange Act,
(B) in response to an unsolicited bona fide written Acquisition Proposal from any Person, to recommend such Acquisition Proposal to the Parent's stockholders or withdraw or modify in any adverse manner its approval or recommendation of this Agreement, or both, or (C) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case described in clause (B) or (C),
(i) the Required Parent Vote shall not have been theretofore obtained, (ii) the Board of Directors of the Parent shall have concluded in good faith that such Acquisition Proposal (x) in the case of that described in clause (B) above would, if consummated, constitute a Superior Proposal or (y), in the case described in clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) the Board of Directors of the Parent shall have determined in good faith on the basis of advice of outside legal counsel that such action is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law and (iv) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors shall have received from such Person an executed confidentiality agreement containing customary terms and provisions. The Parent shall promptly notify the Company of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Parent agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Nothing in this
Section 6.04 shall permit the Parent or the Company to terminate this Agreement (except as specifically provided in Article IX).

  SECTION 6.05 Access and Information.

    (a) Each of the Company and the Parent shall, and shall cause its Subsidiaries to, (i)afford to the other and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, in the case of the Company, the "Company's Representatives" and, in the case of the Parent, the "Parent's Representatives") access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the other and to its books and records and (ii)furnish promptly to the other and its Representatives such information concerning its business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party.

    (b) Each party to this Agreement (the Parent Companies being considered one party for purposes of this Section 6.05(b)) shall hold in confidence all nonpublic information received from the other party to this Agreement until such time as such information is otherwise publicly available. If this Agreement is terminated for any reason pursuant to Article IX hereof, each of the Company and the Parent shall, within ten days after a request therefor from the other, return or destroy (and provide the other party within such ten-day time period with a certificate of an executive officer certifying such destruction) all of the information furnished to such party and its Representatives pursuant to the provisions of Section 6.05(a) and all internal memoranda, analyses, evaluations and other similar material containing, reflecting or prepared from any such information, in each case other than information available to the general public without restriction.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  SECTION 7.01 Meetings of Stockholders.

    (a) The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with the GCL and its certificate of incorporation and bylaws to convene a special meeting of the Company's stockholders to consider approval and adoption of this Agreement and the Merger (the "Company Stockholders' Meeting"), and the Company shall consult with the Parent in connection therewith. Subject to Section 6.03 herein and to the fiduciary duties of its Board of Directors, the Board of Directors of the Company shall recommend to the stockholders of the Company the approval of this Agreement and the Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the GCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger (the "Required Company Vote").

    (b) The Parent shall, promptly after the date of this Agreement, take all actions necessary in accordance with the GCL and its certificate of incorporation and bylaws to convene a special meeting of the Parent's stockholders to consider approval of the Charter Amendment and the Share Issuance (the "Parent Stockholders' Meeting"), and the Parent shall consult with the Company in connection therewith. Subject to Section 6.04 and to the fiduciary duties of its Board of Directors, the Board of Directors of the Parent shall recommend to the stockholders of the Parent the approval of the Charter Amendment and the

  Share Issuance and the Parent shall use all reasonable efforts to solicit from stockholders of the Parent proxies in favor of the approval of the Charter Amendment and the Share Issuance and to secure the vote or consent of the stockholders of the Parent required by the GCL and the rules of the NYSE to approve the Charter Amendment and the Share Issuance (the "Required Parent Vote").

  SECTION 7.02 Registration Statement; Proxy Statements.

    (a) Joint Proxy Statement/Prospectus. As promptly as practicable after the execution of this Agreement, the Parent and the Company shall jointly prepare and file with the Commission a joint proxy statement and forms of proxies in connection with (i) the solicitation of proxies to be voted at the Parent Stockholders' Meeting with respect to the Charter Amendment and the Share Issuance and (ii) in connection with the solicitation of proxies to be voted at the Company Stockholders' Meeting with respect to this Agreement and the Merger (such joint proxy statement, together with any amendments thereof or supplements thereto effected prior to the effective date of the Registration Statement, being the "Joint Proxy Statement"). At such time as the Parent and the Company deem appropriate, the Parent shall prepare and file with the Commission a registration statement on FormS-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a proxy statement for stockholders of the Parent and a proxy statement/prospectus for stockholders of the Company in connection with the registration under the Securities Act of the offering, sale and delivery of the Parent Common Stock to be issued pursuant to this Agreement in the Merger to stockholders of the Company (the "Joint Proxy Statement/Prospectus"). The Joint Proxy Statement/Prospectus shall include substantially all the information included in the Joint Proxy Statement, as it shall be then amended. Each of the Parent Companies and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. Each of the Parent Companies and the Company will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. As promptly as practicable after the Registration Statement shall have become effective,
  (x) the Parent shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Parent's Stockholders' Meeting and (y) the Company shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Company Stockholders' Meeting.

    (b) Company Information. The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the
  (i) Joint Proxy Statement/Prospectus shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of the Parent, at the date (if different) the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of the Company, at the time of the Parent Stockholders' Meeting, at the time (if different) of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform the Parent. All documents that the Company is responsible for filing with the Commission in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Regulations thereunder and the Exchange Act and the Regulations thereunder.

    (c) The Parent Companies Information.The information supplied by the Parent Companies for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Such information supplied by the Parent for inclusion in (i) the Joint Proxy Statement/Prospectus shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of the Parent, at the date (if different) the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of the Company, at the time of the Parent Stockholders' Meeting, at the time (if different) of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Parent or any of its Affiliates, or to their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Parent shall promptly inform the Company. All documents that the Parent Companies are responsible for filing with the Commission in connection with the transactions contemplated hereby shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Regulations thereunder and the Exchange Act and the Regulations thereunder.

    (d) No amendment or supplement to the Registration Statement, the Joint Proxy Statement or the Joint Proxy Statement/Prospectus shall be made by the Parent or the Company without the approval of the other party, which shall not be unreasonably withheld or delayed. The Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement or the solicitation of proxies pursuant to the Joint Proxy Statement/Prospectus, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the Commission for amendment of the Registration Statement, the Joint Proxy Statement or the Joint Proxy Statement/Prospectus, the receipt from the staff of the Commission of comments thereon or any request by the staff of the Commission for additional information with respect thereto.

  SECTION 7.03 Appropriate Action; Consents; Filings.

    (a) The Company and the Parent shall each use all reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things that, in either case, are necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Authorities any Authorizations or Orders required to be obtained by the Parent or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of the Parent) and the Exchange Act and the Regulations thereunder, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law. The Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Joint Proxy Statement, the Joint Proxy Statement/Prospectus or the Registration Statement) in connection with the transactions contemplated by this Agreement.

    (b) Each of the Company and the Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Company, the Parent or their Subsidiaries that relate to the consummation of the Merger; and (iv) any change that is reasonably likely to have a Material Adverse Effect on the Company or the Parent, respectively, or is likely to delay or impede the ability of either the Company or the Parent, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

    (c) The Parent Companies and the Company agree to cooperate and use all reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any Court or Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Each of the Parent Companies and the Company also agree to take any and all actions, including the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by any Court or Governmental Authority as a condition to the granting of any Authorization or Order necessary for the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to the Closing not to be satisfied; provided, however, that in no event shall either party take, or be required to take, any action that could reasonably be expected to have a Material Adverse Effect on the Combined Companies.

    (d)(i) Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any consents from third Persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or to satisfy any of the conditions set forth in Article VIII, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time or a Material Adverse Effect on the Parent from occurring after the Effective Time.

      (ii) If any party shall fail to obtain any consent from a third Person described in subsection (d)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and the Parent, their respective Subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

  SECTION 7.04 Affiliates; Pooling; Tax Treatment.

    (a) The Company shall use all reasonable efforts to obtain from any Person who may be deemed to have become an Affiliate of the Company after the date of this Agreement and on or prior to the Closing Date a written agreement substantially in the form of Annex B hereto as soon as practicable after attaining such status.

    (b) The Parent shall use all reasonable efforts to obtain from any Person who may be deemed to have become an Affiliate of the Parent after the date of this Agreement and on or prior to the Closing Date a written agreement substantially in the form of Annex C hereto as soon as practicable after attaining such status.

    (c) The Parent Companies shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be Affiliates of the Company pursuant to Rule 145 under the Securities Act.

    (d) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions that could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

    (e) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

  SECTION 7.05 Public Announcements. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

  SECTION 7.06 NYSE Listing. The Parent shall use all reasonable efforts to cause the shares of the Parent Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time.

  SECTION 7.07 Rights Agreement; State Takeover Statutes. The Company shall take all action (including, if necessary, redeeming all of the outstanding rights issued pursuant to the Company Rights Agreement or amending or terminating the Company Rights Agreement) so that the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered. The Company will take all steps necessary to exempt the transactions contemplated by this Agreement from Section 203 of the GCL.

  SECTION 7.08 Comfort Letters.

    (a) The Company shall use all reasonable efforts to cause Price Waterhouse LLP, the Company's independent accountants, to deliver a letter dated as of the date of the Joint Proxy Statement/Prospectus, and addressed to the Company and the Parent, in form and substance reasonably satisfactory to the Parent and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement/Prospectus.

    (b) The Parent shall use all reasonable efforts to cause Arthur Andersen LLP, the Parent's independent accountants, to deliver a letter dated as of the date of the Joint Proxy Statement/Prospectus, and addressed to the Parent and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement/Prospectus.

  SECTION 7.09 Assumption of Obligations to Issue Stock and Obligations of Employee Benefit Plans; Employees.

    (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding Company Stock Option shall be assumed by the Parent and shall become an option to purchase that number of shares of the Parent Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such option by the Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding option to purchase Company Common Stock; provided, however, that in the case of any option to which Section 421 of the Internal Revenue Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 424(a) of the Code.

    (b) On or prior to the Effective Time, the Company shall take or cause to be taken all such actions, reasonably satisfactory to the Parent, as may be necessary or desirable in order to authorize the transactions contemplated by subsection (a) of this Section.

    (c) The Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options assumed by the Parent pursuant to Section 7.09 (a) above and shares of Parent Common Stock otherwise to be issued under other Company Stock Plans.

    (d) As promptly as practicable after the Effective Time, the Parent shall file one or more Registration Statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent

  Common Stock subject to the Company Stock Options or otherwise issuable under other Company Stock Plans and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and to comply with applicable state securities and blue sky laws.

    (e) Except as provided herein or as otherwise agreed to by the parties, each of the Company Stock Plans providing for the issuance or grant of Company Stock Options or Company Common Stock shall be assumed as of the Effective Time by the Parent with such amendments thereto as may be required to reflect the Merger.

    (f) Provided that the Parent shall not be obligated with respect to any action taken by the Company or its Subsidiaries with respect to the Benefit Plans of the Company or its Subsidiaries in violation of the provisions of
  Section 6.02(a), the Parent hereby agrees to guarantee from and after the Effective Time and to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to honor and perform all obligations of the Surviving Corporation and each Subsidiary of the Surviving Corporation under all Benefit Plans of the Company and such Subsidiaries and under any agreement or arrangement implemented as provided in the Company's Disclosure Letter or as otherwise contemplated by this Agreement and the Company's Disclosure Letter.

    (g) The Parent shall and shall cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to take all corporate action necessary to:

      (i) maintain with respect to eligible participants (as of the Effective Time) the Company's retiree medical plan, except to the extent that any modifications thereto are consistent with changes in the medical plans provided by the Parent and its subsidiaries for similarly situated active employees;

      (ii) maintain the "pension equalizer" contributions to the Company Retirement Savings Plan, the related nonqualified savings plan or a successor plan that would provide at least the same level of benefits as the "pension equalizer" arrangement, with respect to employees who are eligible participants as of the Effective Time, after taking into account any retirement benefits provided to such participants by any plans or programs of the Parent or any of its Subsidiaries after the Effective Time;

      (iii) maintain the Company Executive Deferred Compensation Plan, except that no additional employee deferrals shall be made under such plan after the Effective Time and valuation with respect to stock deferrals existing at such time shall thereafter be based upon the Parent Common Stock;

      (iv) maintain the Company's Executive Life Insurance Program, except that after the Effective Time no additional participants shall be covered by such program;

      (v) maintain the Company's Supplemental Executive Retirement Plan with respect to employees that are eligible participants as of the Effective Time, but the offset under such plan shall take into account any employer provided retirement benefits under any plans or programs of the Parent or any of its Subsidiaries after the Effective Time;

      (vi) administer the Performance Stock Unit Program and the Incentive Stock Unit Plan of the Company in accordance with their terms, with such adjustments in the performance targets as may be necessary to reflect the Merger, but no new grants of awards shall be made under such plans; and

  The Company represents that true and complete copies of all of the plans and programs referred to in this Section 7.09(g) have been delivered to the Parent.

    (h) Subject to Section 7.09(g), until the third anniversary of the Effective Time (the "Benefits Maintenance Period") the Parent shall and shall cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to provide each employee of the Company or any of its Subsidiaries at the Effective Time ("Company Participants") with employee benefits and compensation after the Effective Time that are substantially comparable to similarly situated employees of the Parent and its Subsidiaries. At the Effective Time, the Parent shall adopt the severance program described in Section 7.09(h) of the Company's Disclosure Letter and shall maintain such program for the period set forth in such description.

    (i) If Company Participants are included in any benefit plan, including provision for vacation, of the Parent, the Surviving Corporation or their Subsidiaries, the Company Participants shall receive credit for service prior to the Effective Time with the Company and its Subsidiaries to the same extent such service was counted under similar Benefit Plans of the Company for purposes of determining eligibility to participate, vesting, eligibility for retirement and, with respect to vacation, disability and severance, benefit accrual. If Company Participants or their dependents are included in any medical, dental or health plan (a "Successor Plan") other than the plan or plans they participated in at the Effective Time (a "Predecessor Plan") any such Successor Plan shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the applicable Predecessor Plan and shall credit co-pays and deductibles to the same extent credited under the Predecessor Plan.

    (j) Except as otherwise specifically set forth above, nothing contained herein shall be construed as requiring Parent to continue any specific Benefit Plan, or to continue the employment of any specific person.

  SECTION 7.10 Indemnification of Directors and Officers.

    (a) To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to, at or after the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of such party (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability arising before the Effective Time, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the GCL, (ii) the Parent and the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the GCL and the certificate of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Parent and the Indemnified Party; provided, however, that the Parent and the Surviving Corporation shall not be liable for any settlement affected without their written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

    (b) The Parent agrees to guarantee unconditionally the performance of the Surviving Corporation's obligations pursuant to Section 7.10(a).

    (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by the Company for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Surviving Corporation shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Parent, for a cost not exceeding such amount.

    (d) If the Parent or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all of substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Parent shall assume the obligations set forth in this Section 7.10.

    (e) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and its Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

    (f) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  SECTION 7.11 Newco. Prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than the minimum amount of cash required to be paid to Newco for the valid issuance of its stock to the Parent).

  SECTION 7.12 Event Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of the latter party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 shall cure any breach of any representation or warranty of the party giving such notice contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

  SECTION 7.13 Parent Board of Directors; Committees.

    (a) The Parent's Board of Directors will take such action as may be necessary to cause the number of directors comprising the Board of Directors of the Parent at the Effective Time to be 14 persons, nine of whom shall be current members of the Board of Directors of the Parent including Richard B. Cheney and five of whom shall be current members of the Board of Directors of the Company including William B. Bradford. The specific members of the Parent's Board of Directors will be chosen by a committee consisting of Richard B. Cheney, William E. Bradford and the current chairman or the Nominating Committee of each of the Parent and the Company.

    (b) At or promptly after the Closing, the Parent's Board of Directors will take such action as may be necessary so that one or more of such designees of the Company will be added to each committee of the Parent's Board of Directors on an approximate proportional basis.

  SECTION 7.14 Transition Management. As soon as practicable after the date of this Agreement, the parties shall create a special transition management task force (the "Task Force"), which shall be comprised of William E. Bradford, Richard B. Cheney, David J. Lesar and Donald C. Vaughn. The Task Force shall examine various alternatives regarding the manner in which to best organize the business of the Combined Companies after the Effective Time.

  SECTION 7.15 Employment Contracts. The Parent shall, as of or prior to the Effective Time, enter into employment contracts with William E. Bradford and Donald C. Vaughn on terms reasonably acceptable to the parties pursuant to which William E. Bradford shall hold the position of Chairman of the Board of Directors of the Parent and Donald C. Vaughn shall hold the office of Vice Chairman of the Parent and at the Effective Time each of Messrs. Bradford and Vaughn shall be appointed to the Parent's Executive Committee, a non-board committee comprised of executive officers of the Parent, which after the Effective Time shall initially consist of such persons and Messrs. Cheney and Lesar.

  SECTION 7.16 Waiver by Company Joint Venture Partners. The Company shall not amend or modify the written waivers it has received from each of the Company Joint Venture Partners of any and all rights such partners may have to purchase any interest of the Company in any of the Company Joint Ventures that arise as a result of the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

  SECTION 7.17 Transfer Taxes. The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement ("Transfer Taxes"). The Company shall pay or cause to be paid any such Transfer Taxes.

                                 ARTICLE VIII

                              CLOSING CONDITIONS

  SECTION 8.01 Conditions to Obligations of Each Party Under This
Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

    (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission under the Securities Act, and the pro forma financial statements contained in the Registration Statement at the effective date thereof shall reflect the Merger for financial accounting purposes as a Pooling Transaction. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission.

    (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company as required by the GCL. The Charter Amendment and the Share Issuance shall have been approved and adopted by the requisite vote of the stockholders of the Parent as required by the GCL and the rules of the NYSE.

    (c) No Order. No Court or Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (d) HSR Act. The waiting period under the HSR Act applicable to the Merger shall have expired or been terminated.

    (e) Foreign Governmental Authorities. The applicable waiting period under any competition Laws, Regulations and Orders of foreign Governmental Authorities, as set forth in the Parent's Disclosure Letter and the Company's Disclosure Letter, shall have expired or been terminated.

    (f) Pooling of Interests. The Parent and the Company shall have been advised in writing by Arthur Andersen LLP on the date upon which the Effective Time is to occur that, in reliance in part on the concurrent opinion of Price Waterhouse LLP or its successor that the Company is a "poolable entity," the Merger should, for financial accounting purposes, be treated as a Pooling Transaction.

    (g) The shares of Parent Common Stock to be issued in the Merger shall have been listed, subject to official notice of issuance, on the NYSE.

  SECTION 8.02 Additional Conditions to Obligations of the Parent
Companies. The obligations of the Parent Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Parent Companies, in whole or in part, to the extent permitted by applicable Law:

    (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date. The Parent Companies shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing date, to such effect.

    (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Parent Companies shall have received a certificate of the President and the Chief Executive Officer of the Company, dated the Closing date, to such effect.

    (c) Tax Opinion. The Parent shall have received the opinion dated as of the Closing Date of Vinson & Elkins L.L.P. to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code,
  (ii) the Parent, the Company and Newco will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the Parent, the Company or Newco by reason of the Merger. In rendering such opinion, Vinson & Elkins L.L.P. shall receive and may rely upon representations contained in certificates of the Company and the Parent substantially in the form of Annexes D and E hereto.

  SECTION 8.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

    (a) Representations and Warranties. Each of the representations and warranties of the Parent contained in this Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date. The Company shall have received a certificate of the Chairman of the Board, the President or any Vice President and the Chief Financial Officer of each of the Parent Companies, dated the Closing date, to such effect.

    (b) Agreements and Covenants. The Parent Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of the Chairman of the Board, the President or any Vice President and the Chief Financial Officer of each of the Parent Companies, dated the Closing Date, to such effect.

    (c) Tax Opinion. The Company shall have received the opinion dated as of the Closing Date of Weil, Gotshal & Manges LLP to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code,
  (ii) the Parent, the Company and Newco will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt of shares of the Parent Common Stock in exchange for shares of Company Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests. In rendering such opinion, Weil, Gotshal & Manges LLP shall receive and may rely upon the representations contained in certificates of the Company and the Parent substantially in the form of Annexes D and E hereto.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company and before or after approval of the Charter Amendment and the Share Issuance by the stockholders of the
Parent:

    (a) by mutual consent of the Parent and the Company;

    (b) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach or untruth would result in a Material Adverse Effect on the Company (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts and for so long as the Company continues to exercise such reasonable efforts, the Parent may not terminate this Agreement under this
  Section 9.01(b);

    (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent Companies set forth in this Agreement or if any representation or warranty of the Parent Companies shall have become untrue, in either case, such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach or untruth would result in a Material Adverse Effect on the Parent (a "Terminating Parent Breach"); provided that, if such Terminating Parent Breach is curable by the Parent Companies through the exercise of their reasonable efforts and for so long as the Parent Companies continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.01(c);

    (d) by either the Parent or the Company, if there shall be any final and nonappealable Order that prevents the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under
  Section 7.03;

    (e) by either the Parent or the Company, if the Merger shall not have been consummated before December 31, 1998; provided, however, that this Agreement may be extended by written notice of either the Parent or the Company to a date not later than March 31, 1999, if the Merger shall not have been consummated as a result of the Company or the Parent Companies having failed by December 31, 1998 to receive all required Authorizations and Orders with respect to the Merger or as a result of the entering of an Order by a Court or Governmental Authority; and provided, further, that, prior to March 31, 1999, no party shall be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such party is in Material breach of any representation, warranty, covenant or agreement on the part of such party set forth in this Agreement;

    (f) by either the Parent or the Company, if this Agreement shall fail to receive the Required Company Vote by the stockholders of the Company at the Company Stockholders' Meeting;

    (g) by either the Parent or the Company, if the Charter Amendment and the Share Issuance shall fail to receive the Required Parent Vote by the stockholders of the Parent at the Parent Stockholders' Meeting;

    (h) by the Company, at any time prior to receipt of the Required Company Vote, upon 72 hours prior written notice to the Parent, if (i) the Board of Directors of the Company shall have concluded in good faith based on advice of outside counsel that such action is necessary to act in a manner consistent with its fiduciary duties under applicable law and (ii) the Parent does not make, within 72 hours of receipt of the Company's written notification of its intention to terminate this Agreement, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as any Superior Proposal considered by the Board of Directors in making its determination under clause (i). The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least 72 hours after it has provided the notice to the Parent required thereby and (y) to notify the Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

    (i) by the Parent, at any time prior to receipt of the Required Parent Vote, upon 72 hours prior written notice to the Company, if (i) the Board of Directors of the Parent shall have concluded in good faith based on advice of outside counsel that such action is necessary to act in a manner consistent with its fiduciary duties under applicable law and (ii) the Company does not make, within 72 hours of receipt of the Parent's written notification of its intention to terminate this Agreement, an offer that the Board of Directors of the Parent determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Parent as any Superior Proposal considered by the Board of Directors in making its determination under clause (i). The Parent agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least 72 hours after it has provided the notice to the Company required thereby and (y) to notify the Company promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

    (j) by the Parent, upon two Business Days' prior written notice to the Company, if the Board of Directors of the Company (A) shall withdraw or modify in any manner adverse to the Parent the Board's approval or recommendation of this Agreement and the Merger, (B) shall approve or recommend any Superior Proposal or (C) shall resolve to take any of the actions specified in clause (A) or (B).

    (k) by the Company, upon two Business Days' prior written notice to the Parent, if the Board of Directors of the Parent (A) shall withdraw or modify in any manner adverse to the Company the Board's approval or recommendation of the Charter Amendment and the Share Issuance, (B) shall approve or recommend any Superior Proposal or (C) shall resolve to take any of the actions specified in clause (A) or (B).

  The right of any party hereto to terminate this Agreement pursuant to this
Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  SECTION 9.02 Effect of Termination. Except as provided in Section 9.05 or
Section 10.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Parent Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any misrepresentation or breach of any covenant or agreement under this Agreement.

  SECTION 9.03 Amendment. This Agreement may be amended by the parties hereto by action authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, or approval of the Charter Amendment and Share Issuance by the stockholders of the Parent, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company or the Parent under the GCL. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 9.04, the Parent Companies shall be deemed to be one party.

  SECTION 9.05 Fees, Expenses and Other Payments.

    (a) Except as provided in this Section 9.05, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that the allocable share of the Parent Companies as a group and the Company for all Expenses related to printing, filing and mailing the Registration Statement, the Joint Proxy Statement and the Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement, the Joint Proxy Statement and the Joint Proxy Statement/Prospectus shall be one-half each; and provided, further, that the Parent may, at its option, but subject to Section 7.04(e), pay any Expenses of the Company that are solely and directly related to the Merger.

    (b) If this Agreement is terminated by the Parent pursuant to Section 9.01(j) (change of recommendation), then the Company shall pay to the Parent a termination fee equal to $50 million.

    (c) If this Agreement is terminated by the Company pursuant to Section 9.01(k) (change of recommendation), then the Parent shall pay to the Company a termination fee equal to $50 million.

    (d) If (i) this Agreement is terminated pursuant to (A) Section 9.01(b) (breach), (B) Section 9.01(h) (fiduciary out), (C) Section 9.01(f) (failure to obtain stockholder approval), or (D) Section 9.01(j) (change of recommendation), (ii) at the time of such termination (or in the case of clause (i)(C) above, prior to the Company Stockholders' Meeting), there shall have been an Acquisition Proposal involving the Company or any of its Subsidiaries that, at the time of such termination (or such meeting, as the case may be), shall not have been (x) rejected by the Company and its Board of Directors or (y) withdrawn by the Person making such Acquisition Proposal and (iii) within twelve months of any such termination, the Company or any of its Subsidiaries accepts a written offer or enters into a written agreement to consummate an Acquisition Proposal with such Person or any of its Affiliates and (iv) the Company or such Subsidiary is thereafter acquired, through merger, consolidation, share exchange, sale of assets or otherwise, by such Person or any of its Affiliates (a "Company Acquisition"), then the Company (jointly and severally with its Subsidiaries) shall at the closing (and as a condition of such closing) of such Company Acquisition or of such Acquisition Proposal, pay the Parent immediately a termination fee of $175 million.

    (e) If (i) this Agreement is terminated pursuant to (A) Section 9.01(c) (breach), (B) Section 9.01(i) (fiduciary out), (C) Section 9.01(g) (failure to obtain stockholder approval), or (D) Section 9.01(k) (change of recommendation), (ii) at the time of such termination (or in the case of clause (i)(C) above, prior to the Parent Stockholders' Meeting), there shall have been an Acquisition Proposal involving the Parent or any of its Subsidiaries that, at the time of such termination (or such meeting, as the case may be), shall not have been (x) rejected by the Parent and its Board of Directors or (y) withdrawn by the Person making such Acquisition Proposal and (iii) within twelve months of any such termination, the Parent or any of its Subsidiaries accepts a written offer or enters into a written agreement to consummate an Acquisition Proposal with such Person or any of its Affiliates and (iv) the Parent or such Subsidiary is thereafter acquired, through merger, consolidation, share exchange, sale of assets or otherwise, by such Person or any of its Affiliates (a "Parent Acquisition"), then the Parent (jointly and severally with its Subsidiaries) shall at the closing (and as a condition of such closing) of such Parent Acquisition or of such Acquisition Proposal, pay the Company immediately a termination fee of $175 million.

    (f) If either party shall fail to pay the other party any fee or other amount due hereunder, the failing party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime interest rate of Citibank N.A., in effect from time to time, from the date such fee or other payment was required to be paid until payment in full.

    (g) Notwithstanding anything herein to the contrary, the aggregate amount payable to the Parent pursuant to Section 9.05 shall not exceed $175 million exclusive of any amounts paid pursuant to Section 9.05(f).

    (h) Notwithstanding anything herein to the contrary, the aggregate amount payable to the Company pursuant to Section 9.05 shall not exceed $175 million exclusive of any amounts paid pursuant to Section 9.05(f).

    (i) Subject to the following sentences, the payments required by this
  Section 9.05 shall constitute liquidated damages in full and complete satisfaction of, and shall be the sole and exclusive remedy of the Parent or the Company, as the case may be, for, any loss, liability, damage or claim arising out of or in conjunction with the transactions contemplated by this Agreement, including any termination of this Agreement pursuant to
  Section 9.01 and shall not constitute a penalty. Notwithstanding the foregoing sentence, if (i) this Agreement is terminated by the Parent as a result of a willful breach of any representation, warranty, covenant or agreement by the Company and no termination fee is required to be paid pursuant to Section 9.05(d), the Parent may pursue any remedies available to it at law or in equity and shall be entitled to recover such additional amounts as the Parent may be entitled to receive at law or in equity or (ii) this Agreement is terminated by the Company as a result of a willful breach of any representation, warranty, covenant or agreement by the Parent and no termination fee is required to be paid pursuant to
  Section 9.05(e), the Company may pursue any remedies available to it at law or in equity and shall be entitled to recover such additional amounts as the Parent may be entitled to receive at law or in equity.

                                   ARTICLE X

                              GENERAL PROVISIONS

  SECTION 10.01 Effectiveness of Representations, Warranties and Agreements.

    (a) Except as set forth in Section 10.01(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

    (b) The representations and warranties in this Agreement shall terminate at the Effective Time and the representations, warranties, covenants and agreements of each of the parties hereto shall terminate upon the termination of this Agreement pursuant to Section 9.01, except that the covenants and agreements set forth in Sections 6.05, 9.02 and 9.05 and in
  Article X hereof shall survive such termination of this Agreement.

  SECTION 10.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

    (a) If to any of the Parent Companies, to:

      Halliburton Company
      3600 Lincoln Plaza
      500 North Akard
      Dallas, Texas 75201-3391
      Attention: Lester L. Coleman
                   Executive Vice President
                   and General Counsel
      Telecopier No.: (214) 978-2658

  with a copy to:

      Vinson & Elkins L.L.P.
      First City Tower
      1001 Fannin
      Houston, Texas 77002-6760
      Attention: William E. Joor III
      Telecopier No.: (713) 758-2346

    (b) If to the Company, to:

      Dresser Industries, Inc.
      2001 Ross Avenue
      Dallas, Texas 75221
      Attention: Clint Ables
                   Vice President and General Counsel
      Telecopier No.: (214) 740-6904
  with a copy to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York 10153
      Attention: Dennis J. Block
      Telecopier No.: (212) 310-8007

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

  SECTION 10.03 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 10.05 Entire Agreement. This Agreement (together with the Annexes, the Company's Disclosure Letter and the Parent's Disclosure Letter and the Stock Option Agreements) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof (including the Confidentiality Agreement).

  SECTION 10.06 Assignment. This Agreement shall not be assigned by operation of Law or otherwise.

  SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Section 7.09(f) (to the extent of and only with respect to the individuals named in Section 4.13 of the Company's Disclosure Letter in response to the representation and warranty set forth in Section 4.13(k) as parties to the severance agreements therein disclosed and their heirs and representatives) and Section 7.10 which is intended also to benefit the Indemnified Persons therein referenced, and their heirs and representatives, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Parent a majority of the directors (or their successors) serving on the Board of Directors of the Parent who are designated by the Company pursuant to Section 7.13 shall be entitled during the three year period commencing at the Effective Time (the "Three Year Period") to enforce the provisions of Sections 7.09 and 7.13 on behalf of the Company's officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies that they may have at law or in equity, but in no event shall this Section 10.07 be deemed to impose any additional duties on any such directors. The Parent shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.07.

  SECTION 10.08 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

  SECTION 10.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the GCL.

  SECTION 10.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this
Section is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  SECTION 10.11 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Halliburton Company

                                                    /s/ David J. Lesar
                                          By;__________________________________
                                             David J. LesarPresident and Chief
                                                     Operating Officer

                                          Halliburton N.C., Inc.

                                                   /s/ Lester L. Coleman
                                          By:__________________________________
                                                Lester L. ColemanPresident

                                          Dresser Industries, Inc.

                                                    /s/ W. E. Bradford
                                          By:__________________________________

                                                                        ANNEX A

                           SCHEDULE OF DEFINED TERMS

  The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

  "Acquisition Proposal" shall mean any proposal or offer with respect to a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 30% or more of the Equity Securities of, the Company or the Parent, as applicable, or any Significant Subsidiary of the Company or the Parent, as applicable, that, in any case, could be reasonably expected to interfere with the consummation of the Merger or the other transactions contemplated by this Agreement.

  "Affiliate" shall, with respect to any specified Person, mean any other Person that controls, is controlled by or is under common control with the specified Person.

  "Agreement" shall mean the Agreement and Plan of Merger made and entered into as of February 25, 1998 among the Parent, Newco and the Company, including any amendments thereto and each Annex (including this Annex A) and Schedule thereto (including the Parent's Disclosure Letter and the Company's Disclosure Letter).

  "Authorization" shall mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any Governmental Authority.

  "Benefit Plans" shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, employment, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program or policy (whether qualified or nonqualified, written or oral) sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday and sick or other leave policies, (b) workers compensation insurance and (c) directors and officers liability insurance.

  "Benefits Maintenance Period" shall have the meaning ascribed to such term in Section 7.09(h).

  "Business Day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed;

  "Certificate of Merger" shall have the meaning ascribed to such term in
Section 2.02.

  "Charter Amendment" shall mean an amendment to the Restated Certificate of Incorporation of the Parent to increase the number of authorized shares of Parent Common Stock to be issued in the Merger.

  "Closing" shall mean a meeting, which shall be held in accordance with
Section 3.03, of representatives of the parties to the Agreement at which, among other things, all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

  "Closing Date" shall mean the date of the Closing as determined pursuant to
Section 3.03.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

  "Combined Companies" shall mean the Parent, the Surviving Corporation and their Subsidiaries after giving effect to the Merger.

  "Commission" shall mean the Securities and Exchange Commission.

  "Common Stock Exchange Ratio" shall mean the ratio of conversion of Company Common Stock into Parent Common Stock pursuant to the Merger as provided in
Section 3.01(a).

  "Company Acquisition" shall have the meaning ascribed to such term in
Section 9.05(d).

  "Company Annual Report" shall mean the Annual Report on Form 10-K of the Company for the year ended October 31, 1997 filed with the Commission.

  "Company Benefit Plans" shall mean Benefit Plans with respect to the Company and its Subsidiaries.

  "Company Common Stock" shall mean the common stock, par value $0.25 per share, of the Company.

  "Company Joint Venture Partners" shall mean the partners or participants in the Company Joint Ventures other than the Company.

  "Company Joint Ventures" shall mean Dresser-Rand Company, a partnership, and Ingersoll-Dresser Pump Company, a partnership.

  "Company Participants" shall have the meaning ascribed to such term in
Section 7.09(h).

  "Company Stock Option Agreement" shall mean that certain Stock Option Agreement of even date herewith between the Company (as grantor) and the Parent (as grantee).

  "Company Stock Options" shall mean stock options granted pursuant to the Company Stock Plans.

  "Company Stock Plans" shall mean the plans described in Section 4.03(b) of the Company's Disclosure Letter.

  "Company Stockholders' Meeting" shall have the meaning ascribed to such term in Section 7.01(a).

  "Company's Audited Consolidated Financial Statements" shall mean the consolidated balance sheets of the Company and its Subsidiaries as of October 31, 1996 and 1997 and the related consolidated and combined statements of operations and cash flows for the fiscal years ended October 31, 1995, 1996 and 1997, together with the notes thereto, all as audited by Price Waterhouse LLP, independent accountants, under their report with respect thereto dated November 26, 1997 and included in the Company Annual Report.

  "Company's Consolidated Balance Sheet" shall mean the consolidated balance sheet of the Company as of October 31, 1997 included in the Company's Audited Consolidated Financial Statements.

  "Company's Disclosure Letter" shall mean a letter of even date herewith delivered by the Company to the Parent Companies concurrently with the execution of the Agreement, which, among other things, shall identify exceptions to the Company's representations and warranties contained in
Article IV by specific section and subsection references.

  "Company's Representatives" shall have the meaning ascribed to such term in
Section 6.05.

  "Company's Rights Agreement" shall mean that certain Rights Agreement dated as of August 16, 1990 between the Company and Bank of New York as successor to Harris Trust Company of New York, as rights agent.

  "Competing Transaction" shall mean any merger, consolidation, share exchange, business combination or similar transaction involving the specified Person or any of its Subsidiaries or the acquisition in any manner, directly or indirectly, of a Material equity interest in any voting securities of, or a substantial portion of the assets of, the specified Person or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

  "Confidentiality Agreement" shall mean that certain confidentiality agreement between the Parent and the Company dated February 2, 1998.

  "Constituent Corporations" shall mean the Company and Newco.

  "control" (including the terms "controlled," "controlled by" and "under common control with") means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

  "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

  "Current Company Benefit Plans" shall mean Benefit Plans that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries as of the date of this Agreement.

  "Current Parent Benefit Plans" shall mean Benefit Plans that are sponsored, maintained or contributed to by the Parent or any of its Subsidiaries as of the date of this Agreement.

  "Effective Time" shall mean the date and time of the completion of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02.

  "Environmental Law or Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended ("OPA"), any state or local Laws implementing the foregoing federal Laws, and all other environmental conservation or protection Laws. For purposes of the Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term "hazardous substance" shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

  "Equity Securities" shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

  "Exchange Agent" shall mean ChaseMellon Shareholder Services, L.L.C.

  "Exchange Fund" shall mean the fund of Parent Common Stock, cash in lieu of fractional share interests and dividends and distributions, if any, with respect to such shares of Parent Common Stock established at the Exchange Agent pursuant to Section 3.02(a).

  "executive officer" shall mean each "officer," as such term is defined in Rule 16a-1(f) of the Commission, of the specified Person.

  "Expenses" shall mean all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Joint Proxy Statement/Prospectus and the Joint Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

  "GAAP" shall mean accounting principles generally accepted in the United States as in effect from time to time consistently applied by a specified Person.

  "GCL" shall mean the General Corporation Law of the State of Delaware.

  "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "IRS" shall mean the Internal Revenue Service.

  "Joint Proxy Statement/Prospectus" shall have the meaning ascribed to such term in Section 7.02(a).

  "Joint Proxy Statement" shall have the meaning ascribed to such term in
Section 7.02(a).

  "Knowledge" shall mean, with respect to either the Company or the Parent, the actual knowledge of the chief executive officer, the chief operating officer, the chief financial officer or the general counsel of such party.

  "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

  "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

  "Material" shall mean material to the (a) consolidated business, condition (financial and other), results of operations, properties or prospects of a specified Person and its Subsidiaries, if any, taken as a whole or (b) to the specified Person's ability to perform its obligations under this Agreement or fulfill the conditions to Closing; provided, however, that, as used in this definition the word "material" shall have the meaning accorded thereto pursuant to Section 11 of the Securities Act.

  "Material Adverse Effect" shall mean any change or effect that would be material and adverse (a) to the consolidated business, condition (financial or otherwise), results of operations, properties or prospects of a specified Person and its Subsidiaries, if any, taken as a whole, except for such changes or effects resulting from changes in general economic, regulatory or political conditions or changes that affect generally the energy services and related construction and engineering industry or (b) to the specified Person's ability to perform its obligations under this Agreement or fulfill the conditions to Closing; provided, however, that, as used in this definition the word "material" shall have the meaning accorded thereto pursuant to Section 11 of the Securities Act.

  "Merger" shall mean the merger of Newco with and into the Company as provided in Article II of this Agreement.

  "Newco" shall mean Halliburton N.C., Inc., a Delaware corporation and a wholly owned Subsidiary of the Parent.

  "Noncompete Agreement" shall mean any agreement or arrangement that materially restricts or limits the specified Person's ability to engage or participate in any line of business that is Material to such specified Person.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Parent Acquisition" shall have the meaning ascribed to such term in Section 9.05(e).

  "Parent Annual Report" shall mean the Annual Report on Form 10-K of the Parent for the year ended December 31, 1997 filed with the Commission.

  "Parent Benefit Plans" shall mean Benefit Plans with respect to the Parent and its Subsidiaries.

  "Parent Common Stock" shall mean the common stock, par value $2.50 per share, of the Parent.

  "Parent Stock Option Agreement" shall mean that certain Stock Option Agreement of even date herewith between the Parent (as grantor) and the Company (as grantee).

  "Parent Restricted Stock" shall mean the Parent Common Stock issued in restricted stock awards pursuant to the Parent Stock Plans.

  "Parent Stock Options" shall mean stock options granted pursuant to the Parent Stock Plans.

  "Parent Stock Plans" shall mean the plans described in Section 5.03(b) of the Parent's Disclosure Letter.

  "Parent Stockholders' Meeting" shall have the meaning ascribed to such term in Section 7.01(b).

  "Parent's Audited Consolidated Financial Statements" shall mean the consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 1997 and December 31, 1996 and the related consolidated statements of operations and cash flows for the fiscal years ended December 31, 1995, 1996 and 1997, together with the notes thereto, all as audited by Arthur Andersen LLP, independent accountants, under their report with respect thereto dated January 22, 1998 and included in the Parent Annual Report.

  "Parent's Consolidated Balance Sheet" shall mean the consolidated balance sheet of the Parent as of December 31, 1997 included in the Parent's Audited Consolidated Financial Statements.

  "Parent's Disclosure Letter" shall mean a letter of even date herewith delivered by the Parent to the Company with the execution of the Agreement, which, among other things, shall identify exceptions to the Parent's representations and warranties contained in Article V by specific section and subsection references.

  "Parent's Representatives" shall have the meaning ascribed to such term in
Section 6.05.

  "Parent's Rights Agreement" shall mean the Restated Rights Agreement dated December 1, 1996 between the Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

  "Person" shall mean (i) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Court or Governmental Authority, or (2) any "person" for purposes of Section 13(d)(3) of the Exchange Act.

  "Pooling Transaction" shall mean a business combination that is treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the Commission.

  "Predecessor Plan" shall have the meaning ascribed to such term in Section 7.09(i).

  "Registration Statement" shall have the meaning ascribed to such term in
Section 7.02(a).

  "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

  "Reports" shall mean, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person or any of its Subsidiaries with any Governmental Authority (other than the Commission).

  "Representatives" shall mean, collectively, the Company's Representatives and the Parent's Representatives.

  "Required Parent Vote" shall have the meaning ascribed to such term in
Section 7.01(b).

  "Required Company Vote" shall have the meaning ascribed to such term in
Section 7.01(a).

  "SEC Reports" shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed during a specified period by a specified Person with the Commission pursuant to the Securities Act or the Exchange Act.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Share Issuance" shall mean the issuance of shares of the Parent Common Stock to be issued in the Merger.

  "Significant Subsidiary" means any Subsidiary of the Company or the Parent, as the case may be, that constitutes a significant subsidiary of such party as such term is defined in Rule 1-02 of Regulation S-X of the Commission.

  "Stock Option Agreements" shall mean the Company Stock Option Agreement and the Parent Stock Option Agreement.

  A "Subsidiary" of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other

Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

  "Successor Plan" shall have the meaning ascribed to such term in Section 7.09(i).

  "Superior Proposal" means a bona fide Acquisition Proposal that the Board of Directors of the specified Person determines in its good faith judgment (after consultation with its financial advisers and legal counsel) (i) would result in a transaction that is more favorable to the specified Person's stockholders, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed; provided, however, that, for the purposes of this definition, the term "Acquisition Proposal" shall have the meaning ascribed to it herein except that the reference therein to 30% shall be deemed to be a reference to 50% and the proposal or offer therein described shall be deemed only to refer to a transaction involving the Company or the assets of the Company (including the shares of the Subsidiaries of the Company), taken as a whole, rather than any transaction relating to any of the Subsidiaries of the Company alone.

  "Surviving Corporation" shall mean the Company as the corporation surviving the Merger.

  "Tax Returns" shall have the meaning ascribed to such term in Section 4.14(a) of the Agreement.

  "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

  "Terminated Company Benefit Plans" shall mean Benefit Plans that were sponsored, maintained or contributed to by the Company or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of this Agreement.

  "Terminated Parent Benefit Plans" shall mean Benefit Plans that were sponsored, maintained, or contributed to by the Parent or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of this Agreement.

  "Terminating Company Breach" shall have the meaning ascribed to such term in
Section 9.01(b).

  "Terminating Parent Breach" shall have the meaning ascribed to such term in
Section 9.10(c).

  "Transfer Taxes" shall have the meaning ascribed to such term in Section
7.17.

                                                                        ANNEX B
                                            DRESSER INDUSTRIES, INC. AFFILIATES

                             AFFILIATE'S AGREEMENT

                                    [Date]

Halliburton Company
3600 Lincoln Plaza
500 North Akard
Dallas, Texas 75201-3391

Ladies and Gentlemen:

  The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Dresser Industries, Inc., a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Regulations of the Commission under the Securities Act.

  Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Halliburton Company, a Delaware corporation (the "Parent"), Halliburton N.C., Inc., a newly formed Delaware corporation and a wholly owned Subsidiary of the Parent ("Newco"), and the Company dated as of February 25, 1998 (the "Merger Agreement"), providing for, among other things, the merger of Newco with and into the Company (the "Merger"), the undersigned will be entitled to receive shares of Parent Common Stock in exchange for shares of Company Common Stock owned by the undersigned at the Effective Time of the Merger as determined pursuant to the Merger Agreement. Capitalized terms used but not defined herein are defined in Annex A to the Merger Agreement and are used herein with the same meanings as ascribed to them therein.

  The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the Commission has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

  In consideration of the agreements contained herein, the Parent's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not, without the consent of the Parent, make any sale, gift, transfer or other disposition (including deposit into a margin account with a brokerage firm) of (i) Company Common Stock during the period (the "Restricted Period") from the Commencement Date (as defined below) until the earlier of the Effective Time and the termination of the Merger Agreement (which period, if the Merger is consummated, will be greater than thirty (30) days), (ii) Parent Common Stock received by the undersigned pursuant to the Merger or otherwise owned by the undersigned at any time during the Restricted Period or thereafter until such time as financial statements that include at least thirty (30) days of combined operations of the Company and the Parent after the Merger shall have been publicly reported, unless the undersigned shall have delivered to the Parent, prior to any such sale, gift, transfer or other disposition, a written opinion from Arthur Andersen LLP, independent public accountants for the Parent, or a written no-action letter from the accounting staff of the Commission, in either case in form and substance reasonably satisfactory to the Parent, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the Regulations of the Commission or (iii) the Parent Common Stock received by the undersigned pursuant to the Merger in violation of the Securities Act or the Regulations thereunder. For purposes of this agreement, "Commencement Date" shall mean the date of receipt by the undersigned of prior written notice from the Parent advising the undersigned of the commencement of the Restricted Period on a day that is at least 45 days prior to the Closing Date as estimated in good faith by the Parent. The undersigned has been advised that the offering, sale and delivery of the shares of Parent Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-
4. The undersigned has also been advised, however, that, since the undersigned may be deemed to be an Affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Parent Common Stock received by the undersigned pursuant to the Merger can be sold by the undersigned only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

  The undersigned also understands that instructions will be given to the transfer agent for the Parent Common Stock with respect to the Parent Common Stock to be received by the undersigned pursuant to the Merger and that there will be placed on the certificates representing such shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance as follows:

  "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and Halliburton Company, a copy of which agreement is on file at the principal offices of Halliburton Company."

  It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Parent an opinion of counsel, in form and substance reasonably satisfactory to the Parent, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

  By its execution hereof, the Parent agrees that it will, as long as the undersigned owns any shares of Parent Common Stock to be received by the undersigned pursuant to the Merger that are subject to the restrictions on sale, transfer or other disposition herein set forth, take all reasonable efforts to make timely filings with the Commission of all reports required to be filed by it pursuant to the Exchange Act and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

  If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,

                                          By:__________________________________
                                            Name:
                                            Title:
                                            Date:
                                            Address:

ACCEPTED this   dayof      , 199


Halliburton Company

By:__________________________________
  Name:
  Title:

                                                                        ANNEX C
                                                 HALLIBURTON COMPANY AFFILIATES

                             AFFILIATE'S AGREEMENT

                                    [Date]

Halliburton Company
3600 Lincoln Plaza
500 North Akard
Dallas, Texas 75201-3391

Ladies and Gentlemen:

  The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Halliburton Company, a Delaware corporation (the "Parent"), as that term is defined in the Regulations of the Commission under the Securities Act.

  The undertakings contained in this Affiliate's Agreement are being given by the undersigned in connection with that certain Agreement and Plan of Merger by and among the Parent, Halliburton N.C., Inc., a newly formed Delaware corporation and a wholly owned Subsidiary of the Parent ("Newco"), and Dresser Industries, Inc., a Delaware Corporation (the "Company") dated as of February 25, 1998 (the "Merger Agreement"), providing for, among other things, the merger of Newco with and into the Company (the "Merger"). Capitalized terms used but not defined herein are defined in Annex A to the Merger Agreement and are used herein with the same meanings as ascribed to them therein.

  The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the Commission has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

  In consideration of the agreements contained herein, the Parent's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not, without the consent of the Parent, make any sale, gift, transfer or other disposition (including deposit into a margin account with a brokerage firm) of (i) Company Common Stock during the period (the "Restricted Period") from the Commencement Date (as defined below) until the earlier of the Effective Time and the termination of the Merger Agreement (which period, if the Merger is consummated, will be greater than thirty (30) days) or (ii) Parent Common Stock owned by the undersigned at any time during the Restricted Period or thereafter until such time as financial statements that include at least thirty (30) days of combined operations of the Company and the Parent after the Merger shall have been publicly reported, unless the undersigned shall have delivered to the Parent, prior to any such sale, gift, transfer or other disposition, a written opinion from Arthur Andersen LLP, independent public accountants for the Parent, or a written no-action letter from the accounting staff of the Commission, in either case in form and substance reasonably satisfactory to the Parent, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the Regulations of the Commission. For purposes of this agreement, "Commencement Date" shall mean the date of receipt by the undersigned of prior written notice from the Parent advising the undersigned of the commencement of the Restricted Period on a day that is at least 45 days prior to the Closing Date as estimated in good faith by the Parent.

  If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,

                                          By:__________________________________
                                            Name:
                                            Title:
                                            Date:
                                            Address:

ACCEPTED this   dayof      , 199


Halliburton Company

By:__________________________________
  Name:
  Title:

DRESSER INDUSTRIES                                                   APPENDIX B

                            STOCK OPTION AGREEMENT

  This STOCK OPTION AGREEMENT is dated as of February 25, 1998 by and between Dresser Industries, Inc., a Delaware corporation (the "Company"), and Halliburton Company, a Delaware corporation (the "Grantee").

                                   Recitals:

  The Grantee, the Company and Newco propose to enter into a Merger Agreement providing, among other things, for the Merger pursuant to the Merger Agreement of Newco with and into the Company which shall be the surviving corporation.

  As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option.

  The Board of Directors of the Company has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Company Common Stock.

  The Board of Directors of the Grantee has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Charter Amendment and the Share Issuance by the holders of Parent Common Stock.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

  1. Capitalized Terms. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

  2. The Option.

    (a) Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued Company Common Stock, 26,321,994 shares of Company Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

    (b) Exercise Price. The exercise price (the "Exercise Price") of the Option shall be the lesser of (i) $44.00 per Option Share and (ii) the Common Stock Exchange Ratio multiplied by the Closing Price of the Company Common Stock on the date of exercise of the Option.

    (c) Term. The Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time,
  (ii) the first anniversary of the receipt by Grantee of written notice from the Company of the occurrence of an Exercise Event and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of an Exercise Event (the "Option Term"); provided, however, that the Option Term shall be extended until the commencement of the Put Period if, at the end of the Option Term, the events described in clauses (i), (ii) and (iii) of Section 9.05(d) of the Merger Agreement have transpired and the acceptance or agreement referenced in clause (iii) of such Section 9.05(d) has not been terminated prior to consummation of the transactions contemplated thereby. If so extended, the Option Term shall expire contemporaneously with any termination of the acceptance or agreement referenced in clause (iii) of such Section 9.05(d). If the Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the Option Term.

    (d) Exercise of Option. The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

      (i) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date (the "Closing Date") not earlier than three (3) Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

      (ii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

      (iii) Notwithstanding Section 2(d)(ii), if the Closing Date shall not have occurred within nine months after the related Notice Date as a result of one or more restrictions imposed by the application of any Law, Regulation or Order, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

    (e) Payment and Delivery of Certificates.

      (i) At each Closing, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

      (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

    (f) Certificates. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

      THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 25, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

  A new certificate or certificates evidencing the same number of shares of the Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    (g) If at the time of issuance of any Company Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Company Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of Company Common Stock.

  3. Adjustment Upon Changes in Capitalization, Etc.

    (a) In the event of any change in the Company Common Stock by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

    (b) If any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described Section 3(a) above), the number of shares of Company Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 15% of the number of shares of Company Common Stock then issued and outstanding; provided, however, that the number of shares of Company Common Stock subject to the Option shall only be increased to the extent the Company then has available authorized but unissued and unreserved shares of Company Common Stock.

    (c) To the extent any of the provisions of this Agreement apply to the Exercise Price, they shall be deemed to refer to the Exercise Price as adjusted pursuant to this Section 3.

  4. Retention of Beneficial Ownership. To the extent that the Grantee shall exercise the Option, the Grantee shall, unless the Grantee shall exercise the Put Right or the Alternative Put Right or the Company shall exercise the Call Right or the Alternative Call Right, retain Beneficial Ownership of the shares of Company Common Stock so acquired through the later of the end of the Call Period or the end of the Alternative Call Period.

  5. Repurchase at the Option of Grantee.

    (a) At the request of the Grantee made at any time during a period of sixty (60) days after the termination fee for which provision is made in
  Section 9.05(d) of the Merger Agreement becomes payable (the "Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) all or any portion of the Option that then remains unexercised (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has Beneficial Ownership. The date on which the Grantee exercises its rights under this
  Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

      (i) the aggregate Exercise Price paid by the Grantee for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

      (ii) the excess, if any, of the Applicable Price over the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right multiplied by the number of such shares; and

      (iii) the excess, if any, of (x) the Applicable Price for each share of Company Common Stock over (y) the Exercise Price multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

    (b) At the request of the Grantee made at any time after the first Exercise Event and ending on the First Anniversary of the Notice Date (the "Alternative Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Alternative Put Right"), repurchase from the Grantee all or any portion of the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has Beneficial Ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Alternative Put Date." Such repurchase shall be at an aggregate price (the "Alternative Put Consideration") equal to the Exercise Price multiplied by the number of shares of Company Common Stock so purchased by the Company and for which the Alternative Put Right has been exercised.

    (c) If the Grantee exercises its rights under this Section 4, the Company shall, within five Business Days after the Put Date or the Alternative Put Period, pay the Put Consideration or the Alternative Put Consideration, as the case may be, to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option or portion of the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

    (d) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right or the Alternative Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration or the Alternative Put Consideration shall, to that extent, render such exercise null and void.

    (e) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in the cash payment to the Grantee of an aggregate amount under this Section 4 of more than $225 million, including the amount, if any, paid to the Grantee pursuant to Section 9.05 of the Merger Agreement; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

  6. Repurchase at the Option of the Company.

    (a) To the extent the Grantee shall not have previously exercised its rights under Section 5, at the request of the Company made at any time during the sixty (60) day period commencing at the expiration of the Put Period (the "Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to the Company, all (but not less than all) of the shares of Company Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has Beneficial Ownership (other than Beneficial Ownership derived solely from the power to vote or direct the voting of such Company Common Stock) at the time of such repurchase at a price per share equal to the greater of (A) the Current Market Price and (B) the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Company Common Stock to be repurchased pursuant to this Section 6 being herein called the "Call Consideration"). The date on which the Company exercises its rights under this Section 6 is referred to as the "Call Date."

    (b) If (x) at the end of the Option Term (without giving effect to any extension thereof) not all the events described in clauses (i), (ii) and
  (iii) of Section 9.05(d) of the Merger Agreement have occurred or, (y) if at the end of the Option Term (including giving effect to any extension thereof) all the events referred to in clause (x) have occurred but the acceptance or agreement referenced in clause (iii) of such Section 9.05(d) has been terminated without consummation of the transactions contemplated thereby, then, at the request of the Company made at any time during the sixty (60) day period commencing at the expiration of the Alternative Put Period (the "Alternative Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to the Company, all (but not less than all) of the shares of Company Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has Beneficial Ownership (other than Beneficial Ownership derived solely from the power to vote or direct the voting of such Company Common Stock) at the time of such repurchase at a price per share equal to the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Company Common Stock to be repurchased pursuant to this
  Section 6 being herein called the "Alternative Call Consideration"). The date on which the Company exercises its rights under this Section 6 is referred to as the "Alternative Call Date."

    (c) If the Company exercises its rights under this Section 6, the Company shall, within five Business Days pay the Call Consideration in immediately available funds, and the Grantee shall surrender to the Company certificates evidencing the shares of Company Common Stock purchased hereunder, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 6, the Grantee had sole record and Beneficial Ownership of such shares and that such shares were then held free and clear of all Liens.

  7. Registration Rights.

    (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 7, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

    (b) The Registration Expenses shall be for the account of the Company; provided, however, that the Company shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; and provided further, that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company as compared with the information known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such Registration Expenses and shall retain all remaining rights to request registration.

    (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 7, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company.

    (d) In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this
  Section 7, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

  8. First Refusal. Subject to the provisions of Section 4 herein, at any time after the first occurrence of an Exercise Event and prior to the second anniversary of the first purchase of shares of Company Common Stock pursuant to the Option, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within ten Business Days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds. If the Company shall fail or refuse to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence shall not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8 shall not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Company, (b) any disposition of Company Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly owned Subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

  9. Profit Limitation.

    (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed $225 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either
  (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Company or (iii) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed $225 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option shares that would, as of the Notice Date, result in a Notional Total Profit of more than $225 million, and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $225 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 9(b) on any subsequent date at the Exercise Price set forth in Section 2(b).

  10. Listing. If the Company Common Stock or any other securities then subject to the Option are then listed on the New York Stock Exchange, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the New York Stock Exchange the shares of the Company Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

  11. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the

Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  12. Miscellaneous.

    (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, including without limitation any conflicting provisions of the Confidentiality Agreement, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

    (f) Descriptive Headings. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

    If to the Company to:

      Dresser Industries, Inc.
      2001 Ross Avenue
      Dallas, Texas 75221
      Attention: Clint Ables
      Telecopier No.: (214) 740-6904

    with a copy to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York 10153
      Attention: Dennis J. Block
      Telecopier No.: (212) 310-8007

    If to Grantee to:

      Halliburton Company
      3600 Lincoln Plaza
      500 North Akard
      Dallas, Texas 75201-3391
      Attention: Lester L. Coleman
                  Executive Vice President and General Counsel
      Telecopier No.: (214) 978-2658

    with a copy to:

      Vinson & Elkins L.L.P.
      2300 First City Tower
      1001 Fannin Street
      Houston, Texas 77002-6760
      Attention: William E. Joor III
      Telecopier No.: (713) 615-5201

    (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

    (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (j) Further Assurances. In the event of any exercise of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          Dresser Industries, Inc.

                                                     /s/ W. E. Bradford
                                          By: _________________________________

                                          Halliburton Company

                                                     /s/ David J. Lesar
                                          By: _________________________________
                                                     David J. Lesar
                                              President and Chief Operating
                                                         Officer

                                                                        ANNEX A

                           SCHEDULE OF DEFINED TERMS

  The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

  "Agreement" shall mean this Stock Option Agreement.

  "Alternative Call Consideration" shall have the meaning ascribed to such term in Section 6(b).

  "Alternative Call Date" shall have the meaning ascribed to such term in
Section 6(b).

  "Alternative Call Period" shall have the meaning ascribed to such term in
Section 6(b).

  "Alternative Call Right" shall have the meaning ascribed to such term in
Section 6(b).

  "Alternative Put Consideration" shall have the meaning ascribed to such term in Section 5(b).

  "Alternative Put Date" shall have the meaning ascribed to such term in
Section 5(b).

  "Alternative Put Period" shall have the meaning ascribed to such term in
Section 5(b).

  "Alternative Put Right" shall have the meaning ascribed to such term in
Section 5(b).

  "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a tender or exchange offer made for shares of Company Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of Company Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

  "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

  "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

  "Call Consideration" shall have the meaning ascribed to such term in Section 5 herein.

  "Call Date" shall have the meaning ascribed to such term in Section 5 herein.

  "Call Period" shall have the meaning ascribed to such term in Section 5 herein.

  "Closing" shall have the meaning ascribed to such term in Section 2 herein.

  "Closing Date" shall have the meaning ascribed to such term in Section 2 herein.

  "Confidentiality Agreement" shall mean that certain Letter Agreement between the parties hereto dated February 2, 1998.

  "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Company Common Stock as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of Company Common Stock are not quoted thereon, on The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

  "Exercise Event" shall mean any of the events giving rise to a right of termination of the Merger Agreement under Section 9.01(b) (breach), 9.01(f) (failure to obtain stockholder approval), 9.01(h) (fiduciary out) or 9.01(j) (change of recommendation); provided, however, that, in the case of the events set forth in Sections 9.01(b) and 9.01(f), at the time of such events described in Section 9.01(b) or prior to the Company Stockholders' Meeting referenced in Section 9.01(f), there shall also have been an Acquisition Proposal involving the Company or any of its Subsidiaries that, at the time of such events or meeting, shall not have been (x) rejected by the Company and its Board of Directors or (y) withdrawn by the Person making such Acquisition Proposal.

  "Exercise Notice" shall have the meaning ascribed to such term in Section 2(d)(i) herein.

  "Exercise Price" shall have the meaning ascribed to such term in Section 2 herein.

  "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof among Halliburton Company, a Delaware corporation, Dresser Industries, Inc., a Delaware corporation, and Halliburton N.C., Inc., a Delaware corporation and a wholly owned subsidiary of Halliburton Company.

  "Newco" shall mean Halliburton N.C., Inc., a Delaware corporation and a wholly owned subsidiary of Grantee.

  "Notice Date" shall have the meaning ascribed to such term in Section 2 herein.

  "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  "Offeror's Notice" shall have the meaning ascribed to such term in Section 8 herein.

  "Option" shall mean the option granted by the Company to Grantee pursuant to
Section 2 herein.

  "Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

  "Option Term" shall have the meaning ascribed to such term in Section 2 herein.

  "Put Consideration" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Period" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

  "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 6 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

  "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

  "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee pursuant to Sections 5 and 6 for the repurchase of all or part of the unexercised portion of the Option,
(ii) (A) the net cash amounts received by the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanges) to any party not an Affiliate of the Grantee, less (B) the Grantee's purchase price for such Option Shares and (iii) all amounts received by the Grantee from the Company pursuant to Section 9.05 (other than Section 9.05(f)) of the Merger Agreement.

  "Unexercised Option Shares" shall mean those Option Shares as to which the Option remains unexercised from time to time.

                                                                     APPENDIX C

Halliburton Company

                            STOCK OPTION AGREEMENT

  This STOCK OPTION AGREEMENT is dated as of February 25, 1998 by and between Halliburton Company, a Delaware corporation (the "Parent"), and Dresser Industries, Inc., a Delaware corporation (the "Grantee").

                                   RECITALS:

  The Grantee, the Parent and Newco propose to enter into a Merger Agreement providing, among other things, for the Merger pursuant to the Merger Agreement of Newco with and into the Grantee which shall be the surviving corporation.

  As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Parent agree, and the Parent has agreed, to grant the Grantee the Option.

  The Board of Directors of the Grantee has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Common Stock of the Grantee.

  The Board of Directors of the Parent has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Charter Amendment and the Share Issuance by the holders of Parent Common Stock.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Parent and the Grantee agree as follows:

  1. Capitalized Terms. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

  2. The Option.

    (a) Grant of Option. Subject to the terms and conditions set forth herein, the Parent hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued Parent Common Stock, 39,388,700 shares of Parent Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

    (b) Exercise Price. The exercise price (the "Exercise Price") of the Option shall be the lesser of (i) $44.00 per Option Share and (ii) the Common Stock Exchange Ratio multiplied by the Closing Price of the Parent Common Stock on the date of exercise of the Option.

    (c) Term. The Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time,
  (ii) the first anniversary of the receipt by Grantee of written notice from the Parent of the occurrence of an Exercise Event and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of an Exercise Event (the "Option Term"); provided, however, that the Option Term shall be extended until the commencement of the Put Period if, at the end of the Option Term, the events described in clauses (i), (ii) and (iii) of Section 9.05(e) of the Merger Agreement have transpired and the acceptance or agreement referenced in clause (iii) of such Section 9.05(e) has not been terminated without consummation of the transactions contemplated thereby. If so extended, the Option Term shall expire contemporaneously with any termination of the acceptance or agreement referenced in clause (iii) of such Section 9.05(e). If the Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the Option Term.

    (d) Exercise of Option. The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

      (i) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Parent specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date (the "Closing Date") not earlier than three (3) Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

      (ii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Parent shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Parent, shall expeditiously process the same.

      (iii) Notwithstanding Section 2(d)(ii), if the Closing Date shall not have occurred within nine months after the related Notice Date as a result of one or more restrictions imposed by the application of any Law, Regulation or Order, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

    (e) Payment and Delivery of Certificates.

      (i) At each Closing, the Grantee shall pay to the Parent in immediately available funds by wire transfer to a bank account designated by the Parent an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

      (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Parent shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Parent its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

    (f) Certificates. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

    THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 25, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE PARENT OF A WRITTEN REQUEST THEREFOR.

  A new certificate or certificates evidencing the same number of shares of the Parent Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Parent and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    (g) If at the time of issuance of any Parent Common Stock pursuant to any exercise of the Option, the Parent shall have issued any share purchase rights or similar securities to holders of Parent Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of Parent Common Stock.

  3. Adjustment Upon Changes in Capitalization, Etc.

    (a) In the event of any change in the Parent Common Stock by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Parent Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

    (b) If any additional shares of Parent Common Stock are issued after the date of this Agreement (other than pursuant to an event described Section 3(a) above), the number of shares of Parent Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 15% of the number of shares of Parent Common Stock then issued and outstanding; provided, however, that the number of shares of Parent Common Stock subject to the Option shall only be increased to the extent the Parent then has available authorized but unissued and unreserved shares of Parent Common Stock.

    (c) To the extent any of the provisions of this Agreement apply to the Exercise Price, they shall be deemed to refer to the Exercise Price as adjusted pursuant to this Section 3.

  4. Retention of Beneficial Ownership. To the extent that the Grantee shall exercise the Option, the Grantee shall, unless the Grantee shall exercise the Put Right or the Alternative Put Right or the Parent shall exercise the Call Right or the Alternative Call Right, retain Beneficial Ownership of the shares of Parent Common Stock so acquired through the later of the end of the Call Period or the end of the Alternative Call Period.

  5. Repurchase at the Option of Grantee.

    (a) At the request of the Grantee made at any time during a period of sixty (60) days after the termination fee for which provision is made in
  Section 9.05(e) of the Merger Agreement becomes payable (the "Put Period"), the Parent (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) all or any portion of the Option that then remains unexercised (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the shares of Parent Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has Beneficial Ownership. The date on which the Grantee exercises its rights under this
  Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

      (i) the aggregate Exercise Price paid by the Grantee for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

      (ii) the excess, if any, of the Applicable Price over the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right multiplied by the number of such shares; and

      (iii) the excess, if any, of (x) the Applicable Price for each share of Parent Common Stock over (y) the Exercise Price multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

    (b) At the request of the Grantee made at any time after the first Exercise Event and ending on the First Anniversary of the Notice Date (the "Alternative Put Period"), the Parent (or any successor thereto) shall, at the election of the Grantee (the "Alternative Put Right"), repurchase from the Grantee all or any portion of the shares of Parent Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has Beneficial Ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Alternative Put Date." Such repurchase shall be at an aggregate price (the "Alternative Put Consideration") equal to the Exercise Price multiplied by the number of shares of Parent Common Stock so purchased by the Parent and for which the Alternative Put Right has been exercised.

    (c) If the Grantee exercises its rights under this Section 4, the Parent shall, within five Business Days after the Put Date or the Alternative Put Period, pay the Put Consideration or the Alternative Put Consideration, as the case may be, to the Grantee in immediately available funds, and the Grantee shall surrender to the Parent the Option or portion of the Option and the certificates evidencing the shares of Parent Common Stock purchased thereunder. The Grantee shall warrant to the Parent that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

    (d) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right or the Alternative Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration or the Alternative Put Consideration shall, to that extent, render such exercise null and void.

    (e) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in the cash payment to the Grantee of an aggregate amount under this Section 4 of more than $225 million, including the amount, if any, paid to the Grantee pursuant to Section 9.05 of the Merger Agreement; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

  6. Repurchase at the Option of the Parent.

    (a) To the extent the Grantee shall not have previously exercised its rights under Section 5, at the request of the Parent made at any time during the sixty (60) day period commencing at the expiration of the Put Period (the "Call Period"), the Parent may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to the Parent, all (but not less than all) of the shares of Parent Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has Beneficial Ownership (other than Beneficial Ownership derived solely from the power to vote or direct the voting of such Parent Common Stock) at the time of such repurchase at a price per share equal to the greater of (A) the Current Market Price and (B) the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Parent Common Stock to be repurchased pursuant to this Section 6 being herein called the "Call Consideration"). The date on which the Parent exercises its rights under this Section 6 is referred to as the "Call Date."

    (b) If (x) at the end of the Option Term (without giving effect to any extension thereof) not all the events described in clauses (i), (ii) and
  (iii) of Section 9.05(e) of the Merger Agreement have occurred or, (y) if at the end of the Option Term (including giving effect to any extension thereof) all the events referenced in clause (x) have occurred but the acceptance or agreement referenced in clause (iii) of such Section 9.05(e) has been terminated without consummation of the transactions contemplated thereby, then, at the request of the Parent made at any time during the sixty (60) day period commencing at the expiration of the Alternative Put Period (the "Alternative Call Period"), the Parent may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to the Parent, all (but not less than all) of the shares of Parent Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has Beneficial Ownership (other than Beneficial Ownership derived solely from the power to vote or direct the voting of such Parent Common Stock) at the time of such repurchase at a price per share equal to the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Parent Common Stock to be repurchased pursuant to this Section 6 being herein called the

  "Alternative Call Consideration"). The date on which the Parent exercises its rights under this Section 6 is referred to as the "Alternative Call Date."

    (c) If the Parent exercises its rights under this Section 6, the Parent shall, within five Business Days pay the Call Consideration in immediately available funds, and the Grantee shall surrender to the Parent certificates evidencing the shares of Parent Common Stock purchased hereunder, and the Grantee shall warrant to the Parent that, immediately prior to the repurchase thereof pursuant to this Section 6, the Grantee had sole record and Beneficial Ownership of such shares and that such shares were then held free and clear of all Liens.

  7. Registration Rights.

    (a) The Parent shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of Parent Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Parent, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Parent shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Parent shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Parent hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Parent shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Parent. For purposes of determining whether two requests have been made under this Section 7, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

    (b) The Registration Expenses shall be for the account of the Parent; provided, however, that the Parent shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; and provided further, that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Parent as compared with the information known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Parent of such material adverse change, then the Grantee shall not be required to pay any of such Registration Expenses and shall retain all remaining rights to request registration.

    (c) The Grantee shall provide all information reasonably requested by the Parent for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Parent shall propose to register under the Securities Act the offering, sale and delivery of Parent Common Stock for cash for its own account or for any other stockholder of the Parent pursuant to a firm underwriting, it shall, in addition to the Parent's other obligations under this Section 7, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Parent in writing that in its opinion the number of shares of Parent Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Parent shall, after fully including therein all securities to be sold by the Parent, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Parent.

    (d) In connection with any offering, sale and delivery of Parent Common Stock pursuant to a registration statement effected pursuant to this
  Section 7, the Parent and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

  8. First Refusal. Subject to the provisions of Section 4 herein, at any time after the first occurrence of an Exercise Event and prior to the second anniversary of the first purchase of shares of Parent Common Stock pursuant to the Option, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares or other securities acquired by it pursuant to the Option, it shall give the Parent written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Parent, which may be accepted, in whole but not in part, within ten Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Parent shall be settled within ten Business Days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds. If the Parent shall fail or refuse to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence shall not limit the rights the Grantee may otherwise have if the Parent has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8 shall not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Parent, (b) any disposition of Parent Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Parent, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly owned Subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

  9. Profit Limitation.

    (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed $225 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either
  (i) deliver to the Parent for cancellation Option Shares previously purchased by Parent, (ii) pay cash or other consideration to the Parent or
  (iii) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed $225 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option shares that would, as of the Notice Date, result in a Notional Total Profit of more than $225 million, and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $225 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 9(b) on any subsequent date at the Exercise Price set forth in Section 2(b).

  10. Listing. If the Parent Common Stock or any other securities then subject to the Option are then listed on the New York Stock Exchange, the Parent, upon the occurrence of an Exercise Event, will promptly file an application to list on the New York Stock Exchange the shares of the Parent Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

  11. Replacement of Agreement. Upon receipt by the Parent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Parent will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Parent, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  12. Miscellaneous.

    (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, including without limitation any conflicting provisions of the Confidentiality Agreement, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

    (f) Descriptive Headings. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

    If to the Parent to:

      Halliburton Company
      3600 Lincoln Plaza
      500 North Akard
      Dallas, Texas 75201-3391
      Attention: Lester L. Coleman
      Telecopier No.: (214) 978-2658

    with a copy to:

      Vinson & Elkins L.L.P.
      2300 First City Tower
      1001 Fannin Street
      Houston, Texas 77002-6760
      Attention: William E. Joor III
      Telecopier No.: (713) 615-5201

    If to Grantee to:

      Dresser Industries, Inc.
      2001 Ross Avenue
      Dallas, Texas 75221
      Attention: Clint Ables
      Telecopier No.: (214) 740-6904

    with a copy to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York 10153
      Attention: Dennis J. Block
      Telecopier No.: (212) 310-8007

    (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

    (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (j) Further Assurances. In the event of any exercise of the Option by the Grantee, the Parent and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, the Parent and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          DRESSER INDUSTRIES, INC.

                                                    /s/ W. E. Bradford
                                          By: _________________________________

                                          HALLIBURTON COMPANY

                                                    /s/ David J. Lesar
                                          By: _________________________________
                                            David J. Lesar
                                            President and Chief Operating
                                            Officer

                                                                        ANNEX A

                           SCHEDULE OF DEFINED TERMS

  The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

  "Agreement" shall mean this Stock Option Agreement.

  "Alternative Call Consideration" shall have the meaning ascribed to such term in Section 6(b).

  "Alternative Call Date" shall have the meaning ascribed to such term in
Section 6(b).

  "Alternative Call Period" shall have the meaning ascribed to such term in
Section 6(b).

  "Alternative Call Right" shall have the meaning ascribed to such term in
Section 6(b).

  "Alternative Put Consideration" shall have the meaning ascribed to such term in Section 5(b).

  "Alternative Put Date" shall have the meaning ascribed to such term in
Section 5(b).

  "Alternative Put Period" shall have the meaning ascribed to such term in
Section 5(b).

  "Alternative Put Right" shall have the meaning ascribed to such term in
Section 5(b).

  "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a tender or exchange offer made for shares of Parent Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of Parent Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Parent, which determination shall be conclusive for all purposes of this Agreement.

  "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

  "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Parent with any Person, other than the Grantee or one of its subsidiaries, and, in the case of a merger, in which the Parent shall not be the continuing or surviving corporation, (ii) a merger of the Parent with a Person, other than the Grantee or one of its Subsidiaries, in which the Parent shall be the continuing or surviving corporation but the then outstanding shares of Parent Common Stock shall be changed into or exchanged for stock or other securities of the Parent or any other Person or cash or any other property or the shares of Parent Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Parent outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of the Parent to any Person, other than the Grantee or one of its Subsidiaries.

  "Call Consideration" shall have the meaning ascribed to such term in Section 5 herein.

  "Call Date" shall have the meaning ascribed to such term in Section 5 herein.

  "Call Period" shall have the meaning ascribed to such term in Section 5 herein.

  "Closing" shall have the meaning ascribed to such term in Section 2 herein.

  "Closing Date" shall have the meaning ascribed to such term in Section 2 herein.

  "Confidentiality Agreement" shall mean that certain Letter Agreement between the parties hereto dated February 2, 1998.

  "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Parent Common Stock as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of Parent Common Stock are not quoted thereon, on The Nasdaq Stock Market or, if the shares of Parent Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

  "Exercise Event" shall mean any of the events giving rise to a right of termination of the Merger Agreement under Section 9.01(c) (breach), 9.01(g) (failure to obtain stockholder approval), 9.01(i) (fiduciary out) or 9.01(k) (change of recommendation); provided, however, that, in the case of the events set forth in Sections 9.01(c) and 9.01(g), at the time of such events described in Section 9.01(c) or prior to the Parent Stockholders' Meeting referenced in Section 9.01(g), there shall also have been an Acquisition Proposal involving the Parent or any of its Subsidiaries that, at the time of such events or meeting, shall not have been (x) rejected by the Parent and its Board of Directors or (y) withdrawn by the Person making such Acquisition Proposal.

  "Exercise Notice" shall have the meaning ascribed to such term in Section 2(d)(i) herein.

  "Exercise Price" shall have the meaning ascribed to such term in Section 2 herein.

  "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof among Halliburton Company, a Delaware corporation, Dresser Industries, Inc., a Delaware corporation, and Halliburton N.C., Inc., a Delaware corporation and a wholly owned subsidiary of Halliburton Company.

  "Newco" shall mean Halliburton N.C., Inc., a Delaware corporation and a wholly owned subsidiary of Grantee.

  "Notice Date" shall have the meaning ascribed to such term in Section 2 herein.

  "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option was exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Parent Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  "Offeror's Notice" shall have the meaning ascribed to such term in Section 8 herein.

  "Option" shall mean the option granted by the Parent to Grantee pursuant to
Section 2 herein.

  "Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

  "Option Term" shall have the meaning ascribed to such term in Section 2 herein.

  "Put Consideration" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Period" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

  "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 6 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

  "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

  "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee pursuant to Sections 5 and 6 for the repurchase of all or part of the unexercised portion of the Option,
(ii) (A) the net cash amounts received by the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanges) to any party not an Affiliate of the Grantee, less (B) the Grantee's purchase price for such Option Shares and (iii) all amounts received by the Grantee from the Parent pursuant to Section 9.05 (other than Section 9.05(f)) of the Merger Agreement.

  "Unexercised Option Shares" shall mean those Option Shares as to which the Option remains unexercised from time to time.

                                                                     APPENDIX D

                                                          SBC WARBURG DILLON
                                                          READ INC.
                                                          2001 Ross Avenue
                                                          Suite 3950
                                                          Dallas TX 75201
                                                          Tel. +214-969-4000

                                                              February 25, 1998

[LOGO]

Board of Directors
Halliburton Company
3600 Lincoln Plaza
504 North Akard Street
Dallas, Texas 75201

Lady and Gentlemen:

  We understand that Halliburton Company ("Halliburton" or the "Company") is undertaking a transaction whereby a wholly owned subsidiary of Halliburton will be merged with and into Dresser Industries, Inc. ("Dresser") pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 25, 1998, such that Dresser will become a wholly owned subsidiary of Halliburton (the "Transaction"). Pursuant to the Transaction, each outstanding share of Dresser's Common Stock, $0.25 par value, and associated rights, will be converted into one (1.0) share of Halliburton's Common Stock, par value $2.50 per share (the "Exchange Ratio"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

  You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Halliburton.

  SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a substantial portion of which is contingent upon the consummation of the Transaction. In the past, SBC Warburg Dillon Read and its predecessors have provided investment banking services to the Company and Dresser and have received customary compensation for the rendering of such services. In the ordinary course of business, SBC Warburg Dillon Read and its affiliates may actively trade or hold the equity securities of the Company or Dresser for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

  On December 8, 1997, Swiss Bank Corporation ("SBC") announced its intention to merge with Union Bank of Switzerland ("UBS"). Accordingly, references to SBC shall include our successor entity following implementation of the merger with UBS.

  In arriving at our opinion, we have, among other things: (i) reviewed the Merger Agreement, (ii) reviewed certain publicly available business and historical financial information relating to Halliburton and Dresser, including the audited financial statements included in the Annual Report on Form 10-K for Halliburton and Dresser as of December 31, 1997 and October 31, 1997, respectively, (iii) reviewed and performed analyses based on certain financial information and other data provided to us by Halliburton relating to the business and prospects of Halliburton that was prepared by the management of the Company, (iv) reviewed certain financial information and other data provided to us by Dresser relating to the business and prospects of Dresser that was prepared by the management of Dresser, (v) considered the pro forma per share effects of the Transaction on the Company's and Dresser's current and prospective earnings and cash flow per share, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Dresser, (vii) reviewed the financial terms of the Transaction with the financial terms of certain other transactions which we believe to be generally comparable to the Transaction,
(viii) reviewed the historical market prices and trading volumes of the common stock of the Company and Dresser, (ix) conducted discussions with selected members of the senior management of the Company and Dresser and (x) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

  In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Halliburton or Dresser, nor have we been furnished with any such evaluation or appraisal. With respect to the financial estimates concerning Halliburton and Dresser (including the effects of assumed pro forma savings arising from the Transaction), we have, with your consent, based our review on selected research analyst estimates for Halliburton and Dresser that we reviewed with you. In addition, with your consent, we have assumed that the Transaction will be accounted for as a pooling-of-interests combination. Lastly, our opinion is based on economic, monetary and market conditions existing on the date hereof.

  Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. Our opinion does not imply any conclusion as to the likely trading range for the Company's Common Stock following the consummation of the Transaction, which may vary depending on numerous factors which generally influence the prices of securities.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                          SBC Warburg Dillon Read Inc.

                                                                     APPENDIX E

GOLDMAN, SACHS & CO.


PERSONAL AND CONFIDENTIAL

February 25, 1998

Board of Directors
Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, TX 75201-3391

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Halliburton Company (the "Parent") of the exchange ratio (the "Exchange Ratio") of one share of Common Stock, par value $2.50 per share (the "Parent Common Stock"), of the Parent to be exchanged by the Parent for each share of Common Stock, par value $0.25 per share (the "Company Common Stock"), of Dresser Industries, Inc. (the "Company"), pursuant to the Agreement and Plan of Merger dated as of February 25, 1998, by and among the Parent, Halliburton N.C., Inc., a wholly owned subsidiary of the Parent, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Parent having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders (except for the year ended December 31, 1997 for the Parent) and Annual Reports on Form 10-K of the Company for the five fiscal years ended October 31, 1997 and of the Parent for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and the Parent; certain other communications from the Company and the Parent to their respective stockholders; and certain internal financial analyses and forecasts for the Company and the Parent prepared by their respective managements. We have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. We also have held discussions with members of the senior management of the Parent regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Parent Common Stock and the Company Common Stock, compared certain financial and stock market information for the Company and the Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oilfield services industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, neither the Parent nor the Company has prepared projected financial information beyond the current fiscal year

Halliburton Company
February 25, 1998
Page Two

which reflects the respective managements' best current estimate of future performance. Accordingly, we note that our review with respect to such projected information was based on selected research analyst estimates for the Parent that reflected, in the judgment of the Parent, the best currently available estimates of future performance. Our review with respect to such projected information with respect to the Company was also based, with your consent, on selected research analyst estimates. In addition, we have assumed, with your consent, that the cost savings and operating synergies projected by the Parent to result from the transaction contemplated by the Agreement have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Parent. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or the Parent or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Parent in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Parent Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair from a financial point of view to the Parent.

Very truly yours,

Goldman, Sachs & Co.

                                                                     APPENDIX F

Salomon Smith Barney
A Member of Travelers Group

February 25, 1998

Board of Directors
Dresser Industries, Inc.

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.25 per share ("Company Common Stock"), of Dresser Industries, Inc. (the "Company"), of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with Halliburton N.C., Inc. ("Sub"), a wholly owned subsidiary of Halliburton Company ("Parent"), pursuant to an Agreement and Plan of Merger, dated as of February 25, 1998 (the "Merger Agreement"), among the Company, Parent and Sub. Upon the effectiveness of the Merger, each issued and outstanding shares of Company Common Stock (other than shares owned by Parent, any subsidiary of Parent, the Company or any subsidiary of the Company) will be converted into and represent the right to receive 1.00 (the "Exchange Ratio") shares of common stock, par value $2.50 per share ("Parent Common Stock"), of Parent. We understand that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

  In connection with rendering our opinion, we have reviewed certain publicly available information concerning the Company and Parent and certain other financial information concerning the Company and Parent, including financial forecasts, that were provided to us by the Company and Parent, respectively. We have discussed the past and current business operations, financial condition and prospects of the Company and Parent with certain officers and employees of the Company and Parent, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of the Company and Parent, we have assumed that they have been reasonably prepared on bases reflecting good faith estimates and judgments of the respective management of the Company or Parent, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company or Parent.

  Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger, and we express no view on the effect on the Company of the Merger and related transactions. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Company Common Stock and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger Agreement or the Merger.

  As you are aware, Salomon Brothers Inc doing business as Salomon Smith Barney (collectively with all other entities doing business as Salomon Smith Barney, "Salomon Smith Barney") is acting as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for its services, a portion of which was paid prior to delivery of this fairness opinion and a portion of which is payable upon execution of the Merger Agreement by the Company, Parent and Sub. The remainder of Salomon Smith Barney's fee is contingent upon consummation of the Merger. In the ordinary course of business, Salomon Smith Barney may actively trade the securities of the Company and Parent for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney and its affiliates have previously rendered certain investment banking and financial advisory services to the Company for which Salomon Smith Barney has received customary compensation. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with the Company, Parent and its affiliates.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

                                          Very truly yours,


                                          Salomon Smith Barney

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.
Article X of the Registrant's Restated Certificate of Incorporation together with Section 39 of its By-Laws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of the Registrant or is a person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Registrant's Restated Certificate of Incorporation and the By-Laws were adopted or as may be thereafter amended.
Section 39 of the Registrant's By-Laws and Article X of its Restated Certificate of Incorporation expressly provide that they are not the exclusive methods of indemnification.

  Section 39 of the By-Laws provides that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Registrant or of another entity against any expense, liability or loss, regardless of whether the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article XV of the Registrant's Restated Certificate of Incorporation contains such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBITS
 -------                        -----------------------
   2.1   Agreement and Plan of Merger dated as of February 25, 1998 by and among Halliburton Company, Halliburton N.C., Inc., and Dresser
          Industries, Inc. (included as Appendix A to the Joint Proxy
          Statement/Prospectus).
   2.2   Stock Option Agreement dated as of February 25, 1998 between Dresser
          Industries, Inc. (as Grantor) and Halliburton Company (as Grantee)
          (included as Appendix B to the Joint Proxy Statement/Prospectus).
   2.3   Stock Option Agreement dated as of February 25, 1998 between
          Halliburton Company (as Grantor) and Dresser Industries, Inc. (as
          Grantee) (included as Appendix C to the Joint Proxy
          Statement/Prospectus).
   4.1   Restated Certificate of Incorporation of Halliburton Company
          (incorporated by reference to Halliburton Company's Registration
          Statement on Form S-3 (Registration No. 333-32731) filed with the
          Securities and Exchange Commission on August 1, 1997).
   4.2   Halliburton Company By-Laws, as amended (incorporated by reference to
          Halliburton Company's Registration Statement on Form S-3
          (Registration No. 333-32731) filed with the Securities and Exchange
          Commission on August 1, 1997).

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   4.3   Restated Rights Agreement dated as of December 1, 1996 between
          Halliburton Company and ChaseMellon Shareholder Services, L.L.C.
          (incorporated by reference to Exhibit 4.4 of Halliburton Company's
          Registration Statement on Form 8-B dated December 12, 1996 (File No.
          1-03492)).
   5.1   Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.
   8.1   Opinion of Vinson & Elkins L.L.P. regarding tax matters.
   8.2   Opinion of Weil, Gotshal & Manges LLP regarding tax matters.
  10.1   Executive Employment Agreement dated May 13, 1998 between Halliburton
          Company and William E. Bradford.
  10.2   Executive Employment Agreement dated May 13, 1998 betwenn Halliburton
          Company and Donald C. Vaughn.
  23.1   Consent of Vinson & Elkins L.L.P. (set forth in Exhibits 5.1 and 8.1).
  23.2   Consent of Weil, Gotshal & Manges LLP (set forth in Exhibit 8.2).
  23.3   Consent of Arthur Andersen LLP.
  23.4   Consent of Price Waterhouse LLP.
  23.5   Consent of SBC Warburg Dillon Read Inc.
  23.6   Consent of Goldman, Sachs & Co.
  23.7   Consent of Salomon Smith Barney.
  23.8   Consent of William E. Bradford.
  23.9   Consent of Lawrence S. Eagleburger.
  23.10  Consent of Ray L. Hunt.
  23.11  Consent of J. Landis Martin.
  23.12  Consent of Jay A. Precourt.
  24.1   Powers of Attorney.
  99.1   Form of Halliburton Proxy.
  99.2   Form of Dresser Proxy.

 Financial Statement Schedules:

  The Financial Statement Schedules have previously been filed as part of Halliburton Company's Form 10-K for the fiscal year ended December 31, 1997.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

  (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

  (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 of this Form, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 15TH DAY OF MAY, 1998.

                                          Halliburton Company

                                          By:     /s/ Richard B. Cheney
                                              ---------------------------------
                                            RICHARD B. CHENEY, CHAIRMAN OF THE
                                             BOARD AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 15TH DAY OF MAY, 1998.

              SIGNATURE                         TITLE

                                        Chairman of the Board, Chief Executive
     /s/ Richard B. Cheney               Officer and Director (Principal
-------------------------------------    Executive Officer)
          RICHARD B. CHENEY

                                        Executive Vice President and Chief
       /s/ Gary V. Morris                Financial Officer (Principal Financial
-------------------------------------    Officer)
           GARY V. MORRIS

                                        Vice President and Controller
  /s/ R. Charles Muchmore, Jr.           (Principal Accounting Officer)
-------------------------------------
      R. CHARLES MUCHMORE, JR.

*                                       Director
-------------------------------------
          ANNE L. ARMSTRONG

*                                       Director
-------------------------------------
           LORD CLITHEROE

*                                       Director
-------------------------------------
         ROBERT L. CRANDALL

*                                       Director
-------------------------------------
          CHARLES J. DIBONA

              SIGNATURE                         TITLE

*                                       Director
-------------------------------------
             W.R. HOWELL

*                                       Vice Chairman and Director
-------------------------------------
            DALE P. JONES

*                                       Director
-------------------------------------
           DELANO E. LEWIS

*                                       Director
-------------------------------------
             C.J. SILAS

*                                       Director
-------------------------------------
          ROGER T. STAUBACH

*                                       Director
-------------------------------------
        RICHARD J. STEGEMEIER

        /s/ SUSAN S. KEITH
*By__________________________________
    Susan S. Keith Attorney-in-Fact

                               INDEX TO EXHIBITS

                                 EXHIBIT INDEX

                                                                  SEQUENTIALLY
 EXHIBIT                                                            NUMBERED
 NUMBER                  DESCRIPTION OF EXHIBITS                      PAGE
 -------                 -----------------------                  ------------
   2.1   Agreement and Plan of Merger dated as of February 25,
          1998 by and among Halliburton Company, Halliburton
          N.C., Inc., and Dresser Industries, Inc. (included as
          Appendix A to the Joint Proxy
          Statement/Prospectus). ...............................
   2.2   Stock Option Agreement dated as of February 25, 1998
          between Halliburton Company (as Grantor) and Dresser
          Industries, Inc. (as Grantee) (included as Appendix B
          to the Joint Proxy Statement/Prospectus). ............
   2.3   Stock Option Agreement dated as of February 25, 1998
          between Dresser Industries, Inc. (as Grantor) and
          Halliburton Company (as Grantee) (included as Appendix
          C to the Joint Proxy Statement/Prospectus). ..........
   4.1   Restated Certificate of Incorporation of Halliburton
          Company (incorporated by reference to Halliburton
          Company's Registration Statement on Form S-3
          (Registration No. 333-32731) filed with the Securities
          and Exchange Commission on August 1, 1997). ..........
   4.2   Halliburton Company By-Laws, as amended (incorporated
          by reference to Halliburton Company's Registration
          Statement on Form S-3 (Registration No. 333-32731)
          filed with the Securities and Exchange Commission on
          August 1, 1997). .....................................
   4.3   Restated Rights Agreement dated as of December 1, 1996
          between Halliburton Company and ChaseMellon
          Shareholder Services, L.L.C. (incorporated by
          reference to Exhibit 4.4 of Halliburton Company's
          Registration Statement on Form 8-B dated December 12,
          1996 (File No. 1-03492)). ............................
   5.1   Opinion of Vinson & Elkins L.L.P. regarding the
          legality of the securities. ..........................
   8.1   Opinion of Vinson & Elkins L.L.P. regarding tax
          matters. .............................................
   8.2   Opinion of Weil, Gotshal & Manges LLP regarding tax
          matters. .............................................
  10.1   Executive Employment Agreement dated May 13, 1998
          between Halliburton Company and William E.
          Bradford. ............................................
  10.2   Executive Employment Agreement dated May 13, 1998
          between Halliburton Company and Donald C. Vaughn. ....
  23.1   Consent of Vinson & Elkins L.L.P. (set forth in
          Exhibits 5.1 and 8.1). ...............................
  23.2   Consent of Weil, Gotshal & Manges LLP (set forth in
          Exhibit 8.2). ........................................
  23.3   Consent of Arthur Andersen LLP. .......................
  23.4   Consent of Price Waterhouse LLP. ......................
  23.5   Consent of SBC Warburg Dillon Read Inc. ...............
  23.6   Consent of Goldman, Sachs & Co. .......................
  23.7   Consent of Salomon Smith Barney. ......................
  23.8   Consent of William E. Bradford. .......................
  23.9   Consent of Lawrence S. Eagleburger. ...................
  23.10  Consent of Ray L. Hunt. ...............................
  23.11  Consent of J. Landis Martin. ..........................
  23.12  Consent of Jay A. Precourt. ...........................
  24.1   Powers of Attorney. ...................................
  99.1   Form of Halliburton Proxy. ............................
  99.2   Form of Dresser Proxy. ................................